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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 26, 2010

Registration No. 333-163703

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
FORM S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

AMERICOLD REALTY TRUST
(Exact Name of Registrant as Specified in Its Governing Instruments)

10 Glenlake Parkway
South Tower, Suite 800
Atlanta, Georgia 30328
Telephone: (678) 441-1400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Jozef Opdeweegh
10 Glenlake Parkway
South Tower, Suite 800
Atlanta, Georgia 30328
Telephone: (678) 441-1400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Robert B. Knauss, Esq. Munger, Tolles & Olson LLP 355 South Grand Avenue, 35th Floor Los Angeles, CA 90071 (213) 683-9100	Robert W. Downes, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

          Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after the effective date of this Registration Statement.

            If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 26, 2010

43,000,000 Shares

Americold Realty Trust

Common Shares

          This is the initial public offering of Americold Realty Trust. All of the common shares offered by this prospectus are being sold by us.

          Prior to this offering, there has been no public market for the common shares. It is currently estimated that the initial public offering price per share will be between $14.00 and $16.00. Our common shares have been approved for listing on the New York Stock Exchange under the symbol "ACRE".

          We are a Maryland real estate investment trust and have elected to be treated as a real estate investment trust, or REIT, for United States federal income tax purposes. Our declaration of trust contains a restriction on ownership of the common shares that prevents any person or entity from owning directly or indirectly more than 9.8% of the outstanding common shares, by number or value, whichever is more restrictive, subject to certain exceptions. These restrictions, as well as other share ownership and transfer restrictions contained in our declaration of trust, are designed to enable us to comply with share accumulation and other restrictions imposed on REITs by the Internal Revenue Code. See "Description of Shares of Beneficial Interest — Restrictions on Transfer".

          See "Risk Factors" beginning on page 20 to read about factors you should consider before buying our common shares.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Americold Realty Trust	$	$

          The underwriters may also purchase up to an additional 6,450,000 common shares from us at the initial public offering price less the underwriting discount within 30 days of the date of this prospectus.

          The underwriters expect to deliver the common shares against payment in New York, New York on                          , 2010.

Goldman, Sachs & Co.	J.P. Morgan

Deutsche Bank Securities	RBC Capital Markets	Wells Fargo Securities

The date of this prospectus is                          , 2010.

The circles on the above maps indicate the locations of our temperature-controlled warehouses upon the completion of the transactions described in this prospectus.

Prospectus

          Through and including                           , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

          You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common shares.

Industry and Market Data

          We use market data, industry forecasts and projections throughout this prospectus. We have obtained portions of this information from market research prepared by the Global Cold Chain Alliance ("GCCA") in the market study that GCCA has prepared for us in connection with this offering. In addition, we have obtained portions of this information from publications of the International Association of Refrigerated Warehouses ("IARW"), an industry organization comprising 377 member temperature-controlled warehouse companies according to the GCCA, and from other publicly available industry publications. The forecasts and projections contained in these materials are based on industry surveys and the preparers' experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the surveys and market research performed by others, including GCCA, are reliable, but we have not independently verified this information nor have we ascertained any underlying economic assumptions relied upon therein. While we are not aware of any misstatements regarding the industry data presented herein, estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors".

 Certain Defined Terms

          The term "fully-exercised basis" when used in reference to our common shares means all outstanding common shares at such time specified herein plus all common shares issuable upon the exercise of all outstanding options, restricted stock awards and warrants. This term does not include up to 6,450,000 common shares that may be issued by us upon exercise of the underwriters' option to purchase additional common shares.

          The term "pro forma" or "on a pro forma basis" means that the information presented gives effect to this offering, as well as the completion of the formation transactions and the sale of the senior secured notes (each as described herein). The term "pro forma date" as used herein means the date that combines information for historical Americold as of December 31, 2009 and for historical Versacold as of October 31, 2009 for statement of operations information and as of January 31, 2010 for balance sheet information.

          The term "EBITDA" as used herein means earnings before interest expense, taxes, depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We believe that EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We may in this prospectus refer at times to "Adjusted EBITDA".

The term Adjusted EBITDA as used herein refers to EBITDA adjusted for impairment charges, restructuring charges, acquisition related costs (including compensation expense incurred in connection with the issuance of warrants for an exclusive negotiating commitment) and certain one-time charges. We believe that the presentation of Adjusted EBITDA provides a measurement of our ongoing operations that is meaningful to investors, because it excludes these restructuring charges, non-cash charges and/or non-recurring charges, which are included in EBITDA. EBITDA and Adjusted EBITDA are not measurements of financial performance under accounting principles generally accepted in the United States, or "U.S. GAAP", and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and Adjusted EBITDA as alternatives to operating or net income, determined in accordance with U.S. GAAP, as indicators of our operating performance or as alternatives to cash flows from operating activities, determined in accordance with U.S. GAAP.

          We may in this prospectus refer at times to "segment EBITDA". The term "segment EBITDA" as used herein refers to EBITDA of each of our reportable segments. We use EBITDA and segment EBITDA as two criteria for evaluating our performance relative to that of our peers and to internally measure the performance of our segments. We use EBITDA, Adjusted EBITDA and segment EBITDA as operating performance measures and not as measures of liquidity.

          The term "warehouse tenants" as used herein refers to the customers and tenants of our owned and leased temperature-controlled warehouses.

          The term "rent" as used herein in reference to our warehouse tenants refers to the revenues that we receive from our warehouse tenants that constitute "rents from real property" for purposes of satisfying the real estate investment trust ("REIT") qualification rules under the Internal Revenue Code of 1986, as amended (the "Code"), and comprises primarily storage fees, excluding handling charges, transportation revenue, and other fees and charges that do not constitute rents from real property for purposes of such rules. See "United States Federal Income Tax Considerations — Taxation of Our Company — Rents from Real Property". When used as a verb herein, the term "rent" refers to the existence of a contractual arrangement between our company and a warehouse tenant pursuant to which we receive rent from such warehouse tenant and does not necessarily imply the existence of a lease or landlord-tenant relationship between our company and such warehouse tenant.

          The term "FFO" as used herein means funds from operations. We calculate FFO in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO and FFO per common share are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO and FFO per common share should be evaluated along with U.S. GAAP net income and income per diluted share (the most directly comparable U.S. GAAP measures), as well as cash flows from operating activities, investing activities and financing activities, in evaluating the operating performance of equity REITs. Management believes that FFO and FFO per common share are helpful to investors as supplemental performance measures because they exclude the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. FFO does not represent cash generated from operating activities in accordance with U.S. GAAP and is not necessarily indicative of cash available to fund cash needs as disclosed in our consolidated statements of cash flows. We may also refer to "Adjusted FFO" and "Adjusted FFO per common share". The terms Adjusted FFO and Adjusted FFO per common share as used herein refer to FFO adjusted for impairment charges, restructuring charges, acquisition related costs (including compensation expense incurred in connection with the issuance of warrants for an exclusive negotiating commitment) and certain one-time charges. We believe that the presentation of Adjusted FFO and Adjusted FFO per common share provides a measurement of our ongoing operations that is meaningful to investors, because it excludes these restructuring charges, non-cash charges and/or non-recurring charges, which are included in FFO. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition, and, accordingly, our FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

          The term "FAD" as used herein means funds available for distribution. We calculate FAD, as net income or loss determined in accordance with U.S. GAAP, adjusting for FFO items as defined by NAREIT, and excluding the non-cash effect of such items as non-real estate depreciation, amortization or impairments, stock-based compensation expense, amortization of deferred financing costs, amortization of debt discount, amortization of above or below market leases and straight line rents, and deducting the expenditures of recurring capital maintenance. FAD does not represent net income in accordance with U.S. GAAP and is not necessarily indicative of results of operations as disclosed in our consolidated statements of income. FAD should not be considered as an alternative to net income. FAD does not have a uniform definition, and other REITs may not calculate FAD or calculate it in a consistent manner. Thus, our FAD may not be comparable to other REITs' FAD. Accordingly, FAD should be considered only as a supplement to our consolidated statement of income as a measure of our operating performance. FAD and FAD per common share are used by management and our shareholders as supplemental measures of the results of the ongoing operations of our company. FAD and FAD per common share should be evaluated along with U.S. GAAP net income and income per common share (the most directly comparable U.S. GAAP measures). Management believes that FAD and FAD per common share are helpful to investors as supplemental performance measures for estimating the value of our company and our ongoing ability to pay dividends because these measures exclude the effect of gains or losses from sales of previously depreciated operating real estate assets and the non-cash effect of expenditures and income, and takes into consideration the expenditures of recurring capital maintenance required to maintain the existing portfolio of temperature-controlled warehouses and personal property. FAD should not be considered as a measurement of liquidity because it excludes cash flow items such as changes in working capital, financing activities, and all investing activities that are unrelated to ongoing maintenance requirements to existing assets.

          Any discrepancies in any table or chart included in this prospectus between totals and the sums of amounts listed are due to rounding.

          The senior secured notes being offered by a subsidiary of our operating partnership that are described in this prospectus will be offered in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S, and the senior secured notes are not part of this initial public offering. The description of the senior secured notes in this prospectus is not an offer to sell, or a solicitation of an offer to buy, the senior secured notes. Information regarding the senior secured notes is included in this prospectus only to the extent necessary to allow investors to make investment decisions regarding our common shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Outstanding Indebtedness — Senior Secured Notes".

PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company, included under the caption "Risk Factors", and our historical consolidated and unaudited pro forma condensed combined financial statements and related notes appearing elsewhere in this prospectus for a more complete understanding of this offering before deciding to invest in our common shares. Except where the context suggests otherwise, the terms "we", "us", "our", "the company" and "our company" refer to Americold Realty Trust, a Maryland REIT, together with its subsidiaries, including without limitation Americold Realty Operating Partnership, L.P., a Delaware limited partnership, which we refer to in this prospectus as our "operating partnership". In this prospectus we refer to common shares of beneficial interest of Americold Realty Trust as "common shares", and we refer to any limited partnership units of the operating partnership as "OP units". All references to "our portfolio" refer to properties that we own, lease or manage on behalf of third-party owners. Unless otherwise indicated, the information in this prospectus assumes and reflects: (i) the completion of the formation transactions described herein; (ii) the concurrent issuance of $300 million of senior secured notes by a subsidiary of our operating partnership; (iii) a stock split of 1.75 for one of our common shares by means of a stock dividend in the amount of 0.75 shares for each outstanding share effected April 22, 2010; (iv) the common shares to be sold in this offering being sold at $15.00 per share, which is the mid-point of the range of prices indicated on the front cover of this prospectus; (v) no exercise by the underwriters of their option to purchase up to 6,450,000 additional common shares; and (vi) the exclusion of 6,426,049 common shares issuable upon the exercise of outstanding stock options and restricted stock units and 18,574,619 common shares issuable upon the exercise of warrants. Our declaration of trust and bylaws will be amended and restated in their entirety concurrently with the consummation of this offering. All references to our declaration of trust and bylaws in this prospectus refer to the amended and restated declaration of trust and bylaws.

Our Company

          Originally founded in 1931, we are the largest real estate company in the world focused on the ownership, operation, acquisition and development of temperature-controlled warehouses. Our warehouses are an integral part of the supply chain linking food producers, distributors and retailers who store products in temperature-controlled warehouses and use related services for frozen and perishable food products such as frozen entrees, meat, seafood, fruits and vegetables. We are a self-administered and self-managed real estate company that intends to continue to operate as a REIT for United States federal income tax purposes.

          We are controlled by investment funds affiliated with The Yucaipa Companies, LLC ("Yucaipa"). Concurrent with the consummation of this offering, we will complete certain formation transactions resulting in the acquisition and consolidation into our company of certain real estate assets owned by Versacold International Corporation, a Canadian company ("Versacold") and an affiliate of Yucaipa. We intend to use the net proceeds of this offering and the concurrent senior secured notes offering to facilitate the formation transactions, which will significantly expand our portfolio of temperature-controlled warehouses in the United States and provide us with a leading position in key international markets. Following the completion of the formation transactions, our portfolio will consist of 173 operational temperature-controlled warehouses located in the United States (152), Australia (10), New Zealand (8), Argentina (2) and Canada (1) and will represent approximately 1.04 billion cubic feet of total storage space. We will own 120 of these warehouses (including 5 that are subject to ground leases and 2 that are partly owned and partly leased), lease 32 of them and manage 21 of them on behalf of third-party owners. See "Use of Proceeds", "Formation and Structure of Our Company" and "Our Business and Properties — Description of

Our Business — Warehouse Properties". In addition, we have commenced construction of a new temperature-controlled warehouse located at the port of Tacoma, Washington.

          Yucaipa-affiliated investment funds own 49% of Versacold and have an option to acquire the remaining 51%. After the consummation of this offering and following the completion of the formation transactions, Versacold will continue to operate in Canada as a separate company with separate management and a separate board of directors. In connection with the closing of the formation transactions, we are entering into a non-competition and services agreement with Versacold which provides for, among other things, transitional services and certain non-competition and right of first offer covenants.

Industry Overview

          Under "Overview of the Global Temperature-Controlled Warehouse Industry", we have included a report furnished by the GCCA. The following is a summary of that report.

U.S. and Global

          Total capacity of temperature-controlled warehouse space in the U.S. was 3.3 billion cubic feet according to a July 2008 IARW Global Cold Storage Capacity Report. Temperature-controlled warehouses are divided between users that outsource temperature-controlled warehouse needs to third parties and users of in-house private warehouses. Under "Overview of the Global Temperature-Controlled Warehouse Industry — Industry Overview: U.S.", the GCCA report illustrates the overall trend towards outsourcing the temperature-controlled warehousing function by users such as food producers, distributors and retailers, though in-house temperature-controlled warehousing remains an important sector of our industry. While outsourced temperature-controlled warehouse space grew at a 3.8% compound annual growth rate or "CAGR" from 1981 to 2007, in-house space grew at a 1.6% CAGR over that same period. Global temperature-controlled warehouse space grew from 5.4 to 8.7 billion cubic feet from 1998 to 2008, representing a 4.9% CAGR.

Growth Forecasts

          Beginning in 2010, the U.S. is forecasted to show a five-year revenue CAGR of 2.4%.

          In developing countries generally, the GCCA believes that growth in temperature-controlled warehouse capacity is expected to reach double digits annually over the next 15 years. China has the largest potential for expansion of temperature-controlled warehouse space, growing at approximately 10% annually for the next few years, with no expected delays in construction associated with the recession. Forecasts for capacity growth in Latin America are at 10% per year through 2014. In Eastern Europe and the former Soviet Union, construction starts are being postponed with expectation of growth resuming at 7% to 10% per year when financial conditions stabilize.

          Under "Overview of the Global Temperature-Controlled Warehouse Industry — Drivers of Demand" and "Overview of the Global Temperature-Controlled Warehouse Industry — Supply Pipeline", the GCCA report discusses the primary drivers of growth in demand for temperature-controlled warehouses and factors impacting construction of temperature-controlled warehouses.

Competitive Landscape

          The U.S. temperature-controlled warehouse industry is highly fragmented with several participants having a presence nationwide and a number of participants having a presence only in particular regions or in particular local areas. The five largest U.S.-based firms have 45% of total space in cubic feet; the top ten have 55%. The five largest firms each maintain operations in 26 to

101 different locations. Each of the three largest firms has facilities throughout much of the nation; two are concentrated on both coasts. The next five largest firms have a presence only in particular regions, focusing in a major metropolitan area in a port city, the northwestern U.S. or the southeastern U.S. All of the firms tend to compete with each other in the geographic areas in which they have a presence, regardless of their overall size. Users, including large nationwide firms, tend to diversify their warehousing among the national, regional and local firms to meet their needs for temperature-controlled warehouse space.

Our Competitive Strengths

Global Market Leader in Temperature-Controlled Warehouses

          As a result of the formation transactions, we are the largest owner and operator of temperature-controlled warehouses in the United States and in the world with approximately 29% and 12%, respectively, of the total temperature-controlled warehouse capacity in cubic footage terms, based on information from the GCCA and our estimate (based on information as of December 31, 2009) of our total temperature-controlled warehouse capacity. Our significant scale allows us to offer our warehouse tenants a broad-based portfolio of strategically located temperature-controlled warehouses and related services, which enables warehouse tenants to make their product distribution more efficient and/or cost effective. In addition, as a result of our size, we are able to achieve economies of scale that allow us to attract new warehouse tenants, reduce our operating costs and lower our overall cost of capital.

Extensive Network of Temperature-Controlled Warehouses

          Our warehouses are an integral part of the supply chain linking food producers, distributors and retailers who rent temperature-controlled warehouse space and use related services for frozen and perishable food products such as frozen entrees, meat, seafood, fruits and vegetables. Given the complex nature of perishable food storage and distribution, our warehouse tenants place great importance on the location, quality and integration of our temperature-controlled warehouse network. Our warehouses are strategically located near our warehouse tenants' operations and key distribution hubs throughout the United States and the world, which helps our warehouse tenants optimize their distribution networks while reducing their capital expenditures, operating costs and operational risks.

Stable Cash Flows in a Low Volatility Industry

          The food distribution industry has exhibited relatively low volatility through varying economic cycles. As a result, we have been able to generate relatively stable cash flows and returns for our investors highlighted by our 2009 segment EBITDA, which was relatively consistent with levels achieved in 2008 despite the global economic recession. We believe the stability of our cash flows is further enhanced due to the fact that our revenues are diversified by geography, warehouse tenant, food commodity and food distribution channel.

Revenue Streams Across Diversified Warehouse Tenant Base

          We believe that the quality and diversity of our warehouse tenant base provides us with a strong business foundation. We have approximately 3,100 warehouse tenants in our owned and leased warehouses based on rents received during the year ended December 31, 2009, with no such relationship accounting for more than 8% of our pro forma combined warehouse revenues. Many of our warehouse tenants store their products in multiple warehouses in our portfolio. We maintain long-standing relationships with a significant number of blue chip, high-credit quality warehouse tenants, which include a majority of the largest food producers and retailers in the United States.

Significant Opportunities in High-Growth International Markets

          We believe there are highly attractive growth opportunities for temperature-controlled warehouses in international markets including, but not limited to, China, Brazil and Eastern Europe. We intend to use our strong reputation, operational expertise, global track record and balance sheet strength as a platform for temperature-controlled warehouse acquisition and development in such markets. In particular, we view China as one of our highest priorities given the large and growing population, increasing affluence among its citizens, evolving food consumption habits and limited number of temperature-controlled warehouses relative to its population. Moreover, the Chinese government has initiated measures to modernize and address the need for food storage and safety infrastructure in China, where a substantial amount of perishable food products, including approximately 30% of all fruits and vegetables, spoil prematurely due to a lack of refrigeration facilities.

          In connection with our entry into the Chinese market, we have executed a framework agreement with China Merchants Cold Chain Logistics (China) Co. Ltd. ("China Merchants"), a leading Chinese infrastructure firm, providing for the formation of a joint venture to develop temperature-controlled warehouses and provide related services in China. In addition, we and our prospective joint venture partner China Merchants are currently in negotiations to purchase a leading Chinese temperature-controlled warehouse company.

Balance Sheet Positioned to Fund High Return Growth

          We believe that, relative to other public real estate companies, our pro forma low leverage, in terms of our ratio of total debt to EBITDA, and attractive in-place debt will enable us to capitalize on numerous growth and development opportunities in our industry. In addition, we will have no material debt maturities until 2014. We believe this balance sheet strength will allow us to: (i) expand certain of our existing properties and develop new properties to meet warehouse tenant demand, (ii) fund accretive acquisitions and (iii) increase our access to long-term, low-cost capital.

Talented and Experienced Management Team and Sponsor

          Our senior management team, which includes talented and experienced managers from two industry leading companies, has extensive knowledge of both the real estate and food distribution industries. Our eight-person senior management team has approximately 160 years of total experience in the temperature-controlled warehouse, logistics, manufacturing and/or food industries. Following the completion of the formation transactions, our senior management will collectively own approximately 4.7% of the common equity of our company on a fully-exercised basis, which aligns the interests of our senior management with the interests of other shareholders.

          Yucaipa is a premier investment firm with an established track record of investing in the food retail and distribution industries. Following the completion of the formation transactions, Yucaipa-affiliated funds will own approximately 64.0% of the common equity of our company on a fully-exercised basis. We will continue to leverage Yucaipa's expertise and global relationships as we execute our business and growth strategy.

Our Business and Growth Strategy

Maximize Earnings Power of Existing Real Estate Portfolio

          We intend to increase profitability in our existing real estate portfolio by optimizing occupancy in our warehouses, increasing our share of new and existing warehouse tenants' spending on temperature-controlled storage, increasing our storage income and lowering our costs. We currently have a pipeline of approximately $138 million of identified expansion opportunities in the United States and approximately $58 million of identified international expansion opportunities. In addition, we are currently exploring alternatives to further lower our energy costs and increase the competitive position of our properties and, in the future, may employ solar power generation technologies at a select number of our warehouses.

Capitalize on Global Consolidation of the Temperature-Controlled Warehouse Industry

          Our industry is highly fragmented among numerous owners and operators worldwide. As the largest global owner of temperature-controlled warehouses, we are well positioned to continue to expand our portfolio through acquisitions, joint ventures and strategic alliances. Our financial strength, economies of scale and access to capital will be an advantage as we compete for acquisitions and development opportunities in a capital-constrained environment. In addition, our management team has experience identifying strategic acquisitions and integrating them into our global network in a manner that generates economies of scale and cost savings.

Expand Our Real Estate Portfolio in Underdeveloped Markets

          We believe that there will be significant opportunities to expand our warehouse footprint in numerous underdeveloped and high-growth temperature-controlled warehouse markets including China, Brazil and Eastern Europe. In particular, we are currently building our network in China where the growing population and evolving food consumption trends will drive the need for significant investment in food storage and distribution infrastructure. We also intend to expand our footprint at international ports to capitalize on growing frozen and perishable food import/export volumes. We believe our intellectual capital and acquisition and development experience, coupled with continued demand from our existing warehouse tenants, will enable us to grow by expansion in both our core and emerging markets.

Solidify Our Position as the Warehouse Provider of Choice for Global Food Producers and Retailers

          We believe food producers and retailers will continue to outsource the temperature-controlled warehouse function of their supply chain. We intend to capture growing demand by providing our warehouse tenants with the highest quality, most integrated network of temperature-controlled warehouses in the world. We expect to leverage our expertise to customize solutions for new and existing warehouse tenants who we believe will continue to outsource temperature-controlled warehouse and distribution activities.

Maintain Our Balance Sheet Strength and Lower Our Cost of Capital

          We intend to maintain a balance sheet that will enable us to make accretive investments in the temperature-controlled warehouse industry over time. While we intend to distribute the majority of our cash flows in the form of dividends, we plan to use some portion of remaining cash flows to reinvest in attractive return projects. In addition, as a public company, we will strive to continually lower our cost of capital and attract diversified sources of capital, enabling us to enhance shareholder returns and provide our warehouse tenants with economically compelling outsourcing solutions for their temperature-controlled warehouse needs.

Summary Risk Factors

          Investing in our common shares involves substantial risks. You should carefully consider the matters discussed in the section "Risk Factors" beginning on page 20, including the following, before you invest in our common shares. These risks include, but are not limited to, the following:

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  Our investments are concentrated in the temperature-controlled warehouse sector, and our business could be adversely affected by a downturn in that sector.

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  Actions by our competitors may decrease or prevent increases in the occupancy and storage rates of our properties.

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  Governmental authorities or third parties may allege that our behavior, including the formation transactions, is anti-competitive and as a result, we may have to spend significant time and expense to respond to any governmental inquiries, the timing of which is uncertain.

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  We will have a substantial amount of indebtedness outstanding following the offering, which may affect our ability to pay dividends, may expose us to interest rate fluctuation risk and may expose us to the risk of default under our debt obligations.

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  We have no experience operating as a standalone publicly traded REIT, and as a result we may be exposed to greater risks than more experienced operators.

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  Your investment in us may be subject to additional risks with respect to our current and planned international investments.

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  Competition in the markets in which we operate may increase over time if our competitors open new warehouses.

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  We may compete with Versacold, an entity in which our controlling shareholders hold a substantial interest which may increase to 100% shortly after the consummation of the formation transactions.

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  The consideration paid by us for the properties and other rights being contributed to us as part of the formation transactions has not been verified by fairness opinions or appraisals and may not reflect the fair market value of such assets.

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  Environmental requirements and impacts may adversely affect our operating results.

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  We may be required to purchase or sell certain warehouses on disadvantageous terms.

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  We may be unable to access our cash in the event that it becomes restricted by our financing agreements, which could reduce our liquidity.

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  Covenants in our loan agreements or indentures could limit our flexibility and adversely affect our financial condition.

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  There is currently no public market for our common shares, and a market for our common shares may never develop, which could result in purchasers in this offering being unable to monetize their investment.

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  Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

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  Failure to successfully integrate the business combinations contemplated by the formation transactions could harm our business and prevent us from achieving our strategic goals.

  •
  We are a "controlled company", controlled by affiliates of Yucaipa, whose interests in our business may be different than yours.

Our Properties

          Following the completion of this offering and the formation transactions, our portfolio will consist of 173 operational temperature-controlled warehouses located in the United States (152), Australia (10), New Zealand (8), Argentina (2) and Canada (1) and will represent approximately 1.04 billion cubic feet of total storage space. We will own 120 of these warehouses (including 5 that are subject to ground leases and 2 that are partly owned and partly leased), lease 32 of them and manage 21 of them on behalf of third-party owners. See "Our Business and Properties — Description of Our Business — Warehouse Properties". In addition, we have commenced construction of a new temperature-controlled warehouse located at the port of Tacoma, Washington.

          Based on information as of December 31, 2009, the following table sets forth a summary of our properties upon the completion of this offering and the formation transactions, sorted by geographic region. This table excludes certain warehouses that were in our portfolio on December 31, 2009, but are no longer in our portfolio and thus will not be part of our portfolio upon completion of this offering and the formation transactions. For further information concerning these facilities, see "Our Business and Properties — Geographic Diversification".

Country / Region	# of Warehouses	Cubic Feet (in millions)	% of Total Cubic Feet	Square Feet (in thousands)	Occupancy Last Twelve Months as of December 31, 2009	Warehouse Revenues Last Twelve Months (in thousands)	Revenues per Cubic Foot
OWNED / LEASED
United States
Pacific	28	163.8	16%	6,580.6	77%	$166,448	$1.02
North Central	20	142.4	14%	5,746.2	87%	150,145	1.05
Southeast	27	138.5	13%	5,604.3	67%	112,974	0.82
Southwest	22	124.0	12%	4,902.2	81%	128,542	1.04
Northeast	19	122.9	12%	4,827.9	78%	137,638	1.12
South Central	18	118.6	11%	6,062.7	74%	111,539	0.94

United States Total	134	810.2	78%	33,723.9	77%	807,286	1.00
Non-U.S.
Australia	8	38.1	4%	1,349.5	81%	96,036	2.52
New Zealand	8	18.6	2%	689.0	90%	25,114	1.35
Argentina	2	8.0	1%	219.8	89%	9,958	1.25

Non-U.S. Total	18	64.7	6%	2,258.3	85%	131,108	2.02

OWNED / LEASED TOTAL	152	874.9	84%	35,982.2	78%	$938,394	$1.07

MANAGED
United States
Pacific	1	4.6	*	131.5
North Central	4	31.6	3%	965.4
Southeast	2	14.8	1%	1,584.0
Southwest	6	59.4	6%	2,814.2
Northeast	3	23.2	2%	891.1
South Central	2	9.9	1%	316.6

United States Total	18	143.6	14%	6,702.8
Australia	2	15.0	1%	532.4

Australia Total	2	15.0	1%	532.4
Canada	1	5.3	1%	167.1

Canada Total	1	5.3	1%	167.1

MANAGED TOTAL	21	163.9	16%	7,402.2

PORTFOLIO TOTAL	173	1,038.8	100%	43,384.4

WAREHOUSE IN DEVELOPMENT	1	7.0		195.7

*
Denotes less than 0.5%

          Occupancy rates in the above table are in absolute amounts based on usage of total potential storage space available within a warehouse. We do not believe that a 100% occupancy rate is always optimal. Rather, we believe that occupancy of approximately 90% is optimal because it allows for efficient put away, storage and retrieval of our warehouse tenants' products. Accordingly, we deem 90% occupancy to be "full occupancy". We allow our warehouses to have occupancy rates above this "full" amount to the extent that we determine it to be beneficial to our customer relationship or where we are able to derive additional revenues which may partially offset the resulting cost increases.

Formation and Structure of Our Company

Background

          Through our predecessor entities we have been in the temperature-controlled warehouse business since 1931, and from 1997 to 2004 all of our common shares were indirectly wholly owned by Vornado Realty Trust ("Vornado") and Crescent Real Estate Equities Company ("Crescent"), two REITs. In 2004, three Yucaipa investment funds acquired 20.7% of our common shares from Vornado and Crescent, and Yucaipa began to oversee our day-to-day management through its participation in an operating committee formed in 2004. On March 31, 2008, four Yucaipa investment funds (including two of the original Yucaipa fund purchasers) acquired from Vornado and Crescent the remaining 79.3% of our common shares.

          In 2007, Hf. Eimskipafelag Islands ("Eimskip"), an Icelandic publicly traded transportation and logistics company, acquired Versacold, a leading Canadian-based temperature-controlled warehouse company with warehouses located in the United States, Canada, Australia, New Zealand and Argentina. Eimskip combined Versacold with Atlas Cold Storage Inc., its existing temperature-controlled warehouse subsidiary, to form what is now Versacold. In 2008, Eimskip began to encounter financial difficulty at the parent company level. In the fall of 2008, Yucaipa, in collaboration with our company, began to explore a possible acquisition of Versacold. In order to reduce its total indebtedness and solidify its finances, Eimskip underwent a restructuring in the summer of 2009. In connection with this restructuring, Yucaipa affiliated investment funds acquired certain indebtedness owed by Eimskip to third parties. These funds agreed to forgive a portion of this indebtedness in return for, among other things, (i) a 49% equity interest in Versacold, together with an option to acquire the remaining 51% equity interest and (ii) a subordinated note payable by Versacold to Eimskip in the outstanding principal amount of $150 million secured by certain real property assets owned by Versacold. The consideration required to exercise the option to acquire the 51% equity interest of Versacold is additional debt forgiveness. In December 2009, in return for an exclusive negotiating commitment concerning the acquisition of the Versacold warehouses, we issued to the Yucaipa investment funds that own the 49% equity interest in Versacold warrants to purchase 18,574,619 additional common shares of our company at an exercise price of $9.81 per share.

The Formation Transactions

          Prior to or simultaneous with the completion of this offering, we will engage in certain formation transactions, which are designed to (i) consolidate our existing portfolio of temperature-controlled warehouses and related businesses with the warehouses and operations we will acquire from Versacold located in the United States, Australia, New Zealand and Argentina, (ii) raise necessary funds to finance such acquisition and consolidation, (iii) fund certain taxes and fees created by the formation transactions and (iv) retain our status as a REIT. Pursuant to the formation transactions and in conjunction with this offering:

  •
  We will sell 43,000,000 common shares in this offering and an additional 6,450,000 common shares if the underwriters exercise their option to purchase additional common shares in full.

  •
  A subsidiary of our operating partnership will issue $300 million of new senior secured notes.

  •
  A substantial portion of the net proceeds of this offering and the issuance of the senior secured notes will be used to finance the acquisition and consolidation into our company of Versacold's warehouses and operations in the United States, Australia, New Zealand and Argentina, consisting of 74 warehouses of which 42 are owned (including 2 that are partly owned and partly leased), 24 are leased and 8 are managed on behalf of third parties.

  •
  The cash proceeds paid to Versacold will consist of (i) the amount equal to certain of Versacold's outstanding third-party indebtedness and prepayment penalties held by lenders not affiliated with Yucaipa; (ii) the amount equal to Versacold's transaction expenses and certain tax liabilities incurred in connection with the formation transactions; and (iii) the amount of cash and cash equivalents necessary to provide Versacold with CAD $45 million immediately following the closing of the formation transactions. None of the proceeds paid to Versacold will be used to repay any indebtedness owed by Versacold to Yucaipa or its affiliates. Assuming a closing as of the pro forma date, the consideration for the formation transactions would have been approximately $729 million, consisting of (i) approximately $694 million of Versacold's outstanding third-party indebtedness (based on exchange rates and related derivative liabilities as of that date), accrued interest and prepayment penalties as of that date, (ii) approximately $9 million of transaction expenses and covered tax liabilities, and (iii) approximately $26 million necessary to capitalize Versacold with CAD $45 million after giving effect to the transaction. Assuming a closing date of April 2, 2010, the aggregate amount would increase to approximately $744 million primarily as a result of foreign currency fluctuations and additional third-party indebtedness.

  •
  Versacold will deliver the warehouses included in the formation transactions unencumbered by indebtedness. All of Versacold's warehouses located on owned and ground leased land in the United States will then be mortgaged by us as security for the senior secured notes on a first lien basis and one of our credit facilities on a second lien basis. Certain leases and other contractual obligations related to Versacold's warehouses will continue unaffected.

  •
  We have excluded Versacold's Canadian warehouses and operations from the warehouses being acquired in connection with the formation transactions, because their inclusion in the combined company would adversely impact our ability to continue to meet the REIT qualification rules of the Code, relating to the nature and diversification of our assets. For more information, see "United States Federal Income Tax Considerations — Taxation of Our Company".

  •
  Upon completion of this offering and consummation of the formation transactions, purchasers of our common shares in this offering will own approximately 38.3% of our outstanding common shares, or approximately 31.3% of our common shares on a fully-exercised basis, and we will be the sole general partner of our operating partnership and will own 100% of its outstanding OP units.

  •
  On a pro forma basis presented herein, as of December 31, 2009, we would have had total consolidated indebtedness of approximately $1.52 billion and liquidity of $256 million, comprised of $200 million in cash and $56 million available under our revolving credit facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Outstanding Indebtedness".

          We will issue to certain management employees of Versacold who will join us following the formation transactions options to purchase an aggregate of approximately 1,487,500 of our common shares at an exercise price equal to the initial public offering price plus an aggregate of approximately 262,500 of our common shares in the form of restricted stock or restricted stock units. See "Formation and Structure of Our Company".

Our Taxable REIT Subsidiaries

          We and our wholly owned subsidiaries, ART AL Holding LLC ("AL Holding") and ART Quarry TRS, LLC ("ART Quarry"), have jointly elected to treat AL Holding and ART Quarry as taxable REIT subsidiaries, or TRSs. Our TRSs undertake certain activities that we (and our pass-through subsidiaries) might otherwise be precluded from undertaking under the REIT qualification rules of the Code. We intend to form additional TRSs in connection with our acquisition of Versacold's United States and international warehouse management and transportation businesses. AmeriCold Logistics, LLC, which together with its subsidiaries and other subsidiaries of our company conducts our warehouse management and transportation businesses, is a subsidiary of AL Holding. See "United States Federal Income Tax Considerations — Taxation of Our Company — Ownership of Interests in Taxable REIT Subsidiaries".

Our Structure

          The following diagram depicts our ownership structure upon completion of this offering and the formation transactions and reflects outstanding common shares.(1) Our operating partnership will indirectly own substantially all of our properties through our subsidiaries, including the TRSs and certain special purpose entities that were created in connection with various financings.

*
Less than 1%

(1)
If the underwriters exercise their option to purchase additional common shares in full, our public shareholders will own approximately 41.6% of our outstanding common shares, our trustees, executive officers and employees will own less than 1% of our outstanding common shares and Yucaipa will own approximately 58.4% of our outstanding common shares. See also "Principal Shareholders".

(2)
On a fully-exercised basis, our public shareholders will own approximately 31.3% of our outstanding common shares, our trustees, executive officers and employees will own approximately 4.7% of our outstanding common shares and Yucaipa will own approximately 64.0% of our outstanding common shares.

(3)
If the underwriters exercise their option to purchase additional common shares in full, on a fully-exercised basis, our public shareholders will own approximately 34.4% of our outstanding common shares, our trustees, executive officers and employees will own approximately 4.5% of our outstanding common shares and Yucaipa will own approximately 61.1% of our outstanding common shares.

(4)
Different investment funds affiliated with Yucaipa hold Yucaipa's respective interests in our company and Versacold. Prior to the completion of this offering, nearly 100% of our common shares are owned by investment funds affiliated with Yucaipa. All of these investment funds are indirectly controlled by Ronald W. Burkle.

(5)
In connection with the formation transactions, we will create one or more additional TRSs and designate one or more qualified REIT subsidiaries to hold the service operations related to the temperature-controlled warehouses that are being acquired from Versacold.

(6)
Includes issuers of our mortgage loans.

Our REIT Status

          We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 1999. As a REIT, we generally are not subject to United States federal income tax on income that we distribute to our shareholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they annually distribute at least 90% of their taxable income. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, we will not be allowed a deduction for distributions to our shareholders in computing our taxable income and we will be ineligible to elect to be treated as a REIT for the four taxable years following the year of our failure to qualify. Even if we qualify as a REIT for United States federal income tax purposes, we may still be subject to state, local and foreign taxes on our income and property and to United States federal income and excise taxes on our undistributed income and certain other items. See "United States Federal Income Tax Considerations — Taxation of Our Company — General".

Restrictions on Share Ownership and Transfer

          Our declaration of trust contains a restriction on ownership of our common shares that prevents any person or entity (other than an "excepted holder" as defined in our declaration of trust) from owning directly or indirectly more than 9.8% of our outstanding common shares, by number or value, whichever is more restrictive, subject to certain exceptions which may be granted by our board of trustees. Yucaipa and its affiliates are included in the definition of excepted holder in our declaration of trust. Pursuant to our declaration of trust, Yucaipa and its affiliates may hold up to 80% of our outstanding common shares. In addition, pursuant to our declaration of trust, certain "look-through entities", such as pension plans and mutual funds, may hold up to 15% of our outstanding common shares. These restrictions, as well as other share ownership and transfer restrictions contained in our declaration of trust, are designed primarily to enable us to comply with share ownership and other restrictions imposed on REITs by the Code. See "Description of Shares of Beneficial Interest".

Distribution Policy

          We intend to continue to elect and qualify to be taxed as a REIT for United States federal income tax purposes. United States federal income tax law requires that a REIT distribute with respect to each year at least 90% of its annual REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will not be required to make distributions with respect to income derived from the activities conducted through our TRSs that is not distributed to us. See "United States Federal Income Tax Considerations — Taxation of Our Company". To satisfy the requirements to qualify as a REIT and generally not be subject to United States federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net income to holders of our common shares out of assets legally available therefor. Any future distributions we make will be at the discretion of our board of trustees and will depend upon our earnings and financial condition, maintenance of REIT qualification, applicable provisions of the Maryland General Corporation Law ("MGCL") and such other factors as our board of trustees deems relevant. See "Distribution Policy".

Conflicts of Interest

          Versacold is currently 49% owned by certain investment funds managed by Yucaipa, which also manages our controlling shareholders. Affiliates of Yucaipa also have an option to acquire the remaining 51% of Versacold, which they may exercise shortly after the completion of the formation transactions. After the completion of the formation transactions Versacold will, subject to the non-competition and services agreement, be a potential competitor of our company in certain markets and may in the future expand into other markets in which we have warehouses. In connection with the closing of the formation transactions, we are entering into a non-competition and services agreement with Versacold pursuant to which:

  •
  we and Versacold will provide each other with transitional services, including services relating to financial and accounting matters for up to three years;

  •
  Versacold and our company will cooperate to provide warehouse space and related logistics and other services on a preferred basis to the two companies' warehouse tenants and customers worldwide;

  •
  for so long as Yucaipa controls our company and holds its option to acquire 51% of Versacold's common stock or controls Versacold, Versacold will not pursue any temperature-controlled warehouse activities outside of Canada, and for so long as Yucaipa holds its option to acquire 51% of Versacold's common stock or controls Versacold, our company agrees it will not pursue any new temperature-controlled warehouse activities in Canada without providing Versacold the first opportunity to pursue such activities, except, in each case, in accordance with and subject to the terms and conditions of the non-competition and services agreement; and

  •
  our company and Versacold may share certain administrative and operational services and functions, such as information technology, group insurance, equipment purchasing and payroll.

          Notwithstanding the existence of the non-competition and services agreement, for as long as Yucaipa exerts a controlling influence over the business and affairs of our company and to the extent that it exerts a controlling influence over the business and affairs of Versacold, Yucaipa will have the ability to cause our company or Versacold to take actions that may be adverse to the interests of other shareholders of our company, including, without limitation, with respect to the acquisition and disposition of properties and other assets and the exploitation of business opportunities.

          We have structured the formation transactions so as to minimize potential conflicts of interest. However, we did not conduct arm's-length negotiations with respect to the terms of the formation transactions and agreements related thereto, including, without limitation, the non-competition and services agreement. In the course of structuring the formation transactions, our controlling shareholders had the ability to influence the type and forms of consideration given and received. As a result, the price to be paid by us for the acquisition of the assets included in the formation transactions may exceed the fair market value of such assets. None of Yucaipa, any of its affiliate funds or any existing shareholder of our company is selling any common shares in this offering.

Debt Financing

Concurrent Debt Offering

          Concurrent with the consummation of this offering, a subsidiary of our operating partnership, Americold Warehouse Investment Portfolio LLC (the "notes issuer"), expects to issue senior secured notes. The senior secured notes will be secured on a first lien basis by certain warehouses, racking and refrigeration equipment located in the United States owned directly or indirectly by the notes issuer and by our equity interest in the notes issuer. The notes will also be secured on a second lien basis by the assets pledged to the notes issuer's bank lenders, consisting primarily of the accounts receivable of the notes issuer's subsidiaries and all other equipment of the notes issuer's TRSs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Outstanding Indebtedness". Nothing in this prospectus should be construed as an offer to sell, or as a solicitation of an offer to buy, the senior secured notes.

Mortgage Loans

          Certain of our properties are encumbered by mortgages securing approximately $1.05 billion of aggregate principal amount of indebtedness, as of December 31, 2009. These mortgage loans are secured by senior first liens on 50 of our real estate assets located in the United States. The mortgages, which were securitized in 2006, mature in 2014 and 2016. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Outstanding Indebtedness".

Revolving Credit Facilities

          Certain of our subsidiaries either are or will be borrowers under two revolving credit facilities. Our current credit facility (the "MWT credit facility") is secured by accounts receivable attributable to the warehouse management and transportation businesses of our subsidiaries (other than the subsidiaries of the notes issuer) and by certain of our real estate assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Outstanding Indebtedness". Our other credit facility will be secured on a first lien basis primarily by the accounts receivable of the notes issuer's subsidiaries and by equipment of the notes issuer's TRSs, and on a second lien basis by the warehouses, racking and refrigeration equipment and our equity interest in the notes issuer.

Our Corporate Information

          Our principal executive office is located at 10 Glenlake Parkway, South Tower, Suite 800, Atlanta, Georgia 30328; our telephone number is (678) 441-1400. Our website address is www.americoldrealty.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission (the "SEC").

The Offering

Common shares offered by us	43,000,000 shares
Common shares subject to underwriters' option to purchase additional common shares	6,450,000 shares
Common shares to be outstanding after this offering	112,370,609 shares(1)
Use of proceeds

We intend to use the proceeds of this offering, together with the proceeds of the concurrent senior secured notes offering, to fund the consideration required for the formation transactions and to pay certain expenses and taxes related to this offering and the formation transactions. Any proceeds remaining after the uses set forth above will be used for general corporate purposes and potentially to fund future acquisitions. See "Use of Proceeds".

New York Stock Exchange ("NYSE") symbol	"ACRE"

(1)
Includes 69,370,609 common shares outstanding as of March 31, 2010.

  Excludes:

  •
  warrants to purchase 18,574,619 common shares outstanding;

  •
  up to 6,450,000 common shares that may be issued by us upon exercise of the underwriters' option to purchase additional common shares;

  •
  6,143,549 common shares issuable upon the exercise of outstanding options at a weighted average exercise price of $8.70 per share, including options granted to former Versacold employees who will join our company following the formation transactions;

  •
  282,500 common shares in the form of restricted stock or restricted stock units including approximately 262,500 restricted stock or restricted stock units for former Versacold employees who will join our company following the formation transactions and approximately 20,000 restricted stock units granted to our independent trustees upon the consummation of this offering; and

  •
  2,323,951 common shares reserved for future issuance under our long-term incentive plan.

Summary Selected Historical Consolidated and Unaudited
Pro Forma Condensed Combined Financial Data

          The following tables set forth summary financial and operating data on (1) an historical basis for our Americold predecessor and Americold successor (each as defined below) and (2) a pro forma basis for our historical company combined with the warehouses and operations of Versacold that are being consolidated into our company in connection with the formation transactions. The summary selected historical financial data for the period from January 1, 2008 to March 31, 2008 and the year ended December 31, 2007 are referred to as "Americold predecessor" and represent the period of time when we were privately owned by Vornado (47.6% of our common shares), Crescent (at the time, an affiliate of Morgan Stanley Real Estate) (31.7% of our common shares) and three affiliated investment funds of Yucaipa (20.7% of our common shares). On March 31, 2008, two of the three affiliated investment funds of Yucaipa, which had predecessor ownership of our company, along with two additional affiliated investment funds of Yucaipa, acquired the remaining 79.3% of our common shares from Vornado and Crescent ("2008 Acquisition"), which resulted in a change of control and a change in accounting basis. All periods subsequent to March 31, 2008 are referred to as "Americold successor".

          You should read this financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", our historical consolidated financial statements, the notes to our consolidated financial statements, the unaudited pro forma condensed combined financial statements and notes to the pro forma statements and the other financial information included elsewhere in this prospectus.

          The summary selected historical consolidated financial and operating data for the year ended December 31, 2009, the periods January 1, 2008 to March 31, 2008 and April 1, 2008 to December 31, 2008 and the year ended December 31, 2007 have been derived from the audited historical consolidated financial statements of Americold predecessor and Americold successor. The combined non-GAAP historical results of operations for the year ended December 31, 2008 was derived from the audited consolidated financial statements of Americold predecessor for the period January 1, 2008 through March 31, 2008 and of Americold successor for the period from April 1, 2008 through December 31, 2008. The combined historical operating results are being presented solely to assist comparison across the years. The operating results in the successor period for 2008 include the effect of fair value adjustments resulting from the 2008 Acquisition. Due to the change in the basis of accounting resulting from the 2008 Acquisition, whereby Yucaipa's basis was pushed down to our financial statements, Americold predecessor's consolidated financial statements and Americold successor's consolidated financial statements are not necessarily comparable. The combined information is a non-GAAP financial measure and should not be used in isolation or substitution of the results of operations of either Americold predecessor or Americold successor. This data is being presented for informational purposes only and does not purport to represent or be indicative of the results that actually would have been obtained had the 2008 Acquisition occurred on January 1, 2008 or that may be obtained for any future period.

Summary Condensed Historical and Pro Forma Financial Data
(Amounts in thousands, except per share data)

	Pro Forma	Americold Successor	Combined	Americold Successor	Americold Predecessor	Americold Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2009	(Non-GAAP) Year Ended December 31, 2008	April 1, 2008 to December 31, 2008	January 1, 2008 to March 31, 2008	Year Ended December 31, 2007
Revenues:
Rent, storage and warehouse services revenue	$979,214	$489,597	$518,381	$390,850	$127,531	$526,230
Transportation and warehouse management services	629,473	262,725	341,764	256,030	85,734	311,368
Other revenues	8,695	8,695	9,467	7,100	2,367	9,428

Total Revenues	1,617,382	761,017	869,612	653,980	215,632	847,026
Operating Expenses:
Rent, storage and warehouse cost of operations	685,466	320,205	348,816	259,732	89,084	373,696
Transportation and warehouse management cost of operations	579,255	243,829	322,492	240,934	81,558	295,459
Cost of operations related to other revenue	5,456	5,456	5,766	4,510	1,256	5,124
Depreciation, depletion and amortization	142,752	98,209	89,991	68,993	20,998	83,651
Impairment of intangible and long-lived assets	12,820	12,820	—	—	—	—
General and administrative	77,544	62,594	49,620	37,992	11,628	44,260
Other operating expense — net	(240)	—	—	—	—	—

Total operating expenses	1,503,053	743,113	816,685	612,161	204,524	802,190

Operating income	114,329	17,904	52,927	41,819	11,108	44,836
Interest and debt expense	(100,315)	(65,517)	(65,483)	(49,361)	(16,122)	(65,168)
Interest income	168	168	847	572	275	2,607
Other income (expense) — net	455	284	835	827	8	(72)

Income (loss) before tax and gain on sale of real estate	14,637	(47,161)	(10,874)	(6,143)	(4,731)	(17,797)
Income tax benefit (expense)	3,120	4,363	(717)	(796)	79	(775)

Income (loss) before gain on sale of real estate	17,757	(42,798)	(11,591)	(6,939)	(4,652)	(18,572)
Gain on sale of real estate — net	—	—	—	—	—	1,161

Net income (loss)	17,757	(42,798)	(11,591)	(6,939)	(4,652)	(17,411)

Less preferred share dividends	19	19	126	63	63	63

Net income (loss) attributable to common shareholders	$17,738	$(42,817)	$(11,717)	$(7,002)	$(4,715)	$(17,474)

Per Common Share:
Net (loss) — Basic		$(0.62)	$(0.17)	$(0.10)	$(0.07)	$(0.25)
Net (loss) — Diluted		$(0.62)	$(0.17)	$(0.10)	$(0.07)	$(0.25)
Dividends declared on common shares		—	$23,435	$17,435	$6,000	$12,000
Dividends declared per common share		—	0.34	0.25	0.09	0.17
Weighted average common shares outstanding — Basic		69,343	69,507	69,343	70,000	70,000
Weighted average common shares outstanding — Diluted		69,343	69,507	69,343	70,000	70,000
Other Data:
EBITDA(1)	$257,704	$116,565	$144,600	$112,211	$32,389	$132,183
Adjusted EBITDA(1)	273,737	145,904	146,410	114,021	32,389	132,183
FFO attributable to common shareholders(2)	107,709	22,822	52,230	41,901	10,329	42,317
Adjusted FFO attributable to common shareholders(2)	123,742	52,161	54,040	43,711	10,329	42,317
FAD attributable to common shareholders(2)	134,309	54,107	61,225	48,949	12,276	46,831

(1)
The terms "EBITDA" and "Adjusted" EBITDA are defined in the section entitled "Certain Defined Terms" in the forepart of this prospectus. The following table sets forth a reconciliation of our net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Pro Forma	Americold Successor	Combined	Americold Successor	Americold Predecessor	Americold Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2009	(non-GAAP) Year Ended December 31, 2008	April 1, 2008 to December 31, 2008	January 1, 2008 to March 31, 2008	Year Ended December 31, 2007
Net income (loss)	$17,757	$(42,798)	$(11,591)	$(6,939)	$(4,652)	$(17,411)
Adjustments:
Depreciation, depletion and amortization	142,752	98,209	89,991	68,993	20,998	83,651
Interest expense	100,315	65,517	65,483	49,361	16,122	65,168
Income tax (benefit) expense	(3,120)	(4,363)	717	796	(79)	775

EBITDA	257,704	116,565	144,600	112,211	32,389	132,183
Adjustments:
Impairment of intangible and long-lived assets	12,820	12,820	—	—	—	—
Acquisition related costs	—	5,346	—	—	—	—
Compensation expense for warrants	—	7,960	—	—	—	—
Restructuring costs	3,213	3,213	1,810	1,810

Adjusted EBITDA	$273,737	$145,904	$146,410	$114,021	$32,389	$132,183

(2)
The terms "FFO" and "FAD" are defined in the section entitled "Certain Defined Terms" in the forepart of this prospectus. The following table sets forth a reconciliation of our net income (loss) to FFO, to Adjusted FFO and to FAD for the periods presented:

	Pro Forma	Americold Successor	Combined	Americold Successor	Americold Predecessor	Americold Predecessor
	Year Ended December 31, 2009	Year Ended December 31, 2009	(Non-GAAP) Year Ended December 31, 2008	April 1, 2008 to December 31, 2008	January 1, 2008 to March 31, 2008	Year Ended December 31, 2007
Net income (loss)	$17,757	$(42,798)	$(11,591)	$(6,939)	$(4,652)	$(17,411)
Preferred share dividends	(19)	(19)	(126)	(63)	(63)	(63)

Net income (loss) attributable to common shareholders	17,738	(42,817)	(11,717)	(7,002)	(4,715)	(17,474)
Adjustments:
Net gain on sale of depreciable real property	(272)	—	—	—	—	(1,161)
Real estate related depreciation and amortization	90,243	65,639	63,947	48,903	15,044	60,952

FFO attributable to common shareholders	107,709	22,822	52,230	41,901	10,329	42,317
Adjustments:
Impairment of intangible and long-lived assets	12,820	12,820	—	—	—	—
Acquisition related costs	—	5,346	—	—	—	—
Compensation expense for warrants	—	7,960	—	—	—	—
Restructuring costs	3,213	3,213	1,810	1,810	—	—

Adjusted FFO attributable to common shareholders	123,742	52,161	54,040	43,711	10,329	42,317
Adjustments:
Non real estate depreciation and intangible amortization	52,509	32,570	26,044	20,088	5,956	22,699
Maintenance capital expenditures	(43,286)	(25,455)	(18,711)	(14,498)	(4,213)	(18,995)
Acquisition related costs	—	(5,346)	—	—	—	—
Restructuring costs	(3,213)	(3,213)	(1,810)	(1,810)	—	—
Compensation expense for options	740	740	15	15	—	—
Amortization of deferred financing costs	1,344	404	365	157	208	941
Amortization of debt discount	2,022	2,022	1,436	1,436	—	—
Amortization of above market leases	(2,228)	(1,616)	(1,212)	(1,212)	—	—
Amortization of below market leases	2,154	1,315	987	987	—	—
Straight line rent	525	525	72	76	(4)	(131)

FAD attributable to common shareholders	$134,309	$54,107	$61,225	$48,949	$12,276	$46,831

RISK FACTORS

          An investment in our common shares involves significant and diverse risks. Before making an investment in our common shares, you should carefully consider the following risks, as well as all of the other information contained in this prospectus. The risks described below are the material risks we believe we face. Any of these risks could significantly and adversely affect our business, prospects, financial condition, liquidity or results of operations. As a result, the trading price of our common shares could decline and you may lose a part or all of your investment in our common shares. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled "Forward-Looking Statements".

Risks Related to our Business and Operations

Our investments are concentrated in the temperature-controlled warehouse sector, and our business would be adversely affected by an economic downturn in that sector.

          Our investments in real estate assets are concentrated in the industrial real estate sector, specifically in temperature-controlled warehouses. This concentration exposes us to the risk of economic downturns in this sector to a greater extent than if our business activities included a more significant portion of other sectors of the real estate industry. We are also exposed to fluctuations in the markets for the commodities that comprise the products that we store in our warehouses. For example, the demand for poultry and poultry products is a driver of our warehouse tenants' need for temperature-controlled warehouse space. Declines in demand for such products could cause our warehouse tenants to reduce their inventories and thus harm our financial condition and results of operations. For instance, warehouse revenue of our historical company decreased 6% for the year ended December 31, 2009 compared to 2008 primarily as a result of warehouse tenants adjusting their inventory levels to adjust to a decrease in their customers' demand. For a comparison of our results of operations during the current fiscal year and preceding years, see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Actions by our competitors may decrease or prevent increases in the occupancy and storage rates of our properties.

          We compete with other owners and operators of temperature-controlled warehouses (including warehouse tenants or potential warehouse tenants of ours who may choose to provide temperature-controlled warehousing in-house), some of which own properties similar to ours in the same geographic areas in which our properties are located. If our competitors build new warehouses that compete with our warehouses or offer rates below current market rates or below the rates we currently charge our warehouse tenants, we may lose potential warehouse tenants, and we may be pressured to reduce our rates below those we currently charge in order to retain warehouse tenants. As a result, our financial condition, results of operations, cash flows, funds available for distribution, trading price of our common shares and ability to satisfy our debt service obligations could be materially adversely affected.

Adverse economic conditions and dislocations in credit markets could negatively affect our returns and profitability.

          The global economy has recently experienced unprecedented levels of volatility in the capital markets. Continued concerns about the systemic impact of inflation, the availability and cost of credit, a declining real estate market, energy costs and geopolitical issues have contributed to this volatility. The continuation or intensification of such volatility may lead to additional adverse impacts on the general availability of credit to businesses and could lead to a further weakening of the U.S.

and global economies. These conditions, or similar conditions that may exist in the future, may adversely affect our operating results. Among other potential consequences, the recent economic challenges may result in:

  •
  warehouse tenant defaults,

  •
  reduced demand for warehouse space,

  •
  increased vacancies and inability to retain warehouse tenants,

  •
  economic concessions to warehouse tenants,

  •
  inability to borrow on acceptable terms,

  •
  decreased value of our properties and related impact on our ability to obtain attractive prices on sales or to obtain secured debt financing, and

  •
  illiquidity and decreased value of our short-term investments and cash deposits.

          Our operations could be negatively affected to the extent that an economic downturn is prolonged or becomes more severe. For example, we may be required to evaluate our warehouses for impairments or write-downs, which would negatively impact our operating results. It is difficult to determine the breadth and duration of the economic downturn and the many ways in which it may affect our customers and our business in general. Nonetheless, continuation or further worsening of these difficult financial and macroeconomic conditions could have a material adverse effect on our financial condition, results of operations and cash flows.

Governmental authorities or third parties may allege that the formation transactions and our behavior are anticompetitive, and as a result we may have to spend a significant amount of time and expense to respond to any governmental inquiries, the timing of which is uncertain.

          Governmental authorities and third parties, including our customers and competitors, may allege that actions taken by us, including the completion of the formation transactions and the agreements executed in connection therewith, or actions that we may take in the future, such as acquisitions, joint ventures and other business arrangements, violate United States federal and state antitrust laws or similar competition laws of other jurisdictions. Such allegations, even if without foundation, could result in governmental inquiries and investigations and/or the initiation of legal proceedings by governmental authorities or private parties, which could entail significant expense and time to defend, diversion of our management's time and attention and negative publicity. The timing of any regulatory and/or governmental inquiries regarding alleged anticompetitive behavior is uncertain. In addition, our failure to prevail in any resulting legal and/or regulatory proceedings could result in substantial judgments and penalties against us and/or requirements to take steps to remedy any violation, including divestitures of some of our warehouses (whether or not the sales price is optimal or if they otherwise meet our strategic objectives to keep in the long-term), which could have a material adverse effect on our financial condition, results of operations and cash flows.

          Governmental authorities have not reviewed the formation transactions under the U.S. antitrust laws, and we have determined that no filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), is necessary in connection with the formation transactions, because an exemption to the filing obligations of the HSR Act applies given the nature of our and Versacold's warehouse businesses and assets. We do not know whether governmental authorities or private parties will inquire into or challenge the transactions in whole or in part, and as a result we cannot rule out that allegations of antitrust violations as described above could result in connection therewith. For additional information, see "Our Business and Properties—Regulations".

Our temperature-controlled warehouses are concentrated in certain geographic areas, some of which are particularly susceptible to adverse local conditions, which could have a disproportionate effect on our financial condition, results of operations and cash flows.

          Although we enjoy reasonable geographic diversification by virtue of our ownership or leasehold interests of warehouses across the United States and internationally, many of these warehouses are concentrated in a few geographic areas. For example, after consummation of the formation transactions approximately 49% of our owned or leased warehouses are located in the states of Georgia, Pennsylvania, California, Wisconsin, Texas and Missouri with approximately 11% in Georgia, 9% in Pennsylvania, 9% in California, 7% in Wisconsin, 7% in Texas and 6% in Missouri (in each case, on a cubic-foot basis based on information as of December 31, 2009). Our operating performance could be adversely affected if conditions in any of these markets in which we have a concentration of properties become less favorable. Local conditions or disruptions that could adversely affect our results of operations may include natural disasters, localized oversupply in warehousing space or reductions in demand for warehousing space, among other factors. In addition, adverse weather patterns, including those resulting from global warming trends, may affect local harvests, which could in turn adversely affect some of our warehouse tenants. Adverse economic conditions and/or local disruptions in logistics systems, such as transportation and tracking systems for our warehouse tenants' inventory, in these areas could have a disproportionate effect on our financial condition, results of operations and cash flows.

We depend on certain warehouse tenants for a substantial amount of our pro forma combined warehouse revenues, and a decline in the revenues received from any of these customers could have a disproportionate effect on our financial condition, results of operation and cash flows.

          We estimate that during the twelve months ended December 31, 2009, our top ten warehouse tenants and top fifteen warehouse tenants contributed approximately 38% and 49%, respectively, of our pro forma combined warehouse revenues. In addition, 25 of our warehouses are predominantly single-tenant warehouses. If any of our most significant warehouse tenants were to discontinue or reduce the use of our services, which they are generally free to do at any time, our results of operations would be adversely affected. While we have long-term contracts with certain of our warehouse tenants, most of them do not obligate the warehouse tenant to use our warehouses or meet any minimum contractual obligations. Moreover, the decrease in demand for certain commodities typically produced and/or distributed by our significant warehouse tenants and stored in our temperature-controlled warehouses could lead to lower occupancy rates and adversely affect our financial condition, results of operations and cash flows.

The bankruptcy, insolvency or financial deterioration of our warehouse tenants could adversely affect our financial condition, results of operations and cash flows.

          Our warehouse tenants may experience a downturn in their businesses, which may weaken their financial condition and result in their failure to make timely payments or their default under their warehouse agreements. In addition, warehouse tenants may decrease their inventory levels, which may adversely affect our results of operations.

          If our warehouse tenants are unable to comply with the terms of their agreements with us, we may be forced to modify the terms of these agreements on terms that are not favorable to us. Alternatively, warehouse tenants may seek to cancel their agreements. Cancellation provisions under our contracts vary from contract to contract and are specifically determined for each warehouse tenant based on several factors such as the volume of business involved, the readiness of available capacity elsewhere and the warehouse tenants' internal constraints affecting its ability to move product. Cancellation of, or the failure of a warehouse tenant to perform under, a warehouse agreement could require us to seek replacement warehouse tenants. There is no guarantee that we will be able to efficiently find such replacements or operate the excess warehouse space on favorable terms.

          Many of our warehouse tenants are facing challenging times in the current economic environment. To the extent any warehouse tenants are highly leveraged, they may have a higher possibility of filing for bankruptcy or insolvency. A bankruptcy filing by or relating to any of our warehouse tenants could prevent us from collecting pre-bankruptcy debts. Such a filing could also delay our efforts to collect past due amounts. In addition, to the extent that our warehouse tenants have continuing obligations under any warehouse agreement, the bankruptcy court might authorize the warehouse tenant to reject and terminate its warehouse agreement with us, or the bankruptcy trustee might pursue preferential payments made to us prior to a bankruptcy. In such instances, our claim for unpaid charges would likely not be paid in full, even if we have secured warehouseman's liens on our warehouse tenant's assets. Additionally, any such lien may attach to products that are perishable or otherwise not readily saleable by us. Although we have in the past been deemed to have "critical vendor" status in bankruptcy filings, which could permit the debtor to continue observing its obligations to us, there is no guarantee that we will have any such status in the future. The bankruptcy, insolvency or financial deterioration of our warehouse tenants, particularly our significant warehouse tenants, may adversely affect our financial condition, results of operations and cash flows.

We have owned certain of our warehouses for a relatively short time, and as a result we may not be aware of all factors that may affect their value and/or performance.

          Our company and the properties in our portfolio (other than those included in the formation transactions) have been under Yucaipa's sole control since March 31, 2008, when Yucaipa acquired sole ownership of our company. The warehouses to be consolidated into our company in connection with the formation transactions were owned by an entity in which affiliates of Yucaipa acquired a 49% interest in June 2009. These warehouses may have deficiencies or characteristics unknown to us that could affect their valuation or revenue performance. Additionally, if we fail to accurately estimate occupancy levels, operating costs or costs of improvements to bring these warehouses up to the standards established for our intended market position, their performance may fall below expectations. We cannot assure you that the performance of these warehouses will improve or be maintained under our management.

We have no experience operating as a publicly traded REIT, and as a result we may be exposed to greater risks than more experienced operators, including the risk that we may fail to qualify as a REIT.

          Our company and nearly all of our trustees and executive officers have no experience in operating a publicly traded REIT. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements and comply with the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"). Failure to maintain REIT status would have a material adverse effect on our financial condition, results of operations, cash flows, per share trading price of our common shares and ability to satisfy our debt service obligations.

We will be subject to the requirements of the Sarbanes-Oxley Act, which may be costly and challenging.

          Our management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act, as of December 31 subsequent to the year in which our registration statement becomes effective.

Section 404 of the Sarbanes-Oxley Act requires our independent registered public accounting firm to deliver an attestation report on the operating effectiveness of our internal controls over financial reporting in conjunction with their opinion on our audited financial statements as of the same date. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging. We cannot give any assurances that material weaknesses will not be identified in the future in connection with our compliance with the provisions of Sections 302 and 404 of the Sarbanes-Oxley Act. The existence of any material weakness described above would preclude a conclusion by management and our registered independent public accounting firm that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and incur significant expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weaknesses in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause shareholders to lose confidence in our reported financial information, all of which could lead to a decline in the trading price of our common shares.

          Our historical company has implemented procedures to enable us to operate in compliance with the foregoing requirements of the Sarbanes-Oxley Act. However, we will not be in current compliance with such requirements at the time that this offering is completed because the operations of the warehouses we are acquiring from Versacold are not currently conducted in accordance with such procedures. We intend to bring all such operations into compliance with the Sarbanes-Oxley Act within one year following the completion of this offering in accordance with applicable law, but there can be no assurance that such compliance will be achieved or maintained.

Our systems may not be adequate to support our growth.

          We can provide no assurance that we will be able to adapt our portfolio management, administrative, accounting, information technology and operational systems to support any growth we may experience. Our failure to oversee our current portfolio of properties or any future acquisitions or developments could have a material adverse effect on our results of operations and financial condition.

Competition in the markets in which we operate may increase over time if our competitors open new warehouses.

          In recent years, we estimate that our competitors, including Millard Refrigerated Services, Preferred Freezer Services, LLC and United States Cold Storage, Inc., have added, through construction and development, temperature-controlled warehouses in the markets in which we operate. As our warehouses age and newer warehouses come onto the market, we may lose warehouse tenants or be forced to invest in new construction and/or renovation of existing warehouses in order to remain competitive. Increased capital expenditures or the loss of warehouse tenant revenue could harm our financial strength and results of operations.

The funds available for distribution to shareholders may not be sufficient to pay dividends at expected levels, nor can we assure you of our ability to make distributions in the future. We may use borrowed funds to make distributions.

          Our ability to make distributions will depend upon, among other factors:

  •
  the operational and financial performance of our warehouses;

  •
  capital expenditures with respect to existing and newly acquired warehouses;

  •
  general and administrative costs associated with our operation as a publicly held REIT;

  •
  maintenance of our REIT status;

  •
  the amount of, and the interest rates on, our debt; and

  •
  the absence of significant expenditures relating to environmental and other regulatory matters.

          All distributions will be made at the discretion of our board of trustees and will depend on the factors noted above and those factors that our board of trustees may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for United States federal income tax purposes to the extent of the holder's adjusted tax basis in its shares. A return of capital is not taxable, but it has the effect of reducing the holder's adjusted tax basis in its investment. To the extent that distributions exceed the adjusted tax basis of a holder's shares, they will be treated as gain from the sale or exchange of such shares. See "United States Federal Income Tax Considerations — Taxation of Taxable U.S. Shareholders" and "United States Federal Income Tax Considerations — Taxation of Non-U.S. Shareholders". If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and funds available for distribution from what they otherwise would have been.

Your investment in us may be subject to additional risks with respect to our current and planned international investments.

          The formation transactions will result in an expansion of our operations into select international markets. This investment could be affected by factors peculiar to the laws and business practices of the jurisdictions in which our properties are located. These laws may expose us to risks that are different from and in addition to those commonly found in the United States. Our foreign investments could be subject to the following risks:

  •
  changing governmental rules and policies, including changes in land use and zoning laws;

  •
  enactment of laws relating to the foreign ownership of real property or mortgages and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person's or company's country of origin;

  •
  variations in currency exchange rates;

  •
  adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;

  •
  the willingness of domestic or foreign lenders to make mortgage loans in certain countries and changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

  •
  the imposition of unique tax structures and changes in real estate and other tax rates and other operating expenses in particular countries;

  •
  general political and economic instability;

  •
  potential liability under the Foreign Corrupt Practices Act of 1977, which generally prohibits U.S. companies and their intermediaries from bribing or making other prohibited payments to foreign officials for the purpose of obtaining or retaining business and/or other benefits;

  •
  our limited experience and expertise in foreign countries relative to our experience and expertise in the United States;

  •
  restrictions on our ability to repatriate earnings derived from our international operations and/or adverse tax consequences in foreign jurisdictions, such as double taxation; and

  •
  potential liability under, and costs of complying with more stringent environmental laws or changes in the requirements or interpretation of existing laws, or environmental consequences of less stringent environmental management practices in foreign countries relative to the United States.

We may be susceptible to foreign exchange risks, which could result in material adverse impacts to the financial condition and results of operations of our international operations.

          Generally, the revenues associated with our non-United States warehouses are generated in local currency of each of the countries in which they are located. Fluctuations in exchange rates between these currencies and the U.S. dollar will therefore give rise to foreign currency exposure which could have a material adverse effect on our financial position. We may attempt to mitigate any such effects by entering into foreign exchange hedging arrangements with respect to the Australian dollar, New Zealand dollar, Argentine peso, Canadian dollar, Chinese renminbi and other units of foreign currency expected to be converted to U.S. dollars where it is practical do so and where such hedging arrangements are available, but such hedging arrangements may bear substantial costs and may not eliminate all related risks. We cannot assure you, however, that our efforts will successfully mitigate all international currency risks.

Our operations in Argentina are subject to governmental oversight, including currency controls, which could adversely affect our ability to repatriate the revenues we derive from our Argentine operations.

          Following the collapse of the Argentine peso in 2001, the national government of Argentina instituted currency controls to restrict the movement of currency from Argentina to foreign countries. We are required to obtain the consent of the Argentinean central bank prior to repatriating earnings from Argentina. There can be no assurance that we will obtain such consent or that the time delays associated with obtaining such consent will not adversely affect our ability to distribute available distributable cash to shareholders. Although the Argentine economy appears to have stabilized since 2001, the country has experienced relatively high inflation recently and the future policies of its central bank are uncertain owing to political controversies in the country. Accordingly, there can be no assurance that it will recover to pre-2000 levels or that additional economic and political unrest will not adversely affect our operations in Argentina.

We may be unable to successfully expand our operations into new markets.

          If the opportunity arises, we may develop or acquire properties in new and high-growth markets. Each of the risks applicable to our ability to develop or acquire and successfully integrate and operate properties in our current markets are also applicable to our ability to develop and acquire and successfully integrate and operate warehouses in new and high-growth markets. When we acquire warehouses located in these markets, we may face risks associated with a lack of understanding of the local economy and unfamiliarity with local government and permitting procedures. In addition to these risks, we will not possess the same level of familiarity with the dynamics and market conditions of any new markets that we may enter, which could adversely affect our ability to expand into those markets. We may be unable to build a significant market share or achieve a desired return on our investments in new or high-growth markets. If we are unsuccessful in expanding into new or high-growth markets, it could adversely affect our financial conditions, results of operations and cash flows.

We depend on key personnel and specialty personnel, and a deterioration of employee relations could harm our business.

          Our success, following this offering, depends to a significant degree upon the continued contributions of certain key personnel including, but not limited to, H. Brent Sugden, Jozef Opdeweegh and Ronald Hutchison, each of whom would be difficult to replace. If any of our key personnel were to cease employment with us, our operating results could suffer. Our ability to retain our management group or to attract suitable replacements should any members of the management group leave is dependent on the competitive nature of the employment market. The loss of services from key members of the management group or a limitation of their availability could adversely impact our financial condition and cash flows. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain key man life insurance on any of our key personnel.

          We also believe that, as we expand, including expansion into international markets, our future success will depend, in large part, upon our ability to hire and retain highly skilled managerial, investment, financing, operational and marketing personnel. The customer service, marketing skills and knowledge of local market demand and competitive dynamics of our employees are contributing factors to our ability to maximize our income and to achieve the highest sustainable storage levels at each of our warehouses. We cannot assure you that we will be successful in attracting and retaining such skilled personnel. In addition, our temperature-controlled warehouse business depends to an important degree on the continued availability of skilled personnel with engineering expertise and experience. Competition for such personnel is intense, and we can give no assurance that we will be able to hire and retain such personnel.

          Competitive pressures may also require that we enhance our pay and benefits package to compete effectively for such personnel. If we fail to attract and retain qualified and skilled personnel, our business and operating results could be harmed.

We may be subject to work stoppages, which could increase our operating costs and disrupt our operations.

          Certain portions of our operations are subject to collective bargaining agreements. Strikes, lockouts or other industrial disputes could restrict our ability to service our warehouse tenants, consequently affecting our revenues. As of December 31, 2009, approximately half of our workforce (including personnel employed at the warehouses being consolidated into our company in connection with the formation transactions) was represented by various local labor unions. Four collective bargaining agreements are currently being renegotiated, and 16 other collective bargaining agreements were renegotiated in 2009. We are also currently negotiating the termination of one collective bargaining agreement, and expect to negotiate the termination of a second collective bargaining agreement in 2010, in connection with the closure of two of our warehouses. Thirteen collective bargaining agreements, out of a total of 66 collective bargaining agreements company-wide, to which we are a party will come due for renegotiation in 2010. If our unionized employees were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations and an increase in our operating costs, which could have a material adverse effect on us. In addition, if a greater percentage of our work force becomes unionized, our business and financial results could be materially adversely affected.

Energy costs may increase or be subject to volatility, which could result in increased costs that we may be unable to recover.

          Energy is a major operating cost for temperature-controlled warehouses and the price of energy power varies substantially between the markets in which we operate, depending on the energy source and supply and demand factors. For the twelve months ended December 31, 2009, energy costs in our warehouse segment amounted to approximately 8% of pro forma combined warehouse revenues. We have implemented programs across our network of warehouses to reduce overall consumption and to reduce consumption at peak demand periods, when energy prices are typically highest.

          We have entered into, or may in the future enter into, fixed price power purchase agreements in certain deregulated markets whereby we contract for the right to purchase an amount of electric capacity at a fixed rate per kilowatt. These contracts do not obligate us to purchase any minimum amounts but would require negotiation if our capacity requirements materially differ from historical usage or exceed the thresholds agreed upon. For example, exceeding these thresholds could have an impact on our incremental power purchase costs if we were to be unable to obtain favorable rates on the incremental purchases.

          If the cost of electric power to operate our warehouses increases dramatically or fluctuates widely and/or we are unable to pass such costs through to warehouse tenants, our financial position and results of operations could be adversely affected.

We may be required to purchase or sell certain warehouses on disadvantageous terms.

          Certain contracts, including leases, service contracts and purchase agreements, between us and our warehouse tenants, landlords, former owners and others contain purchase options that enable such other parties to purchase certain of our properties from us at pre-determined prices. If these pre-determined prices are below the current market prices for such properties, then we may not realize the full value for those properties upon exercise of the options. Similarly, we are also a party to certain agreements that contain rights of first refusal, which could allow other parties to preempt a sale of certain of our properties. Such rights might adversely affect or restrict our ability to sell and/or realize the full fair market value of some of our properties.

          In addition, the existence of such purchase options and rights of first refusal may impair the value of the warehouses affected by such options and rights and may reduce our ability to use the applicable warehouses as collateral for financing activities.

          We are also party to certain agreements whereby we may be required to purchase certain warehouses at pre-determined prices. If these put rights are exercised and the prices we are required to pay are greater than the current market prices, then we may experience losses as a result of such transactions.

If we default on lease obligations, our business could be adversely affected.

          Upon consummation of the formation transactions, we will hold leasehold interests in 34 of our warehouses. In addition, five of our owned warehouses are subject to ground leases. If we default on these leases, we may be liable for damages and could lose our leasehold interest in the property or our options to acquire the fee interest in such properties.

General Real Estate Risks

Our performance and value are subject to economic conditions affecting the broader economy and risks associated with our temperature-controlled warehouses in particular.

          Our performance and value depends on the amount of revenue earned, as well as the expenses incurred in connection with our warehouses. If our temperature-controlled warehouses do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, then our results of operations, financial condition and ability to pay distributions to our shareholders could be adversely affected. In addition, there are significant expenditures associated with our real estate (such as mortgage payments, real estate taxes and maintenance costs) that generally do not decline when circumstances reduce the revenue from the warehouses. In other words, our expenditures may stay constant, or increase, even as our revenues decline. The real estate market is affected by many factors that are beyond our control, and revenues from, and the value of, our properties may be adversely affected by:

  •
  changes in national, international or local economic climate;

  •
  availability, cost and terms of debt financing;

  •
  the attractiveness of our properties to potential warehouse tenants;

  •
  inability to collect storage charges and fees from warehouse tenants;

  •
  the ongoing need for capital improvements, particularly in older structures;

  •
  changes in supply of or demand for similar or competing properties in an area;

  •
  bankruptcies, financial difficulties or defaults by our warehouse tenants;

  •
  changes in operating costs and expenses and our ability to control rates;

  •
  changes in or increased costs of compliance with governmental rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws, and our potential liability thereunder;

  •
  our ability to provide adequate maintenance and insurance;

  •
  changes in the cost or availability of insurance, including coverage for mold or asbestos;

  •
  unanticipated changes in costs associated with known adverse environmental conditions, newly discovered environmental conditions and retained liabilities for such conditions;

  •
  periods of high interest rates and tight money supply;

  •
  warehouse tenant retention turnover;

  •
  excess supply in the market area;

  •
  disruptions in the global supply chain caused by political, regulatory or other factors including terrorism; and

  •
  civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

          In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or public perception that any of these events may occur, would result in a general decrease in rates or an increased occurrence of defaults under existing contracts, which would adversely affect our financial condition and results of operations. For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our business and properties and harm our financial condition.

          Real estate investments are relatively illiquid. Return of capital and realization of gains, if any, tends to occur upon the disposition or refinancing of the underlying property. As a result, we may be unable to complete an exit strategy or quickly sell properties in our portfolio in response to adverse changes in the performance of our properties or in our business generally. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective buyer would be acceptable to us. Neither can we predict the length of time it would take to complete the sale of any such property. Such sales might also require us to expend funds to mitigate or correct defects to the property or make improvements to the property prior to its sale. These and other facts that would impede our ability to respond to adverse changes in the performance of our properties may have an adverse effect on our business, financial condition, and results of operations.

          Code requirements relating to our status as a REIT may limit our ability to vary our portfolio promptly in response to changes in economic or other conditions and, as a result, could adversely affect our financial condition, results of operations and cash flows, the market price of our common shares, the ability to pay cash dividends to our shareholders, and our ability to access capital necessary to meet our debt payments and other obligations.

Uninsured or underinsured losses relating to real property may adversely affect your returns.

          We carry insurance coverage on all of our properties in an amount that we believe adequately covers any potential casualty losses. However, there are certain losses, including losses from floods, earthquakes, acts of war, acts of terrorism or riots, that are not generally insured against or that are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenues in these properties. Any such losses could adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the market price of, our common shares. In addition, we may have no source of funding to repair or reconstruct the damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future.

          In the event of a fire, flood or other occurrence involving the loss of or damage to stored products held by us but belonging to others, we may be liable for such loss or damage. Although we have a reasonably comprehensive insurance program in effect, there can be no absolute assurance that such potential liability will not exceed the applicable coverage limits under our insurance policies. A number of our properties are located in areas that are known to be subject to earthquake activity, such as California, Washington and Oregon, exposing them to increased risk of casualty. A number of our properties are located in areas that are known to be in flood zones, such as Appleton, Wisconsin and Roanoke, Virginia, exposing them to increased risk of casualty.

          In addition, because of the large amounts of ammonia present at our facilities, any number of unplanned events, including severe storms, fires, earthquakes, vandalism, equipment failure, operational errors, accidents, deliberate acts of employees or third parties, and terrorist acts could result in a significant release of ammonia which could result in injuries, loss of life, property damage and a significant interruption at affected facilities. Some of our warehouses are not manned around the clock. Consequently, we may not respond to intentional or accidental events during closed hours as quickly as we could during open hours, which could exacerbate any property damage, injuries or loss of life.

          If we or one or more of our warehouse tenants experiences a loss for which we are liable and that loss is uninsured or exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

          We are self-insured for workers compensation and health insurance under a large-deductible program, meaning that we have accrued liabilities in amounts that we consider appropriate to cover losses in these areas. In addition, we maintain excess loss coverage to insure against losses in excess of the reserves that we have established for these claims in amounts that we consider appropriate. However, in the unlikely event that our loss experience exceeds our reserves and the limits of our excess loss policies, there could be material adverse effects on our financial condition and results of operations.

We may be unable to identify and complete acquisitions, and if we do, we may be unable to successfully operate acquired properties or acquired properties might include unknown liabilities.

          On a strategic and selective basis, we continually evaluate the market of available properties and acquire additional real estate when opportunities exist. We cannot control the existence of such opportunities. When they do exist, our ability to acquire properties on favorable terms and successfully operate them may be exposed to the significant risks, including competition from investors (including publicly traded REITs and institutional investment funds) with significant capital, and the potential increase in purchase price resulting from such competition, as well as the risk that such acquisitions fail to close or yield the anticipated benefits. This competition increases as investments in real estate become increasingly attractive relative to other forms of investment. As a result of competition, we may be unable to acquire additional properties as we desire or the purchase price may be significantly elevated. If acquired, we then might be unable to quickly and efficiently integrate such new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations. In addition, acquired properties may be subject to reassessment, which could result in increased tax payments. Market conditions might not result in anticipated occupancy rates, and acquisitions might include known and unknown liabilities (including, for example, environmental liabilities, tax liabilities, indemnification and liabilities incurred in the ordinary course), with respect to which we may not have full or any recourse. Any of the above risks could adversely affect our financial condition, results of operations and cash flows.

We could incur significant costs related to environmental conditions and liabilities.

          Our operations are subject to a wide range of environmental laws and regulations in each of the locations in which we operate and compliance with these requirements involves significant capital and operating costs. Failure to comply with these environmental requirements can result in civil or criminal fines or sanctions, claims for environmental damages, remediation obligations, the revocation of environmental permits or restrictions on our operations. Future changes in environmental laws, or in the interpretation of those laws, including potential future climate change regulations or stricter requirements affecting our operations could result in increased capital and operating costs, which could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our shareholders.

          Under various United States federal, state and local environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, commonly known as CERCLA or the "Superfund" law, a current or previous owner or operator of real property may be liable for the entire cost of investigating, removing and/or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the contamination. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for the entire clean-up cost.

          The presence of hazardous or toxic substances on our properties, or the failure to properly remediate contaminated properties, could give rise to liens in favor of the government for failure to address the contamination, or otherwise adversely affect our ability to sell or lease properties or borrow using our properties as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or our businesses may be operated. For instance, our Denver, Colorado owned warehouse that will be acquired from Versacold in the formation transactions is located within a regional Superfund site, which, due to prior third-party activities on the land, is zoned for commercial or industrial use only.

          Under environmental laws a property owner or operator is subject to compliance obligations, potential government sanctions for violations or natural resource damages, claims from private parties for cleanup contribution or other environmental damages and investigation and remediation costs. In connection with the acquisition, ownership or operation of our properties, we may be exposed to such costs. For instance, our warehouse in Carson, California that will be acquired from Versacold in the formation transactions is located on a parcel of land formerly part of an oil refinery. A substantial third party is continuing ongoing remediation efforts on land adjacent to our property, but remediation obligations may extend to our property in the future and we may be liable as a result of our current ownership of the parcel even though the substantial third party is currently subject to a clean-up and abatement order. The cost of resolving environmental, property damage or personal injury claims, of compliance with environmental regulatory requirements, of paying fines, or meeting new or stricter environmental requirements or of remediating contaminated properties could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our shareholders.

          Nearly all of our properties have been the subject of environmental assessments conducted by environmental consultants at some point in the past. However, many of these assessments are not current and most have not been updated for purposes of this offering. Most of these assessments have not included soil sampling or subsurface investigations. Many of our older properties have not had asbestos surveys. In many instances we have not conducted further investigations of environmental conditions disclosed in these environmental assessments nor can we be assured that these environmental assessments have identified all potential environmental liabilities associated with our properties. Material environmental conditions, liabilities or compliance concerns may arise after the date of the environmental assessments on our properties. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose new material environmental obligations and/or costs, including the potential effects of climate change or new climate change regulations, (ii) we will not incur material liabilities in connection with both known and undiscovered environmental conditions arising out of past activities on our properties or (iii) our properties will not be adversely affected by the operations of warehouse tenants, by environmental impacts or operations on neighboring properties (such as releases from underground storage tanks), or by the actions of parties unrelated to us.

          In connection with this offering, we have conducted environmental assessments on several of our facilities. These assessments indicate two sites with potential environmental liabilities that require reporting to the appropriate environmental authorities for which we have established reserves in amounts that we consider appropriate. There is no guarantee that the total environmental liability from either of these warehouses will not exceed our recorded reserves.

          In the future, our warehouse tenants may demand lower indirect emissions associated with the storage and transportation of refrigerated and frozen foods, which could lead warehouse tenants to seek temperature-controlled storage from our competitors. Further, such demand could require us to implement various processes to reduce emissions from our operations in order to remain competitive, which could adversely affect our financial condition, results of operation and cash flows.

We could incur significant costs under environmental laws relating to the presence and management of asbestos, ammonia and underground storage tanks.

          Environmental laws in the United States require that owners or operators of buildings containing asbestos properly manage asbestos, adequately inform or train those who may come into contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is damaged, is decayed, poses a health risk or is disturbed during building renovation or demolition. These laws impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos and other toxic or hazardous substances. Some of our properties may contain asbestos or asbestos-containing building materials.

          Most of our warehouses use ammonia as a refrigerant. Ammonia is classified as a hazardous chemical regulated by the U.S. Environmental Protection Agency ("EPA") and an accident or significant release of ammonia from one of our properties could result in injuries, loss of life and property damage. Releases of ammonia occur at our warehouses from time to time. For example, in 2009 our historical company identified, and reported when required,13,500 pounds of released ammonia across 19 refrigeration systems. These releases resulted in one minor complaint of respiratory discomfort and no property or product damage. In addition, in January 2010, a release of approximately 2,000 pounds of ammonia occurred at our Portland, Maine warehouse, causing the temporary evacuation of some nearby residences and damage to some food products stored in the warehouse but no reported injuries. This incident is currently under investigation by the Maine Department of Environmental Protection, the Maine Department of Agriculture and the Maine OSHA. Although we cannot predict the extent of our liabilities as a result of this incident, and fines or other penalties as a result of this accident may not be covered by our insurance policies, we expect any related product damage claims to be covered by insurance subject to applicable deductibles. Although our warehouses have EPA-required Risk Management Programs in place, we could incur significant liability in the event of a significant unanticipated release of ammonia from one of our refrigeration systems. Releases could occur at locations or at times when trained personnel may not be available to respond quickly, increasing the risk of injury, loss of life or property damage. We also could incur liability in the event we fail to report such ammonia releases in a timely fashion. Recently, we received an inquiry from the EPA alleging that we failed to timely report an ammonia release in October 2009 at our Westlake, Georgia facility. This incident could result in fines or penalties by the EPA.

          Environmental laws and regulations subject us and our warehouse tenants to liability in connection with the storage, handling and use of ammonia and other hazardous substances utilized in our operations. For example, as part of a national emphasis program for all chemical facilities the Oregon state OSHA Division inspected the refrigerated cooling system of our Milwaukee, Oregon facility. This inspection resulted in citations alleging a number of violations relating primarily to the facility's process safety management procedures and inspection and testing record and proposed penalties of $740,000. We have begun the dispute resolution process to resolve the matter and we are working to rectify areas of concern highlighted during the inspection process. Our warehouses also may have under-floor heating systems some of which now or in the past have utilized ethylene glycol, petroleum compounds, or other hazardous substances; releases from these systems pose a risk of soil and groundwater impacts.

          In addition, some of our properties have been operated for decades and have known or potential environmental impacts. We have not historically performed regular environmental assessments on our properties, and we may not do so in the future. Many of our properties contain, or may in the past have contained, features that pose environmental risks including underground tanks for the storage of petroleum products and other hazardous substances as well as floor drains and wastewater collection and discharge systems, hazardous materials storage areas and septic systems. All of these features create a potential for the release of petroleum products or other hazardous substances. Some of our properties are adjacent to or near properties that have known environmental impacts or have in the past stored or handled petroleum products or other hazardous substances that could have resulted in environmental impacts to soils or groundwater that could affect our properties. In addition, former owners, our warehouse tenants, or third parties outside our control (such as independent transporters) have engaged, or may in the future engage, in activities that may release petroleum products or other hazardous substances on our properties. Any of these activities or circumstances could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our shareholders.

Our insurance coverage may be insufficient to cover potential environmental liabilities.

          We maintain a portfolio environmental insurance policy that provides coverage for sudden and accidental environmental liabilities, subject to the policy's coverage conditions, deductibles and limits, for most of our properties. There is no assurance that future environmental claims will be covered under these policies or that, if covered, the loss will not exceed policy limits. From time to time, we may acquire properties, or interests in properties, with known adverse environmental conditions where we believe that the environmental liabilities associated with these conditions are quantifiable and that the acquisition will yield a superior risk-adjusted return. In such an instance, we factor the estimated costs of environmental investigation, clean-up and monitoring into the net cost. Further, in connection with property dispositions, we may agree to remain responsible for, and to bear the cost of, remediating or monitoring certain environmental conditions on the properties. A failure to accurately estimate these costs, or uninsured environmental liabilities, could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our shareholders.

Our properties may contain or develop harmful molds or have other air quality issues, which could lead to financial liability for adverse health effects to our employees or third parties, and costs of remediating the problem.

          Our properties may contain or develop harmful molds or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediating the problem. When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, poor equipment maintenance, chemical contamination from indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants present above certain levels can cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property, to reduce indoor moisture levels, or upgrade ventilation systems to improve indoor air quality. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our employees, our warehouse tenants, employees of our warehouse tenants and others if property damage or health concerns arise.

Costs of complying with governmental laws and regulations may adversely affect our warehouse tenants and affect our income and the funds available for any distributions.

          The food industry in all jurisdictions in which we operate is subject to numerous government standards and regulations. While we believe that we are currently in compliance with all applicable government standards and regulations, there can be no absolute assurance that all of our warehouses or our warehouse tenants' operations will be able to continue to comply with all applicable standards and regulations or that the costs of compliance will not increase in the future.

          All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Our warehouse tenants' ability to operate and to generate income to pay their contract obligations may be affected by permitting and compliance obligations arising under such laws and regulations. Some of these laws and regulations could increase their operating costs, result in fines or impose joint and several liability on warehouse tenants, owners or operators for the costs to investigate or remediate contamination, regardless of fault or whether the acts causing the contamination were legal.

          Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards in the future. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require that we or our warehouse tenants incur material expenditures. In addition, there are various local, state and federal fire, health, safety and similar regulations with which we and our warehouse tenants may be required to comply and which may subject us and our warehouse tenants to liability in the form of fines or damages for noncompliance. Any material expenditures, fines or damages imposed on our warehouse tenants or us could indirectly or directly reduce our ability to make distributions and may reduce the value of your investment. In addition, changes in these laws and governmental regulations, or their interpretation by agencies and courts, could occur.

          The Americans with Disabilities Act ("ADA") generally requires that public buildings, including portions of our warehouses, be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If, under the ADA, we are required to make substantial alterations and capital expenditures in one or more of our warehouses, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as the amount of funds available for distribution to our shareholders.

          Our properties are subject to regulation under the Occupational Safety and Health Act ("OSHA"), which requires employers to protect employees against many workplace hazards, such as exposure to harmful levels of toxic chemicals, excessive noise levels, mechanical dangers, heat or cold stress, and unsanitary conditions. The cost of complying with OSHA and similar laws enacted by other jurisdictions in which we operate is substantial and any failure to comply with these regulations could expose us to substantial penalties and potentially to liabilities to employees who may be injured at our warehouses. Furthermore, any fines or violations that we face under OSHA could expose us to reputational risk.

We face ongoing litigation risks which could result in material liabilities and harm to our business regardless of whether we prevail in any particular matter.

          We are a large company operating in multiple domestic and international jurisdictions, with thousands of employees and business counterparts. As such, there is an ongoing risk that we may become involved in disputes and/or litigation with these parties or others, and our liabilities in connection therewith could be substantial. Although we believe we have made adequate provisions in our financial statements for all current and threatened legal disputes, the costs and liabilities with respect to such legal disputes may be in excess of our amounts accrued for such liabilities and costs, which excess liabilities or costs could materially impact our financial condition, results of operations and cash flows. In addition, our defense of legal disputes or resulting litigation could result in significant expense to us and the diversion of our management's time and attention from the operation of our business, each of which could impede our ability to achieve our business objectives. Some or all of the amounts we may be required to pay to defend or to satisfy a judgment or settlement of any or all of our disputes and litigation may not be covered by insurance.

We are exposed to risks associated with property development, which could result in unforeseen costs and liabilities.

          We might engage in development and redevelopment activities with respect to certain of our properties. This could bring certain unique risks, including the availability of financing on favorable terms and conditions, the availability and timely receipt of zoning and regulatory approvals, and the cost and timely completion within budget of construction. These risks could create delays and unplanned expenses and, in certain circumstances, prevent completion of development or redevelopment altogether, which would have an adverse effect on our financial condition and results of operations.

Risks Related to our Debt Financings

Our operating results and financial condition could be adversely affected if we are unable to make required payments on our debt.

          Upon completion of this offering and consummation of the formation transactions, we expect to have total consolidated indebtedness of approximately $1.52 billion. This indebtedness consists primarily of $1.03 billion (net of discount) of indebtedness under several mortgage loan agreements (the "mortgage loan agreements"), as well as indebtedness under our senior secured notes, sale leaseback financing obligations and capital lease obligations. See "Capitalization". We are subject to risks normally associated with debt financing, including the risk that our cash flows will be insufficient to meet required payments of principal and interest.

Our substantial indebtedness could adversely affect our business.

          Payments of principal and interest on indebtedness may leave us with insufficient cash resources to operate our properties or to pay the distributions currently contemplated or necessary to maintain our REIT qualification. Our substantial outstanding indebtedness could have significant other adverse consequences, including the following:

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  our cash flows may be insufficient to meet our required principal and interest payments;

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  we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon emerging acquisition opportunities or meet operational needs;

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  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

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  we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

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  we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations;

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  we may be unable to effectively hedge floating rate debt with respect to our revolving credit facility;

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  we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases; and

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  our default under any of our indebtedness with cross default provisions could result in a default on other indebtedness.

          If any one of these events were to occur, our financial condition, results of operations, cash flows, per share trading price of our common shares and our ability to satisfy our debt service obligations and to pay dividends to you could be adversely affected. In addition, any foreclosure on our properties could create taxable income without accompanying cash proceeds, which could adversely affect our ability to meet the REIT distribution requirements imposed by the Code.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions.

          We have incurred and may continue to incur variable rate debt where increases in interest rates could raise our interest costs, reduce our cash flows and reduce our ability to make distributions to our shareholders. If we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of our distributable cash flows and our financial condition would be adversely affected, and we may lose the property securing such indebtedness. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments.

We may be unable to access our cash in the event that it becomes restricted by our financing agreements, which could reduce our liquidity.

          If our subsidiaries that are borrowers under their mortgages fail to maintain certain cash flow minimums and/or a debt service coverage ratio, the cash generated by those subsidiaries will be restricted and unavailable for us to use, including use by us for discretionary spending and/or distributions to our shareholders (a "cash trap event"). The required cash flow minimums vary from pool to pool of the mortgages. If several of the pools were to fail to maintain the applicable minimums and/or ratio, our ability to make capital expenditures and distributions of cash to our shareholders would be materially limited. A cash trap event is currently in effect with respect to one of these pools secured by four of our warehouses. Approximately $4.5 million of our subsidiaries' cash was restricted as a result of this cash trap event as of December 31, 2009 and this amount as well as additional cash may be restricted for an indefinite period of time.

Covenants in our loan agreements could limit our flexibility and adversely affect our financial condition.

          The terms of certain of our debt instruments require us to comply with a number of financial covenants, as well as operational covenants, such as covenants with respect to interest coverage ratios, incurrence of indebtedness, disposition of assets and other matters. These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we have satisfied our payment obligations. If our properties were foreclosed upon, or if we are unable to refinance our indebtedness at maturity or meet our payment obligations, the amount of our distributable cash flows and our financial condition would be adversely affected.

          A total of 50 of our warehouses are financed under mortgage loans grouped into five pools. Certain covenants in the mortgage loan agreements place limits on our use of the cash flows associated with each pool, and place other restrictions on our use of the assets included within each pool. In addition, as a holder of equity interests in the borrowers under each of the pools, our claim to the assets contained in each pool would be subordinate to the claims of the holders of the indebtedness under each mortgage loan.

We are dependent on external sources of capital, the continuing availability of which is uncertain.

          In order to qualify as a REIT, we are required each year to distribute to our shareholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding capital gains), and we are subject to tax to the extent our income is not fully distributed. See "United States Federal Income Tax Considerations — Taxation of Our Company — Annual Distribution Requirements". Consequently, we may not be able to fund all future capital needs, including acquisition and development activities, from cash retained from operations and may have to rely on third-party sources of capital. Further, in order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then-prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from differences in timing between the actual receipt of cash and inclusion of income for United States federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. Our ability to access debt and equity capital on favorable terms or at all is dependent upon numerous factors, including the market value of our real estate assets and general conditions in the debt capital markets.

Additional Risks Related Specifically to the Formation Transactions

The consideration paid by us for the properties and other rights being contributed to us as part of the formation transactions has not been verified by appraisals or fairness opinions and may not reflect the fair market value of such assets.

          The amount of consideration we will pay for the temperature-controlled warehouses included in the formation transactions is based on management's estimate of fair market value and general market conditions for such properties. The amount of consideration we will pay was not determined as a result of arm's-length negotiations. In addition, Yucaipa, which has had a significant influence in the structuring of the formation transactions, is (through its affiliated funds) the owner of 49% of Versacold, the company from which such properties are being acquired. As a result of the formation transactions, Versacold will receive substantial economic benefits in the form of repayment of debt.

Failure to successfully complete the formation transactions or integrate the Versacold warehouses could harm our business and prevent us from achieving our strategic goals.

          We intend to complete the formation transactions because we believe they present the opportunity to combine a complementary business on favorable terms. As part of our long-term strategy, we intend to pursue similar transactions and acquisitions where they are economically and strategically justified. There can be no assurances that we will succeed in effectively managing the integration of the warehouses included in the formation transactions or any other businesses which we might acquire, including the integration of systems and technology. In addition, the integration of Versacold's operations into our existing operations will require the expenditure of significant resources before any of the expected synergies may be realized. In particular, the differences between Versacold's accounting system and our existing accounting system may make integration a costly and lengthy process. If the expected synergies from the formation transactions or any similar future transactions do not materialize, or we fail to successfully integrate such new businesses into our existing operations, results of our operations could be adversely affected.

We are assuming liabilities in connection with the formation transactions, including potential unknown liabilities.

          As part of the formation transactions, certain assets subject to existing liabilities will be consolidated into our company. Some of these liabilities may be unknown at the time this offering is consummated. Unknown liabilities might include liabilities for investigation or remediation of undisclosed environmental conditions, claims of warehouse tenants, employees, vendors or other persons dealing with the entities prior to this offering (including those that had not been asserted or threatened prior to this offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. Our recourse, if any, with respect to such liabilities may be limited. Any unknown liabilities which we assume in connection with the formation transactions could harm our financial condition.

Risks Related to Conflicts of Interest

We are a "controlled company", controlled by affiliates of Yucaipa, whose interests in our business may be different than yours.

          Upon completion of this offering, investment funds affiliated with Yucaipa will own 61.7% of our outstanding common shares. As a result, Yucaipa and its affiliates will, subject to applicable law, be able to designate a majority of the members of our board of trustees and control actions to be taken by us and our board of trustees, including amendments to our declaration of trust and bylaws, the approval of significant corporate transactions such as mergers or other sales of our company or our assets, as well as the issuance of additional common shares, the implementation of stock repurchase programs, and the declaration of dividends, in each case without regard to whether other members of our board of trustees or our other stockholders believe that a particular action is in their best interest.

          Additionally, Yucaipa and its affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. They may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

          Furthermore, because Yucaipa and its affiliates will control more than 50% of our voting power after giving effect to this offering, we will be considered a "controlled company" for the purposes of the NYSE listing requirements. As such, if listed on the NYSE, we would be exempt from the NYSE corporate governance requirements that our board of trustees, our compensation committee and our nominating and corporate governance committee meet the standard of independence established by those corporate governance requirements. As a result, our board of trustees and those committees may have more trustees that would not meet the NYSE independence standards than they would if those standards were to apply. The NYSE independence standards are intended to ensure that trustees who meet the independence standard are free of any conflicting interest that could influence their actions as trustees.

We may compete with Versacold, an entity in which our controlling shareholders hold a substantial interest which may increase to 100% shortly after the consummation of the formation transactions.

          After the completion of the formation transactions, Versacold will, subject to the non-competition and services agreement, be a potential competitor of ours in certain markets in which we operate and may in the future enter the markets in which our warehouses are located or markets that we are targeting for expansion. Versacold is currently 49% owned by certain private equity funds ultimately controlled by Yucaipa. These Versacold shareholders controlled by Yucaipa also hold an option to acquire the remaining 51% of the capital stock of Versacold and may exercise that option shortly after the consummation of the formation transactions.

          In connection with the closing of the formation transactions, we are entering into a non-competition and services agreement with Versacold pursuant to which (a) we and Versacold will provide each other with transitional services, including services relating to financial and accounting matters for up to three years, (b) Versacold and our company will cooperate to provide warehouse space and related logistics and other services on a preferred basis to the two companies' warehouse tenants and customers worldwide, (c) for so long as Yucaipa controls our company and holds its option to acquire 51% of Versacold's common stock or controls Versacold, Versacold will not pursue any temperature-controlled warehouse activities outside of Canada, and for so long as Yucaipa holds its option to acquire 51% of Versacold's common stock or controls Versacold, our company agrees it will not pursue any new temperature-controlled warehouse activities in Canada without providing Versacold the first opportunity to pursue such activities, except, in each case, in accordance with and subject to the terms and conditions of the non-competition and services agreement; and (d) our company and Versacold may share certain administrative and operational services and functions, such as information technology, human resources, engineering, process improvement resources, group insurance, equipment purchasing and payroll. Notwithstanding the existence of the non-competition and services agreement, for as long as Yucaipa exerts a controlling influence over the business and affairs of our company and to the extent that Yucaipa exerts a controlling influence over the business and affairs of Versacold, Yucaipa will have the ability to cause our company or Versacold to take actions that may be adverse to the interests of our other shareholders, including, without limitation, with respect to the acquisition and disposition of properties and other assets and the exploitation of business opportunities.

          Further, after the time that Yucaipa no longer controls our company, Versacold, even if it continues to be controlled by Yucaipa, will be permitted to compete with us in any market in which we operate.

Our declaration of trust contains provisions permitting certain of our shareholders to engage in the same businesses as ours and renouncing our interest and expectancy in certain business opportunities.

          Yucaipa and its affiliates have other investments and business activities in addition to their ownership of us. Under our declaration of trust, Yucaipa and its affiliates (and any of their respective officers, directors, trustees, partners, members, managers, employees or other agents ("related persons")) have the right, and have no obligation or duty to abstain from exercising such right, to: (i) engage or invest directly or indirectly in the same, similar or related business activities or lines of business as us, (ii) do business with any of our customers, suppliers or lessors or (iii) employ or otherwise engage any of our officers, trustees or employees. If Yucaipa or any of its affiliates or any of their related persons acquire knowledge of a potential transaction that could be a business opportunity, we will have no interest or expectancy in such opportunity, and they will have no obligation or duty to present, communicate or offer such business opportunity to us, our shareholders or our affiliates. Rather, they will have the right to hold and exploit such opportunity for their own account or to direct, recommend, sell, assign or otherwise transfer such opportunity to any person or entity.

          The only exception to the renunciation of business opportunities described above is in the event that a business opportunity is expressly offered to a related person solely in, and as a direct result of, his or her capacity as our trustee, officer or employee. In such cases, our declaration of trust provides that we do not renounce any interest or expectancy that we may have under applicable law in those business opportunities if they are opportunities (i) that we are financially able to undertake, (ii) that we are not prohibited by contract or applicable law from pursuing or undertaking, (iii) that, from their nature, are in our line of business, (iv) that are of practical advantage to us and (v) in which we have an interest or a reasonable expectancy. If our Chief Executive Officer, Chief Operating Officer or Chief Financial Officer shall be a related person by virtue of his or her respective relationship with Yucaipa, then any corporate opportunity offered to such officer shall be deemed to have been offered solely in, and as a direct result of, such officer's capacity as an officer of our company unless such offer clearly and expressly is presented to such officer solely in, and as a direct result of, his or her capacity as an officer, trustee, director, partner, member, manager, employee or other agent of Yucaipa.

          Therefore, a trustee or employee of our company who also serves as a director, trustee, officer, member, partner, manager or employee of Yucaipa or its affiliates may pursue certain business opportunities that may be complementary to our business and, as a result, such opportunities may not be available to us. On the date of this prospectus, two of our trustees and one of our trustee nominees — Messrs. Sleigh, Tochner and d'Abo, respectively — are related persons of Yucaipa. These potential conflicts of interest could have an material adverse effect on our business, financial condition, or results of operations if attractive business opportunities are allocated by Yucaipa to themselves or their other affiliates instead of to us. The terms of our declaration of trust are more fully described in "Policies with Respect to Certain Activities — Business Opportunities".

Upon expiration of the non-competition and services agreement with Versacold, we may not be able to obtain equally favorable terms from unaffiliated service providers.

          In connection with the closing of the formation transactions, we expect to enter into a non-competition and services agreement with Versacold, pursuant to which we will receive certain transition services. This agreement is described in detail in "Certain Relationships and Related Transactions". We have contracted with Versacold to provide these services, however, for only a limited period of time, which we expect to be three years following the consummation of the formation transactions. After this period, we expect to have developed the internal resources needed to provide these services ourselves. If our internal resources prove insufficient or have not been fully developed, we will need to obtain these services from unaffiliated third parties, which may be on terms more or less favorable than those we have negotiated with Versacold, or we will need to renegotiate and renew the terms of the services that Versacold was providing to us.

          While we believe the terms of the non-competition and services agreement are commercially reasonable, the terms of these arrangements may later prove to be more or less favorable than any arrangements we may make to provide these services internally or to obtain them from unaffiliated service providers in the future. We cannot assure you that when these agreements expire we will be able to provide these services ourselves or obtain them from other sources on comparable terms. As a result, we may need to incur substantial additional costs in order to provide or obtain replacement services after this agreement expires, and we may not be able to operate as effectively if the quality of the replacement services is inferior.

We may invest in, or co-invest with, our affiliates, which could result in conflicts of interest.

          We may in the future make investments in, enter into co-investment or joint venture arrangements with, or otherwise collaborate with and invest in other firms or entities, which may include our affiliates, including Yucaipa. Such activities could create conflicts of interest which could cause our company to take actions that are not in the best interests of all shareholders.

We have fiduciary duties as general partner to our operating partnership, which may result in conflicts of interests in representing your interests as shareholders of our company.

          Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our trustees and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties as a general partner to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company.

Risks Related to our Corporate Structure

Provisions of Maryland law may limit the ability of a third party to acquire control of our company.

          Under the MGCL, as applicable to REITs, certain "business combinations" (including certain issuances of equity securities) between a Maryland REIT and any person who beneficially owns ten percent or more of the voting power of the trust's shares (an "interested shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be approved by two super-majority shareholder votes unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares. Yucaipa beneficially owns more than 10% of our voting shares and would, therefore, be subject to the business combination provisions of the MGCL. However, pursuant to the statute, we have exempted any business combination involving Yucaipa and its affiliates and, consequently, the five-year prohibition and the super-majority vote requirements described above will not apply to a business combination between any of them and our company. In addition, our board of trustees has exempted any business combination between us and any person, provided that such business combination is first approved by our board of trustees (including a majority of our trustees who are not affiliates or associates of such persons). As a result, any person described above may be able to enter into business combinations with us, which may not be in the best interests of the shareholders, without compliance by us with the super-majority vote requirements and other provisions of the MGCL. Our board of trustees has adopted resolutions which provide that the aforementioned exemptions may not be rescinded by the board of trustees without the approval of our shareholders by the affirmative vote of a majority of the votes cast on the matter.

Our board of trustees can take many actions even if you and other shareholders disagree with such actions or if they are contrary to your interest.

          Our board of trustees has overall authority to oversee our operations and determine our major corporate policies. This authority includes significant flexibility to take certain actions without shareholder approval. For example, our board of trustees can do the following without shareholder approval:

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  issue additional shares, which could dilute your ownership;

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  amend our declaration of trust to increase or decrease the aggregate number of shares or the number of shares of any class or series;

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  classify or reclassify any unissued shares and set the preferences, rights and other terms of such classified or reclassified shares, which preferences, rights and terms could delay, defer or prevent a transaction or change in control which might involve a premium price for our common shares or otherwise be in the best interests of our shareholders;

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  employ and compensate affiliates;

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  change major policies, including policies relating to investments, financing, growth and debt capitalization;

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  enter into new lines of business; and

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  determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

          Any of these actions could increase our operating expenses, impact our ability to make distributions or reduce the value of our assets without giving you, as a shareholder, the right to vote.

          In addition, Maryland law permits our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common shareholders with the opportunity to realize a premium over the then current market price.

The REIT ownership limit rules and the related restrictions on ownership and transfer contained in our declaration of trust have an anti-takeover effect.

          In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year (other than the first taxable year for which the election to be treated as a REIT was made). See "United States Federal Income Tax Considerations — Taxation of Our Company — Organizational Requirements".

          To ensure that we will not fail to qualify as a REIT under this and other tests under the Code, the declaration of trust, subject to certain exceptions, authorizes our board of trustees to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person, other than Yucaipa and its affiliates, certain "look-through entities", and any excepted holder approved in accordance with our declaration of trust, to direct or indirect ownership of no more than 9.8% in value of the aggregate outstanding shares of beneficial interest and no more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding common shares. Pursuant to our declaration of trust, Yucaipa and its affiliates are excepted holders and may own up to 80% of the value of our aggregate outstanding shares (of all classes) and 80% of the aggregate number or value of our outstanding common shares. In addition, pursuant to our declaration of trust, certain "look-through entities", such as pension plans and mutual funds, may own up to 15% of our aggregate outstanding shares and 15% of our outstanding common shares. Our board of trustees, in its sole discretion, may exempt a person from the ownership limits described above. However, the board may not grant an exemption from these ownership limits if such exemption would result in the termination of our status as a REIT.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited.

          Our declaration of trust eliminates our trustees' and officers' liability to us and our shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our declaration of trust permits, and our bylaws require, us to indemnify our trustees and officers to the maximum extent permitted by Maryland law for liability actually incurred in connection with any proceeding to which they may be made, or threatened to be made, a party, except to the extent that the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or was the result of active and deliberate dishonesty, the trustee or officer actually received an improper personal benefit in money, property or services, or, in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our trustees and officers.

Our ability to invest in non-real estate assets is limited, which reduces our ability to diversify our investments.

          To qualify as a REIT, we must satisfy certain requirements concerning the nature of our assets and income, which may restrict our ability to invest in various types of assets. Without limiting the generality of the foregoing, (i) to ensure that the bulk of our investments are either equity or mortgage interests in real property, at least 75% of the value of our assets must consist of real estate assets, cash and cash items, and certain government securities, and (ii) to ensure a diversification of our non-real-property investments, we generally will not be able to acquire securities (other than securities that are treated as an interest in real property) of any single issuer that would represent either more than 5% of the total value of our assets or 10% of the total vote or value of the outstanding securities of such issuer. In addition, to satisfy the income requirements for qualification as a REIT, we generally will be restricted to acquiring assets that generate qualifying income for purposes of certain income tests. These restrictions could affect adversely our ability to optimize our portfolio of assets, by narrowing the range of investment opportunities that we may pursue. Accordingly, we may have less ability to diversify our investments than other companies that are not subject to the REIT requirements.

Risks Related to this Offering

There is currently no public market for our common shares, and a market for our common shares may never develop, which could result in purchasers in this offering being unable to monetize their investment.

          Prior to this offering, there has been no public market for our common shares. The public offering price for our common shares will be determined by negotiations between the underwriters and us. We cannot assure you that the public offering price will correspond to the price at which our common shares will trade in the public market subsequent to this offering or that the price of our common shares available in the public market will reflect our actual financial performance.

          Our common shares have been approved for listing on the NYSE under the symbol "ACRE". Listing on the NYSE does not ensure that an actual market will develop for our common shares. Accordingly, no assurance can be given as to:

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  the likelihood that an active market for the shares will develop;

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  the liquidity of any such market;

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  the ability of our shareholders to sell their common shares; or

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  the price that our shareholders may obtain for their common shares.

          Even if an active trading market develops, the market price of our common shares may be highly volatile and could be subject to wide fluctuations after this offering. Some of the factors that could negatively affect our shares price include:

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  actual or anticipated variations in our quarterly operating results;

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  changes in our earnings estimates or publication of research reports about us or the real estate industry;

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  increases in market interest rates, which may lead purchasers of our shares to demand a higher yield;

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  changes in market valuations of similar companies;

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  adverse market reaction to any increased indebtedness we incur in the future;

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  additions or departures of key personnel;

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  actions by institutional shareholders;

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  speculation in the press or investment community; and

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  general market and economic conditions.

Future offerings of debt securities, which would be senior to our common shares upon liquidation, or equity securities, which would dilute our existing shareholders and may be senior to our common shares for the purposes of distributions, may adversely affect the market price of our common shares.

          In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, secured notes and classes of preferred or common shares. Upon liquidation, holders of our debt securities and preferred shares and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common shares or both. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common shares and diluting their proportionate ownership.

A market expectation that the outstanding warrants and common shares held by Yucaipa-affiliated investment funds may be sold in a short period could adversely affect the market price for our common shares.

          Upon the consummation of this offering Yucaipa-affiliated investment funds will hold             common shares and warrants representing the right to purchase 18,574,619 common shares, which are exercisable at $9.81 per share, representing 13.5% of our common shares on a fully-exercised basis. Subject to applicable law, including the securities laws, and subject to the terms and provisions of a lock-up agreement that Yucaipa anticipates entering into with the underwriters in connection with this offering and the registration rights agreement with our company, Yucaipa may be permitted to dispose of all or a substantial portion of these common shares during a relatively short period of time. Under the terms of the lock-up agreement, the Yucaipa funds that own common shares will be prohibited from disposing of or hedging their common shares for a period of 180 days following completion of the offering subject to certain limited exceptions. See "Underwriting". Thereafter, the Yucaipa funds will be under no contractual obligations to refrain from disposing of or hedging any common shares, but will be subject to the securities laws in connection with any such disposition, and generally would only be able to dispose of or hedge common shares pursuant to an effective registration statement or under an exemption from the registration requirements of the Securities Act. The registration rights agreement permits such funds and certain of their affiliates to cause us, in certain instances, at our own expense, to file registration statements under the Securities Act covering sales of our common shares held by them. See "Shares Eligible for Future Sale — Rule 144" and "Shares Eligible for Future Sale — Registration Rights". Any sale into the public market of common shares at prices below the current market price could be expected to have a depressive effect on the market price of our common shares and could hinder our ability to raise additional equity capital in public or private offerings.

United States Federal Income Tax Risks

Failure to qualify as a REIT could adversely affect our operations and our ability to make distributions.

          We operate in a manner intended to satisfy the requirements for taxation as a REIT for United States federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service ("IRS") as to our REIT status, we have received the opinion (as further described in "United States Federal Income Tax Considerations") of our special tax counsel in connection with this prospectus, Arnall Golden Gregory LLP, to the effect that, commencing with our taxable year ended December 31, 1999, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT; our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT; and the acquisition of certain warehouses and operations of Versacold as a result of the formation transactions will not adversely affect our ability to continue to meet the requirements for qualification and taxation as a REIT. Investors should be aware, however, that opinions of counsel are not binding on the IRS or on any court. The opinion of Arnall Golden Gregory LLP represents only the view of our counsel based on our counsel's review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. Arnall Golden Gregory LLP has no obligation to advise us or the holders of our common shares of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law. Furthermore, our qualification and taxation as a REIT will depend on our satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. No assurance can be given that we will qualify as a REIT for any particular year. See "United States Federal Income Tax Considerations — Taxation of Our Company — General" and "United States Federal Income Tax Considerations — Taxation of Our Company — Organizational Requirements".

          If we were to fail to qualify as a REIT in any taxable year for which a REIT election has been made, then unless we were to obtain relief under certain statutory provisions, we would not be allowed a deduction for dividends paid to our shareholders in computing our taxable income and would be subject to United States federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Moreover, unless we were to obtain relief under certain statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year during which qualification is lost. Failure to qualify as a REIT would reduce our net earnings available for investment or distribution to our shareholders because of the additional tax liability to us for the years involved. In addition, we would no longer be compelled to make distributions under the Code. As a result of the additional tax liability, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us in order to pay the applicable tax. See "United States Federal Income Tax Considerations — Failure to Qualify".

To qualify as a REIT, we must meet annual distribution requirements, which could result in material harm to our company if they are not met.

          To obtain the favorable tax treatment accorded to REITs, among other requirements, we normally will be required each year to distribute to our shareholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and by excluding net capital gains. While historically we have satisfied this distribution requirement by making cash distributions to our shareholders, we may choose to satisfy this requirement by making distributions of cash or other property, including, in limited circumstances, our own common shares. We will be subject to United States federal income tax on our undistributed taxable income and net capital gain. In addition, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for such year, (b) 95% of our capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed by us, and (ii) retained amounts on which we pay United States federal income tax at the corporate level. See "United States Federal Income Tax Considerations — Taxation of Our Company — Annual Distribution Requirements". We intend to make distributions to our shareholders to comply with the requirements of the Code for REITs and to minimize or eliminate our United States federal income tax obligation. However, differences between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the distribution requirements of the Code. Certain types of assets generate substantial mismatches between taxable income and available cash. Such assets include rental real estate that has been financed through financing structures which require some or all of available cash flows to be used to service borrowings. As a result, the requirement to distribute a substantial portion of our taxable income could cause us to: (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms, or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, in order to comply with REIT requirements. Further, amounts distributed will not be available to fund our operations. Under certain circumstances, covenants and provisions in our existing and future debt instruments may prevent us from making distributions that we deem necessary to comply with REIT requirements. For example, as described under "— Risks Related to our Debt Financings — We may be unable to access our cash in the event that it becomes restricted by our financing agreements, which could reduce our liquidity", a cash trap event is currently in effect with respect to one of our mortgage loan pools (Pool 1A) resulting in a restriction on approximately $4.5 million of our subsidiaries' cash being distributed to us as of December 31, 2009. Our inability to make required distributions as a result of such covenants could threaten our status as a REIT and could result in adverse tax consequences for our company and shareholders.

Legislative or regulatory action relating to our tax attributes and other matters could adversely affect us and our shareholders.

          In recent years, numerous legislative, judicial and administrative changes have been made to the United States federal income tax laws applicable to investments in REITs and similar entities. Additional changes to tax laws are likely to continue to occur in the future, and we cannot assure you that any such changes will not adversely affect the taxation of a shareholder. Any such changes could have an adverse effect on an investment in our common shares. You are urged to consult with your tax advisor with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in common shares.

We may in the future choose to pay non-cash dividends using our common shares in which case shareholders may be required to pay income taxes without receiving cash.

          Although we have no current intention to do so, we may in the future distribute taxable dividends that are payable in cash and common shares. Under recently issued IRS Revenue Procedure 2010-12, a shareholder's tax liability with respect to such a dividend may be significantly greater than the amount of cash such shareholder actually receives. See "United States Federal Income Tax Considerations — Taxation of Taxable U.S. Shareholders — Distributions Generally".

Distributions payable by REITs do not qualify for the reduced tax rates that apply to certain other corporate distributions potentially making an investment in our company less advantageous for certain persons than an investment in an entity with different tax attributes.

          The maximum tax rate for distributions payable by corporations to individuals has generally been reduced to 15% through 2010. Distributions payable by REITs, however, generally continue to be taxed at the normal rate applicable to the individual recipient rather than the 15% preferential rate. Although these provisions do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate distributions could cause investors who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay distributions. This could adversely affect the value of the stock of REITs, including our common shares. See "United States Federal Income Tax Considerations — Tax Rates".

In certain circumstances, we may be subject to federal, state or foreign taxes, which would reduce our funds available for distribution to you.

          Even if we qualify and maintain our status as a REIT, we may be subject to certain United States federal, state or foreign taxes. See "United States Federal Income Tax Considerations — Taxation of Our Company — General". For example, net income from a "prohibited transaction" will be subject to a 100% tax. In addition, we may not be able to make sufficient distributions to avoid excise taxes. We may also decide to retain certain gains from the sale or other disposition of our property and pay income tax directly on such gains. In that event, our shareholders would be required to include such gains in income and would receive a corresponding credit for their share of taxes paid by us. Any net taxable income earned directly by a TRS will be subject to United States federal and state corporate income tax. We may also be subject to state, local, or foreign taxes on our income or property, either directly or at the level of our operating partnership or the other companies through which we indirectly own our assets. Any taxes we pay will reduce our funds available for distribution to you.

If our operating partnership failed to qualify as a disregarded entity or a partnership for United States federal income tax purposes, we would fail to qualify as a REIT and suffer other adverse consequences.

          We believe that our operating partnership is organized and will be operated in a manner so as to be treated initially as a disregarded entity for United States federal income tax purposes. Following the admission of additional limited partners, we intend that the operating partnership will be treated as a partnership for United States federal income tax purposes. As a disregarded entity or a partnership, our operating partnership will not be subject to United States federal income tax on its income. Instead, for all tax periods during which the operating partnership is treated as a disregarded entity, we will be required to take all of the operating partnership's income into account in computing our taxable income. For all tax periods during which the operating partnership is treated as a partnership, each of its partners, including us, will be allocated that partner's share of the operating partnership's income. No assurance can be provided, however, that the IRS will not challenge the status of our operating partnership as a disregarded entity or a partnership for United

States federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership as an association taxable as a corporation for United States federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, would cease to qualify as a REIT. Also, our operating partnership would then be subject to United States federal corporate income tax, which would reduce significantly the amount of its funds available for debt service and for distribution to its partners, including us. See "United States Federal Income Tax Considerations — Federal Income Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies".

The opinion of Arnall Golden Gregory LLP regarding our status as a REIT does not guarantee our ability to remain a REIT.

          Our special tax counsel in connection with this prospectus, Arnall Golden Gregory LLP, has rendered an opinion to us (as further described in "United States Federal Income Tax Considerations") to the effect that, commencing with our taxable year ended December 31, 1999, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT; our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT; and the acquisition of certain warehouses and operations of Versacold as a result of the formation transactions will not adversely affect our ability to continue to meet the requirements for qualification and taxation as a REIT. This opinion is based upon our representations as to the manner in which we will be owned, invest in assets, and operate, among other things. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Arnall Golden Gregory LLP. Accordingly, no assurances can be given that we will satisfy the REIT requirements in any particular taxable year. Also, the opinion of Arnall Golden Gregory LLP represents counsel's legal judgment based on the law in effect as of the date of the commencement of this offering, is not binding on the IRS or any court and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to the United States federal income tax laws, any of which could be applied retroactively. Arnall Golden Gregory LLP has no obligation to advise us or the holders of our common shares of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law.

Foreign investors may be subject to tax under the Foreign Investment Real Property Tax Act, or FIRPTA, on sale of common shares if we are unable to qualify as a "domestically controlled qualified investment entity" or if our common shares are not considered to be regularly traded on an established securities market.

          A foreign person disposing of a United States real property interest, including shares of a United States corporation whose assets consist principally of United States real property interests, or USRPIs, is generally subject to a tax, known as FIRPTA tax, on the gain recognized on the disposition. Such FIRPTA tax does not apply, however, to the disposition of stock in a REIT if the REIT is a "domestically controlled qualified investment entity". A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-United States holders. In the event that we do not constitute a domestically controlled qualified investment entity, a foreign person's sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a "United States real property interest" or "USRPI", provided that (1) the stock owned is of a class that is "regularly traded", as defined by applicable Treasury Regulations, on an established securities market, and (2) the selling non-United States holder held, actually and constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period. We believe that, following this offering, our common shares will be regularly traded on an established securities market within the meaning of the applicable Treasury Regulations. If we were to fail to so qualify as a domestically controlled qualified investment entity, and our common shares were to fail to be "regularly traded", gain realized by a foreign investor on a sale of our common shares would be subject to FIRPTA tax. No assurance can be given that we will satisfy either of these tests. See "United States Federal Income Tax Considerations — Taxation of Non-U.S. Shareholders — Disposition of Our Common Shares".

If our operating partnership were classified as a "publicly traded partnership" for United States federal income tax purposes, our status as a REIT and our ability to pay distributions to our shareholders could be adversely affected.

          We believe that our operating partnership is organized and will be operated in a manner so as to be treated initially as a disregarded entity for United States federal income tax purposes. Following the admission of additional limited partners, we intend that the operating partnership will be treated as a partnership for United States federal income tax purposes. Even though our operating partnership will not elect to be treated as an association taxable as a corporation, it may be taxed as a corporation if it is deemed to be a "publicly traded partnership". A publicly traded partnership is a partnership whose interests are traded on an established securities market or are considered readily tradable on a secondary market or the substantial equivalent thereof. We believe and currently intend to take the position that our operating partnership will not be classified as a publicly traded partnership because interests in our operating partnership will not be traded on an established securities market, and our operating partnership should satisfy certain safe harbors which prevent a partnership's interests from being treated as readily tradable on a secondary market or a substantial equivalent thereof. No assurance can be given, however, that the IRS would not assert that our operating partnership constitutes a publicly traded partnership or that facts and circumstances will not develop which could result in our operating partnership being treated as a publicly traded partnership. If the IRS were to assert successfully that our operating partnership is a publicly traded partnership, and at least 90% of our operating partnership's gross income did not consist of specified types of passive income, our operating partnership would be treated as an association taxable as a corporation and would be subject to corporate tax at the entity level. In such event, the character of our assets and items of gross income would change and would result in a termination of our status as a REIT. In addition, the imposition of a corporate tax on our operating partnership would reduce the amount of funds available for distribution to shareholders. See "United States Federal Income Tax Considerations — Federal Income Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies".

 FORWARD-LOOKING STATEMENTS

          We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance, cash flows and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions and demographics are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as "believes", "expects", "may", "will", "designed", "should", "seeks", "approximately", "intends", "plans", "pro forma", "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

  •
  adverse economic or real estate developments in our markets or the temperature-controlled warehouse industry;

  •
  general economic conditions;

  •
  defaults by warehouse tenants;

  •
  retention of warehouse tenants;

  •
  increased interest rates and operating costs;

  •
  our failure to obtain necessary outside financing;

  •
  risks related to, or restrictions contained in, our debt financing;

  •
  decreased storage rates or increased vacancy rates;

  •
  difficulties in identifying properties to acquire and completing acquisitions;

  •
  our failure to successfully operate acquired properties and operations;

  •
  our failure to maintain our status as a REIT;

  •
  environmental uncertainties and risks related to natural disasters;

  •
  financial market fluctuations;

  •
  actions by our competitors and their increasing ability to compete with us;

  •
  energy costs;

  •
  the competitive environment in which we operate; and

  •
  changes in foreign currency exchange rates.

          While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled "Risk Factors".

 USE OF PROCEEDS

          We estimate that our gross proceeds from the sale of 43,000,000 common shares by our company in this offering will be approximately $645,000,000 (approximately $741,750,000 if the underwriters fully exercise their option to purchase additional common shares), assuming an initial public offering price of $15.00 per common share, the mid-point of the range of prices indicated on the front cover of this prospectus. After deducting the underwriting discounts and commissions of this offering, we expect to receive net proceeds of approximately $606,300,000 (approximately $697,245,000 if the underwriters fully exercise their option to purchase additional common shares).

          We intend to use the proceeds of this offering, together with a portion of the proceeds of the concurrent issuance of the senior secured notes, to:

  •
  Acquire, in connection with the formation transactions, Versacold's warehouses and operations in the United States, Australia, New Zealand and Argentina, consisting of 74 warehouses of which 42 are owned (including 2 that are partly owned and partly leased), 24 are leased and 8 are managed on behalf of third parties. The consideration paid to Versacold will be used to (i) repay certain of Versacold's outstanding third-party indebtedness and pay prepayment penalties held by lenders not affiliated with Yucaipa; (ii) pay Versacold's transaction expenses, including accounting, legal and consulting fees and certain tax liabilities incurred in connection with the formation transactions; and (iii) fund the amount of cash and cash equivalents necessary to capitalize Versacold with CAD $45 million after giving effect to the formation transactions. Assuming a closing as of the pro forma date, the consideration for the formation transactions would have been approximately $729 million, consisting of (i) approximately $694 million of Versacold's outstanding third-party indebtedness (based on exchange rates and related derivative liabilities as of that date), accrued interest and prepayment penalties as of that date, (ii) approximately $9 million of transaction expenses and covered tax liabilities, and (iii) approximately $26 million necessary to capitalize Versacold with CAD $45 million after giving effect to the transaction;

  •
  Pay financial advisory fees of $30 million, debt offering fees of approximately $6 million and debt origination and structuring fees of approximately $1.5 million; and

  •
  Pay fees, expenses and taxes of approximately $46.5 million incurred in connection with this offering and the concurrent offering of the senior secured notes.

          A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per common share, the mid-point of the range indicated on the front cover of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $40.4 million, assuming the number of shares offered by us, as indicated on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions, financial advisory fees and estimated offering expenses payable by us.

          Any net proceeds remaining after the uses set forth above will be used for general corporate purposes and potentially to fund future acquisitions. Pending application of such net proceeds, we will invest such net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to qualify for taxation as a REIT.

          At the pro forma date, our intended use of the proceeds of this offering and the offering of the senior secured notes are summarized in the following sources and uses table:

(in thousands)
Sources of funds:
Gross proceeds from sale of common shares offered hereby(1)	$645,000
Gross proceeds from issuance of senior secured notes	300,000

Total	$945,000

Uses of funds:
Consideration for the formation transactions(2)	$728,543
Underwriting discounts and commissions, debt origination and structuring fees, and financial advisory fees(3)	76,200
Other expenses of the formation transactions(4)	46,500
Excess cash	93,757

Total	$945,000

(1)
Assumes an intial public offering price of $15.00 per common share, the mid-point of the range of prices indicated on the front cover of this prospectus.

(2)
Assuming a closing date as of April 2, 2010, the consideration for the formation transactions would have been approximately $744 million, consisting of (i) approximately $714 million of Versacold's outstanding third-party indebtedness (based on exchange rates and related derivative liabilities as of that date), accrued interest and prepayment penalties as of that date, (ii) approximately $9.5 million of transaction expenses and covered tax liabilities and (iii) approximately $20 million necessary to capitalize Versacold with CAD $45 million after giving effect to the transaction; however, these amounts will change based on currency fluctuations, increased expenses and changes in the amount of cash required to capitalize Versacold with CAD $45 million after giving effect to the transaction. The interest rates and maturity dates of such indebtedness are described in further detail in the Notes to Versacold's Consolidated Financial Statements on pages F-70 through F-72.

(3)
Consists of approximately $38.7 million for underwriting discounts and commissions related to this offering, $6 million for underwriting discounts and commissions related to the senior secured notes offering, $1.5 million of fees related to the revolving credit facilities, and $30 million in financial advisory fees.

(4)
Consists of anticipated payments of FIRPTA tax and Australian stamp tax totaling approximately $38 million and estimated legal, accounting and printing expenses related to this offering and the offering of the senior secured notes of approximately $8.5 million.

DISTRIBUTION POLICY

          We intend to continue to elect and qualify to be taxed as a REIT for United States federal income tax purposes. United States federal income tax law requires that a REIT distribute with respect to each year at least 90% of its annual REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. We will not be required to make distributions with respect to income derived from the activities conducted through our TRSs that is not distributed to us. To the extent our TRSs' income is not distributed and is instead reinvested in the operations of our TRSs, the value of our equity interest in our TRSs will increase. The aggregate value of the securities that we hold in our TRSs may not exceed 25% of the total value of our gross assets. Distributions from our TRSs to us will qualify for the 95% gross income test but will not qualify for the 75% gross income test. Therefore, in order to maintain our REIT status, distributions from our TRSs to us will not exceed 25% of our gross income with respect to any given taxable year. For more information, please see "United States Federal Income Tax Considerations — Taxation of Our Company — Ownership of Interests in Taxable REIT Subsidiaries".

          To satisfy the requirements to qualify as a REIT and generally not be subject to United States federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net income to holders of our common shares out of assets legally available therefor. On April 15, 2010, our board of trustees declared a distribution with respect to our second fiscal quarter of $21 million, subject to the consummation of this offering and the formation transactions, with a record date of July 15, 2010, payable on August 2, 2010. Any future distributions we make will be at the discretion of our board of trustees and will depend upon our earnings and financial condition, maintenance of REIT qualification, applicable provisions of the MGCL and such other factors as our board of trustees deems relevant.

          We anticipate that our distributions generally will be taxable as ordinary income to our shareholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital for United States federal income tax purposes. We will furnish annually to each of our shareholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. See "United States Federal Income Tax Considerations — Taxation of Taxable U.S. Shareholders" and "United States Federal Income Tax Considerations — Taxation of Non-U.S. Shareholders".

          The following table sets forth the distributions that have been paid and/or declared to date by our board of trustees with respect to our common and preferred shares since 2006. This table is based on our company on a stand-alone basis prior to the formation transactions. All share and per share amounts have been adjusted to give effect to the stock split of 1.75 for one of our common shares.

	Preferred Shares
Year Declared	# of Shares Outstanding	Dividends	Amount Declared per Share	Date Paid
2006	132	$13,200	$100.00	4/24/2006
2006	500	50,000	100.00	4/25/2006

Total 2006	632	$63,200

2007	132	$13,200	100.00	5/9/2007
2007	500	50,000	100.00	5/10/2007

Total 2007	632	$63,200

2008	132	$13,200	100.00	2/26/2008
2008	500	50,000	100.00	2/26/2008
2008	632	63,200	100.00	1/26/2009

Total 2008	632	$126,400

2009	632	$5,021	7.95	1/26/2009
2009	125	6,554	52.43	6/17/2009
2009	125	7,813	62.50	11/23/2009

Total 2009	125	$19,388

	Common Shares
Year Declared	# of Shares Outstanding	Dividends	Amount Declared per Share	Date Paid
2006	70,000,000	$11,000,000	$0.1571	4/27/2006
2006	70,000,000	10,000,000	0.1429	9/27/2006
2006	70,000,000	185,000,000	2.6429	12/14/2006	(a)

Total 2006		$206,000,000

2007	70,000,000	$8,000,000	0.1143	5/11/2007
2007	70,000,000	4,000,000	0.0571	8/7/2007

Total 2007		$12,000,000

2008	70,000,000	$6,000,000	0.0857	2/27/2008
2008	69,342,769	17,434,754	0.2514	1/15/2009

Total 2008		$23,434,754

2010	69,342,769	$7,373,407	0.1063	4/12/2010	(b)
2010	(c)	$21,000,000	(c)	(c)

(a)
During 2006, Americold defeased mortgage debt with proceeds from new mortgage loans. The proceeds from the new mortgage loans also yielded access to funds to consummate the acquisition from ConAgra Foods, Inc. of four temperature-controlled warehouses and a lease on a fifth temperature-controlled warehouse, with an option to purchase, and to provide a dividend of $185.0 million to common shareholders.

(b)
For the year ended December 31, 2009.

(c)
On April 15, 2010, our board of trustees declared a quarterly dividend totaling $21 million, subject to the consummation of this offering and the formation transactions, with a record date of July 15, 2010, payable on August 2, 2010.

CAPITALIZATION

          The following table sets forth (1) our historical capitalization as of December 31, 2009 and (2) our pro forma capitalization which gives effect to the formation transactions including the issuance of the senior secured notes and the sale of 43,000,000 common shares in this offering at an assumed public offering price of $15.00 per share, which is the mid-point of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions, financial advisory fees and estimated offering expenses payable by us and the use of proceeds thereof. You should read this table together with "Use of Proceeds", "Selected Financial Data", "Unaudited Pro Forma Condensed Combined Financial Statements", and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

	As of December 31, 2009
	Historical	Pro Forma
	(in thousands)
Cash and cash equivalents	$90,025	$199,951

Debt:
Borrowings under revolving credit facilities	$—	$—
Mortgage notes — net of discount of $16,912	1,033,088	1,033,088
Senior secured notes	—	300,000
Sale leaseback financing obligations	5,695	124,185
Capital lease obligations	53,813	62,760

Total debt	1,092,596	1,520,033

Shareholders' equity:
Preferred Shares of beneficial interest (1,000 authorized, 125 Series A preferred shares issued and outstanding historical, and 25,000,000 authorized and 125 Series A preferred shares issued and outstanding pro forma)	—	—
Common Shares of beneficial interest (100,000,000 authorized, 69,342,769 issued and outstanding historical, and 250,000,000 authorized and 112,342,769 issued and outstanding pro forma)	693	1,123
Paid in capital	512,903	1,119,968
Accumulated deficit	(133,011)	(100,092)
Accumulated other comprehensive loss	(12,010)	(12,010)

Total shareholders' equity	368,575	1,008,989

Total capitalization	$1,461,171	$2,529,022

 DILUTION

          Purchasers of our common shares offered in this prospectus will experience an immediate and substantial dilution of the net tangible book value of our common shares from the initial public offering price. At December 31, 2009, we had a net tangible book value of approximately $194 million, or $2.79 per common share outstanding. After giving effect to the sale of common shares offered hereby, including the use of proceeds as described under "Use of Proceeds", and the formation transactions, the issuance of the senior secured notes, the deduction of underwriting discounts and commissions, financial advisory fees and payment of the estimated expenses of the offering and formation transactions, the pro forma net tangible book value at December 31, 2009 attributable to common shareholders would have been $726 million, or $6.46 per common share. This amount represents an immediate increase in net tangible book value of $3.67 per common share to continuing investors and an immediate dilution in pro forma net tangible book value of $8.54 per common share from the public offering price of $15.00 per common share, the mid-point of the estimated price range shown on the cover of this prospectus, to new public investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$15.00
Net tangible book value per share before the formation transactions and sale of senior secured notes and this offering(1)	2.79
Net increase in pro forma net tangible book value per share attributable to the formation transactions and sale of senior secured notes and this offering	3.67

Pro forma net tangible book value per share after the formation transactions and sale of senior secured notes and this offering(2)		6.46

Dilution in pro forma net tangible book value per share to new investors(3)		$8.54

          In March 2008, Yucaipa-affiliated investment funds purchased the remaining 79.3% of our common shares that they did not already own for approximately $6.09 per share, and between December 2008 and December 2009, we granted stock options to certain of our officers and trustees with strike prices between $6.47 and $9.93 per share. Additionally, we issued warrants to Yucaipa-affiliated investment funds in December 2009 with an exercise price of $9.81 per share.

(1)
Net tangible book value per share of our common shares before the formation transactions and sale of senior secured notes and this offering is determined by dividing net tangible book value based on December 31, 2009 net book value of the tangible assets (consisting of shareholders' equity less intangible assets, which are comprised of goodwill, customer relationship intangibles and trade name, and below market leases net of above market leases) by the number of common shares outstanding at December 31, 2009 after this offering.

(2)
Based on pro forma net tangible book value of approximately $726 million divided by the sum of 112,342,769 common shares to be outstanding after this offering, not including             common shares issuable upon the exercise of all outstanding options, restricted stock awards and warrants.

(3)
Dilution is determined by subtracting pro forma net tangible book value per share of our common shares after giving effect to the formation transactions and issuance of senior secured notes and this offering from the initial public offering price paid by a new investor for a common share.

SELECTED FINANCIAL DATA

          The following tables set forth selected financial and operating data on an historical basis for our Americold predecessor and Americold successor. The historical selected financial and operating data as of and for the years ended December 31, 2007, 2006, 2005 and the period from January 1, 2008 to March 31, 2008 are referred to as "Americold predecessor" and represent the period of time when we were privately owned by Vornado (47.6% of our common shares), Crescent (at the time an affiliate of Morgan Stanley Real Estate) (31.7% of our common shares), and three affiliated investment funds of Yucaipa (20.7% of our common shares). On March 31, 2008, two of the three affiliated investment funds of Yucaipa, which had predecessor ownership of our company, along with two additional affiliated investment funds of Yucaipa, acquired the remaining 79.3% of our common shares from Vornado and Crescent which resulted in a change of control and a change in accounting basis. All periods subsequent to March 31, 2008 are referred to as "Americold successor".

          The historical selected consolidated financial and operating data as of December 31, 2009 and 2008, and for the year ended December 31, 2009, the periods April 1, 2008 to December 31, 2008 and January 1, 2008 to March 31, 2008, and the year ended December 31, 2007 have been derived from the audited historical consolidated financial statements of Americold predecessor and Americold successor included elsewhere in this prospectus. The selected historical consolidated financial and operating data as of and for the years ended December 31, 2006 and 2005 have been derived from the audited historical consolidated financial statements of Americold predecessor not included in this prospectus.

          You should read this financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements, the notes to our consolidated financial statements and the other financial information included elsewhere in this prospectus.

Selected Financial Data
(Amounts in thousands, except per share data)

	Americold Successor		Americold Predecessor
	Year Ended December 31, 2009	April 1, 2008 to December 31, 2008	January 1, 2008 to March 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Revenues:
Rent and storage revenue	$246,617	$199,453	$63,773	$271,594	$247,600	$239,504
Warehouse services	242,980	191,397	63,758	254,636	233,331	237,480
Transportation, warehouse management and other revenues	271,420	263,130	88,101	320,796	297,525	374,205

Total revenues	$761,017	653,980	215,632	847,026	778,456	851,189

Operating Expenses:
Rent, storage and warehouse cost of operations	320,205	259,732	89,084	373,696	327,942	323,655
Transportation and warehouse management cost of operations	243,829	240,934	81,558	295,459	273,446	329,254
Cost of operations related to other revenue	5,456	4,510	1,256	5,124	6,615	11,780
Depreciation, depletion and amortization	98,209	68,993	20,998	83,651	73,025	75,550
Impairment of intangible and long-lived assets	12,820	—	—	—	—	—
General and administrative	62,594	37,992	11,628	44,260	47,342	39,341

Total operating expenses	743,113	612,161	204,524	802,190	728,370	779,580

Operating income	17,904	41,819	11,108	44,836	50,086	71,609

Interest and debt expense	(65,517)	(49,361)	(16,122)	(65,168)	(81,890)	(56,294)
Interest income	168	572	275	2,607	5,009	2,422
Other income (expense)	284	827	8	(72)	1,787	14

(Loss) income before tax and gain on sale of real estate	(47,161)	(6,143)	(4,731)	(17,797)	(25,008)	17,751

Income tax benefit (expense)	4,363	(796)	79	(775)	(1,835)	(2,679)

(Loss) income before gain on sale of real estate	(42,798)	(6,939)	(4,652)	(18,572)	(26,843)	15,072

Gain on sale of real estate	—	—	—	1,161	2,098	—

Net (loss) income	(42,798)	(6,939)	(4,652)	(17,411)	(24,745)	15,072

Less preferred share dividends	19	63	63	63	63	63

Net (loss) income attributable to common shares	$(42,817)	$(7,002)	$(4,715)	$(17,474)	$(24,808)	$15,009

Per Common Share:
Net (loss) income — Basic	$(0.62)	$(0.10)	$(0.07)	$(0.25)	$(0.35)	$(0.21)
Net (loss) income — Diluted	$(0.62)	$(0.10)	$(0.07)	$(0.25)	$(0.35)	$(0.21)
Dividends declared on common shares	$—	$17,435	$6,000	$12,000	$206,000	$46,500
Dividends declared per common share	$—	$0.25	$0.09	$0.17	$2.94	$0.66
Weighted average common shares — Basic	69,343	69,343	70,000	70,000	70,000	70,000
Weighted average common shares — Diluted	69,343	69,343	70,000	70,000	70,000	70,000
Other Data:
Net cash provided by operating activities	$87,437	$62,731	$21,601	$51,158	$34,346	$86,355
Net cash used in investing activities	(37,627)	(35,820)	(3,337)	(95,493)	(64,239)	(916)
Net cash (used in) provided by financing activities	(26,507)	6,531	(8,021)	(25,300)	97,147	(81,715)

	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005
Balance Sheet Data:
Total assets	$1,585,370	$1,640,160	$1,446,975	$1,479,367	$1,371,523
Total debt(1)	1,092,596	1,095,150	1,119,279	1,125,094	756,743
Shareholders' equity	368,575	400,201	233,579	262,337	490,800

(1)
Includes capital lease and sale-leaseback obligations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

          The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and those of Versacold, each included elsewhere in this prospectus.

          Prior to or simultaneously with the completion of this offering, we will engage in certain transactions, which are designed to (i) consolidate our existing portfolio of temperature-controlled warehouses and related businesses with the warehouses and operations we will acquire from Versacold located in the United States, Australia, New Zealand, and Argentina, (ii) raise necessary funds to finance such consolidation, (iii) fund certain taxes and fees created by the formation transactions, and (iv) retain our status as a REIT. All of Versacold's domestic and overseas warehouses and operations will be combined with ours except for the Canadian properties it currently operates. We have excluded the Canadian properties from the warehouses being acquired in connection with the formation transactions, because their inclusion in the combined company would adversely impact our ability to continue to meet the REIT qualification requirement relating to the nature and diversification of our assets.

          The unaudited pro forma condensed combined financial statements give effect to these transactions, which are described in more detail in the accompanying notes. For the unaudited pro forma condensed combined statements of operations, the pro forma adjustments related to these transactions have been computed assuming the transaction was consummated at the beginning of the fiscal period presented. For the unaudited pro forma condensed combined balance sheet, the pro forma adjustments have been computed assuming the transactions were consummated on December 31, 2009.

          The unaudited pro forma condensed combined financial statements also give effect to transactions we and Versacold entered into with Yucaipa on March 31, 2008 and June 30, 2009, respectively (collectively, the "Yucaipa Investment"). As discussed in more detail in Note 2 to our and Versacold's consolidated financial statements, each included in this prospectus, Yucaipa acquired a controlling interest in our company and a material interest in Versacold resulting in a new basis of accounting and the need to reflect periods up to, and including, the respective acquisition dates (labeled "Americold predecessor" and "Versacold predecessor") and periods subsequent to the respective acquisition dates (labeled "Americold successor" and "Versacold successor"). Pro forma amounts have been computed to adjust Americold's and Versacold's predecessor statements of operations assuming the Yucaipa Investment was consummated at the beginning of the fiscal period presented. No pro forma adjustments are necessary for purposes of Americold's and Versacold's successor balance sheets as the accounting treatment of the Yucaipa Investment is already reflected in such balance sheets.

          Yucaipa's purchase of a 49% interest in Versacold, with an option to purchase the remaining 51%, resulted in Versacold and its parent becoming controlled for accounting purposes by Yucaipa. Therefore, we and Versacold are under common control beginning on June 30, 2009. Our combination with Versacold will therefore be treated as a merger of entities under common control. As such, no purchase accounting is reflected in the unaudited pro forma condensed combined financial statements as the assets will be combined at their respective carrying values.

          Our fiscal year end is December 31 and Versacold's fiscal year end is October 31. As a result, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 has been derived from:

  •
  the audited historical consolidated statement of income of Americold successor for the year ended December 31, 2009; and

  •
  the audited historical consolidated statement of operations of Versacold predecessor for the period from November 1, 2008 to June 30, 2009 and of Versacold successor for the period from July 1, 2009 to October 31, 2009.

          The unaudited pro forma condensed combined balance sheet as of December 31, 2009 has been derived from:

  •
  the audited historical consolidated balance sheet of Americold successor as of December 31, 2009; and

  •
  the unaudited historical consolidated balance sheet of Versacold successor as of January 31, 2010.

          The unaudited pro forma condensed combined financial statements presented are for illustrative purposes only and do not necessarily indicate the operating results or financial position that would have been achieved if the transactions had occurred at the beginning of the period presented, nor are they indicative of future operating results or financial position.

          These unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies or cost savings that we may achieve with respect to the combined companies, nor do they include the effects of restructuring activities.

          The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements and the historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

Americold Realty Trust
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2009
(amounts in thousands, except per share data)

	Americold Successor Historical	Versacold Successor Historical
			Versacold Predecessor Historical
				Versacold Predecessor Period Adjustments (2)			Company Pro Forma before Offering, Financing and Formation Transactions
	Year ended December 31, 2009					Versacold Canadian Separation Adjustments (3)
		Period from July 1, 2009 to October 31, 2009	Period from November 1, 2008 to June 30, 2009					Pro Forma Adjustments			Pro Forma
Rent, storage and warehouse services revenue	$489,597	$229,624	$418,039	$		$(158,046)	$979,214	$			$979,214
Transportation and warehouse management services	262,725	153,254	315,705			(102,211)	629,473				629,473
Other revenues	8,695						8,695				8,695

Revenues	761,017	382,878	733,744			(260,257)	1,617,382				1,617,382
Operating expenses:
Rent, storage and warehouse cost of operations	320,205	172,105	309,247			(116,091)	685,466				685,466
Transportation and warehouse management cost of operations	243,829	142,898	285,349			(92,821)	579,255				579,255
Cost of operations related to other revenue	5,456						5,456				5,456
Depreciation, depletion and amortization	98,209	17,605	52,859		(3,978)	(21,943)	142,752				142,752
Impairment of intangible and long-lived assets	12,820						12,820				12,820
General and administrative — merger transaction costs	5,346						5,346		(5,346	)(6)
General and administrative — other	57,248	13,349	24,160			(9,253)	85,504		(7,960	)(6)	77,544
Other operating (income) — net		(606)	(1,393)			1,759	(240)				(240)

Operating income (loss)	17,904	37,527	63,522		3,978	(21,908)	101,023		13,306		114,329
Interest and debt expense	(65,517)	(41,081)	(83,160)		(2,336)	88,159	(103,935)		3,620	(4)	(100,315)
Interest income	168						168				168
Foreign exchange gain/(loss)		16,437	7,998			(24,435)
Other non-operating income (expense) — net	284	1,981	(153)			(1,657)	455				455

(Loss) income before income taxes	(47,161)	14,864	(11,793)		1,642	40,159	(2,289)		16,926		14,637
Income tax benefit (expense)	4,363	(8,932)	(20,748)		493	12,106	(12,718)		15,838	(5)	3,120

Net (loss) income	(42,798)	5,932	(32,541)		2,135	52,265	(15,007)		32,764		17,757
Less preferred share dividends	19						19				19

Net (loss) income attributable to common shareholders	$(42,817)	$5,932	$(32,541)		$2,135	$52,265	$(15,026)		$32,764		$17,738

Earnings per share(7)
Basic earnings per share	$(0.62)
Diluted earnings per share	(0.62)
Number of shares used for calculation:
Basic earnings per share	69,343
Diluted earnings per share	69,343

See notes 8 and 9 for a discussion of pro forma EBITDA, Adjusted EBITDA, FFO attributable to common shareholders, Adjusted FFO attributable to common shareholders and FAD attributable to common shareholders.

Americold Realty Trust
Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2009
(amounts in thousands)

	Historical
	Americold Realty Trust December 31, 2009		Versacold International Corporation January 31, 2010		Conforming Adjustments(1)	Versacold Canadian Separation Adjustments(3)		Company Pro Forma before Offering, Financing and Formation Transactions	Pro Forma Adjustments			Pro Forma
Assets
Land, buildings and improvements — net		$988,679	$		$1,126,289		$(370,090)	$1,744,878	$				$1,744,878
Machinery and equipment — net		183,624			184,380		(55,088)	312,916					312,916
Capitalized leases — net		49,852			7,541		(370)	57,023					57,023
Property, plant and equipment — net				1,318,210	(1,318,210)
Cash and cash equivalents		90,025		18,477			(2,308)	106,194		93,757	(4)		199,951
Restricted cash		5,591						5,591					5,591
Accounts receivable, net of allowance for doubtful accounts		67,407		108,543			(29,235)	146,715					146,715
Due from related parties				8,189			(8,189)
Other receivables				9,992	(9,992)
Prepaid expenses				9,883	(9,883)
Leasehold interests — below-market leases		7,628			18,860		(4,060)	22,428					22,428
Identifiable Intangible assets — net		43,236		20,372			(6,043)	57,565					57,565
Deferred financing costs — net		1,685						1,685		10,000	(4)		11,685
Goodwill		124,700		69,455				194,155					194,155
Deferred income taxes				25,317	38,762		(36,797)	27,282		(19,535)	(5)		7,747
Deferred income taxes — long-term				8,762	(8,762)
Other current assets				10,062	(10,062)
Other non-current assets				19,977	(19,977)
Other assets		22,943			31,183		(9,324)	44,802					44,802

Total assets		$1,585,370		$1,627,239	$30,129		$(521,504)	$2,721,234		$84,222			$2,805,456

Liabilities and shareholders' equity (deficit)
Liabilities
Borrowings under revolving line of credit	$		$		$35,558	$		$35,558		$(35,558)	(4)	$
Short-term debt
Accounts payable, accrued expenses and other liabilities		77,237		140,356	29,814		(55,540)	191,867					191,867
Due to related party		8,521						8,521		(8,521	)(4)
Other non-current liabilities				29,814	(29,814)
Deferred tax liability		4,004		133,874	30,000		(3,071)	164,807		(122,688)	(4),(5)		42,119
Mortgage notes — net of debt discount		1,033,088			1,878			1,034,966		(1,878)	(4)		1,033,088
Long term debt — excluding current portion				1,134,574	(487,779)			646,795		(646,795)	(4)
Current maturities of long-term debt				62,805	(62,805)
Senior secured notes										300,000	(4)		300,000
Sale leaseback financing obligations		5,695			503,801		(385,311)	124,185					124,185
Capitalized lease obligations		53,813			9,347		(400)	62,760					62,760
Derivative liabilities				6,737				6,737		(6,737)	(4)
Due to Yucaipa				140,294			(140,294)
Leasehold interests — above-market leases		2,306			129			2,435					2,435
Unearned revenue		11,170			12,224		(4,342)	19,052					19,052
Deferred revenue				12,224	(12,224)
Pension and postretirement benefits		20,961						20,961					20,961

Total liabilities		1,216,795		1,660,678	30,129		(588,958)	2,318,644		(522,177)			1,796,467
Shareholders' equity (deficit)
Preferred shares of beneficial interest
Common shares of beneficial interest		693						693		430			1,123
Paid-in capital		512,903		(1,204)			67,454	579,153		540,815	(4)		1,119,968
Accumulated deficit		(133,011)		(32,235)				(165,246)		65,154	(4),(5)		(100,092)
Accumulated other comprehensive loss		(12,010)											(12,010)

Total shareholders' equity (deficit)		368,575		(33,439)			67,454	402,590		606,399			1,008,989

Total liabilities and shareholders' equity (deficit)		$1,585,370		$1,627,239	$30,129		$(521,504)	$2,721,234		$84,222			$2,805,456

 Notes to Pro Forma Financial Statements

(dollars in thousands)

(1)
Conforming Adjustments — These pro forma adjustments represent reclassifications of Versacold's historical balances to conform to Americold's financial statement presentation, which will be used by the combined entity. These adjustments include $129 for above-market leases that were included in other assets on Versacold's balance sheet and are presented as liabilities on Americold's balance sheet and $30,000 of deferred tax liabilities, included in the net deferred tax assets of Versacold. Because this deferred tax liability will be settled in the formation transactions, this liability was reclassified (See note 4 below).

(2)
Adjustment to Predecessor Periods — During the pro forma period presented, we and Versacold's parent entered into transactions with Yucaipa that resulted in changed bases of accounting. The adjustments in these columns reflect the pro forma effects assuming the transactions occurred at the beginning of the fiscal period presented. The transactions are described in more detail in Note 2 to our and Versacold's consolidated financial statements, included elsewhere in this prospectus.

  The following pro forma adjustments of depreciation and amortization expense give effect to the change in basis, resulting from Yucaipa's investment in Versacold, as if it occurred at the beginning of the period presented:

	Property, Plant and Equipment Excluding Land	Intangible Assets	Total
Asset balances resulting from the transaction as of beginning of period	$750,276	$15,000	N/A
Divided by weighted average life (in years) as of beginning of period	18	7
Pro forma annual depreciation and amortization expense	$42,487	$2,142	$44,629
Historical annual depreciation and amortization expense	37,829	12,329	50,158

Pro forma increase of depreciation and amortization expense for the period ended June 30, 2009	$28,324	$1,428	$29,752
Historical interim depreciation and amortization expense	29,227	4,503	33,730

Pro forma decrease of depreciation and amortization expense for the period ended June 30, 2009	$(903)	$(3,075)	$(3,978)

  Interest expense increased by $2,336 for the period ended June 30, 2009, as a result of changes in the fair value of debt obligations. The tax benefit of $493 for the period from November 1, 2008 to June 30, 2009 resulted from adjustments related to the assets calculated at a statutory tax rate of 30%.

(3)
Versacold Canadian Separation Adjustments — The adjustments in this column represent the elimination of the net assets and results of operations of Canadian properties, currently operated by Versacold, that will not be acquired by Americold as their inclusion in the combined company would adversely impact our ability to continue to meet the REIT qualification requirements relating to the nature and diversification of our assets. These unaudited pro forma condensed combined financial statements have been derived from information prepared in accordance with U.S. GAAP. Other than the financial statements prepared in connection with this offering, the financial statements of Versacold have historically been prepared in accordance with generally accepted accounting principles in Canada or International Financial Reporting Standards.

(4)
Adjustments Related to the Offering and Financing Transactions — As a result of this offering, we expect to issue 43,000,000 of our common shares for a price of $15.00 per share (based on the mid-point of the estimated price range set forth on the cover of this prospectus), which are estimated to result in gross offering proceeds of $645,000. After deducting estimated underwriting discounts and commissions and financial advisory fees and other expenses of the formation transactions shown in the table below, we expect this offering and the offering of the senior secured notes to result in excess cash to our company of approximately $93,757.

  Prior to or simultaneous with the completion of this offering, a subsidiary of our operating partnership will issue new senior secured notes, secured by certain of the warehouses to be consolidated into our company in connection with the formation transactions. We have assumed the issuance of $300,000 of new senior secured notes and that the interest rate on the new senior secured notes will be 8%. After deducting $8,500 in estimated costs of issuing the new senior secured notes, we expect the issuance of the new senior secured notes to result in net proceeds to our company of $291,500. The $8,500 in debt issuance costs are assumed to be capitalized and amortized to interest expense over the term of the new senior secured notes, which is assumed to be 10 years. In addition, we anticipate incurring $1,500 of fees and expenses related to revolving credit facilities.

  Our intended use of the proceeds of this offering and the offering of the senior secured notes are summarized in the following sources and uses table(1):

Sources of funds:
Gross proceeds from sale of common shares offered hereby(2)	$645,000
Gross proceeds from issuance of senior secured notes	300,000

Total	$945,000

Uses of funds:
Consideration for the formation transactions	$728,543
Underwriting discounts and commissions, debt origination and structuring fees, and financial advisory fees	76,200
Other expenses of the formation transactions(3)	46,500
Excess cash	93,757

Total	$945,000

    (1)
    Assumes a closing date as of the pro forma date; however these amounts will change based on currency fluctuations, increased expenses and cash required to capitalize Versacold with approximately CAD $45 million after giving effect to the formation transactions.

    (2)
    Assumes no exercise of underwriters' option to purchase additional common shares.

    (3)
    Includes anticipated payment of FIRPTA tax recorded as deferred income taxes and anticipated payment of Australian stamp tax (totaling approximately $38,000), and payment of legal, accounting and printing expenses ($8,500).

  Versacold intends to apply the consideration for the formation transactions to:

Long term debt, excluding current portion	$646,795
Borrowings under revolving line of credit	35,558
Mortgage notes	1,878
Derivative liabilities	6,737
Excess cash	26,085
Prepayment penalties	2,969
Due from related party	8,521

Total as of the pro forma date	$728,543

           Additional use of the consideration for the formation transactions based on an assumed April 2, 2010 closing date would be:

Increase in revolving credit line balance	$5,983
Accrued interest payable on debt	2,085
Increases due to currency changes	12,323
Increase in due from related party	1,000
Additional prepayment penalties	26
Reduction in excess cash	(6,100)

Total changes subsequent to the pro forma date	15,317
Total use of proceeds for the formation transactions as of an assumed April 2, 2010 closing date	$743,860

  Assuming (1) the repayment of the Versacold debt noted above and (2) the issuance of the new senior secured notes had occurred as of January 1, 2009, pro forma interest expense for the year ended December 31, 2009 has been reduced by $3,620, as follows:

Year Ended December 31, 2009
Interest expense on the new senior secured notes	$(24,000)
Amortization of deferred debt issuance costs	(1,225)
Less: Reduction in interest expense for repayment of Versacold debt	28,845

Pro forma adjustment to interest expense	$3,620

  A 1/8% variance in the assumed interest rate on the new senior secured notes would change annual interest expense by $375.

(5)
Following completion of this offering and the formation transactions, substantially all of our assets will be held by, and our operations conducted by, a newly formed operating partnership. This structure is commonly referred to as an umbrella partnership REIT, or UPREIT, structure. These adjustments reflect the effects of REIT structure as if we were operating under this new operating partnership since January 1, 2009, which (i) removes corporate level taxes related to the earnings derived from the Versacold qualified REIT activities, (ii) includes taxes attributable to certain activities that do not qualify as REIT activities and will be operated through TRSs, which are subject to income tax at regular corporate rates and (iii) includes foreign taxes attributable to foreign operations. The segregation of Versacold's operations between REIT qualifying and non-qualifying activities for the pro forma periods was performed in a manner consistent with our methodology of separating such activities.

  (a)
  Deferred income tax liability reduced by $92,688.

  (b)
  Deferred income tax assets reduced by $19,535.

  (c)
  Accumulated deficit reduced by $73,154.

  (d)
  Income tax expense reduced by $15,838.

(6)
Acquisition Related Costs — For the year ended December 31, 2009, we incurred $5,346 in acquisition related costs related to the acquisition of warehouses and operations of Versacold located in the United States, Australia, New Zealand and Argentina. In return for an exclusive negotiating commitment concerning the acquisition of Versacold warehouses, we issued warrants to purchase 18,574,619 common shares and we incurred $7,960 of compensation expense. As these costs are direct and incremental costs of the acquisition and are non-recurring, such costs have been eliminated in determining the pro forma condensed combined results of operations for the year ended December 31, 2009.

(7)
Earnings per share and weighted average shares outstanding reflect the historical number of common shares used to calculate our earnings per share, adjusted based on an expected issuance of 43,000,000 of our common shares.

(8)
EBITDA and Adjusted EBITDA — EBITDA and Adjusted EBITDA for Americold for the year ended December 31, 2009 were $116,565 and $145,904, respectively. On a pro forma basis, EBITDA and Adjusted EBITDA for Americold for the year ended December 31, 2009 were $257,704 and $273,737, respectively.

The terms "EBITDA" and "Adjusted EBITDA" are defined in the section entitled "Certain Defined Terms" in the forepart of this prospectus. For a reconciliation of our historical net EBITDA for the periods presented, see "Summary Selected Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Data." The following table sets forth a reconciliation of our pro forma net income to pro forma EBITDA and Adjusted EBITDA for the periods presented:

Year Ended December 31, 2009
Pro forma net income	$17,757
Adjustments:
Depreciation, depletion and amortization	142,752
Interest expense	100,315
Income tax benefit	(3,120)

Pro forma EBITDA	257,704
Adjustments:
Impairment of intangible and long-lived assets	12,820
Restructuring costs	3,213

Pro forma Adjusted EBITDA	$273,737

(9)
FFO Attributable to Common Shareholders, Adjusted FFO Attributable to Common Shareholders and FAD Attributable to Common Shareholders — FFO attributable to common shareholders, Adjusted FFO attributable to common shareholders and FAD attributable to common shareholders for the year ended December 31, 2009 were $22,822, $52,161 and $54,107, respectively. On a pro forma basis, FFO attributable to common shareholders, Adjusted FFO attributable to common shareholders and FAD attributable to common shareholders for the year ended December 31, 2009 were $107,709, $123,742 and $134,309, respectively.

  The terms "FFO" and "FAD" are defined in the section entitled "Certain Defined Terms" in the forepart of this prospectus. For a reconciliation of our historical net income (loss) to FFO attributable to common shareholders, Adjusted FFO attributable to common shareholders and FAD attributable to common shareholders see "Summary Selected Historical Consolidated and Unaudited Pro Forma Condensed Combined Financial Data." The following table sets forth a reconciliation of our pro forma net income to pro forma FFO attributable to common shares, to pro forma Adjusted FFO attributable to common shareholders and to pro forma FAD attributable to common shareholders for the periods presented:

Year Ended December 31, 2009
Pro forma net income	$17,757
Preferred share dividends	(19)

Pro forma net income available to common shareholders	17,738
Adjustments:
Net gain on sale of depreciable real property	(272)
Real estate related depreciation and amortization	90,243

Pro forma FFO attributable to common shareholders	107,709
Adjustments:
Impairment of intangible and long-lived assets	12,820
Restructuring costs	3,213

Pro forma Adjusted FFO attributable to common shareholders	123,742
Adjustments:
Non-real estate depreciation and intangible amortization	52,509
Maintenance capital expenditures	(43,286)
Restructuring costs	(3,213)
Compensation expense for options	740
Amortization of deferred financing	1,344
Amortization of debt discount	2,022
Amortization of above market leases	(2,228)
Amortization of below market leases	2,154
Straight line rent	525

Pro forma FAD attributable to common shareholders	$134,309

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

          The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Formation and Structure of Our Company", "Unaudited Pro Forma Condensed Combined Financial Statements", "Certain Defined Terms" (where the terms EBITDA, segment EBITDA and pro forma are defined), our audited consolidated financial statements and notes thereto as of December 31, 2009 and 2008 and for the year ended December 31, 2009, the periods January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008, and the year ended December 31, 2007. The results of operations, cash flows, segment EBITDA, funds from operations and funds available for distribution of the Americold predecessor and Americold successor entities for the periods January 1, 2008 to March 31, 2008 and April 1, 2008 to December 31, 2008, respectively, have been combined for comparison purposes to present twelve months of data for 2008. We believe the combined results of operations, including segment information, for the year ended December 31, 2008 provide management and investors with a more meaningful perspective on our financial and operational performance than if we did not combine the results of operations of the Americold predecessor and the Americold successor in this manner. The combined results of operations are non-GAAP financial measures, do not include any pro forma assumptions or adjustments and should not be used in isolation or substitution of Americold predecessor and Americold successor results.

          Where appropriate, the following discussion includes analysis of the effects of the formation transactions and this offering. These effects are reflected in the unaudited pro forma condensed combined financial statements located elsewhere in this prospectus. Unless otherwise indicated, references in the discussion below to "we", "our", "us", or "our company" refer to our Americold predecessor and/or Americold successor (as applicable).

Management's Overview

Our Company

          We are a real estate company focused on the ownership, operation, acquisition and development of temperature-controlled warehouses. Our warehouses are an integral part of the supply chain linking food producers, distributors and retailers who store products in temperature-controlled warehouses and use related services for frozen and perishable food products such as frozen entrees, meat, seafood, fruits and vegetables. We are a self-administered and self-managed real estate company that intends to continue to operate as a REIT for United States federal income tax purposes.

Formation Transactions

          In conjunction with this offering, we will complete the formation transactions pursuant to which, among other things, we will use a substantial portion of the net proceeds of this offering and the issuance of the senior secured notes to fund our acquisition of Versacold's warehouses and operations in the United States, Australia, New Zealand and Argentina, consisting of 74 warehouses, of which 42 are owned (including 2 that are partly owned and partly leased), 24 are leased and 8 are managed on behalf of third parties. As part of the formation transactions, we will contribute substantially all of our assets and liabilities, as well as direct and indirect interests in our warehouses, to our operating partnership, and our operating partnership will issue 100% of its limited partner units to a subsidiary of our company and 100% of its general partner units to our company. For additional information, please refer to "Formation and Structure of Our Company".

          Due to Yucaipa's acquisition of 49% of Versacold on June 30, 2009 and an option to acquire the additional 51%, and in consideration of the effective transfer of risks and rewards of ownership, Americold and Versacold are deemed, for accounting purposes, to be under common control.

Accordingly, beginning June 30, 2009 and upon consummation of the formation transactions, the accounting for the formation transactions will result in a combination of the financial statements of Americold and the portion of Versacold's business that is subject to the formation transactions.

Revenue Base

          The primary source of our operating revenues and earnings is warehouse revenue received from warehouse tenants. We seek earnings growth primarily through increases in warehouse tenant occupancy, construction of new temperature-controlled warehouses, expansion of existing temperature-controlled warehouses, joint ventures and acquisitions. We also generate incremental revenues through our ancillary services, which augment our warehouse offerings. These ancillary services include handling services, transportation services, management of third-party-owned warehouses and supply chain solutions.

Business Objectives and Strategy

          Our primary business objectives are to maximize sustainable long-term growth in earnings, funds from operations and funds available for distribution and to maximize total return to our shareholders. In our pursuit of these objectives, we will seek to:

  •
  maximize the earnings power of our existing real estate portfolio by optimizing occupancy in our warehouses, increasing our share of new and existing warehouse tenants' spending on temperature-controlled storage, increasing our storage income and lowering our costs;

  •
  capitalize on the global consolidation of the temperature-controlled warehouse industry;

  •
  expand our real estate portfolio in underdeveloped markets, including China, Brazil and Eastern Europe;

  •
  solidify our position as the warehouse provider of choice for global food producers and retailers; and

  •
  maintain our balance sheet strength and lower our cost of capital.

          We will continue to focus our growth strategies on improving the operating performance of our existing temperature-controlled warehouse properties primarily through occupancy management, increased revenue by providing our warehouse tenants with value-added storage and ancillary services and cost reduction efforts. We expect potential future increases in warehouse storage income to come primarily from construction of new warehouses, expansion of existing warehouses and acquisitions and increases in occupancy and rates.

Factors that May Influence Future Results of Operations

Current Global Market and Economic Conditions

          Recent global market and economic conditions have been unprecedented, challenging and unpredictable with significantly tighter credit and declining economic growth. Continued concerns about the availability and cost of credit, the declining real estate market and geopolitical issues have contributed to increased market volatility and decreased expectations for the global economy. We believe that due to current global market and economic conditions, growth of our near-term earnings in the United States may be limited, and certain of our current warehouse tenants may experience bankruptcy, insolvency or financial distress. The principal risks to our business outlook stemming from the continuation or further economic decline of the United States economy, the local economies of our target markets and the international markets include:

  •
  warehouse tenant defaults;

  •
  reduced demand for warehouse space;

  •
  increased vacancies;

  •
  inability to retain warehouse tenants;

  •
  economic concessions to warehouse tenants;

  •
  inability to borrow on acceptable terms;

  •
  decreased value of our properties and related impact on our ability to obtain attractive prices on sales or obtain secured debt financing; and

  •
  illiquidity and decreased value of our short-term investments and cash deposits.

Our Response to the Recent Economic Downturn

          In light of the recent economic downturn, we are increasing our focus on our operations with a special emphasis on warehouse tenant retention and occupancy. We have realigned and streamlined internal resources as well as our overhead structure to meet the current and future needs of our business and have taken further steps to strengthen our capital and liquidity position. We ceased operations at two warehouses: one leased warehouse in California and one managed warehouse in Virginia. For the year ended December 31, 2009, those warehouses contributed approximately $3.8 million and $5.9 million in revenue, respectively. See also "— Focus on Our Cost Structure".

          Our priorities are maximizing the earnings power of our existing real estate portfolio, capitalizing on the global consolidation of the temperature-controlled warehouse industry, expanding our real estate portfolio in underdeveloped markets, solidifying our position as the warehouse provider of choice for global food producers and retailers, maintaining our balance sheet strength and lowering our cost of capital. Our goal is to do what we consider best for long-term value creation and enhancement of our net asset value. As we look forward, our objective is to emerge from this downturn in a competitive position to take advantage of opportunities as they arise, with our long-term earnings capacity enhanced.

          We also believe our investment focus on the largest and most active distribution markets in the United States, our monitoring of markets and submarket demand and supply imbalances and our geographic diversity help mitigate the risks of national, local and international economic downturns. In addition, we expect the following key industry trends to positively affect our industry:

  •
  Continuation of manufacturers' outsourcing refrigeration and warehousing of their products;

  •
  Continuation of manufacturers' outsourcing the logistical services, further increasing the attractiveness of our overall service offering;

  •
  Further globalization of demand and manufacturing of our warehouse tenants products;

  •
  Increased demand for frozen foods; and

  •
  Expansion of customer needs for staging and warehousing near seaports and major intermodal facilities.

          See "Overview of the Global Temperature-Controlled Warehouse Industry" for additional information.

Focus on Our Cost Structure

          To position ourselves to meet the challenges of the current business environment, we implemented a lean approach to our existing processes, along with a cost reduction plan beginning in the fourth quarter of 2008. As a result, we recognized severance charges of approximately $1.8 million in the fourth quarter of 2008. We have continued these initiatives into 2009, and, for the year ended December 31, 2009, we have incurred further severance charges of approximately $3.2 million. These charges are primarily associated with warehouse consolidation, streamlined processes and process reengineering recognized at the corporate levels. Through December 31, 2009, we have incurred a total of $5.0 million in restructuring costs associated with our cost-reduction plan. As part of this plan, we reduced our total company-wide headcount by 13% and reduced our variable third-party expenditures, including power consumption costs. In executing these cost-saving efforts, we believe that we have preserved our ability to serve our warehouse tenants and manage our operating portfolio. While we have removed excess capacity, we believe that we have retained our key talent and strengthened our service offerings.

Historical Significant Customer

          For the year ended December 31, 2009, transportation segment revenues from a single customer were $56.7 million. This customer operated under a transportation contract under which we were paid to arrange product shipment needs through our network of carriers for a nominal margin of approximately 3%. The term of this contract expired in the second quarter of 2009, but the contract was extended on a month-to-month basis through September 2009, at which time it terminated and the customer transferred the transportation service in-house. As a result, our transportation revenues declined by $27.5 million in the fourth quarter of 2009 and our margins in that segment improved given that our historical margins on the remaining business exceeds the margin from this contract.

Warehouse Revenues

          For the year ended December 31, 2009, warehouse revenues constituted approximately 64% of our total revenues and our warehouse segment provided 88% of our total segment EBITDA. Substantially all of the warehouse revenue that we have received in the past and that we anticipate receiving in the future is derived from providing space to warehouse tenants in our temperature-controlled storage warehouses. We receive additional revenues from related core services that we provide and a wide array of complementary services. Included in core services are:

  •
  the receipt, handling and placement of products into the warehouse for storage and preservation;

  •
  retrieval of product from storage upon customer request;

  •
  blast freezing, which involves the rapid freezing of non-frozen products such as fruits and vegetables and seafood as required to preserve products; and

  •
  other recurring services including selecting specific product cases, building pallets of product, labeling and marking products for export and loading outbound trucks.

          The amount of warehouse revenue generated by the properties in our portfolio depends principally on our ability to maintain the occupancy levels of currently used storage space and to utilize available space that is not being used by current warehouse tenants. The amount of warehouse revenue generated by us also depends on our ability to maintain or increase rental rates at our warehouses.

          We generally provide storage space to our warehouse tenants on the basis of terms and conditions, including storage and handling rates, set forth in term sheets or other similar documentation outlining the terms of our relationship with our warehouse tenants. As such, warehouse tenants generally pay only for the space they use to store their products and have no long-term obligation to store their products with us. Notwithstanding this, in certain warehouses where we provide space to a single or a limited number of warehouse tenants, the warehouse tenants have long-term obligations (generally three to ten years) to store their products with us, and we have an obligation during the term of such agreements to make warehouse space available. Upon receipt of a customer's product, we charge the customer in advance for up to 30 days of storage and for both the inbound and outbound handling. In addition, to the extent the product is still stored in the warehouse during the following month, we will bill the customer a storage recharge. Storage is generally charged on a per-pallet or on a per-hundred weight basis.

          Warehousing rates are generally evaluated for adjustment on an annual basis on a system-wide basis or, in the case of contracted business, individually for specific warehouse tenants. In the absence of contractually defined adjustment procedures, system-wide rates are generally adjusted each year to offset increased operating costs. For business that is under contract, the rate structures are reviewed individually by account managers to evaluate changes in our cost structure, the warehouse tenant's product mix, as well as specific adjustment procedures (such as changes in the Producer Price Index or Consumer Price Index) in accordance with procedures set forth in the applicable contract. Because our costs generally increase each year, these adjustments mostly result in rate increases. The general effect of such rate adjustments is to increase our revenue which then acts to offset increased operating costs.

Transportation Revenues

          For the year ended December 31, 2009, transportation revenues constituted approximately 24% of our total revenues and our transportation segment provided 6% of our total segment EBITDA. We offer a diverse array of value-added transportation services, including (a) less-than-full-truckload transportation on a regional or national basis where customers' small lot product is consolidated with other customers' product for delivery on a fixed schedule to retailer and food service customers, (b) truckload brokerage services, (c) integrated full transportation services to customers who outsource a significant portion of transportation business, (d) multi-vendor consolidation, which is a retailer focused program, (e) shuttle services, which involves moving products between production sites and our warehouses over short distances, and (f) reverse logistics, which involves the return of damaged and unsaleable products.

          Historically, we have offered our transportation services to our warehouse tenants primarily on a brokerage basis and we have not owned the transportation assets, such as the trucks and containers, used in the provision of such services. The formation transactions will result in the expansion of our ownership of such transportation assets and our asset-based transportation services, including the provision of such services to non-warehouse tenants. We do not currently expect any other expansion of our asset-based transportation services.

Warehouse Management Revenues

          For the year ended December 31, 2009, warehouse management revenues constituted approximately 11% of our total revenues and our warehouse management segment provided 3% of our total segment EBITDA. We operate certain warehouses that we do not own on behalf of third parties. Our warehouse management division provides a complete logistics outsourcing solution by managing all aspects of the warehouse operations. We operate these warehouses on a cost reimbursement basis. In addition, we receive a fixed management fee.

Operating Expenses

          Cost of operations (excluding depreciation, depletion and amortization) for warehousing consists primarily of employee wages and benefits and facility occupancy costs (including utilities, insurance, property taxes and maintenance). Cost of operations for transportation consists primarily of third-party carrier charges. Warehouse management costs of operations consist primarily of employee wages and benefits and facility occupancy costs. Trends in cost of operations are influenced by changes in headcount and compensation levels, changes in customer service requirements, workforce productivity, variability in costs associated with medical insurance and workers compensation and changes in third-party freight costs.

          General and administrative expenses consist primarily of wages and benefits for management, administrative and information technology personnel, as well as expenses related to communications and data processing, travel, professional fees, training and office equipment and supplies. Trends in general and administrative expenses are influenced by changes in headcount and compensation levels, achievement of incentive compensation targets and variability in costs associated with medical insurance. To position ourselves to meet the challenges of the current business environment, we have implemented a lean approach to our existing processes, along with a cost reduction plan that began in the fourth quarter of 2008. See "— Focus on our Cost Structure" above.

          Our depreciation, depletion and amortization charges result primarily from the capital-intensive nature of our business. The principal components of depreciation relate to the warehouse facilities, which include buildings and improvements, refrigeration equipment, racking, leasehold improvements, material handling equipment and furniture and fixtures. Additionally, depreciation relates to computer systems hardware and software. Amortization relates primarily to intangible assets for customer relationships.

Critical Accounting Policies

General

          Our discussion and analysis of the historical financial condition and results of operations of our company for the periods described is based on our audited consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these historical financial statements in conformity with U.S. GAAP requires management to make estimates, assumptions and judgments in certain circumstances that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We evaluate our assumptions and estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have provided a summary of our significant accounting policies in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus. The following critical accounting discussion pertains to accounting policies management believes are most critical to the portrayal of our historical financial condition and results of operations and that require significant, difficult, subjective or complex judgments. Other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our financial condition, results of operations and cash flows to those of other companies.

Revenue Recognition

          Our primary revenue source consists of warehouse storage charges and fees. Additionally, we have transportation fees for those warehouse tenants who use our transportation services, where we act as the principal in the arrangement of the services. We also receive management fees and reimbursement of substantially all costs for warehouses that we manage on behalf of third-party owners. Our revenues are recognized as services are provided. Warehouse tenants may be charged in advance for storage and outbound handling fees. Storage revenue is initially deferred and recognized ratably over the storage period. Outbound handling fees are deferred until such services are provided. We believe that our historical experience with these services provides us with a strong basis for the amounts deferred and we do not experience significant fluctuations in the deferral percentages from period to period. Transportation fees and expenses are recognized on a gross basis upon delivery of product on behalf of warehouse tenants. Management fees and related cost reimbursements are recognized as revenue as the management services are performed and the costs are incurred. Costs related to warehouse management and transportation are included in costs of operations.

Depreciation and Useful Lives of Real Estate Assets

          We estimate the depreciable portion of our real estate assets and their related useful lives in order to record depreciation expense. Our management's ability to accurately estimate the depreciable portions of our real estate assets and their useful lives is critical to the determination of the appropriate amount of depreciation expense recorded and the carrying values of the underlying assets. Any change to the estimated depreciable lives of these assets would have an impact on the depreciation expense we recognize.

Amortization and Useful Lives of Identifiable Intangible Assets

          We amortize identifiable intangible assets, other than trade name, which has an indefinite life and is reviewed periodically for impairment, over useful lives based on management's historical experience and estimated cash flows. Any change in the actual results that differ from the initial assumptions could lead to adjustments in useful lives or impairments, either of which could have an adverse impact on our results of operations.

Impairment of Long-Lived Assets

          Long-lived assets held and used are carried at cost and evaluated for impairment annually or when events or changes in circumstances indicate such an evaluation is warranted. A substantial amount of our assets consist of long-lived assets, including real estate and other intangible assets. The evaluation of our long-lived assets for impairment is a subjective process that includes determining whether indicators of impairment exist such as significant declines in a warehouse's revenue, cash flows, significant increase in estimated future maintenance costs, occupancy forecast or other marketplace events that would lead us to believe that there is a decline in market value, which might indicate the carrying value of our long-lived assets might not be recoverable. When any indicators of impairment exist, the evaluation of such long-lived assets then entails projections of future operating cash flows, which also involves significant judgment. Future events, or facts and circumstances that currently exist, that we have not yet identified, could cause us to conclude in the future that our long-lived assets are impaired. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

          As further described in Notes 2 and 11 of our audited consolidated financial statements, during 2009 we recorded an impairment charge of $12.6 million on a carrying value of $43.1 million related to five of our warehouse properties and recorded an impairment charge of $0.2 million on a carrying value of $2.0 million on our transportation customer relationship intangible asset as a result of lost customers. The impairment charges are presented in the impairment of intangible and long-lived assets line in the consolidated statement of income for the year ended December 31, 2009.

Goodwill Impairment Testing

          We perform impairment testing of goodwill in December of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Reporting units are comprised of the Warehouse segment, Transportation segment, and the warehouse management segment. The impairment test involves a two-step process. First, a comparison of the fair value of each reporting unit with the aggregate carry value, including goodwill, is performed. If the carrying amount of a reporting unit exceeds the reporting unit's fair value, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The second step includes comparing the implied fair value of the affected reporting unit's goodwill with the carrying value of the goodwill.

          The result of the 2009 impairment test indicates that the estimated fair value of each of the reporting units is in excess of the corresponding carrying value and no impairment of goodwill exists. The Warehouse and Transportation segments estimated fair values significantly exceed their carrying value, including goodwill.

          The warehouse management segment's estimated fair value exceeded its carrying value, including goodwill, by 7%. The December 31, 2009 carrying value of goodwill for the warehouse management segment was $24.4 million. We estimate the fair values of reporting units based upon the net present value of future cash flows. Future cash flows are estimated based upon varying economic assumptions. Significant assumptions are revenue growth rates, operating costs, maintenance costs and a terminal value calculation. The assumptions are based on risk-adjusted growth rates and discount factors accommodating conservative viewpoints that consider the full range of variability contemplated in the current and potential future economic situations. The Company also assesses market-based multiples of other market-participant companies, further corroborating that our discounted cash flow models reflect fair value assumptions that are appropriately aligned with market-participant valuation multiples. To illustrate the magnitude of a potential impairment to future changes in estimated fair values, had the fair value of the warehouse management segment been hypothetically lower by 10% as of December 31, 2009, book value would have exceeded fair value by approximately $1.5 million. Had the fair value hypothetically been lower by 20% as of December 31, 2009, book value would have exceeded fair value by approximately $5.8 million. If this were to occur, we would be required to perform the second step of the goodwill impairment test to determine the ultimate amount of the impairment loss to record.

Real Estate Investment Trust

          As a REIT, we generally will not be subject to corporate level federal income taxes in the United States if we meet minimum distribution requirements, and certain income, asset and share ownership tests. However, some of our subsidiaries are subject to federal and state taxes. In addition, foreign entities may also be subject to the taxes of the host country. An allocation is required to be estimated on our taxable income arising from our taxable real estate investment trust subsidiaries and international entities. A deferred tax component could arise based upon the differences in U.S. GAAP versus tax income for items such as depreciation and gain recognition.

Income Taxes

          We believe that we have been organized and operated, and intend to continue to operate, in a manner intended to qualify as a REIT under the Code and applicable state laws. A REIT generally does not pay corporate level federal income taxes on its REIT taxable income that it distributes to its shareholders, and accordingly we do not pay federal income tax on the share of REIT taxable income that is distributed to our shareholders. We therefore do not estimate or accrue any federal income tax expense for income earned and distributed to REIT operations. This estimate could be incorrect, because due to the complex nature of REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot be assured that we actually have satisfied or will satisfy the requirements for taxation as a REIT for any particular taxable year. For any taxable year that we fail or have failed to qualify as a REIT and for which applicable relief provisions did not apply, we would be taxed at the regular corporate rates on all of our taxable income, whether or not we made or make any distributions to our shareholders. Any resulting requirement to pay corporate income tax, including any applicable penalties or interest, could have a material adverse impact on our financial condition or results of operations. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year for which qualification was lost. There can be no assurance that we would be entitled to any statutory relief.

          We have elected to treat our wholly-owned subsidiaries, AL Holding and ART Quarry, as TRSs. A TRS is subject to income tax at regular corporate tax rates. Thus, income taxes for our TRSs are accounted for using the asset and liability method, under which deferred income taxes are recognized for (i) temporary differences between the financial reporting and tax bases of assets and liabilities and (ii) operating loss and tax credit carry-forwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not they will be realized based on consideration of available evidence, including tax planning strategies.

Historical Results of Operations

          The discussion below sets forth historical results of operations for the periods specified. As such, it does not describe our company after giving effect to this offering or the formation transactions. Rather, it describes our company's business without taking into account the completion of this offering or the formation transactions.

          Included in the discussion below are the following significant historical transactions:

  •
  On March 31, 2008, Yucaipa completed the acquisition of the remaining portion of our company which it did not own (the "2008 Acquisition"). The 2008 Acquisition was accounted for as a step acquisition whereby Yucaipa's basis was pushed down to our financial statements as the successor balances seen in the accompanying financial statements. See Note 2 of our audited consolidated financial statements included elsewhere in this prospectus for more information regarding this transaction.

  •
  On August 31, 2006, we entered into a definitive agreement to acquire from ConAgra Foods, Inc. ("ConAgra Foods") four temperature-controlled warehouses and the lease on a fifth temperature-controlled warehouse, with an option to purchase (the "ConAgra Assets"). Prior to August 31, 2006, ConAgra Foods was leasing each of these temperature-controlled warehouses with options to purchase. The closing of the acquisition of each warehouse was contingent upon Con-Agra Foods's exercise of its purchase options, and prior to the exercise of such options as to each warehouse, we took over the operations of such warehouses and subleased each of them from ConAgra Foods on a month-to-month basis. Between the fourth quarter of 2006 and July 2007, following ConAgra Foods exercise of four of the purchase options, we completed the acquisition of these four warehouses and assumed the leasehold on the fifth temperature-controlled warehouse and the related capital lease obligation. See Note 3 of our audited consolidated financial statements included elsewhere in this prospectus for more information regarding this transaction.

Summary of the Properties Operated as of December 31, 2009

          As of December 31, 2009, we operated 99 operational warehouses, of which 86 are wholly owned or leased and 13 are managed on behalf of third-party owners. In addition, as of such date, we owned two non-operational warehouses. The following table details the geographic distribution of these properties, along with an illustration of the changes in annualized occupancy and annual revenue (square feet in thousands, cubic feet in millions and dollars in thousands).

          This table includes revenue for the year ended December 31, 2008 on a combined basis. The 2008 revenues represent a combination of revenue from Americold predecessor for the period January 1, 2008 through March 31, 2008 and Americold successor for the period April 1, 2008 through December 31, 2008. This combined information is a non-GAAP financial measure and should not be used in isolation or substitution of the results of operations of either Americold predecessor or Americold successor.

									Annual Revenue ($ in thousands)
					Occupancy Percentage
			% of Total Cubic Feet							Combined (Non-GAAP) 2008 (c)
State	# of Warehouses	Cubic Feet (in millions)		Square Feet (in thousands)	2009 (a)	2008 (a)	2007 (a)		2009 (b)		2007 (d)
Operational Warehouses:
Alabama	4	14.4	2.7%	578.0	63%	84%	82%		$15,346	$18,945	$17,278
Arizona	1	3.1	0.6%	149.9	76%	87%	105	%(e)	3,385	4,040	4,032
Arkansas	6	32.9	6.1%	1,287.2	81%	91%	86%		30,225	33,180	28,698
California	7	32.0	5.9%	1,229.5	75%	78%	79%		26,164	28,347	30,225
Colorado	1	3.2	0.6%	162.9	69%	75%	72%		2,872	2,775	2,497
Florida	3	6.7	1.2%	514.5	90%	70%	86%		4,136	4,817	6,497
Georgia	9	64.8	11.9%	2,649.2	61%	73%	82%		46,397	58,378	65,361
Idaho	2	22.6	4.2%	929.7	86%	88%	76%		16,990	17,142	15,429
Illinois	3	23.6	4.4%	812.5	94%	83%	78%		27,036	25,099	24,490
Indiana	1	9.8	1.8%	427.2	80%	76%	73%		18,889	17,661	16,992
Iowa	2	14.4	2.7%	586.7	73%	75%	59%		9,923	11,759	10,554
Kansas	2	5.6	1.0%	302.6	68%	74%	85%		6,497	7,693	6,570
Kentucky	1	3.0	0.6%	111.5	48%	82%	92%		2,308	2,721	2,930
Maine	1	1.8	0.3%	196.6	53%	72%	80%		1,186	1,586	1,757
Massachusetts	4	9.6	1.8%	714.5	66%	72%	71%		12,183	13,036	12,192
Missouri	2	45.6	8.4%	3,055.0	75%	75%	70%		34,528	35,731	34,020
Nebraska	2	4.7	0.9%	218.5	87%	88%	90%		9,009	9,120	8,514
New York	2	12.8	2.4%	573.2	70%	62%	69%		8,943	6,999	7,017
North Carolina	2	11.1	2.1%	386.6	58%	60%	65%		7,644	7,593	8,522
Ohio	2	9.9	1.8%	398.3	100%	100%	100%		11,668	12,001	12,029
Oklahoma	1	1.4	0.3%	107.7	89%	98%	94%		2,223	2,166	2,083
Oregon	5	45.2	8.3%	1,878.3	75%	73%	75%		37,745	37,431	37,879
Pennsylvania	4	41.8	7.7%	1,470.1	67%	75%	77%		37,680	42,137	48,276
South Carolina	1	2.5	0.5%	95.9	40%	68%	71%		1,334	1,863	1,944
South Dakota	1	3.1	0.6%	151.1	89%	76%	74%		4,537	4,921	4,805
Tennessee	2	12.4	2.3%	534.5	73%	54%	62%		17,655	16,060	14,515
Texas	3	16.5	3.1%	612.6	76%	71%	88%		21,478	21,386	24,771
Utah	1	11.1	2.1%	455.2	92%	90%	86%		10,511	9,761	9,671
Virginia	2	8.6	1.6%	349.4	89%	84%	90%		11,047	11,414	12,856
Washington	6	35.4	6.5%	1,363.7	76%	71%	67%		28,723	27,063	25,738
Wisconsin	3	22.3	4.1%	794.1	81%	78%	77%		17,756	17,510	17,081

Subtotal/weighted average	86	532.1	98.2%	23,096.6	75%	76%	77%		$486,018	$510,333	$515,224

Non-Operational Warehouses:
Mississippi	1	5.2	1.0%	191.7	2%	58%	39%		$79	$1,631	$2,735
North Carolina	1	4.7	0.9%	211.8	7%	58%	52%		344	2,976	3,057

Subtotal	2	10.0	1.8%	403.5					$423	$4,607	$5,792

Subtotal/weighted average	88	542.1	100.0%	23,500.1	73%	76%	77%		$486,441	$514,940	$521,016

Sold and other									3,157	3,441	5,214

Total Warehouses									$489,598	$518,381	$526,230

Managed Warehouses:
California	1	4.6	5.1%	131.5	N/A	N/A	N/A		$10,835	$11,242	$11,609
Iowa	1	1.9	2.1%	63.1	N/A	N/A	N/A		1,394	1,302	1,432
Minnesota	1	6.5	7.1%	216.6	N/A	N/A	N/A		2,311	—	—
Nebraska	1	7.2	8.0%	178.7	N/A	N/A	N/A		12,545	10,631	7,967
Pennsylvania	2	20.2	22.3%	781.1	N/A	N/A	N/A		20,180	21,238	20,392
South Dakota	1	2.8	3.1%	131.2	N/A	N/A	N/A		1,569	1,618	1,720
Tennessee	2	9.9	10.9%	316.6	N/A	N/A	N/A		7,530	7,691	7,264
Texas	3	32.2	35.5%	1,185.4	N/A	N/A	N/A		16,629	18,923	19,125
Canada	1	5.3	5.9%	167.1	N/A	N/A	N/A		2,694	3,119	2,978

Subtotal/weighted average	13	90.6	100.0%	3,171.3					75,687	75,765	72,485

Acquired Managed Warehouse and other									5,862	5,694	5,538

Total Managed Warehouses									$81,549	$81,459	$78,023

GRAND TOTAL	101	632.6		26,671.4

(a)
Represents calendar year average.

(b)
Represents calendar year revenue from Americold successor.

(c)
Represents combined revenues from Americold predecessor from January 1, 2008 through March 31, 2008 and Americold successor from April 1, 2008 through December 31, 2008.

(d)
Represents calendar year revenues from Americold predecessor.

(e)
Occupancy in excess of 100% reflects primarily storage of products outside of calculated storage areas.

          Occupancy rates in the above table are in absolute amounts based on usage of total potential storage space available within a warehouse. We do not believe that a 100% occupancy rate is always optimal. Rather, we believe that occupancy of approximately 90% is optimal because it allows for efficient putaway, storage and retrieval of our warehouse tenants' products. Accordingly, we deem 90% occupancy to be "full occupancy". We allow our warehouses to have occupancy rates above this "full" amount to the extent that we determine it to be beneficial to our customer relationship or where we are able to derive additional revenues which may partially offset the resulting cost increases.

Comparison of Operating Results for the Year Ended December 31, 2009 and 2008

          The following table presents combined historical results of operations for the year ended December 31, 2008 and was derived from the audited consolidated financial statements of Americold predecessor for the period January 1, 2008 through March 31, 2008 and Americold successor for the period from April 1, 2008 through December 31, 2008 (dollars in thousands).

          The historical results of operations are being presented solely to assist comparison across the periods. The successor period for 2008 in the operating results includes the effect of fair value adjustments resulting from the 2008 Acquisition. Due to the change in the basis of accounting resulting from Yucaipa's step acquisition, whereby Yucaipa's basis was pushed down to our financial statements, Americold predecessor's consolidated financial statements and Americold successor's consolidated financial statements are not necessarily comparable.

          The combined information is a non-GAAP financial measure and should not be used in isolation or substitution of the results of operations of either Americold predecessor or Americold successor. This data is being presented for informational purposes only and does not purport to represent or be indicative of the results of operations that actually would have been obtained had the 2008 Acquisition occurred on January 1, 2008 or that may be obtained for any future period.

	Successor				Predecessor		Combined
	Year Ended December 31, 2009	Percent of Segment Revenue	Period From April 1, 2008 through December 31, 2008	Percent of Segment Revenue	Period From January 1, 2008 through March 30, 2008	Percent of Segment Revenue	(Non-GAAP) Year Ended December 31, 2008	Percent of Segment Revenue	Change ($)	Change (%)
Revenues
Warehouse segment	$489,597		$390,850		$127,531		$518,381		$(28,783)	-6%
Transportation segment	181,176		195,046		65,259		260,305		(79,129)	-30%
Warehouse management segment	81,549		60,984		20,475		81,459		90	0%
Other segment	8,695		7,100		2,367		9,467		(772)	-8%

Total revenues	761,017		653,980		215,632		869,612		(108,595)	-12%
Cost of Operations (excluding general and administrative expenses, impairment on intangible and long-lived assets and depreciation, depletion and amortization expense)
Warehouse segment	320,205		259,732		89,084		348,816		(28,611)	-8%
Transportation segment	168,885		185,325		62,958		248,283		(79,398)	-32%
Warehouse management segment	74,944		55,607		18,601		74,208		736	1%
Other segment	5,455		4,510		1,256		5,766		(311)	-5%

Total cost of operations (excluding general and administrative expenses, impairment on intangible and long-lived assets and depreciation, depletion and amortization expense)	569,489		505,174		171,899		677,073		(107,584)	-16%
Segment EBITDA
Warehouse segment	169,393	35%	131,118	34%	38,447	30%	169,565	33%	(172)	0%
Transportation segment	12,291	7%	9,721	5%	2,301	4%	12,022	5%	269	2%
Warehouse management segment	6,604	8%	5,377	9%	1,874	9%	7,251	9%	(647)	-9%
Other segment	3,239	37%	2,590	36%	1,111	47%	3,701	39%	(461)	-12%

Total segment EBITDA	191,528		148,806		43,733		192,539		(1,011)	-1%
Unallocated Corporate Costs — net
General and administrative expenses	62,595		37,992		11,628		49,620		12,974	26%
Interest income	(168)		(572)		(275)		(847)		679	-80%
Other (income) expense	(284)		(827)		(8)		(835)		551	*
Impairment on intangible and long-lived assets	12,820		—		—		—		12,820	100%

Total unallocated corporate costs — net	74,963		36,595		11,344		47,939		27,024	56%
Total EBITDA	116,565		112,211		32,389		144,600		(28,035)	-19%
Depreciation, depletion and amortization expense	98,209		68,993		20,998		89,991		8,218	9%
Interest expense	65,517		49,361		16,122		65,483		34	0%
Income tax (benefit) expense	(4,363)		796		(79)		717		(5,080)	*

Net Loss	$(42,798)		$(6,939)		$(4,652)		$(11,591)		$(31,207)	269%

*
Not a meaningful measure.

Revenues

          Warehouse revenue decreased by $28.8 million for the year ended December 31, 2009 compared to the same period in 2008. There was a $31.9 million decline in revenue as a result of our warehouse tenants reducing their inventory levels to adjust to their customers' demand and as a result of the reduction, by our customers, of product concentrations across their network of suppliers, including the company. Our warehouse tenants reduced their production volume, utilized product already stored in our temperature-controlled warehouses to meet their customers' demand and did not replenish their inventory levels. These circumstances led to a decline in warehouse tenants' average inventory levels and contributed to a decrease in our occupancy percentage from 76% to 73%. Additionally, as part of our cost reduction plan, we consolidated certain of our warehouse tenants into a smaller number of warehouses, which resulted in a net reduction of $7.8 million of revenue. As a result, two of our warehouses became inactive and we did not renew a lease on a third warehouse. These declines in revenue were offset by rate increases of $10.9 million.

          Transportation revenue decreased by $79.1 million for the year ended December 31, 2009 compared to the same period in 2008, primarily the result of a $34.3 million reduction in fuel surcharges, as fuel prices declined in 2009 compared to 2008 and the decline of $27.5 million from the loss of a single customer during the fourth quarter of 2009. See "— Factors that May Influence Future Results of Operations — Historical Significant Customer". Additionally, we lost volume as certain of our warehouse tenants experienced a decline in their sales volume and, in order to reduce cost, downgraded their shipments from trailer to rail service, which we do not broker.

          Warehouse management revenue remained relatively flat for the year ended December 31, 2009 compared to the same period in 2008, primarily the result of a decline of costs incurred by our warehouse tenants' operations for which we are reimbursed, offset by incremental revenue from a new managed warehouse that began to operate in March 2009. In 2009, our warehouse management revenues were $81.5 million. Of this amount, $69.8 million (or approximately 86%) was attributable to cost reimbursements, $6.5 million (or approximately 8%) was attributable to management fees, $5.0 million was transaction based warehouse management revenue and $0.3 million of incentive income. In 2008, our warehouse management revenues were $81.5 million. Of this amount, $71.7 million (or approximately 88%) was attributable to cost reimbursements, $6.4 million (or approximately 8%) was attributable to management fees, $3.1 million was attributable to transaction based warehouse management revenue and $0.2 million was attributable to incentive income.

          Other revenue decreased by $0.8 million for the year ended December 31, 2009 compared to the same period in 2008, primarily the result of a decline in limestone sales from our quarry operations.

Cost of Operations (excluding general and administrative expenses and depreciation, depletion and amortization expense)

          Warehouse cost of operations decreased by $28.6 million for the year ended December 31, 2009 compared to the same period in 2008. The decline in cost of operations is primarily the result of our cost reduction initiatives, which focused on reduction of labor costs, consolidation of temperature-controlled warehouses and a reduction of power consumption. The reduction of labor costs, when coupled with volume declines, was $16.0 million. Consolidation of certain temperature-controlled warehouses led to a decrease of $5.9 million in cost of operations, and power consumption initiatives led to $2.7 million of cost reductions.

          Transportation cost of operations decreased by $79.4 million for the year ended December 31, 2009 compared to the same period in 2008, primarily the result of a $32.3 million reduction in fuel costs as fuel prices declined in 2009 compared to 2008 and the decline of $26.7 million of costs related to the loss of a single customer during the fourth quarter of 2009. See "— Factors that May Influence Future Results of Operations — Historical Significant Customer". Additionally, the reduction in transportation revenue volume directly reduced our third-party freight costs, and we reduced our labor force to match our customer volume.

          Warehouse management cost of operations increased by $0.7 million for the year ended December 31, 2009 compared to the same period in 2008, primarily as a result of $0.6 million of non-reimbursable costs incurred by us to convert a customer to our warehouse management system.

          Other cost of operations decreased by $0.3 million for the year ended December 31, 2009 compared to the same period in 2008, primarily as a result of the reduction in revenue.

Segment EBITDA

          Warehouse segment EBITDA decreased by $0.2 million for the year ended December 31, 2009 compared to the same period in 2008, notwithstanding a reduction of revenue of $28.8 million. Our cost reduction initiatives, which focused on labor savings, consolidation of temperature-controlled warehouses and a reduction of power consumption, led to improved operating performance that resulted in segment EBITDA as a percentage of segment revenues increasing from 33% to 35%.

          Transportation segment EBITDA increased by $0.3 million for the year ended December 31, 2009 compared to the same period in 2008, primarily the result of the mix of services performed, a reduction in our labor costs and renegotiated rates with third party carriers. These items, in addition to the loss of a single customer with a nominal 3% margin during fourth quarter contributed to an increase in segment EBITDA as a percentage of segment revenues from 5% to 7%.

          Warehouse management segment EBITDA decreased by $0.6 million for the year ended December 31, 2009 compared to the same period in 2008, primarily the result of $0.6 million of non-reimbursable costs incurred by us to convert a customer to our warehouse management system. This contributed to a decrease in segment EBITDA as a percentage of segment revenues from 9% to 8%.

          Other segment EBITDA decreased by $0.5 million for the year ended December 31, 2009 compared to the same period in 2008, primarily the result of the reduction of revenue from our quarry operations.

Unallocated Corporate Costs — net

          General and administrative expenses increased by $13.0 million for the year ended December 31, 2009 compared to the same period in 2008, primarily the result of $8.0 million of expense incurred on the issuance of warrants to funds affiliated with Yucaipa to purchase our common shares, $5.3 million of acquisition costs related to the formation transactions, $2.7 million of incremental business development costs, such as personnel, consultants and travel costs in our developing markets, $2.9 million of incremental expense incurred under our defined benefit plans, $1.4 million of incremental severance costs related to our cost reduction plan, all of which were partially offset by $5.8 million reduction in payroll, benefits and bonus expense.

          Interest income decreased by $0.7 million for the year ended December 31, 2009 compared to the same period in 2008, primarily the result of lower interest rates during 2009.

          Impairment on intangible and long-lived assets were $12.8 million for the year ended December 31, 2009 compared to no such costs in the same period in 2008. In 2009, we recorded an impairment charge of $12.6 million on a carrying value of $43.1 million related to five of our warehouse properties as a result of current year and projected volume declines and an impairment charge of $0.2 million on a carrying value of $2.0 million on our transportation customer relationship intangible asset due to lost customers.

Depreciation, Depletion and Amortization Expense

          Depreciation, depletion and amortization expense increased by $8.2 million for the year ended December 31, 2009 compared to the same period in 2008, primarily the result of $3.5 million from the incremental depreciation and amortization from increased asset values and adjustments to useful lives resulting from the 2008 Acquisition, and from a full year of depreciation expense on prior year capital expenditures and depreciation expense on current year capital expenditures.

Interest Expense

          Interest expense remained relatively flat for the year ended December 31, 2009 compared to the same period in 2008, primarily the result of an increase of $0.6 million of additional interest expense from the amortization of debt discount from the 2008 Acquisition, offset by a $0.5 million decrease in interest expense from capital lease obligations.

Income Tax Expense

          Income tax expense decreased by $5.1 million for the year ended December 31, 2009 compared to the same period in 2008, primarily the result of a tax benefit generated in 2009. The 2009 tax benefit is primarily the result of a reduction in pre-tax income caused by incremental expenses such as due diligence and international start up costs, along with an incremental increase in general and administrative expenses incurred by one of our TRSs. Additionally, the 2009 year benefited from favorable adjustments from accelerated taxable depreciation deductions on capital expenditures in 2008 and 2009 allowed under a government tax stimulus plan.

Comparison of Operating Results for the Years Ended December 31, 2008 and 2007

          The following table presents combined historical results of operations for the year ended December 31, 2008, and was derived from the audited consolidated financial statements of Americold predecessor for the period January 1, 2008 through March 31, 2008 and Americold successor for the period from April 1, 2008 through December 31, 2008 (dollars in thousands).

          The historical operating results are being presented solely to assist comparison across the years. The successor period for 2008 in the operating results includes the effect of fair value adjustments resulting from the 2008 Acquisition. Due to the change in the basis of accounting resulting from Yucaipa's step acquisition, whereby Yucaipa's basis was pushed down to our financial statements, Americold predecessor's consolidated financial statements and Americold successor's consolidated financial statements are not necessarily comparable.

          The combined information is a non-GAAP financial measure and should not be used in isolation or substitution of the results of operations of either Americold predecessor or Americold successor. This data is being presented for informational purposes only and does not purport to represent or be indicative of the results that actually would have been obtained had the 2008 Acquisition occurred on January 1, 2008 or that may be obtained for any future period.

	Combined		Americold Successor		Americold Predecessor
	(Non-GAAP) Year Ended December 31, 2008	Percent of Segment Revenue	Period From April 1, 2008 through December 31, 2008	Percent of Segment Revenue	Period From January 1, 2008 through March 31, 2008	Percent of Segment Revenue	Year Ended December 31, 2007	Percent of Segment Revenue	Change ($)	Change (%)
Revenues
Warehouse segment	$518,381		$390,850		$127,531		$526,230		$(7,849)	-1%
Transportation segment	260,305		195,046		65,259		233,345		26,960	12%
Warehouse management segment	81,459		60,984		20,475		78,023		3,436	4%
Other segment	9,467		7,100		2,367		9,428		39	0%

Total revenues	869,612		653,980		215,632		847,026		22,586	3%
Cost of Operations (excluding general and administrative expenses and depreciation, depletion and amortization expense)
Warehouse segment	348,816		259,732		89,084		373,696		(24,880)	-7%
Transportation segment	248,283		185,325		62,958		224,500		23,783	11%
Warehouse management segment	74,208		55,607		18,601		70,960		3,248	5%
Other segment	5,766		4,510		1,256		5,124		642	13%

Total cost of operations (excluding general and administrative expenses and depreciation, depletion and amortization expense)	677,073		505,174		171,899		674,280		2,793	0%
Segment EBITDA
Warehouse segment	169,565	33%	131,118	34%	38,447	30%	152,534	29%	17,031	11%
Transportation segment	12,022	5%	9,721	5%	2,301	4%	8,845	4%	3,177	36%
Warehouse management segment	7,251	9%	5,377	9%	1,874	9%	7,063	9%	188	3%
Other segment	3,701	39%	2,590	36%	1,111	47%	4,304	46%	(603)	-14%

Total segment EBITDA	192,539		148,806		43,733		172,746		19,793	11%
Unallocated Corporate Costs — net
General and administrative expenses	49,620		37,992		11,628		44,260		5,360	12%
Interest income	(847)		(572)		(275)		(2,607)		1,760	-68%
Other (income) expense	(835)		(827)		(8)		72		(907)	*
Gain on sale of real estate	—		—		—		(1,161)		1,161	*

Total unallocated corporate costs — net	47,939		36,595		11,344		40,563		7,376	18%
Total EBITDA	144,600		112,211		32,389		132,183		12,417	9%
Depreciation, depletion and amortization expense	89,991		68,993		20,998		83,651		6,340	8%
Interest expense	65,483		49,361		16,122		65,168		315	0%
Income tax expense (benefit)	717		796		(79)		775		(58)	*

Net Loss	$(11,591)		$(6,939)		$(4,652)		$(17,411)		$5,820	-33%

*
Not a meaningful measure.

Revenues

          Warehouse revenue decreased by $7.8 million for the year ended December 31, 2008 compared to the same period in 2007, primarily the result of decreased inventory turns of the products that our warehouse tenants store in our temperature-controlled warehouses (meaning that we received fewer fees for inbound and outbound handling activity) and a slight decrease in occupancy from 77% to 76%, partially offset by rate increases. The net effect of the decreased inventory turns and lower occupancy levels was a net decline in revenue of $22.3 million, which was partially offset by rate increases of $14.4 million.

          Transportation revenue increased by $27.0 million for the year ended December 31, 2008 compared to the same period in 2007, primarily the result of $11.2 million of incremental transportation revenue gained from additional temperature-controlled warehouses acquired or leased during 2006, which were integrated with our transportation business during 2007. Additionally, we generated $5.5 million of revenue from a new customer and $4.5 million of incremental revenue from the launch of our asset-based transportation business during 2007. Higher fuel prices also added to the revenue increase.

          Warehouse management revenue increased by $3.4 million for the year ended December 31, 2008 compared to the same period in 2007, primarily the result of $2.7 million more in revenue in 2008 compared to 2007 from a new managed warehouse that began to operate in February 2007. In 2008, our warehouse management revenues were $81.5 million. Of this amount, $71.7 million (or approximately 88%) was attributable to cost reimbursements, $6.4 million (or approximately 8%) was attributable to management fees, $3.1 million was transaction based warehouse management revenue and $0.2 million of incentive income. In 2007, our warehouse management revenues were $78.0 million. Of this amount, $68.4 million (or approximately 88%) was attributable to cost reimbursements, $6.4 million (or approximately 8%) was attributable to management fees, $3.0 million was attributable to transaction based warehouse management revenue and $0.3 million was attributable to incentive income.

          Other revenue remained flat for the year ended December 31, 2008 compared to the same period in 2007.

Cost of Operations (excluding general and administrative expenses and depreciation, depletion and amortization expense)

          Warehouse cost of operations decreased by $24.9 million for the year ended December 31, 2008 compared to the same period in 2007. The decline of cost of operations includes a reduction of variable labor expense by $11.8 million as a result of the decline in revenue and the implementation of labor reduction initiatives. Adding to the decline of cost of operations is a reduction of $7.6 million from our self-insured workers compensation and medical and dental plans, as we improved our workplace safety records, benefited from a lower occurrence rate of claims, reduced the number of claimed participants from regular dependency audits and adjusted the allocation of costs between us and our employees. The decline in cost of operations also resulted from a reduction of $4.2 million of insurance and customer claims.

          Transportation cost of operations increased by $23.8 million for the year ended December 31, 2008 compared to the same period in 2007, primarily the result of incremental carrier cost associated with the $27.0 million increase in transportation revenue.

          Warehouse management cost of operations increased by $3.2 million for the year ended December 31, 2008 compared to the same period in 2007, primarily the result of costs associated with an increase of $2.5 million in operating costs in 2008 related to a new managed warehouse that began to operate in February 2007.

          Other cost of operations increased by $0.6 million for the year ended December 31, 2008 compared to the same period in 2007, primarily as a result of inflationary factors.

Segment EBITDA

          Warehouse segment EBITDA increased by $17.0 million for the year ended December 31, 2008 compared to the same period in 2007, resulting in segment EBITDA as a percentage of segment revenues increasing from 29% to 33%. These improvements are primarily the result of the cost reductions discussed under cost of operations more than offsetting the decline in revenues discussed under revenues.

          Transportation segment EBITDA increased by $3.2 million for the year ended December 31, 2008 compared to the same period in 2007, primarily the result of the increase in revenues. Segment EBITDA increased as a percentage of segment revenues from 4% to 5%, primarily as a result of the increased revenues from higher margin asset-based transportation revenues.

          Warehouse management segment EBITDA increased by $0.2 million for the year ended December 31, 2008 compared to the same period in 2007, primarily resulting from the full year of business gained on new managed warehouse operations that began to operate in February 2007. Warehouse management segment EBITDA as a percentage of segment revenues remained flat at 9%.

          Other segment EBITDA decreased by $0.6 million for the year ended December 31, 2008 compared to the same period in 2007. Other segment EBITDA as a percentage of segment revenues decreased from 46% to 39%, primarily the result of increased maintenance expense.

Unallocated Corporate Costs — net

          General and administrative expenses increased by $5.4 million for the year ended December 31, 2008 compared to the same period in 2007, primarily as a result of:

  •
  $2.6 million of incremental bonus expense from the 2008 bonus plan compared with 2007,

  •
  $1.8 million of severance related to our cost reduction plan initiated during the fourth quarter of 2008, and

  •
  $1.4 million of additional pension-related charges related to a frozen pension plan, as required under U.S. GAAP.

          Interest income decreased by $1.8 million for the year ended December 31, 2008 compared to the same period in 2007, primarily the result of higher average cash balances maintained during 2007 prior to the completion of the acquisition of the ConAgra Assets, combined with higher interest rates earned during 2007.

          Other income and expenses increased by $0.9 million for the year ended December 31, 2008 compared to the same period in 2007, primarily the result of death benefit proceeds received during 2008 from company-owned life insurance policies held within a Rabbi trust for the benefit of our Supplemental Executive Retirement Plan ("SERP").

          Gain on sale of real estate decreased by $1.2 million for the year ended December 31, 2008 compared to the same period in 2007. This gain relates to the sale of one of our owned warehouses that was completed in July 2007.

Depreciation, Depletion and Amortization Expense

          Depreciation, depletion and amortization expense increased by $6.3 million for the year ended December 31, 2008 compared to the same period in 2007, primarily the result of $4.7 million of incremental depreciation and amortization from increased asset values and adjustments to useful lives resulting from the 2008 Acquisition. The remainder resulted from a full year of expense on prior year capital expenditures and depreciation expense on current year capital expenditures.

Interest Expense

          Interest expense remained relatively flat for the year ended December 31, 2008 compared to the same period in 2007, primarily the result of $1.4 million of additional interest expense from the amortization of debt discount from the 2008 Acquisition, which was offset by a reduction of $0.6 million from the fair value adjustment to deferred financing costs from the 2008 Acquisition and a $0.5 million decrease in interest expense from capital lease obligations.

Income Tax Expense

          Income tax expense remained relatively flat for the year ended December 31, 2008 compared to the same period in 2007. Despite the reduction of net losses, the TRS results were consistent year over year.

Liquidity and Capital Resources

Overview

          We currently expect that our principal sources of working capital and funding for acquisitions and potential capital requirements for expansions and renovation of properties, developments projects, distributions to investors and debt service will include:

  •
  Cash flows from operations,

  •
  Borrowings under our revolving credit facilities,

  •
  Other forms of secured or unsecured financings,

  •
  Current cash balances,

  •
  Net proceeds from this offering and the concurrent issuance of senior secured notes that are not paid to Versacold in connection with the formation transactions, and

  •
  Proceeds from future offerings of our common shares or other securities.

          We believe that our sources of capital as noted above are adequate and will continue to be adequate to meet our short-term liquidity requirements and capital commitments. These liquidity requirements and capital commitments include:

  •
  Operating activities and overall working capital,

  •
  Capital expenditures at our properties,

  •
  Debt service obligations,

  •
  Regular quarterly shareholder distributions on our outstanding common shares, and

  •
  Semi-annual shareholder distributions on our outstanding preferred shares.

          We expect to utilize the same sources of capital we rely on to meet our short-term liquidity requirements to also meet our long-term liquidity requirements. We expect these resources will be adequate to fund our operating activities, debt service obligations and shareholder distributions and will be sufficient to fund our ongoing acquisition and development activities as well as providing capital for investment in future development projects.

REIT Qualification

          To maintain our qualification as a REIT, we must pay dividends to our common shareholders aggregating annually at least 90% of our REIT taxable income. Please see "United States Federal Income Tax Considerations — Taxation of Our Company — Annual Distribution Requirements". While historically we have satisfied this distribution requirement by making cash distributions to our shareholders, we may choose to satisfy this requirement by making distributions of cash or other property, including, in limited circumstances, our own common shares. Cash flows generated by our business were sufficient to cover our dividends and distributions for the years ended December 31, 2009, 2008 and 2007. Cash flows from our operations, which are included in "Net cash provided by operating activities" in our consolidated statements of cash flows, were sufficient to pay dividends on common shares and distributions on our preferred shares for the years ended December 31, 2009, 2008 and 2007. For the year ended December 31, 2009, we intend to declare and pay the distribution in 2010, to the extent not already paid during 2009, as allowed under Section 858 of the Code. This dividend will be paid before the completion of this offering. In accordance with this provision, we must declare the distribution by the time we timely file our federal income tax return for 2009 and we must make the distribution on or before the first regular dividend payment date after its declaration but no later than December 31, 2010. For the tax year ended December 31, 2008, we declared a distribution in the last three months of the year and paid the distribution by January 31, 2009 as allowed under Section 857 of the Code.

          As a result of this distribution requirement, we cannot rely on retained earnings to fund our ongoing operations to the same extent as other corporations that are not REITs. If we do not have sufficient funds available to us through our operations to continue operating our business as usual, we may need to find alternative ways to increase our liquidity. Such alternatives may include, among other things, divesting ourselves of temperature-controlled warehouses (whether or not the sales price is optimal or that they otherwise meet our strategic long term objectives), issuing and selling our debt and equity in public or private transactions (whether or not at favorable pricing or on favorable terms), entering into warehouse agreements with our warehouse tenants at lower rates or entering into warehouse agreement renewals with our existing warehouse tenants without an increase in rates at the time of renewal to address increased costs of operations or otherwise on suboptimal terms.

Employees

          Upon completion of the formation transactions, we will employ approximately 11,700 people (based on information as of December 31, 2009), and 70 of our 173 operational warehouses will be unionized, governed by 66 different collective agreements. We successfully renegotiated 16 collective bargaining agreements which expired in 2009, and we are currently renegotiating four, without any labor disputes. We are also currently negotiating the termination of one collective bargaining agreement, and expect to negotiate the termination of a second collective bargaining agreement in 2010, in connection with the closure of two of our warehouses. Thirteen collective bargaining agreements are scheduled for re-negotiation in 2010, and we do not anticipate any disruption of services due to contract negotiations. We believe that we have a good working relationship with our unions, and there has been no labor dispute at any of our warehouses in over a decade.

Security Interests in Warehouse Tenants' Products

          Customarily, we receive warehouseman's liens on product held in our warehouses to secure warehouse tenant payments. Such liens permit us to take control of the product and sell it to third parties in order to recover any monies receivable on a delinquent account, but such products may be perishable or otherwise not readily saleable by us. From the perspective of warehouse tenant receivables, as of December 31, 2009, we believe that account receivables delinquency levels were consistent with our historical norms and we believe that we maintain adequate bad debt reserves.

Cash Balances Held in the United States

          At any point in time, we have a significant amount of cash deposits in operating accounts with financial institutions. For cash balances held in the United States, the Federal Deposit Insurance Corporation ("FDIC") Board of Directors approved the Temporary Liquidity Guarantee Program that became effective on November 21, 2008. We maintain operating accounts with United States banks that participate in this program. It was created to strengthen confidence and encourage liquidity in the banking system by providing full coverage of non-interest bearing deposit transaction accounts regardless of dollar amount. There is no assurance that this program will continue for any extended period of time. If the FDIC program is amended to provide for lower levels of coverage of cash balances, we would undertake an alternative strategy of cash management to optimize and protect our cash resources. At December 31, 2009, cash balances in United States and Canada operating accounts were $86.9 million and $3.1 million, respectively.

Outstanding Indebtedness

Overview of Total Indebtedness Upon Completion of Offering and Formation Transactions

          Upon completion of this offering and formation transactions, we will have total indebtedness of approximately $1.52 billion, or approximately 47.4% of our total capitalization, based on an assumed initial public offering price of $15.00, the mid-point of the range indicated on the front cover of this prospectus. This indebtedness will consist of mortgage loans, senior secured notes and a revolving credit facility. The following table sets forth our historical indebtedness as of December 31, 2009 and our pro forma indebtedness which gives effect to the formation transactions (dollars in thousands).

			As of December 31, 2009
	Maturity		Interest Rate		Historical	Pro Forma
Revolving Credit Facilities
MWT credit facility	10/2013	(1)	(2)		$—	$—
Subsidiary credit facility	5/2014		(3)		—	—
Mortgage loans collateralized by:
4 warehouses — Pool 1A tranche	12/2016		5.55%		$194,000	$194,000
4 warehouses — Pool 1B tranche	12/2016		5.43		65,700	65,700
7 warehouses — Pool 1C tranche	12/2016		5.43		115,300	115,300
20 warehouses — Pool 2 tranche	2/2016		5.40		350,000	350,000
15 warehouses — Pool 3 tranche	1/2014		5.46		325,000	325,000
Less debt discount					(16,912)	(16,912)

Mortgage loans net of debt discount					1,033,088	1,033,088

Senior secured notes		(4)		(4)	—	300,000

Sale leaseback financing obligations		(5)		(5)	5,695	124,185
Capital lease obligations		(6)		(6)	53,813	62,760

Total					$1,092,596	$1,520,033

(1)
In connection with the formation transactions, we expect the maturity date to be extended to May 2014.

(2)
The interest rates under this facility are equivalent to the United States prime rate or LIBOR (as defined below) plus a pricing grid from 300 to 400 basis points.

(3)
The interest rate for borrowings will be based on either the base rate or LIBOR plus a margin of 1.50% per annum on base rate loans and 2.50% per annum on LIBOR loans.

(4)
We have assumed the issuance of $300 million of new senior secured notes and that the interest rate on the new senior secured notes will be 8% per annum and have a maturity date in May 2020. The senior secured notes will be secured primarily by owned warehouses being acquired from Versacold in the United States in connection with the formation transactions.

(5)
Pro forma mortgage notes on sale-leaseback warehouses have maturity dates ranging from February 2011 to September 2027 and interest rates ranging from 10.00% per annum to 11.45% per annum. All additional indebtedness indicated under the heading "Pro Forma" is secured by assets being acquired from Versacold in connection with the formation transactions.

(6)
The pro forma capital lease obligations have maturity dates ranging from July 2010 to April 2027, and interest rates ranging from 4.2% per annum to 16.7% per annum, with a weighted average interest rate of 7.1% per annum. All additional indebtedness indicated under the heading "Pro Forma" is secured by assets being acquired from Versacold in connection with the formation transactions.

Mortgage Loans

          On December 12, 2006, through our subsidiaries, we entered into an interest-only financing in an aggregate principal amount of $1.05 billion secured by senior first liens on 50 of our owned warehouse properties located in the United States. The total net aggregate carrying value of these 50 warehouses at December 31, 2009 was approximately $717 million. The mortgages mature in 2014 and 2016, as set forth in the table above. The mortgages are grouped into five separate pools, and the mortgages within each pool are cross-collateralized and cross-defaulted. However, no pool is cross-collateralized or cross-defaulted with any other pool.

          Interest payable in respect of the mortgage loans varies among the different pools from 5.40% to 5.55% per annum (based on actual days elapsed during a 360-day year). Interest is payable monthly without scheduled amortization payments of principal prior to maturity. The mortgages are non-recourse to us, subject to specific non-recourse carve outs. Voluntary prepayments are not permitted prior to a specified permitted prepayment date, which is generally a few months prior to the maturity date, and permitted without penalty after such permitted prepayment date.

          If our mortgage borrowers fail to maintain certain cash flow minimums and/or a debt service coverage ratio, the cash generated by those subsidiaries will be restricted and unavailable for us to use (a "cash trap event"), including use by us for discretionary spending and/or distributions to our shareholders. The required cash flow minimums vary from pool to pool. A cash trap event is currently in effect with respect to the Pool 1A tranche, resulting in the restriction of approximately $4.5 million of our subsidiaries' cash as of December 31, 2009. The restricted amount is determined on a monthly basis. The cash trap event is not an event of default.

Senior Secured Notes

          Concurrent with the consummation of the offering, a subsidiary of our operating partnership expects to issue an aggregate of $300 million of senior secured notes. The senior secured notes will be secured on a first lien basis by warehouse properties, racking and refrigeration equipment acquired in the formation transactions located in the United States owned directly or indirectly by the notes issuer and by our equity interest in the notes issuer, and on a second lien basis by collateral securing the notes issuer's bank facility, consisting primarily of accounts receivable of the notes issuer's subsidiaries and other equipment of the notes issuer's TRSs. Nothing in this prospectus should be construed as an offer to sell, or as a solicitation of an offer to buy, the senior secured notes.

Revolving Lines of Credit

          Certain of our subsidiaries either are or will be obligors on two separate secured credit facilities.

          Under the MWT credit facility, two of our subsidiaries are co-borrowers: Americold Logistics Transportation, LLC, which holds assets related to the transportation business, and Americold Logistics Managed, LLC, which holds certain contracts and business assets related to the warehouse management business. The MWT credit facility provides for borrowings of up to

$50 million, which we intend to increase to $65 million. The MWT credit facility is subject to a borrowing base which, as of February 28, 2010, was $40.3 million. The MWT credit facility is currently secured by accounts receivable attributable to our warehouse management and transportation businesses (other than those of the notes issuer) and by three of our real estate assets and a negative pledge on an additional real estate asset. As part of increasing the availability of this loan, we intend to pledge one or more additional real estate assets. The MWT credit facility contains affirmative and negative covenants and an interest coverage ratio covenant, which are applicable solely to the activities of warehouse management and transportation businesses. The scheduled maturity date is in October 2013, but is expected to be extended to May 2014. The proceeds of the MWT credit facility have generally been used for general corporate needs of the borrowers and to back letters of credit relating to various workers' compensation programs. At December 31, 2009 and February 28, 2010, the balance of outstanding letters of credit was $19.8 million.

          The interest rate for both borrowings and outstanding letters of credit under the MWT credit facility is based upon the total outstanding usage of the facility. The facility originates in United States dollars and currently has interest rates equivalent to the United States prime rate or London Inter-Bank Offered Rate ("LIBOR") plus 300 basis points for balances drawn under $25.0 million. For amounts drawn over $25.0 million, the margin is subject to a pricing grid, as summarized below. Additionally, the facility includes an unused facility fee of 0.25% and a letter of credit fronting fee of 0.25%. The following table sets forth the schedule of interest rates applicable to borrowings and the fees applicable to outstanding letters of credit under this facility at different usage levels:

Total Usage	Borrowings at Prime or LIBOR Plus	Fee for Outstanding Letters of Credit
Under $25,000,000	3.00%	2.50%
$25,000,000 - $40,000,000	3.50	3.00
Over $40,000,000	4.00	3.50

          This facility accelerates if an event of default occurs under any tranche of the mortgage loans.

          The notes issuer and its subsidiaries, consisting of the U.S. warehouses acquired from Versacold in the formation transactions, will be parties to a separate $35.0 million secured bank credit facility. This facility will be secured by a first priority lien on the notes issuer's and subsidiaries' accounts receivable (including accounts receivable with respect to storage and rental charges and ancillary services) and all equipment, other than refrigeration and racking equipment associated with the warehouses pledged as first lien security for the notes. This facility will also be secured by a second priority lien on the notes collateral. The bank facility will contain affirmative and negative covenants and, under certain circumstances, a fixed charge coverage ratio covenant. The scheduled maturity date of the bank facility is in May 2014. The proceeds of this facility will be used for general corporate purposes, including the issuance of letters of credit. At the closing of this offering, no amounts are expected to be outstanding under the bank facility other than letters of credit expected to be outstanding in the amount of approximately $24.6 million.

          The interest rate for borrowings will be based on either the base rate, as defined, or LIBOR, as defined, plus a margin of 2.50% per annum on LIBOR loans and 1.50% per annum on base rate loans. Additionally, this facility includes an unused facility fee of 0.50% per annum. Letters of credit are subject to a fee of 2.0% per annum on undrawn amounts plus a fronting fee of 0.25% per annum.

Capital Commitments

          Upon completion of this offering and the formation transactions, we will have a pipeline of temperature-controlled warehouse development projects and expansion plans that total approximately $196 million, which do not involve capital commitments to third parties. Some or all of these projects and plans may not occur. However, in the event that some or all of them do, we propose to finance them through internally generated cash flows, through collateralized financing, and from proceeds from this offering and formation transactions. However, we may not be able to obtain financing on terms that are acceptable to us. In addition, as of January 31, 2010, Versacold had an irrevocable purchase obligation of $1.0 million relating to the warehouses being acquired in the formation transactions, which has since been paid.

          The following table sets forth the historical maintenance capital expenditures that we have incurred for the year ended December 31, 2009, the periods January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008 and for the year ended December 31, 2007 (dollars in thousands):

	For the Year Ended December 31, 2009 (Successor)	April 1, 2008 through December 31, 2008 (Successor)	January 1, 2008 through March 31, 2008 (Predecessor)	For the Year Ended December 31, 2007 (Predecessor)
Maintenance capital expenditures for real estate property	$12,629	$7,460	$1,329	$9,417
Maintenance capital expenditures for non-real estate property	12,826	7,038	2,884	9,578

Total maintenance capital expenditures	$25,455	$14,498	$4,213	$18,995

          Upon completion of the offering and the formation transactions and on a pro forma basis, we believe that we will incur approximately $40.0 to $50.0 million of maintenance capital expenditures on an annual basis, approximately 60%-65% of which is to maintain the existing portfolio of temperature-controlled warehouses and the remainder is to maintain personal property.

Contractual Obligations

Overview

          Our historical contractual obligations consist of our obligations under long-term debt agreements (including interest), leased facility obligations, capital leases agreements (including interest), operating lease agreements, and purchase obligations as of December 31, 2009 as summarized in the following table (dollars in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal on mortgage loans	$1,055,695	$—	$5,695	$325,000	$725,000
Interest on mortgage loans, above(a)	332,144	58,042	116,242	98,079	59,781
Capital lease obligations, including interest(b)	68,163	11,324	13,010	7,475	36,354
Operating leases(c)	26,281	7,667	8,854	4,096	5,664
Purchase obligations(d)	1,143	—	1,143	—	—

Total	$1,483,426	$77,033	$144,944	$434,650	$826,799

(a)
Interest rates on mortgage loans are fixed, see Note 9 in our audited consolidated financial statements, included elsewhere in this prospectus, for applicable rates.

(b)
As of December 31, 2009, we had 66 capital lease obligations on a combination of real and personal property.

(c)
As of December 31, 2009, we had 10 operating lease obligations on a combination of real and personal property.

(d)
As of December 31, 2009, we have one payment obligation related to a sale leaseback agreement on a temperature-controlled warehouse.

          In connection with the formation transactions and the issuance of the senior secured notes, we will acquire contractual obligations consisting of leased facility obligations, capital lease agreements (including interest) and operating lease agreements, as summarized in the following table (dollars in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal on senior secured notes	$300,000	$—	$—	$—	$300,000
Interest on senior secured notes, above(a)	240,000	24,000	48,000	48,000	120,000
Sale leaseback financing obligations(b)	232,109	12,827	26,332	27,262	165,688
Capital lease obligations, including interest(c)	13,961	1,953	3,447	3,093	5,468
Operating leases(d)	112,649	25,748	39,257	30,598	17,046
Capital commitments(e)	1,037	1,037	—	—	—

Total	$899,756	$65,565	$117,036	$108,953	$608,202

(a)
Interest rates on senior secured notes are assumed to be fixed at 8%, non-amortizing with a balloon payment at the maturity of 10 years.

(b)
Assumes the acquisition of 11 mortgage notes on sale leaseback warehouses, with an average interest rate of 10.0%.

(c)
Assumes the acquisition of capital lease obligations on a combination of real and personal property.

(d)
Assumes the acquisition of operating lease obligations on a combination of real and personal property.

(e)
Irrevocable contractual obligations related to capital projects as of January 31, 2010.

          The following compilation of the material contained in the foregoing two tables sets forth the contractual obligations of our company on a pro forma basis after giving effect to this offering, the formation transactions and the issuance of the senior secured notes (dollars in thousands):

	Payments Due by Period
Contractual Obligations(a)	Total	Less than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal on mortgage notes	$1,055,695	$—	$5,695	$325,000	$725,000
Principal on senior secured notes	300,000	—	—	—	300,000
Interest on mortgage notes, above	332,144	58,042	116,242	98,079	59,781
Interest on senior secured notes	240,000	24,000	48,000	48,000	120,000
Sale leaseback financing obligations	232,109	12,827	26,332	27,262	165,688
Capital lease obligations	82,124	13,277	16,457	10,568	41,822
Operating leases	138,930	33,415	48,111	34,694	22,710
Purchase obligations	1,143	—	1,143	—	—
Capital commitments	1,037	1,037	—	—	—

Total	$2,383,182	$142,598	$261,980	$543,603	$1,435,001

(a)
See notes from the two foregoing tables.

          At December 31, 2009, we had $0.8 million in outstanding surety bonds, primarily related to our temperature-controlled warehouses.

Purchase Obligations

          We have a significant capital lease for one of our temperature-controlled warehouses located in the State of Georgia that requires us to exercise our purchase option during 2015 for approximately $31.1 million. The amount of the purchase option is included in our capital lease obligation balance. We anticipate having the liquidity or financing available to complete the transaction.

          We enter into fixed price power purchase agreements in certain deregulated markets that allow for us to obtain a maximum amount of electric capacity at a fixed rate per kilowatt. These contracts do not obligate us to purchase any minimum amounts, but would require negotiation if our capacity requirements materially differ from historical usage, for example, if we exceed these maximum thresholds. Exceeding these thresholds could have an impact on our incremental power purchase cost if we are unable to obtain favorable rates on the incremental purchases.

Historical Cash Flows

Comparison of year ended December 31, 2009 to year ended December 31, 2008

          The following table presents the summarized consolidated cash flows for the year ended December 31, 2009 compared to the combined information for the consolidated cash flows for the year ended December 31, 2008. The combined information was derived from the audited consolidated financial statements of Americold predecessor for the period January 1, 2008 through March 31, 2008 and the audited consolidated financial statements of Americold successor for the period from April 1, 2008 through December 31, 2008. The successor period for 2008 includes the effect of fair value adjustments resulting from the 2008 Acquisition. Due to the change in the basis of accounting resulting from Yucaipa's step acquisition, whereby Yucaipa's basis was pushed down to our financial statements, Americold predecessor's consolidated financial statements and Americold successor's consolidated financial statements are not necessarily comparable. Such data is being presented for informational purposes only and does not purport to represent or be indicative of the results that actually would have been obtained had the 2008 Acquisition occurred on January 1, 2008 or that may be obtained for any future period (dollars in thousands):

	Americold Successor	Combined	Americold Successor	Americold Predecessor
	Year Ended December 31, 2009	(Non-GAAP) Year Ended December 31, 2008	Period From April 1, 2008 through December 31, 2008	Period From January 1, 2008 through March 31, 2008
Net cash provided by operating activities	$87,437	$84,332	$62,731	$21,601
Net cash used in investing activities	(37,627)	(39,157)	(35,820)	(3,337)
Net cash (used in) provided by financing activities	(26,507)	(1,490)	6,531	(8,021)

          For the year ended December 31, 2009, cash provided by operating activities was $87.4 million, compared to $84.3 million for the same period in 2008. The increase was primarily due to normal fluctuations in working capital, offset by an increase of the net loss adjusted for non-cash charges. Cash used in investing activities was $37.6 million for the year ended December 31, 2009, as compared to $39.2 million for the same period in 2008. The decrease in cash used in investing activities was primarily due to $19.6 million of acquisition related cost from the 2008 Acquisition paid during the prior year, offset by an increased investment in maintenance and developmental capital in the temperature-controlled warehouses and information technology and processing systems in 2009. Cash used in financing activities was $26.5 million for the year ended December 31, 2009, as compared to $1.5 million for the same period in 2008. This increase in cash used was due primarily to the effect of a capital contribution of $18.1 million from our shareholders in 2008 and an increase in dividend distributions paid in 2009 in comparison to 2008.

Comparison of year ended December 31, 2008 to year ended December 31, 2007

          The following table presents the combined information for consolidated cash flows for the year ended December 31, 2008 compared to the year ended December 31, 2007. The combined information was derived from the audited consolidated financial statements of Americold predecessor for the period January 1, 2008 through March 31, 2008 and Americold successor for the period from April 1, 2008 through December 31, 2008. The successor period for 2008 includes the effect of fair value adjustments resulting from the 2008 Acquisition. Due to the change in the basis of accounting resulting from Yucaipa's step acquisition, whereby Yucaipa's basis was pushed down to our financial statements, the Americold predecessor consolidated financial statements and Americold successor consolidated financial statements are not necessarily comparable. This data is being presented for informational purposes only and does not purport to represent or be indicative of the results that actually would have been obtained had Yucaipa's 2008 Acquisition occurred on January 1, 2008 or that may be obtained for any future period (dollars in thousands):

	Combined	Americold Successor	Americold Predecessor
	(Non-GAAP) Year Ended December 31, 2008	Period From April 1, 2008 through December 31, 2008	Period From January 1, 2008 through March 31, 2008	Year Ended December 31, 2007
Net cash provided by operating activities	$84,332	$62,731	$21,601	$51,158
Net cash used in investing activities	(39,157)	(35,820)	(3,337)	(95,493)
Net cash (used in) provided by financing activities	(1,490)	6,531	(8,021)	(25,300)

          For the year ended December 31, 2008, cash provided by operating activities was $84.3 million as compared to $51.2 million for the same period in 2007. The increase was primarily due to the net loss adjusted for non-cash charges, which contributed $12.4 million of increased cash in 2008 from the increased warehouse segment EBITDA and normal fluctuations in working capital, which increased net cash provided by operating activities by $20.8 million in 2008 primarily due to improved cash collections. Cash used in investing activities was $39.2 million for the year ended December 31, 2008, as compared to cash used in investing activities of $95.5 million for the same period in 2007. The decrease was primarily due to the significant investment to acquire the ConAgra Assets in 2007, offset by $19.6 million of acquisition related cost from the 2008 Acquisition paid during 2008. Cash used by financing activities was $1.5 million for the year ended December 31, 2008, as compared to cash used by financing activities of $25.3 million for the same period in 2007 primarily due to a capital contribution of $18.1 million from our shareholders in 2008, and a repayment of a $5.7 million mortgage note in 2007. In 2008, less dividends were paid to shareholders as compared to 2007; however, this was offset by cash used for a common share redemption.

Withdrawal Liability from Multiemployer Plans

          As of December 31, 2009, we participated in two "multiemployer" pension plans administered by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdraw from participation in one of these plans, then applicable law could require us to make an additional lump-sum contribution to the plan, and we would have to reflect that as an expense in our consolidated statement of income and as a liability on our consolidated balance sheet. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan's funding of vested benefits. We have not incurred and do not expect to incur any material withdrawal liability in the near future. However, in the ordinary course of our renegotiation of collective bargaining agreements with labor unions that maintain these plans, we could decide to discontinue participation in a plan, and in that event we could face a withdrawal liability.

          The present value of all benefits vested under each multiemployer plan that we participated in as of December 31, 2009 (based on the labor union's assumptions used to fund such plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such plan allocable to such vested benefits. Based upon each of the multiemployer plans' most recent valuation, if we were determined to have fully withdrawn from their respective plans during 2009, the gross withdrawal liability of our historical company would have been $8.6 million.

          Based upon available information from the most recent valuations of three of the multiemployer plans to which the U.S. businesses being acquired from Versacold contribute, if these businesses were determined to have fully withdrawn from these plans during 2009, the gross withdrawal liability would have been $80.7 million. Information on the other three plans to which these businesses contribute is not available. The three plans for which information was available represents 1,673 employees out of a total of 1,731 total employees in all six plans. Of the 1,673 employees in the three plans, 90% are employed at managed sites where such withdrawal liability, if incurred, would be a pass-through cost to the warehouse owner.

Off Balance Sheet Arrangements

          As of December 31, 2009, 2008 and 2007, respectively, we had no material off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Funds from Operations and Funds Available for Distribution

          We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

          FFO and FFO per common share are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO and FFO per common share should be evaluated along with U.S. GAAP net income and income per common share (the most directly comparable U.S. GAAP measures), as well as cash flow from operating activities, investing activities and financing activities, in evaluating the operating performance of equity REITs.

          Management believes that FFO and FFO per common share are helpful to investors as supplemental performance measures because these measures exclude the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, these non-GAAP measures can facilitate comparisons of operating performance between periods and among other equity REITs.

          FFO does not represent cash generated from operating activities in accordance with U.S. GAAP and is not necessarily indicative of cash available to fund cash needs as disclosed in our consolidated statements of cash flows. We may also refer to Adjusted FFO and Adjusted FFO attributable to common shareholders. The terms Adjusted FFO and Adjusted FFO per common share as used herein refer to FFO adjusted for impairment charges, restructuring charges, acquisition related costs (including compensation expense incurred in connection with the issuance of warrants for an exclusive negotiating commitment) and certain one-time charges. We believe that the presentation of Adjusted FFO and Adjusted FFO per common share provides a measurement of our ongoing operations that is meaningful to investors, because it excludes these restructuring charges, non-cash charges and/or non-recurring charges, which are included in FFO. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, our FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of our performance.

          We calculate funds available for distribution, or FAD, as net income or loss determined in accordance with U.S. GAAP, adjusting for FFO items as defined by NAREIT, and excluding the non-cash effect of such items as non-real estate depreciation, amortization or impairments, stock based compensation expense, amortization of deferred financing costs, amortization of debt discount, amortization of above or below market leases, straight line rents, and deducting the expenditures of recurring capital maintenance.

          FAD does not represent net income in accordance with U.S. GAAP and is not necessarily indicative of results of operations as disclosed in our consolidated statements of income. FAD should not be considered as an alternative to net income. FAD does not have a uniform definition, and other REITs may not calculate FAD or calculate it in a consistent manner. Thus, our FAD may not be comparable to other REITs' FAD. Accordingly, FAD should be considered only as a supplement to our consolidated statement of income as a measure of our operating performance. FAD should not be considered a measure of our liquidity because it excludes cash flow items such as changes in working capital, financing activities, and all investing activities that are unrelated to ongoing maintenance requirements to existing assets.

          FAD and FAD per common share are used by management and our shareholders as supplement measures of the results of operations of the ongoing operations of our company. FAD and FAD per common share should be evaluated along with U.S. GAAP net income and income per common share (the most directly comparable U.S. GAAP measures).

          Management believes that FAD and FAD per common share are helpful to investors as supplemental performance measures for estimating value of our company and our on going ability to pay dividends because these measures exclude the effect of gains or losses from sales of previously depreciated operating real estate assets and the non-cash effect of expenditures and income, and takes into consideration the expenditures of recurring capital maintenance required to maintain the existing portfolio of temperature-controlled warehouses and personal property.

          The following table sets forth a reconciliation of our FFO, Adjusted FFO and FAD from net loss (the most comparable U.S. GAAP measure) for the periods presented.

	Americold Successor	Combined	Americold Successor	Americold Predecessor
	Year Ended December 31, 2009	(Non-GAAP) Year Ended December 31, 2008	April 1, 2008 through December 31, 2008	January 1, 2008 through March 31, 2008	Year Ended December 31, 2007
Net loss	$(42,798)	$(11,591)	$(6,939)	$(4,652)	$(17,411)
Preferred share dividends	(19)	(126)	(63)	(63)	(63)

Net loss attributable to common shareholders	(42,817)	(11,717)	(7,002)	(4,715)	(17,474)
Adjustments:
Net gain on sale of depreciable real property	—	—	—	—	(1,161)
Depreciation and amortization of real property	65,639	63,947	48,903	15,044	60,952

FFO attributable to common shareholders	22,822	52,230	41,901	10,329	42,317
Adjustments:
Impairment of intangible and long-lived assets	12,820
Acquisition related costs	5,346	—	—	—	—
Compensation expense for warrants	7,960	—	—	—	—
Restructuring costs	3,213	1,810	1,810	—	—
Adjusted FFO attributable to common shareholders	52,161	54,040	43,711	10,329	42,317
Adjustments:
Non-real estate depreciation and intangible amortization	32,570	26,044	20,088	5,956	22,699
Maintenance capital expenditures	(25,455)	(18,711)	(14,498)	(4,213)	(18,995)
Acquisition related costs	(5,346)	—	—	—	—
Restructuring costs	(3,213)	(1,810)	(1,810)	—	—
Compensation expense for options	740	15	15	—	—
Amortization of deferred financing costs	404	365	157	208	941
Amortization of debt discount	2,022	1,436	1,436	—	—
Amortization of above-market leases	(1,616)	(1,212)	(1,212)	—	—
Amortization of below-market leases	1,315	987	987	—	—
Straight line rent	525	72	76	(4)	(131)

FAD attributable to common shareholders	$54,107	$61,225	$48,949	$12,276	$46,831

Weighted average common shares outstanding	69,343	69,507	69,343	70,000	70,000
FFO per common share	$0.33	$0.75	$0.60	$0.15	$0.60
Adjusted FFO per common share	0.75	0.78	0.63	0.15	0.60
FAD per common share	0.78	0.88	0.71	0.18	0.67

          The following table sets forth a reconciliation of our FFO, Adjusted FFO and FAD per common share from our net loss per common share (the most comparable U.S. GAAP measure) for the periods presented.

	Americold Successor	Combined	Americold Successor	Americold Predecessor	Americold Predecessor
	Year Ended December 31, 2009	(Non-GAAP) Year Ended December 31, 2008	Period From April 1, 2008 through December 31, 2008	Period From January 1, 2008 through March 31, 2008	Year Ended December 31, 2007
Reconciliation of net loss per common share to FFO, Adjusted FFO and FAD per common share:
Net loss per common share	$(0.62)	$(0.17)	$(0.10)	$(0.07)	$(0.25)
Adjustments:
Net gain on sale of depreciable real property	—	—	—	—	(0.02)
Real estate related depreciation and amortization	0.95	0.92	0.70	0.22	0.87

FFO per common share	0.33	0.75	0.60	0.15	0.60
Adjustments:
Impairment of intangible assets	0.18	—	—	—	—
Acquisition related costs	0.07	—	—	—	—
Compensation expense for warrants	0.12	—	—	—	—
Restructuring costs	0.05	0.03	0.03	—	—

Adjusted FFO per common share	0.75	0.78	0.63	0.15	0.60

Adjustments:
Non-real estate depreciation and intangible amortization	0.46	0.38	0.30	0.08	0.33
Maintenance capital expenditures	(0.37)	(0.27)	(0.21)	(0.06)	(0.27)
Acquisition related costs	(0.07)	—	—	—	—
Restructuring costs	(0.05)	(0.03)	(0.03)	—	—
Compensation expense for options	0.01	—	—	—	—
Amortization of deferred financing costs	0.01	0.01	—	0.01	0.01
Amortization of debt discount	0.03	0.02	0.02	—	—
Amortization of above market leases	(0.02)	(0.02)	(0.02)	—	—
Amortization of below market leases	0.02	0.01	0.01	—	—
Straight line rent	0.01	—	—	—	—

FAD per common share	$0.78	$0.88	$0.71	$0.18	$0.67

New Accounting Pronouncements

          New accounting pronouncements issued but not effective until after December 31, 2009 are not expected to have a material effect on our financial condition, results of operations or cash flows.

Quantitative and Qualitative Disclosures About Market Risk

          Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

          We expect to have approximately $1.33 billion of outstanding fixed-rate indebtedness, consisting of mortgage loans and senior secured notes, on a pro forma basis upon the completion of this offering and the formation transactions. Based on the level of fixed-rate debt expected to be outstanding upon completion of this offering and the formation transactions, a 100 basis point increase in market interest rates would result in a decrease in the fair value of this fixed-rate debt of approximately $78 million. A 100 basis point decrease in market interest rates would result in an increase in the fair value of our fixed-rate debt of approximately $83 million.

OVERVIEW OF THE GLOBAL TEMPERATURE-CONTROLLED
WAREHOUSE INDUSTRY

          The Global Cold Chain Alliance represents all major industries engaged in temperature-controlled logistics. GCCA unites partners to facilitate communication, networking, and education for the perishable food industry. Core partners include: The International Association of Refrigerated Warehouses ("IARW"), the World Food Logistics Organization ("WFLO"), the International Institute of Ammonia Refrigeration ("IIAR"), the International Refrigerated Transportation Association ("IRTA"), and the International Association for Cold Storage Construction ("IACSC").

          Properties in the temperature-controlled warehouse industry play an essential role in supporting the food industry. As a result of the close ties with food businesses, demand for temperature-controlled warehouse space is derived from the stable economic profile of consumer non-discretionary product markets. The customer base is mainly food processors, grocery retailers, and restaurant, hotel and institutional food service businesses.

Industry Overview: U.S.

          Total capacity of temperature-controlled warehouse space in the U.S. was 3.3 billion cubic feet as according to a July 2008 IARW Global Cold Storage Capacity Report.(1) Temperature-controlled warehouses are divided between users that outsource temperature-controlled warehouse needs to third parties and users such as food producers, distributors and retailers of in-house private warehouses. 75% of the total U.S. warehouse space is outsourced, compared to 25% that is comprised of in-house private warehouse space. Outsourced third-party warehouse space in the U.S. grew at a 3.8% compound annual growth or "CAGR" rate, from 956 million cubic feet in 1981 to 2.5 billion cubic feet in 2007.(2) This compares to a 1.6% CAGR for in-house space. Growth in outsourced temperature-controlled warehousing is driven by both efficiency of the third-party providers and customers' desire to minimize capital investments.

(1)
In-house capacity data as of 2007; outsourced capacity data as of July 2008.
(2)
2007 data on the share of in-house and outsourced capacity is the most recent available.

          The following chart sets forth the growth in U.S. temperature-controlled warehouse properties from 1981 to 2007, displaying outsourced third-party warehouse space as well as in-house private warehouse space.

Growth in U.S. Temperature-Controlled Warehouse Capacity (1981- 2007)

Source: Global Cold Chain Alliance.

          Frozen foods take up the largest share of the products stored in temperature-controlled warehouses with 81.5% of the total volume, while chilled foods comprise 18.5% of the total volume. The following charts set forth the proportions of different products that are stored in U.S. temperature-controlled warehouses.

Product Types in the U.S. Temperature-Controlled Warehouse Industry

Source: U.S. Department of Agriculture, National Agricultural Statistics Service, Cold Storage, 2009.

Note: Product shares are based on pounds stored in both outsourced third-party warehouses and in-house private warehouses, as of August 31, 2009.

Industry Overview: Global

          Global temperature-controlled warehouse space grew from 5.4 to 8.7 billion cubic feet from 1998 to 2008, representing a 4.9% CAGR. The temperature-controlled warehouse markets in Western Europe, Japan, and Australia are similar in size, relative to urban population, as compared to the U.S. market. Growth has been high in Eastern Europe during the past three years. In Russia, temperature-controlled warehouse space grew by over 500 million cubic feet in 2008 alone.

          The following charts set forth the size of the temperature-controlled warehouse industry on both a total and per capita basis (urban population), as well as growth of the industry from 1998 through 2008.

Temperature-Controlled Warehouse Capacity & Growth by Area

Source: Global Cold Chain Alliance data.

Note: Capacity data generally for outsourced space. Data for India, Brazil and Russia are a mix of outsourced and in-house capacity. Historical data not available for Russia, Argentina, and Chile; as a result, there is no CAGR available for these countries.

Temperature-Controlled Warehouse Capacity Per Capita by Area

Source: Urban population from the Economist Intelligence Unit; cold storage space from the Global Cold Chain Alliance.

Growth Forecasts

          Beginning in 2010, the U.S. is forecasted to show a five-year CAGR of 2.4%. GCCA expects continuation of trend growth rates in temperature-controlled warehouse construction and a near-term increase in utilization rates of existing warehouses. In other developed countries, temperature-controlled warehousing industry revenue growth is expected to be stable over the next five years. The capacity of the Western European temperature-controlled warehouse industry is not expected to grow in 2010. However, the utilization of Western European temperature-controlled warehouses is expected to increase in 2010 and beyond, resulting in an expected 2% growth in revenue in 2010 and a five year CAGR of less than 1%. In Japan, the temperature-controlled warehouse industry is expected to have no revenue growth over the next five years as a result of a decline in population and stagnation in the frozen food industry.

          In developing countries generally, GCCA believes that growth in temperature-controlled warehouse capacity is expected to reach double digits annually over the next 15 years. China has the largest potential for expansion of temperature-controlled warehouse space, growing at approximately 10% annually for the next few years, with no expected delays in construction associated with the recession. Forecasts for capacity growth in Latin America are at 10% per year through 2014. In Eastern Europe and the former Soviet Union, construction starts are being postponed with expectation of growth resuming at 7% to 10% per year when financial conditions stabilize.

          In addition to these growth forecasts based on GCCA field staff's perspectives, a view of the opportunities in developing countries is obtained based on a 15-year development horizon. In this analysis, opportunity should be understood as the estimated need for cold storage if the developing country's industry progresses to a stage in penetration that has been observed in developed markets over time. Findings from this opportunity scenario analysis are summarized in the chart below. The total opportunity in temperature controlled warehousing in developing countries is estimated at over 3 billion cubic feet.

          China, for example, accounts for a substantial portion of the potential market, with more than 1.5 billion cubic feet of development potential. In order for China's temperature-controlled warehousing industry to reach this level of market penetration, a CAGR of 9% over the next

15 years would be required. GCCA finds that this growth rate is a reasonable rate of development, and tracks fairly well with the observed and anticipated construction starts that field staff reports.

Capacity Growth Opportunity in Developing Countries

Source: Urban population from the Economist Intelligence Unit; temperature-controlled warehouse space from Global Cold Chain Alliance.

Drivers of Demand

          Consumption of high-value food products housed in temperature-controlled warehouses depends on consumer income and preferences for convenience and variety. The primary drivers of demand for these specialty foods are:

  •
  Increasing per capita disposable income,

  •
  Expansion of the global middle class and two-earner households, and

  •
  International trade.

          Frozen foods are a $116 billion industry in the U.S. and a €78.9 billion industry in Europe, as of 2008.(3) The U.S. frozen foods industry grew by 6.5% in retail sales value from 2007 to 2008, while the European frozen food industry grew at 7.4% over the same period.

(3)
At December 4, 2009 exchange rates ($1.5068 =1 euro), 78.9 billion euros is $118.9 billion. Market size, reported by Quick Frozen Foods International, represents final value in grocery, restaurant, and food service channels. Exchange rate is the European Central Bank's spot quotation, available at http://www.ecb.int/stats/exchange/eurofxref/html/index.en.html.

          Food retail sales value grew globally by 14% between 2003 and 2007(4) during healthier economic times and a rapid increase in commodity input prices. The financial crisis and recession of 2008-2009 in the U.S. have interrupted the rapid growth in restaurant eating in favor of frozen foods consumed at home. This trend has affected the product mix stored in the temperature-controlled warehouses but has not reduced the demand for warehouse space.

(4)
Global Cold Chain Alliance and Transport Intelligence: Global Cold Chain Logistics, 2008-2009 Report.

          Food processing companies in the U.S. faced financial pressures from 2006 through 2008, as sales growth stalled and margins tightened due to increased commodity input costs and an increase in energy costs. The cost pressures on food processors will increase the demand for temperature-controlled warehouse space to be provided on an outsourced basis.

          Temperature-controlled warehouse capacity has been closely linked to personal income which is depicted in the chart below for the countries listed therein over the period 1998-2008. The correlation of income and temperature-controlled warehouse space has been strongest in the U.S., because of the characteristics of the processed food industry and consumers' demand for prepared frozen foods.

Correlation of Temperature-Controlled Warehouse Capacity and Income by Area (1998-2008)

Source: Personal disposable income per capita from the Economist Intelligence Unit; temperature-controlled warehouse space from Global Cold Chain Alliance.

          In developing countries, the GCCA expects temperature-controlled warehouse demand to evolve based on urbanization as well as income. The expansion of the global middle class during the increase in foreign direct investment stimulated demand for higher value meats and dairy foods in developing countries. As real consumer income grows in developing markets, it is GCCA's expectation that the demand for temperature-controlled warehouse space will likewise increase.

          In addition to its connection with consumer income growth within home countries, temperature-controlled warehousing is linked to the international trade of food products. Several types of supply chains are used:

  •
  Imports of retail-ready products,

  •
  Imports in bulk that are processed and consumed locally, and

  •
  Imports of fresh products that are processed in free-trade zones and re-exported.

          Low-cost labor relative to transportation cost drives the growth of these business models. Companies from developed countries have invested in overseas production systems to supply the local population. Countries with labor cost advantages will likely continue to export food regardless of changes in the domestic economy. The critical unknown for the growth of trade-dependent cold chains will be economic recovery in the developed countries.

          There are large unmet needs for temperature-controlled warehouse infrastructure in rural areas and secondary cities in developing countries. In remote rural areas, infrastructure, warehouses, and management are lacking in both the lower income nations and in faster growing developing countries such as China and India. The temperature-controlled warehouses that serve agricultural production will likely be smaller than the large, automated warehouses used in the distribution center model of the developed world.

Supply Pipeline

          Construction projects are underway in China and Latin America (Panama, Venezuela, Mexico, and Brazil). Financial problems in Eastern Europe and Russia have delayed new starts in 2009. Temperature controlled warehouse construction is flat in Western Europe and steady in North America at a rate of 3%.

          Construction costs range from $117 per square foot in North America up to $168 per square foot in various European regions, as of October 2009, as indicated in the table below. Construction costs in Latin America, China, and India are approximately half of the construction costs incurred in the developed world. Real estate costs vary widely within countries as well as across countries, according to recent reports from the GCCA field staff. Among the reporting regions, China has the highest land costs, greater even than commercial land prices in Europe and North America.(5)

(5)
The GCCA field staff report on capital costs of cold storage covers North America, Western Europe, Central Europe, former Soviet Union and Russia, Latin America, China, and India.

	North America	Western Europe	Central Europe	Former Soviet States and Russia	Latin America	China	India
Construction Costs ($ / sq foot)	117	168	140	168	55	41	60

Source: Global Cold Chain Alliance. Note: Data for Europe reported in euros and converted at the rate of $1.5068 = 1 euro.

Competitive Landscape

          The U.S. temperature-controlled warehouse industry is highly fragmented with several participants having a presence nationwide and a number of participants having a presence only in particular regions or in particular local areas. The five largest U.S.-based firms have 45% of total space in cubic feet; the top ten have 55%. The five largest firms each maintain operations in 26 to 101 different locations. Each of the three largest firms has facilities throughout much of the nation; two are concentrated on both coasts. The next five largest firms have a presence only in particular regions, focusing in a major metropolitan area in a port city, the northwestern U.S., or the southeastern U.S. All of the firms tend to compete with each other in the geographic areas in which they have a presence, regardless of their overall size. Users, including large nationwide firms, tend to diversify their warehousing among the national, regional and local firms to meet their temperature-controlled warehouse needs.

          Globally, the 10 largest firms have approximately a quarter of the total temperature-controlled warehouse space. In Canada and Mexico, a single large company has more than half of the country's outsourced warehouse space. Elsewhere internationally, competition is among several similarly sized firms offering outsourced temperature-controlled warehouse services.

Regulatory Overview

          Regulation of the temperature-controlled warehouse industry aims at food safety and standards for managing the chemical refrigerants. Federal oversight agencies include the U.S. Department of Agriculture, the Food and Drug Administration, and the EPA. State and local health departments monitor performance. Regulatory burdens due to food safety and industrial refrigerant safety are stringent but transparent. No major changes in regulation are expected.

          Temperature-controlled warehouses in the U.S. converted to natural refrigerants such as ammonia following the required phase-out of Freon R-22 due to environmental greenhouse gas concerns. Ammonia is "self alarming" due to its odor, energy-efficient, and requires appropriate protocols for safety and regulatory compliance as a hazardous chemical.

          Temperature-controlled warehouse companies involved in international trade must meet standards for food safety and for protection of the border against terrorist threats under the U.S. Customs Service food defense protocols.

          Customers' requirements are also stringent. Multi-national supermarkets (Carrefour, Ahold, Metro and Walmart) create self-regulated business-to-business oversight and usually require third-party audits.

OUR BUSINESS AND PROPERTIES

Overview

          Originally founded in 1931, we are the largest self-administered and self-managed real estate company in the world focused on the ownership, operation, acquisition and development of temperature-controlled warehouses. Concurrent with the consummation of this offering, we will complete certain formation transactions resulting in the acquisition and consolidation into our company of certain real estate assets owned by Versacold. The formation transactions will significantly expand our portfolio of temperature-controlled warehouses in the United States and provide us with a leading position in key international markets. Following the completion of the formation transactions, our portfolio will consist of 173 operational temperature-controlled warehouses located in the United States (152), Australia (10), New Zealand (8), Argentina (2) and Canada (1). We have also commenced construction of a new temperature-controlled warehouse located at the port of Tacoma, Washington. We will own 120 of these warehouses (including 5 that are subject to ground leases and 2 that are partly owned and partly leased), lease 32 of them and manage 21 of them on behalf of third-party owners.

          Our warehouses are an integral part of the supply chain infrastructure linking food producers to food retailers and food service providers. Our warehouse tenants include food producers, distributors and retailers who rent temperature-controlled storage space and use related services for frozen and perishable food products such as frozen entrees, meat, seafood, fruits and vegetables. The contractual arrangements with our warehouse tenants vary in type and duration, including national warehousing agreements, single warehouse storage agreements, space leases and arrangements governed solely by warehouse receipts.

          After the consummation of this offering, Versacold will continue to operate in Canada as a separate company with separate management and a separate board of directors. In connection with the closing of the formation transactions, we are entering into a non-competition and services agreement with Versacold which provides for, among other things, transitional services for up to three years and certain non-competition and right of first offer covenants. We are controlled by investment funds affiliated with Yucaipa. Yucaipa-affiliated investment funds also own 49% of Versacold and have an option to acquire the remaining 51%.

Our Competitive Strengths

Global Market Leader in Temperature-Controlled Warehouses

          As a result of the formation transactions, we are the largest owner and operator of temperature-controlled warehouses in the United States and in the world with approximately 29% and 12% of the total temperature-controlled warehouse capacity in cubic footage terms, based on information from the GCCA and our estimate (based on information as of December 31, 2009) of our total temperature-controlled warehouse capacity. We believe that we have a leading presence in major food production and consumption markets, including the United States, Australia, New Zealand and Argentina. Our significant scale allows us to offer our warehouse tenants a broad-based portfolio of strategically located temperature-controlled warehouses and related services, which enables warehouse tenants to make their product distribution more efficient and/or cost effective. In addition, as a result of our size, we are able to achieve economies of scale that allow us to attract new warehouse tenants, reduce our operating costs and lower our overall cost of capital.

Extensive Network of Temperature-Controlled Warehouses

          Our warehouses are an integral part of the supply chain linking food producers, distributors and retailers who rent temperature-controlled warehouse space and use related services for frozen and perishable food products such as frozen entrees, meat, seafood, fruits and vegetables. Given the complex nature of perishable food storage and distribution, our warehouse tenants place great importance on the location, quality and integration of our temperature-controlled warehouse network. Our warehouses are strategically located near our warehouse tenants' operations and key distribution hubs throughout the United States and the world, which helps our warehouse tenants optimize their distribution networks while reducing their capital expenditures, operating costs and operational risks.

Stable Cash Flows in a Low Volatility Industry

          The food distribution industry has exhibited relatively low volatility through varying economic cycles. As a result, we have been able to generate relatively stable cash flows and returns for our investors. We believe the stability of our cash flows is further enhanced due to the fact that our revenues are diversified by geography, warehouse tenant, food commodity and food distribution channel. The stability of our cash flows is highlighted by our 2009 segment EBITDA, which was relatively consistent with levels achieved in 2008 despite the global economic recession.

Revenue Streams Across Diversified Warehouse Tenant Base

          We believe that the quality and diversity of our warehouse tenant base provides us with a strong business foundation. We have approximately 3,100 warehouse tenants in our owned and leased warehouses based on rents received during the twelve months ended December 31, 2009, with no such relationship accounting for more than 8% of our pro forma combined warehouse revenues. Many of our warehouse tenants store their products in multiple warehouses in our portfolio. We maintain long-standing relationships with a significant number of blue chip, high-credit quality warehouse tenants, which include a majority of the largest food producers and retailers in the United States.

Significant Opportunities in High-Growth International Markets

          We believe there are highly attractive growth opportunities for temperature-controlled warehouses in international markets including, but not limited to, China, Brazil and Eastern Europe. We intend to use our strong reputation, operational expertise, global track record and balance sheet strength as a platform for temperature-controlled warehouse acquisition and development in such markets. In particular, we view China as one of our highest priorities given the large and growing population, increasing affluence among its citizens, evolving food consumption habits and limited number of temperature-controlled warehouses relative to its population. Moreover, the Chinese government has initiated measures to modernize and address the need for food storage and safety infrastructure in China where a substantial amount of perishable food products, including approximately 30% of all fruits and vegetables, spoil prematurely due to a lack of refrigeration facilities.

          In connection with our entry into the Chinese market, we have executed a framework agreement with China Merchants, a leading Chinese infrastructure firm, providing for the formation of a joint venture to develop temperature-controlled warehouses and provide related services in China. In addition, we and our prospective joint venture partner China Merchants are currently in negotiations to acquire a leading Chinese temperature-controlled warehouse company.

          We have also retained personnel to evaluate investment opportunities in Eastern Europe. We also believe that the acquisition of Versacold's Argentine operations may provide an opportunity to expand into Brazil.

Balance Sheet Positioned to Fund High Return Growth

          We believe that, relative to other public real estate companies, our pro forma low leverage, in terms of our ratio of total debt to EBITDA, and attractive in-place debt will enable us to capitalize on numerous growth and development opportunities in our industry. In addition, we will have no material debt maturities until 2014. We believe this balance sheet strength will allow us to: (i) expand certain of our existing properties and develop new properties to meet warehouse tenant demand, (ii) fund accretive acquisitions and (iii) increase our access to long-term, low-cost capital.

Talented and Experienced Management Team and Sponsor

          Our senior management team, which includes talented and experienced managers from two industry leading companies, has extensive knowledge of both the real estate and food distribution industries. Our eight-person senior management team has approximately 160 years of total experience in the temperature-controlled warehouse, logistics, manufacturing and/or food industries. Following the completion of the formation transactions, our senior management will collectively own    % of the common equity of our company on a fully-exercised basis which aligns the interests of our senior management with the interests of other shareholders.

          Yucaipa is a premier investment firm with an established track record of investing in the food retail and distribution industries. Following the completion of the formation transactions, Yucaipa-affiliated funds will own 64.0% of the common equity of our company on a fully-exercised basis. We will continue to leverage Yucaipa's expertise and global relationships as we execute our business and growth strategy.

Our Business and Growth Strategy

Maximize Earnings Power of Existing Real Estate Portfolio

          We intend to increase profitability in our existing real estate portfolio by optimizing occupancy in our warehouses, increasing our share of new and existing warehouse tenants' spending on temperature-controlled storage, increasing our storage income and lowering our costs.

          We intend to expand our warehouses to meet our warehouse tenants' growing needs for temperature-controlled storage. In general, we plan to pursue expansion opportunities that are financially and/or strategically beneficial to the Company. We currently have a pipeline of approximately $138 million of identified expansion opportunities in the United States ($90 million of which are currently underway), consisting of the expansion of four of our existing warehouses and the construction of three new warehouses, including our construction project located at the port of Tacoma, Washington, and approximately $58 million of identified international expansion opportunities located primarily in China.

          We have ongoing process improvement initiatives within our warehouses to increase productivity and efficiency and to reduce costs. In particular, we are currently exploring alternatives to further lower our energy costs and increase the competitive position of our properties by employing solar power generation technologies at a select number of our warehouses.

Capitalize on Global Consolidation of the Temperature-Controlled Warehouse Industry

          Our industry is highly fragmented among numerous owners and operators worldwide. As the largest global owner of temperature-controlled warehouses, we are well positioned to continue to expand our portfolio through acquisitions, joint ventures and strategic alliances. Our financial strength, economies of scale and access to capital will be an advantage as we compete for acquisitions and development opportunities in a capital-constrained environment. In addition, our management team has experience identifying strategic acquisitions and integrating them into our global network in a manner that generates economies of scale and cost savings.

Expand Our Real Estate Portfolio in Underdeveloped Markets

          We believe that there will be significant opportunities to expand our warehouse footprint in numerous underdeveloped and high-growth temperature-controlled warehouse markets including China, Brazil and Eastern Europe. In particular, we are currently building our network in China where the growing population and evolving food consumption trends will drive the need for significant investment in food storage and distribution infrastructure. We also intend to expand our footprint at international ports to capitalize on growing frozen and perishable food import/export volumes. We are currently in the process of constructing a new temperature-controlled warehouse located at the port of Tacoma, Washington, and we expect to hold an indirect interest in two additional temperature-controlled warehouses located at the port of Shenzhen, China through our prospective joint venture with China Merchants.

          We believe our intellectual capital and acquisition and development experience, coupled with continued demand from our existing warehouse tenants, will enable us to grow by expansion in both our core and emerging markets.

Solidify Our Position as the Warehouse Provider of Choice for Global Food Producers and Retailers

          We believe food producers and retailers will continue to outsource the temperature-controlled warehouse function of their supply chain. We intend to capture growing demand by providing our warehouse tenants with the highest quality, most integrated network of temperature-controlled warehouses in the world. We expect to leverage our expertise to customize solutions for new and existing warehouse tenants who we believe will continue to outsource temperature-controlled warehouse and distribution activities.

Maintain Our Balance Sheet Strength and Lower Our Cost of Capital

          We intend to maintain a balance sheet that will enable us to make accretive investments in the temperature-controlled warehouse industry over time. While we intend to distribute the majority of our cash flows in the form of dividends, we plan to use some portion of remaining cash flows to reinvest in attractive return projects. In addition, as a public company, we will strive to continually lower our cost of capital and attract diversified sources of capital, enabling us to enhance shareholder returns and provide our warehouse tenants with economically compelling outsourcing solutions for their temperature-controlled warehouse needs.

Description of Our Business

          We are the largest real estate company in the world focused on the ownership, operation, acquisition and development of temperature-controlled warehouses. Upon the completion of this offering and the formation transactions, we will own, lease or manage 173 operational temperature-controlled warehouses aggregating approximately 1.04 billion cubic feet. In addition, we provide a variety of ancillary services to our warehouse tenants and others, including comprehensive transportation management, supply-chain network modeling and optimization, consulting and strategizing. We also manage certain warehouses owned by our warehouse tenants for which we earn fixed and incentive fees.

          Our warehouses are an integral part of the supply chain infrastructure linking food producers to food retailers and food service providers. Our warehouse tenants include food producers, distributors, and retailers who store products in temperature-controlled warehouses and use related services for frozen and perishable food products including frozen entrees, meat, seafood, fruits and vegetables. We provide warehouse space to approximately 3,100 warehouse tenants, including national, regional and local frozen food producers, processors and growers and wholesale and retail distributors. As of December 31, 2009, our warehouse tenants include a majority of the largest food producers and retailers in the United States. Many of our warehouse tenants utilize multiple warehouses throughout our portfolio.

Temperature-Controlled Warehouses

          Our temperature-controlled warehouse business provides frozen and refrigerated food processors and distributors access to large-scale temperature-controlled distribution centers. Historically, we have owned the majority of the temperature-controlled warehouses in our portfolio as opposed to leasing those warehouses or entering into warehouse management arrangements with third-party owners. A variety of factors influence our decisions whether to own or to lease particular warehouses, including the REIT rules under the Code, particular warehouse tenants' timing and other requirements, our existing capacity in the geographic area, the availability of land on which to build and the availability and pricing of suitable facilities offered for sale or lease in the area. When we do undertake warehouse management arrangements, it is in response to specific customer requests.

          Our temperature-controlled warehouses are generally comprised of production facilities, distribution centers and "public" warehouses. Production warehouses typically serve one or a small number of predominant warehouse tenants, though a significant number of other tenants may also store goods in such warehouses. Production warehouses are generally used by food processors, which are located nearby. These production warehouse tenants store large quantities of ingredients, partially processed or finished products in the warehouses until they are shipped to the next stage of production or distributed to end-markets. Distribution centers primarily warehouse a wide variety of warehouse tenants' finished products until future shipment to end-users. Each distribution center is located in a key distribution hub that services the surrounding regional market. Our distribution centers also include "retail" warehouses, which generally store finished products specifically for distribution to one or a small number of local or regional retailers. Public warehouses generally serve the needs of local and regional warehouse tenants. Food manufacturers, processors and retailers use these warehouses to store capacity overflow from their production warehouses or to facilitate cost-effective distribution.

          Except with respect to rental agreements for dedicated, separate spaces that are exclusively controlled and staffed by a warehouse tenant, our warehouse tenants notify facility personnel for put-away, storage and/or retrieval of products in the warehouses, and warehouse tenants do not have independent access to enter the storage areas or the warehouses. Each warehouse establishes its operating schedule independently in accordance with warehouse tenants' needs, including some that may provide services to warehouse tenants 24 hours per day during all or part of the year. Individual warehouses also establish their own procedures and labor charges for the receipt from and/or tender to designated carriers.

          We own or lease 60 production warehouses with approximately 300 million cubic feet of temperature-controlled capacity, 87 distribution centers and public warehouses with approximately 545 million cubic feet of temperature-controlled capacity and 6 port warehouses with approximately 26 million cubic feet of temperature-controlled capacity.

          Typically, we charge our warehouse tenants a monthly or weekly storage fee based on the space used, in addition to inbound and outbound handling charges. We usually bill our warehouse tenants for the first month's storage fee and both the inbound and outbound handling charges in advance.

          All of our warehouses are equipped to handle and store warehouse tenants' products in an efficient and secure manner, utilizing racking and storage systems, and handling equipment appropriate to the nature and volume of such products. Our warehouses are clean, well-maintained, and in good operating condition. For information concerning our quality control procedures, see "— Quality Control Procedures". Many sites have rooms that can be converted from freezer to cooler (and vice versa) depending on warehouse tenant demand. We utilize sophisticated warehouse management systems to track our warehouse tenants' usage of space and facilitate the inbound and outbound movement of products stored with us.

          Although we focus on the provision of warehouse space to the food industry, we also store other forms of temperature sensitive products, including pharmaceuticals, and dry products.

Warehouse Properties

          After the completion of this offering and the formation transactions, we will operate 173 operational temperature-controlled warehouses, of which 152 are wholly owned or leased and 21 are managed for outside owners. Our warehouses are located in the United States (152), Australia (10), New Zealand (8), Argentina (2) and Canada (1). The total temperature-controlled warehouse capacity of our warehouses is approximately 1.04 billion cubic feet. In addition, we have commenced construction of a new temperature-controlled warehouse located at the port of Tacoma, Washington.

          The following table provides summary information regarding the properties that we will own, lease or manage in each of the countries in which we will operate upon completion of this offering and the formation transactions. The information set forth in this table is based on information as of December 31, 2009. However, this table excludes certain warehouses that were in our portfolio on December 31, 2009, but are no longer in our portfolio and thus will not be part of our portfolio upon completion of this offering and the formation transactions.

Country / State / Province	Predecessor	Warehouse Name	Warehouse Region	Ownership Type	Business Class(a)	# of Tenants	Square Feet (in thousands)	Cubic Feet (in millions)	Year Built / Renovated	Footnotes
OWNED / LEASED WAREHOUSES (b):
United States
Alabama	Americold	Albertville - RailRd Ave	South Central	Owned	Production Advantaged	31	180.4	5.2	1993 / 2006
Alabama	Americold	Gadsden - E. Air Depot Rd	South Central	Leased	Public Warehouse	26	153.8	4.1	1991 / 1994	(c)
Alabama	Americold	Montgomery - Newcomb Ave	South Central	Leased	Production Advantaged	12	127.5	2.8	1989 / 1999	(d)
Alabama	Versacold	Mobile - Perimeter Rd	South Central	Owned	Port	129	113.2	2.8	1976 / 2007	(e)
Alabama	Americold	Birmingham - W. 25th Ave	South Central	Owned	Public Warehouse	34	116.4	2.3	1963 / 1986	(f)

Total Alabama (5 Warehouses)						232	691.2	17.2
Arizona	Americold	Phoenix - S. 75th Ave	Southwest	Owned	Public Warehouse	19	149.9	3.1	1985 / 1995	(f)
Arkansas	Americold	Russellville - Industrial Blvd	South Central	Owned	Production Attached	1	270.8	8.3	1995	(f)
Arkansas	Americold	West Memphis - S. Airport Rd	South Central	Owned	Production Attached	8	252.1	6.4	1985 / 1995	(f)
Arkansas	Americold	Springdale - N. Old Missouri Rd	South Central	Owned	Production Advantaged	12	233.0	6.0	1982 / 1993	(f)
Arkansas	Americold	Russellville - S. El Mira	South Central	Owned	Production Advantaged	4	235.8	5.5	1986 / 1991
Arkansas	Americold	Texarkana - Genoa Rd	South Central	Owned	Public Warehouse	26	177.6	5.1	1992 / 1996	(f)
Arkansas	Americold	Fort Smith - Midland Blvd	South Central	Owned	Production Attached	4	118.0	1.7	1958 / 1982	(f)

Total Arkansas (6 Warehouses)						55	1,287.2	32.9
California	Versacold	Modesto - Lapham Dr	Pacific	Owned	Distribution	79	465.2	10.5	1945 / 1987
California	Americold	Victorville - Enterprise Way	Pacific	Owned	Distribution	8	203.6	7.4	2004	(g)
California	Americold	Ontario - Malaga Place	Pacific	Leased	Distribution	67	295.8	6.9	1987 / 1990	(c)
California	Americold	Ontario - 5401 Santa Anna	Pacific	Owned	Distribution	—	92.8	2.1	1984	(h)
California	Americold	Ontario - 5361 Santa Anna	Pacific	Owned	Distribution	—	92.1	2.1	1983	(h)
California	Versacold	Anaheim - N. Raymond	Pacific	Owned	Distribution	105	233.6	6.6	1965 / 2001
California	Americold	Watsonville - W. Riverside Dr	Pacific	Owned	Production Advantaged	43	218.6	6.4	1984	(e)
California	Versacold	City of Industry - E. Proctor Ave	Pacific	Leased	Public Warehouse	21	172.1	4.6	1962 / 1995	(c)
California	Versacold	Los Angeles - E. Vernon Ave	Pacific	Owned	Public Warehouse	48	155.3	4.4	1965 / 1995
California	Versacold	Carson - E. Sepulveda Blvd	Pacific	Owned	Port	93	130.9	4.4	2002
California	Versacold	Los Angeles - District Blvd	Pacific	Leased	Public Warehouse	69	300.0	4.2	1924 / 1947	(c)
California	Versacold	Compton - Rancho Way	Pacific	Owned	Port	95	162.1	4.2	1989 / 2002
California	Versacold	Salinas - S. Sanborn Rd	Pacific	Owned	Production Attached	45	169.5	3.7	1958 / 1998
California	Americold	Turlock - S. Kilroy Rd	Pacific	Owned	Public Warehouse	16	137.8	3.6	1985	(g)
California	Americold	Turlock - Fifth St	Pacific	Owned	Production Advantaged	17	188.7	3.3	1955 / 1986	(f)
California	Versacold	Brea - Orbiter St	Pacific	Owned	Distribution	27	104.8	2.9	1975

Total California (16 Warehouses)						733	3,123.0	77.6		(i)
Colorado	Americold	Denver - E. 50th Ave	Southwest	Leased	Public Warehouse	55	162.9	3.2	1974 / 1988	(c)
Colorado	Versacold	Denver - Race Ct	Southwest	Owned	Public Warehouse	135	124.5	2.4	1969 / 1978

Total Colorado (2 Warehouses)						190	287.4	5.5
Florida	Versacold	Plant City - N. Frontage Rd	Southeast	Owned	Public Warehouse	44	243.9	6.9	1987 / 1998
Florida	Americold	Tampa - N. 50th St	Southeast	Owned	Public Warehouse	26	318.3	2.9	1950 / 1973	(j)
Florida	Americold	Bartow - US Highway 17 N.	Southeast	Owned	Production Advantaged	29	138.1	2.8	1962 / 1964	(e)
Florida	Americold	Plant City - S. Alexander St	Southeast	Owned	Distribution	18	58.0	0.9	1956

Total Florida (4 Warehouses)						117	758.4	13.6

Country / State / Province	Predecessor	Warehouse Name	Warehouse Region	Ownership Type	Business Class(a)	# of Tenants	Square Feet (in thousands)	Cubic Feet (in millions)	Year Built / Renovated	Footnotes
Georgia	Americold	Atlanta - Tradewater Pkwy	Southeast	Leased	Distribution	8	455.6	13.3	2004	(d)
Georgia	Americold	Atlanta - Xavier Dr	Southeast	Owned	Distribution	32	601.6	12.3	1972 / 1985	(f)
Georgia	Americold	Atlanta - 1740-B Westgate Pkwy	Southeast	Owned	Distribution	27	431.1	12.0	1990 / 1993	(f)
Georgia	Versacold	McDonough - Greenwood Rd	Southeast	Leased	Distribution	45	306.4	8.6	2000 / 2007	(c)
Georgia	Versacold	Pendergrass - Jackson Concourse	Southeast	Leased	Public Warehouse	35	243.2	7.3	1993 / 1997	(k)
Georgia	Americold	Atlanta - 1845 Westgate Pkwy	Southeast	Owned	Distribution	21	262.8	7.3	1996 / 1999	(f)
Georgia	Americold	Thomasville - Roseway Dr	Southeast	Owned	Public Warehouse	20	252.4	5.7	1997	(f)
Georgia	Versacold	Cartersville - Industrial Park Rd	Southeast	Leased	Public Warehouse	53	179.2	5.4	1996 / 2000	(k)
Georgia	Americold	Atlanta - John F. Varly Ct	Southeast	Owned	Distribution	34	158.7	5.1	2001	(f)
Georgia	Americold	Montezuma - Airport Dr	Southeast	Owned	Production Attached	1	240.3	4.7	1965 / 1990
Georgia	Versacold	Gainesville - Candler Rd	Southeast	Leased	Public Warehouse	31	127.6	3.4	1989 / 1995	(k)
Georgia	Americold	Atlanta - Lakewood Ave	Southeast	Owned	Production Advantaged	37	182.7	3.1	1963 / 1968
Georgia	Versacold	Douglas - Industrial Blvd	Southeast	Leased	Public Warehouse	32	86.7	1.7	1969 / 1996	(k)
Georgia	Versacold	Alma - Pineview Dr	Southeast	Leased	Production Advantaged	14	46.3	1.3	2006	(c)
Georgia	Americold	Augusta - Laney-Walker Blvd	Southeast	Owned	Production Advantaged	21	63.9	1.3	1971 / 1983	(f)

Total Georgia (15 Warehouses)						411	3,638.6	92.5
Idaho	Americold	Burley - Highway 30	Southwest	Owned	Production Attached	7	471.2	12.4	1959 / 1996	(e)
Idaho	Americold	Nampa - Fourth Ave N.	Southwest	Owned	Public Warehouse	47	458.5	10.3	1946 / 1990	(f)

Total Idaho (2 Warehouses)						54	929.7	22.6
Illinois	Americold	Rochelle - S. Caron Rd	North Central	Owned	Distribution	22	349.0	11.3	2004
Illinois	Americold	Rochelle - Americold Dr	North Central	Owned	Distribution	19	255.0	6.4	1995	(g)
Illinois	Versacold	Belvidere - Imron Dr	North Central	Leased	Public Warehouse	57	189.1	6.7	1991 / 2002	(k)
Illinois	Americold	East Dubuque - Route 20 W.	North Central	Owned	Production Advantaged	12	208.5	5.9	1993	(f)

Total Illinois (4 Warehouses)						110	1,001.6	30.4
Indiana	Americold	Indianapolis - S. Arlington Ave	North Central	Owned	Distribution	13	427.2	9.8	1979 / 1989	(f)
Indiana	Versacold	Pendleton - W. Pioneer Trace	North Central	Leased	Distribution	9	158.6	5.3	2006	(c)

Total Indiana (2 Warehouses)						22	585.8	15.1
Iowa	Americold	Bettendorf - State St	North Central	Owned	Production Advantaged	36	398.2	10.2	1973 / 1977	(f)
Iowa	Americold	Fort Dodge - Maple Dr	North Central	Owned	Public Warehouse	38	188.5	4.1	1979 / 1981	(f)

Total Iowa (2 Warehouses)						74	586.7	14.4
Kansas	Americold	Wichita - N. Mead St	Southwest	Owned	Production Advantaged	41	168.0	3.2	1972 / 1976	(f)
Kansas	Americold	Garden City - W. Mary St	Southwest	Owned	Production Advantaged	23	134.6	2.4	1980 / 2006	(f)

Total Kansas (2 Warehouses)						64	302.6	5.6
Kentucky	Americold	Sebree - U.S. Highway 41 N.	South Central	Owned	Production Advantaged	9	111.5	3.0	1998	(f)
Maine	Americold	Portland - Read St	Northeast	Owned	Public Warehouse	64	196.6	1.8	1952 / 1963
Massachusetts	Versacold	Taunton - John Hancock Rd	Northeast	Owned	Distribution	88	145.0	6.5	1999 / 2000
Massachusetts	Americold	Boston - Widett Circle	Northeast	Owned	Production Advantaged	94	260.4	3.1	1969	(f)
Massachusetts	Americold	Gloucester - Rowe Square	Northeast	Owned	Production Advantaged	50	125.9	2.8	1967
Massachusetts	Americold	Gloucester - Rogers St	Northeast	Owned	Production Attached	27	148.9	1.9	1955 / 1969
Massachusetts	Americold	Gloucester - E. Main	Northeast	Owned	Production Attached	48	179.3	1.8	1961 / 1973

Total Massachusetts (5 Warehouses)						307	859.5	16.1
Minnesota	Versacold	New Ulm - County Rd 29	North Central	Leased	Production Advantaged	33	270.0	5.7	1984 / 1996	(k)
Minnesota	Versacold	Zumbrota - Arctic Ave	North Central	Leased	Production Advantaged	15	170.5	4.5	1996 / 2006	(k)
Minnesota	Versacold	Brooklyn Park - Winnetka Ave N.	North Central	Leased	Public Warehouse	40	128.3	3.8	1986 / 2000	(k)
Minnesota	Versacold	St. Paul - Chester St	North Central	Leased	Distribution	55	219.7	3.8	1970 / 1971	(k)

Total Minnesota (4 Warehouses)						143	788.5	17.7
Missouri	Americold	Carthage - Civil War	South Central	Owned	Distribution	149	2,863.8	40.5	1972 / 1999	(f)
Missouri	Versacold	Sikeston - Rose Pkwy	South Central	Owned	Production Attached	18	167.1	5.6	1998
Missouri	Americold	Marshall - W. Highway 20	South Central	Owned	Production Advantaged	9	191.2	5.1	1985 / 1992	(f)
Missouri	Versacold	Vinita Park - Page Blvd	South Central	Owned	Production Attached	64	216.1	2.0	1956

Total Missouri (4 Warehouses)						240	3,438.2	53.1
Nebraska	Americold	Grand Island - E. Roberts St	Southwest	Owned	Production Attached	4	108.1	2.5	1995
Nebraska	Americold	Fremont - S. Schneider St	Southwest	Owned	Production Advantaged	25	110.4	2.2	1968 / 1999	(f)

Total Nebraska (2 Warehouses)						29	218.5	4.7

Country / State / Province	Predecessor	Warehouse Name	Warehouse Region	Ownership Type	Business Class(a)	# of Tenants	Square Feet (in thousands)	Cubic Feet (in millions)	Year Built / Renovated	Footnotes
Nevada	Versacold	Henderson - E. Horizon Dr	Southwest	Owned	Production Advantaged	26	297.8	9.6	1988 / 1999
New York	Americold	Syracuse (2&3) - Farrell Rd	Northeast	Owned	Production Advantaged	41	414.0	10.2	1968 / 1978	(f)
New York	Americold	Syracuse (1) - Farrell Rd	Northeast	Owned	Production Advantaged	—	159.2	2.7	1960 / 1968	(f),(h)

Total New York (2 Warehouses)						41	573.2	12.8
North Carolina	Americold	Charlotte - General Dr	Southeast	Leased	Public Warehouse	38	205.5	5.8	1998	(c)
North Carolina	Americold	Tarboro - Sara Lee Rd	Southeast	Owned	Production Attached	4	181.1	5.3	1988 / 2000	(f)

Total North Carolina (2 Warehouses)						42	386.6	11.1
Ohio	Americold	Massillon - 17th St NW	Northeast	Owned	Production Attached	18	211.0	5.4	2000 / 2001	(e)
Ohio	Americold	Navarre - Erie Ave SW	Northeast	Leased	Production Advantaged	2	187.2	4.5	1984 / 1999	(c)

Total Ohio (2 Warehouses)						20	398.3	9.9
Oklahoma	Americold	Oklahoma City - Exchange St	Southwest	Owned	Production Advantaged	18	107.7	1.4	1968 / 1971
Oregon	Americold	Salem - Portland Rd NE	Pacific	Owned	Production Advantaged	51	669.7	15.3	1963 / 1981	(f)
Oregon	Americold	Ontario - NE First St	Pacific	Leased	Production Attached	6	419.5	10.1	1962 / 1991	(d)
Oregon	Americold	Woodburn - Silverton Rd	Pacific	Owned	Public Warehouse	47	327.6	8.4	1952 / 1979	(f)
Oregon	Americold	Milwaukie - SE McLoughlin Blvd	Pacific	Owned	Public Warehouse	37	240.2	6.0	1958 / 1988	(f)
Oregon	Americold	Hermiston - Westland Rd	Pacific	Owned	Production Attached	6	221.3	5.4	1975 / 1996	(f)

Total Oregon (5 Warehouses)						147	1,878.3	45.2
Pennsylvania	Americold	Fogelsville (1-5) - Mill Rd	Northeast	Owned	Distribution	100	593.2	14.6	1976 / 1996
Pennsylvania	Americold	Fogelsville (6) - Mill Rd	Northeast	Owned	Distribution	—	270.5	8.4	1997	(h)
Pennsylvania	Versacold	Hatfield - Bergey Rd	Northeast	Owned	Distribution	67	474.0	12.8	1983 / 1991
Pennsylvania	Americold	Manchester - Steamboat Blvd	Northeast	Owned	Distribution	8	387.9	12.8	2004
Pennsylvania	Versacold	Gouldsboro - First Ave	Northeast	Owned	Distribution	45	308.6	12.5	2006
Pennsylvania	Versacold	Mountville - Hempland Rd	Northeast	Owned	Public Warehouse	35	220.2	6.9	1993 / 1998
Pennsylvania	Americold	Leesport - Orchard Lane	Northeast	Owned	Production Advantaged	16	218.5	6.0	1993 / 1994	(f)
Pennsylvania	Versacold	York - Willow Springs Ln	Northeast	Owned	Production Advantaged	24	160.5	4.3	1987 / 1991
Pennsylvania	Versacold	Malvern - Lee Blvd	Northeast	Owned	Public Warehouse	34	167.0	3.9	1985

Total Pennsylvania (9 Warehouses)						329	2,800.4	82.2
South Carolina	Versacold	Piedmont - Antioch Church Rd	Southeast	Leased	Public Warehouse	49	225.2	6.6	1981 / 1995	(k)
South Carolina	Americold	Columbia - Shop Rd	Southeast	Owned	Production Advantaged	24	95.9	2.5	1971 / 1991
South Carolina	Versacold	Gaffney - Old Georgia Highway	Southeast	Leased	Production Advantaged	14	59.2	2.3	1995	(k)
South Carolina	Versacold	Greenville - Industrial Dr	Southeast	Owned	Public Warehouse	40	91.0	1.4	1962

Total South Carolina (4 Warehouses)						127	471.3	12.7
South Dakota	Americold	Sioux Falls - 2300 E. Rice St	North Central	Owned	Production Advantaged	35	151.1	3.1	1972
Tennessee	Americold	Murfreesboro - Stephenson Dr	South Central	Owned	Production Attached	3	226.4	6.2	1982 / 2000	(f)
Tennessee	Americold	Memphis - E. Pkwy S.	South Central	Owned	Public Warehouse	46	308.1	6.1	1954 / 1967

Total Tennessee (2 Warehouses)						49	534.5	12.4
Texas	Versacold	La Porte - N. Broadway	Southwest	Owned	Port	235	309.3	9.9	1990 / 2006
Texas	Americold	Fort Worth - Meacham Blvd	Southwest	Owned	Distribution	20	305.2	9.6	2005
Texas	Versacold	San Antonio - Center Rd	Southwest	Owned	Public Warehouse	145	369.4	8.5	1913 / 1999
Texas	Versacold	Dallas - Catron Dr	Southwest	Owned / Leased	Distribution	72	224.9	7.9	1994 / 1998	(d),(l)
Texas	Versacold	Fort Worth - Samuels Ave	Southwest	Owned	Distribution	46	301.4	7.1	1977 / 1986
Texas	Versacold	Houston - E. Hardy Rd.	Southwest	Owned	Public Warehouse	87	154.0	4.9	1990 / 2000
Texas	Americold	Fort Worth - 200 Railhead Rd	Southwest	Owned	Distribution	14	143.6	3.8	1998	(f)
Texas	Americold	Amarillo - SE Third Ave	Southwest	Owned	Production Advantaged	76	163.8	3.1	1973 / 1981	(f)
Texas	Versacold	Fort Worth - Blue Mound Rd	Southwest	Owned	Production Advantaged	12	78.9	2.3	1995

Total Texas (9 Warehouses)						707	2,050.5	57.0
Utah	Americold	Clearfield - E. 1700 S. St	Southwest	Owned	Distribution	45	455.2	11.1	1973	(f)
Utah	Versacold	Salt Lake City - W. Harold Gatty Dr	Southwest	Owned	Public Warehouse	62	102.9	3.2	1982 / 1994

Total Utah (2 Warehouses)						107	558.1	14.3
Virginia	Americold	Strasburg - Radio Station Rd	Southeast	Owned	Production Advantaged	8	243.2	6.5	1999	(f)
Virginia	Americold	Norfolk - E. Princess Anne Rd	Southeast	Owned	Port	5	106.2	2.1	1971	(f)

Total Virginia (2 Warehouses)						13	349.4	8.6

Country / State / Province	Predecessor	Warehouse Name	Warehouse Region	Ownership Type	Business Class(a)	# of Tenants	Square Feet (in thousands)	Cubic Feet (in millions)	Year Built / Renovated	Footnotes
Washington	Americold	Moses Lake - Rd "N" NE	Pacific	Owned	Production Attached	15	370.8	9.9	1967	(f)
Washington	Americold	Connell - W. Juniper St	Pacific	Owned	Production Attached	9	299.8	7.9	1969	(f)
Washington	Americold	Pasco - N. Industrial Way	Pacific	Owned	Production Attached	12	244.8	7.1	1975 / 1996	(f)
Washington	Versacold	Lynden - 2nd St	Pacific	Owned	Production Advantaged	100	215.6	5.6	1946 / 2007
Washington	Americold	Burlington - S. Walnut	Pacific	Owned	Public Warehouse	35	225.8	4.6	1965 / 1968	(f)
Washington	Americold	Walla Walla - Rose St	Pacific	Owned	Public Warehouse	22	162.9	4.3	1960	(f)
Washington	Americold	Wallula - Dodd Rd	Pacific	Owned	Production Advantaged	13	59.6	1.6	1982	(f)

Total Washington (7 Warehouses)						206	1,579.3	41.0
Wisconsin	Versacold	Darien - County Highway X	North Central	Owned	Distribution	91	631.0	16.0	1991 / 2001
Wisconsin	Americold	Plover - Highway 54	North Central	Owned	Production Attached	6	478.5	12.6	1978 / 1981	(f)
Wisconsin	Versacold	Green Bay - Morrow St	North Central	Leased	Public Warehouse	78	657.1	8.9	1935 / 1986	(c)
Wisconsin	Versacold	Jefferson - Collins Rd	North Central	Owned	Public Warehouse	83	332.7	8.2	1975 / 1989
Wisconsin	Versacold	Appleton - Pershing St	North Central	Owned / Leased	Public Warehouse	40	217.7	6.2	1989 / 1995	(c),(m)
Wisconsin	Americold	Tomah - Essex Ave	North Central	Owned	Production Attached	2	188.4	5.9	1989 / 1994	(f)
Wisconsin	Americold	Babcock - Necedah Rd	North Central	Owned	Production Attached	2	127.3	3.8	1999	(f)

Total Wisconsin (7 Warehouses)						302	2,632.6	61.7

United States Total (134 Warehouses)						5,042	33,723.9	810.2

Australia										(n),(o)
New South Wales	Versacold	Arndell Park (S.) - Holbeche Rd	Australia	Owned	Public Warehouse	12	181.0	4.9	1989 / 1991
New South Wales	Versacold	Arndell Park (N.) - Holbeche Rd	Australia	Owned	Public Warehouse	6	138.0	3.6	1994 / 1996
New South Wales	Versacold	Girraween (N.) - Magowar Rd	Australia	Leased	Public Warehouse	15	112.0	2.9	1985 / 1991	(c),(n)
New South Wales	Versacold	Girraween (S.) - Magowar Rd	Australia	Leased	Public Warehouse	15	121.0	2.0	1985	(c),(n)

Total New South Wales (4 Warehouses)						48	552.0	13.4
Queensland	Versacold	Murarrie - Alexandra Place	Australia	Owned	Public Warehouse	27	240.6	6.6	1972 / 2007
Victoria	Versacold	Laverton North (2) - Boundary Rd	Australia	Owned	Distribution	10	267.9	10.8	1998 / 2009
Victoria	Versacold	Laverton North (1) - Boundary Rd	Australia	Owned	Production Advantaged	2	106.0	2.7	1997

Total Victoria (2 Warehouses)						12	373.9	13.5
Western Australia	Versacold	Spearwood - Quarimor Rd	Australia	Owned	Public Warehouse	20	183.0	4.6	1978 / 2003

Australia Total (8 Warehouses)						107	1,349.5	38.1

New Zealand
North Island	Versacold	Mt. Wellington - Paisley Place	New Zealand	Leased	Public Warehouse	54	168.0	4.4	1982 / 1999	(c)
North Island	Versacold	Wiri - Diversey Lane	New Zealand	Owned	Public Warehouse	27	75.0	2.3	1985 / 1992
North Island	Versacold	Mangere - Corner Manu Tapu Dr	New Zealand	Leased	Public Warehouse	27	98.0	2.6	2004 / 2007	(c)
North Island	Versacold	Manukau City - Dalgety Dr	New Zealand	Owned	Public Warehouse	13	74.0	2.1	1997
North Island	Versacold	Kelvin Grove - Makomako Rd	New Zealand	Owned	Public Warehouse	13	41.0	1.2	2000 / 2004

Total North Island (5 Warehouses)						134	456.0	12.5
South Island	Versacold	Hornby - Smarts Rd	New Zealand	Leased	Public Warehouse	33	92.0	2.5	1983 / 1988	(c)
South Island	Versacold	Hornby - Halwyn Dr	New Zealand	Owned	Public Warehouse	3	60.0	1.7	1993 / 1996
South Island	Versacold	Hornby - Braeburn Dr	New Zealand	Leased	Public Warehouse	5	81.0	1.9	1991 / 1995	(c)

Total South Island (3 Warehouses)						41	233.0	6.1

New Zealand Total (8 Warehouses)						175	689.0	18.6

Argentina
Buenos Aires	Versacold	Buenos Aires - Calle del Valle S	Argentina	Leased	Distribution	36	133.7	5.2	1996 / 1999	(c)
Buenos Aires	Versacold	Pilar - Calle No 2	Argentina	Owned	Port	22	86.1	2.8	1980 / 1998

Argentina Total (2 Warehouses)						58	219.8	8.0

OWNED / LEASED TOTAL (152 Warehouses)						5,382	35,982.2	874.9

Country / State / Province	Predecessor	Warehouse Name	Warehouse Region	Ownership Type	Business Class(a)	# of Tenants	Square Feet (in thousands)	Cubic Feet (in millions)	Year Built / Renovated	Footnotes
MANAGED WAREHOUSES:
United States
Arizona	Versacold	Tolleson - S. 99th Ave	Southwest	Managed			1,200.0	13.1
California	Americold	Los Angeles - Vernon Ave	Pacific	Managed			131.5	4.6
Colorado	Versacold	Denver - E. 51st Ave	Southwest	Managed			250.0	6.9
Georgia	Versacold	Atlanta - International Park Dr	Southeast	Managed			850.0	7.5
Indiana	Versacold	Shelbyville - N. 125 W.	North Central	Managed			554.5	20.5
Iowa	Americold	Cedar Rapids - C St	North Central	Managed			63.1	1.9
Massachusetts	Versacold	Peabody - Jubilee Dr	Northeast	Managed			110.0	3.0
Minnesota	Americold	Park Rapids - U.S. Highway 71 S.	North Central	Managed			216.6	6.5
Nebraska	Americold	Crete - County Rd	Southwest	Managed			178.7	7.2
Pennsylvania	Americold	Bethlehem - Brodhead Rd	Northeast	Managed			529.0	14.2
Pennsylvania	Americold	Bethlehem - Miller Circle N.	Northeast	Managed			252.1	6.1

Total Pennsylvania (2 Warehouses)							781.1	20.2
South Dakota	Americold	Sioux Falls - 802 E. Rice St	North Central	Managed			131.2	2.8
Tennessee	Americold	Murfreesboro - Butler Dr	South Central	Managed			202.0	5.7
Tennessee	Americold	Arlington - Jettway Dr	South Central	Managed			114.6	4.2

Total Tennessee (2 Warehouses)							316.6	9.9
Texas	Americold	Fort Worth - 1006 Railhead Dr	Southwest	Managed			513.6	12.2
Texas	Americold	Fort Worth - Gold Spike Dr	Southwest	Managed			406.0	12.1		(p)
Texas	Americold	Fort Worth - 1005 Railhead Dr	Southwest	Managed			265.8	7.9

Total Texas (3 Warehouses)							1,185.4	32.2
Virginia	Versacold	Salem - Garman Rd	Southeast	Managed			734.0	7.3

United States Total (18 Warehouses)							6,702.8	143.6

Australia
New South Wales	Versacold	Eastern Creek - Roberts Rd	Australia	Managed			473.4	13.0
New South Wales	Versacold	Minto - Magnum Place	Australia	Managed			59.0	2.0

Australia Total (2 Warehouses)							532.4	15.0

Canada
Alberta	Americold	Taber - Alberta	Canada	Managed			167.1	5.3

Canada Total (1 Warehouses)							167.1	5.3

MANAGED TOTAL (21 Warehouses)							7,402.2	163.9

PORTFOLIO TOTAL (173 Warehouses)							43,384.4	1,038.8
WAREHOUSE IN DEVELOPMENT(1 Warehouse)							195.7	7.0		(q)

(a)
"Production Attached" refers to warehouses that are attached to a processing / production plant. "Production Advantaged" describes warehouses advantageously located near a processing customer and that generally have a single tenant contributing over 50% of the warehouse's revenues. "Distribution" means a warehouse located near transportation hubs, such as highways and railways, used for the distribution of warehouse tenants' products, and may involve a consolidated shipping program operated by our company or by our warehouse tenant. Americold's legacy distribution centers include a mix of facilities that are used by multiple warehouse tenants and facilities with a single primary warehouse tenant. The distribution warehouses included in the warehouses being acquired from Versacold are primarily used by multiple warehouse tenants. "Port" describes properties for which the primary business is in support of imports or exports. "Public" indicates additional warehouses not otherwise classified where multiple customers comprise 50% occupancy.

(b)
In addition to the warehouses identified herein, we own two warehouses that we do not currently operate but maintain in operational condition. These two warehouses, which are located in the South Central region and the Southeast region, are excluded from this table.

(c)
Warehouse held under an operating lease.

(d)
Warehouse held under a capital lease.

(e)
Warehouse owned with a ground lease in place.

(f)
Warehouse held under a securitized loan pool agreement.

(g)
Warehouse mortgaged under the company's revolving credit facility.

(h)
Warehouse part of a larger campus, number of tenants above encompasses all related properties within campus.

(i)
In January 2010, a leased warehouse in California, Fullerton—S. Raymond Ave, ceased operations and is excluded from this table.

(j)
Warehouse subject to a negative pledge under the company's revolving credit facility.

(k)
Warehouse held under a lease, treated as a failed sale & leaseback for accounting purposes.

(l)
Warehouse is partly leased (approximately 3.2 million cubic feet), and partly owned (approximately 4.7 million cubic feet).

(m)
Warehouse consists of three phases, of which two are leased (approximately 4.0 million cubic feet), and one is owned (approximately 2.2 mm cubic feet).

(n)
An additional ground lease began on March 1, 2010 for a warehouse located in New South Wales, Australia, which is not yet operating and is excluded from this table. The warehouse will be approximately 5.6 million cubic feet, and will be classified as a Public Warehouse. In connection with commencing operations at this new leased warehouse, we intend to vacate and cease operations at our two leased warehouses located in Girraween, Australia and transfer the operations of these warehouses to the new location. The leases for the two warehouses to be vacated will expire in June 2010. These two warehouses are included in this table.

(o)
Two leased warehouses in Australia, N. Freemantle—Tydeman Rd and Maidstone—Emu Rd, ceased operations in February 2010 due to expired leases, and are excluded from this table.

(p)
This managed warehouse may be transitioned out of our portfolio during 2010 and is included in this table.

(q)
Cubic footage and square footage amounts for this warehouse at the port of Tacoma, Washington in the Pacific region are estimates based on current plans. Although included in this table for presentation purposes, this warehouse is excluded from our portfolio totals.

Warehouse Tenant Diversification

          Our warehouse tenants consist of a cross-section of participants in the food processing, distribution and retailing industries. Our warehouse tenants include most of the major frozen food producers and many of the major food distributors in each of the countries in which we operate. The completion of the formation transactions will add approximately 1,900 new warehouse tenants to our business, bringing our customer base to a total of approximately 3,100 separate accounts with our ten largest warehouse tenants accounting for approximately 38%, in the aggregate, of pro forma combined warehouse revenues for the twelve months ended December 31, 2009. Furthermore, the 15 largest warehouse tenants represent approximately 49% of our pro forma combined warehouse revenue for the twelve months ended December 31, 2009. No warehouse tenant accounted for more than 6% of our total warehouse revenue (including revenues of the warehouses and operations included in the formation transactions) in the twelve months ended December 31, 2009. Many of our warehouse tenants store products with us at multiple locations across our portfolio of warehouses.

          The following table presents summary information concerning our 15 largest warehouse tenants, based on warehouse revenues for the twelve months ended December 31, 2009:

Warehouse Tenant Type	Pro Forma Combined Percentage of Warehouse Revenues for Year Ended December 31, 2009	Length of Relationship (years)	Credit Rating
Food Producer	5.8%	40	Baa2/BBB
Food Producer*	5.3%	40	Baa2/BBB
Retailer	5.0%	15	A3/A-
Food Producer	3.6%	20	NR/NR
Food Producer	3.4%	25	B2/B-
Food Producer	3.4%	22	Baa1/BBB+
Food Producer	3.1%	10	NR/NR
Food Producer*	2.7%	40	NR/NR
Retailer**	2.6%	6	NR/NR
Food Producer	2.6%	12	A1/A+
Food Producer	2.6%	40	Ba3/BB
Food Producer	2.4%	32	B1/B+***
Retailer	2.3%	25	NR/NR
Food Producer	2.2%	18	Baa2/BBB
Food Producer	2.0%	20	NR/NR
Weighted Average Length of Relationship of top 15 customers (based on year-to-date warehouse revenues as of December 31, 2009)		26
*
Denotes entities that are affiliates of one another. Together these entities account for 8% of our pro forma combined warehouse revenue for the twelve months ended December 31, 2009.

**
Based on management's estimates, warehouse revenues from this customer are expected to decline due to the customer's decision to significantly reduce certain agreements in 2009.

***
Credit Rating refers to that of this customer's new parent company.

          We have long-standing relationships with a large percentage of our warehouse tenants. Our top 15 warehouse tenants (based on our 2009 warehouse revenues) have had business relationships with us that have lasted, on a weighted average basis, more than 25 years. We also have long-term contracts with certain of our warehouse tenants. Based on our 2009 warehouse revenues, approximately 55% of our revenues were derived from long-term contracts. These long-term contracts encompass only warehouse tenants who account for more than $100,000 in 2009 warehouse revenues. Although these existing long-term contracts have a weighted average of 3.5 years remaining on their terms, most of them do not obligate the warehouse tenant to use our warehouses or meet any minimum contractual obligation, nor do they obligate us to guarantee space, meaning that under certain circumstances we may not receive revenues under these contracts. However, these contracts establish the term and renewal periods, termination rights, and financial parameters, such as rates, effective under each contract. In addition, these contracts may also require the warehouse tenant to provide rolling forecasts of their anticipated volume during its term. We use this information along with historical customer data on volumes to forecast the warehouse tenant's annual needs and our potential revenue under each contract. Cancellation provisions under our contracts vary from contract to contract and are specifically determined for each warehouse tenant based on several factors such as the volume of business involved, the readiness of available capacity elsewhere and the warehouse tenant's internal constraints affecting its ability to move product.

Geographic Diversification

          The following table sets forth a summary of our properties after completion of the formation transactions, based on information as of December 31, 2009, sorted by geographic region. This table excludes certain warehouses that were in our portfolio on December 31, 2009 but are no longer in our portfolio and that will not be part of our portfolio upon completion of this offering and the formation transactions.

Country / Region	# of Warehouses	Cubic Feet (in millions)	% of Total Cubic Feet	Square Feet (in thousands)	Occupancy Last Twelve Months as of December 31, 2009(a)	Warehouse Revenues Last Twelve Months (in thousands)(b)	Revenues per Cubic Foot(a)
OWNED / LEASED(c)
United States(d)
Pacific(e)	28	163.8	16%	6,580.6	77%	$166,448	$1.02
North Central	20	142.4	14%	5,746.2	87%	150,145	1.05
Southeast	27	138.5	13%	5,604.3	67%	112,974	0.82
Southwest	22	124.0	12%	4,902.2	81%	128,542	1.04
Northeast	19	122.9	12%	4,827.9	78%	137,638	1.12
South Central	18	118.6	11%	6,062.7	74%	111,539	0.94

United States Total	134	810.2	78%	33,723.9	77%	807,286	1.00
Non-U.S.
Australia(f),(g)	8	38.1	4%	1,349.5	81%	96,036	2.52
New Zealand	8	18.6	2%	689.0	90%	25,114	1.35
Argentina	2	8.0	1%	219.8	89%	9,958	1.25

Non-U.S. Total	18	64.7	6%	2,258.3	85%	131,108	2.02

OWNED / LEASED TOTAL	152	874.9	84%	35,982.2	78%	$938,394	$1.07

MANAGED
United States(d)
Pacific	1	4.6	*	131.5
North Central	4	31.6	3%	965.4
Southeast	2	14.8	1%	1,584.0
Southwest(h)	6	59.4	6%	2,814.2
Northeast	3	23.2	2%	891.1
South Central	2	9.9	1%	316.6

United States Total	18	143.6	14%	6,702.8
Australia	2	15.0	1%	532.4

Australia Total	2	15.0	1%	532.4
Canada	1	5.3	1%	167.1

Canada Total	1	5.3	1%	167.1

MANAGED TOTAL	21	163.9	16%	7,402.2

PORTFOLIO TOTAL	173	1,038.8	100%	43,384.4

WAREHOUSE IN DEVELOPMENT(i)	1	7.0		195.7

*
Denotes less than 0.5%.

(a)
Occupancy and warehouse revenues per cubic foot figures represent weighted averages that are calculated by weighting each warehouse that we will own or lease at the completion of the formation transactions according to its size in cubic feet, based on data as of December 31, 2009.

(b)
Last Twelve Months Warehouse Revenues are as of December 31, 2009 for Americold and Versacold.

(c)
In addition to the warehouses identified herein, we own two warehouses that we do not currently operate but maintain in operational condition. These two warehouses, which are located in the South Central region and the Southeast region, are excluded from this table.

(d)
Regions defined as follows: "Pacific" includes California, Oregon and Washington; "North Central" includes Illinois, Indiana, Iowa, Minnesota, South Dakota and Wisconsin; "Southeast" includes Florida, Georgia, North Carolina, South Carolina and Virginia; "Southwest" includes Arizona, Colorado, Idaho, Kansas, Nebraska, Nevada, Oklahoma, Texas and Utah; "Northeast" includes Maine, Massachusetts, New York, Ohio and Pennsylvania; and "South Central" includes Alabama, Arkansas, Kentucky, Mississippi, Missouri and Tennessee.

(e)
In January 2010, one leased warehouse in the Pacific region ceased operations and is excluded from this table.

(f)
An additional ground lease began on March 1, 2010 for a warehouse located in New South Wales, Australia, which is not yet operating and is excluded from this table. The warehouse will be approximately 5.6 million cubic feet, and will be classified as a Public Warehouse. In connection with commencing operations at this new leased warehouse, we intend to vacate and cease operations at our two leased warehouses located in Girraween, Australia and transfer the operations of these warehouses to the new location. The leases for the two warehouses to be vacated will expire in June 2010, but are included in this table.

(g)
Two leased warehouses in Australia ceased operations in February 2010 due to expired leases and are excluded from this table.

(h)
One of our managed warehouses in the Southwest region may be transitioned out of our portfolio during 2010 and is included in this table.

(i)
Cubic footage and square footage amounts for this warehouse at the port of Tacoma, Washington in the Pacific region are estimates based on current plans. Although included in this table for presentation purposes, this warehouse is excluded from our portfolio totals.

          Occupancy rates in the above table are in absolute amounts based on total potential storage space available within a warehouse. We do not believe that a 100% occupancy rate is always optimal. Rather, we believe that occupancy of approximately 90% is optimal because it allows for efficient putaway, storage and retrieval of our warehouse tenants' products. Accordingly we deem 90% occupancy to be "full occupancy". We allow warehouses to have occupancy rates above this "full" amount to the extent that we determine it to be beneficial to our customer relationship or where we are able to derive additional revenues which may partially offset the resulting cost increases.

Commodity Diversification

          Our warehouse tenants store a variety of commodities in our warehouses. The following table sets forth information concerning the types of commodities that our warehouse tenants store in our warehouses based on a percentage of our warehouse revenues for the year ended December 31, 2009 (on a combined basis assuming completion of the formation transactions).

Warehouse Revenues by Commodity

          The percentages shown in this diagram are only estimates and may not be indicative of the future mix of warehouse revenues. These percentages are based on data derived from our internal systems and reflect management's estimated allocation of revenues by commodity.

Our Services

Warehouse Services

          Our ancillary warehouse services include:

  •
  transportation services throughout our network, including less-than-full-truckload services;

  •
  blast freezing, including individual quick freezing for agricultural produce and seafood;

  •
  packaging and labeling services;

  •
  order assembly and load consolidation;

  •
  exporting and importing support services;

  •
  container handling;

  •
  cross-docking, which involves transferring inbound products to outbound trucks utilizing our warehouse docks without storing them in our warehouses; and

  •
  government approved temperature-controlled storage and inspection services.

          We provide our warehouse tenants with temperature-controlled warehousing and inventory management services as a comprehensive part of our core services. Information management and information systems are critical to successful distribution programs. Therefore, we assist our warehouse tenants in establishing and developing accurate and cost effective inventory management programs by connecting customer enterprise resource planning systems with our real-time systems through electronic data interchange and the Internet.

Transportation Services

          In our transportation division, we provide temperature-controlled transportation services to warehouse tenants and other customers. The transportation division is primarily a non-asset based transportation provider that integrates all aspects of inbound and outbound freight management to or from our warehouse tenant's facilities, our warehouses, consolidation centers and end-market locations. We do, however, own or lease 195 trucks and 469 trailers that we use primarily for routes of 500 miles or less (based on information as of December 31, 2009).

          While competitors are making efforts to improve their transportation services to customers, we believe that our established transportation and distribution services are a significant competitive advantage as most of our other competitors do not have our experience in integrating distribution and transportation services with a temperature-controlled warehouse business. We believe our warehouse tenants and customers benefit from our ability to provide less-than-full-truckload distribution services, as well as our ability to consolidate shipments.

Warehouse Management

          We operate certain warehouses that are owned by third parties on behalf of their owners. Our warehouse management division provides a complete logistics outsourcing solution by managing all aspects of the distribution, including order management, reverse logistics, inventory control and, in some instances, dedicated transport services for temperature-controlled and ambient (i.e., non-refrigerated) warehouse tenants.

          We operate these warehouses on a "cost-plus" basis whereby we receive a reimbursement of costs plus a fixed management fee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Factors that May Influence Future Results of Operations — Warehouse Management Revenues". In addition, we have a limited number of arrangements with certain food service and distribution customers in Australia and New Zealand that store products at certain warehouses acquired through the formation transactions whereby we purchase inventory from these customers and sell it on their behalf, subject to obligations on these customers' parts to repurchase all unsold inventory.

Quarry

          The land that we own around our Carthage, Missouri warehouses contains substantial limestone deposits. We operate a limestone quarry at this location. We do not view the operation of the quarry as part of our core competencies and we intend to entertain reasonable offers to dispose of this asset, subject to compliance with covenants in our debt agreements.

Sales and Marketing

          Our sales and marketing efforts are integrated across all levels of management. Senior management has the responsibility for major warehouse tenants, including all national warehouse tenants. In addition, warehouse tenants in each region are serviced by regional vice-presidents who plan and execute regional business development strategies. At the local level, individual warehouse managers are responsible for developing and maintaining long-term relationships with warehouse tenants.

          Our management is aggressively pursuing business development opportunities that arise from natural market growth as sales of frozen foods increase and the trend towards the use of outsourced warehousing continues. We believe that by taking an active role in working with warehouse tenants to make their product distribution more efficient and/or cost effective, and by providing a broad range of critical ancillary services, we will maintain our competitive advantages over our competitors.

Information Technology

          The food industry demands specific functionality required for effective management in the temperature-controlled warehouse supply chain such as product holds, product recall, inventory management via lot/date codes, catch weights, inventory rotation, chain of temperature custody, multi-temperature shipments, and a number of other features. We provide such functionality through our warehouse management systems. Our transportation management systems are fully integrated with our warehouse management systems to allow us additional advanced features such as the ability to consolidate multiple loads from different customers onto a single truckload and thereby reduce customers' freight costs. Our transportation management systems also provide fleet management capabilities for our equipment as well as management of the majority of our loads by externally brokered services. Our labor management systems give us detailed real time visibility into our usage of labor as it is our single largest controllable warehouse expense.

          Our Information Technology platform has differentiating proprietary capability that allows us to effectively service our warehouse tenants while they store their products with us. Our systems track, trace, and control the warehouse tenants' inventory from the time products are scheduled for inbound shipment until they are finally delivered to or on behalf of our warehouse tenants. We utilize custom functionality in each of our warehouse management systems, transportation management systems, labor management system, and our customer portal.

          We communicate effectively with our warehouse tenants via a wide range of technology including electronic data interchange, file transfers, and interaction with our systems in real time via our customer portal.

          Where possible, we implement best practices for infrastructure including high availability for increased reliability and disaster recovery for full redundancy. Our use of progressive infrastructure technology extends into the warehouse to augment our standard wireless scanning capability with voice technology for order-picking. We also have advanced capabilities to interface with warehouse conveyors and retrieval systems.

          Although we focus on the provision of warehouse space to the food industry, we also store other forms of temperature sensitive products, including pharmaceuticals, and dry products.

          In 2010, we expect to begin rollout of a single consolidating platform meeting all of the requirements of our company and the warehouses newly incorporated from Versacold included in the formation transactions. We intend to accomplish this by using RedPrairie, a platform of commercial software packages linked with custom modules in key areas of proprietary knowledge. We expect to be able to accomplish this quickly due to our strength of infrastructure technology.

Quality Control Procedures

          We are in the process of implementing an International Organization for Standardization (ISO) 9001 quality system at each of our warehouses, although it is not common in the temperature-controlled warehouse business. The key benefits of this initiative are the efficiencies and repeatability that comes from documenting what we do, doing what we have documented, and maintaining the objective evidence to demonstrate compliance. In addition to the internal audit of our compliance with the ISO system at each warehouse, we also will have to be externally audited on a regular basis to maintain our registration. After establishing a baseline ISO capability, we intend to implement additional ISO measures regarding relevant standards for occupational safety, food safety, and environmental management.

          In addition to documentation of our processes via ISO, we have embarked on Lean Sigma Continuous Improvement to establish a culture of continuous improvement across our business using the tools and techniques of Lean Manufacturing, Six Sigma, and Project Management. We have focused 20 fulltime individuals on continuous improvement and in the first year of implementation have more than offset the investment costs. Productivity improvement and cost reductions are accomplished by eliminating waste and reducing process variability.

          These quality control procedures allow us to further differentiate our warehouses from those of our competitors.

Trademarks

          The name "Americold" and the Americold logo are registered trademarks. We have established considerable goodwill with customers under this brand name and believe that its reputation in our industry is a strong competitive advantage.

Energy Costs

          The temperature-controlled warehouse business is energy-intensive. Keeping food products refrigerated or frozen requires large amounts of power and managing energy costs is a priority for us and our warehouse tenants. For the twelve months ended December 31, 2009, energy costs amounted to approximately 8% of our pro forma combined warehouse revenues. In recent years, we have experienced a trend of moderately increasing energy costs, which we have been able to offset by certain cost saving measures. Certain jurisdictions in which we operate, or will operate after the formation transactions, have deregulated market-based electricity markets, such as Texas, Maine, Massachusetts and Australia. To manage our exposure to volatile energy prices, we and Versacold have entered into forward contracts in the markets where hedging is permitted in order to purchase electricity at a fixed cost for all or a portion of our anticipated electricity requirements. The durations of these forward contracts are generally one year. In New Zealand, Versacold has entered into fixed price, variable volume energy contracts for any costs related to the generation of energy as this portion of the energy cost is not regulated. These hedging arrangements will remain in place following the completion of the formation transactions. We generally review and adjust pricing based on inflationary cost increases and business profile changes that materially affect our cost structures. For those customers with price increase mechanisms in their contracts that are tied to the Producer Price Index or "PPI", an index published by the Bureau of Labor Statistics, or related indices, we have the ability to recover cost increases which are incorporated in the indices, such as wage increases and increases in energy, property taxes and other costs. Additionally, in certain regions, for customers where contract language does not explicitly address energy costs, we add a surcharge to recover energy cost increases above a set level. We are currently exploring alternatives to lower our energy costs and, in the future, may employ solar power generation technologies at a select number of our warehouses.

Regulations

General

          Many laws and governmental regulations are applicable to our properties and changes in these laws and regulations, or interpretation of such laws and regulations by agencies and the courts, occur frequently. We believe that each of our warehouses has the necessary permits and approvals to operate its business.

          As described under the heading "Risk Factors — Risks Related to our Business and Operations — Governmental authorities or third parties may allege that the formation transactions and our behavior are anticompetitive, and as a result we may have to spend a significant amount of time and expense to respond to any governmental inquiries, the timing of which is uncertain", no filing under the HSR Act is necessary in connection with our acquisition of assets from Versacold as part of the formation transactions given that there is an exemption under the applicable U.S. federal regulations, referred to as the warehouse exemption, given the nature of Versacold's warehouse businesses and assets. Regardless, governmental authorities or private parties could inquire into or challenge the formation transactions in whole or in part, and as a result we cannot rule out the possibility that allegations of antitrust violations could result in connection with the formation transactions. We are of the view that the risk to our business from the results of any such inquiry or challenge are unlikely to be significant. Any such inquiry or challenge could result in diversion of management time and attention, significant expenses relating to the retention of professional advisors and, if legal or regulatory authorities disagreed with our views and succeeded in establishing competitive harm resulting from the formation transactions, then steps to remedy any violation, including divestitures of some of our warehouses, would be necessary, although we believe that the impact on our business, results of operations and cash flows of any of the foregoing, including any required divestitures of warehouses, would not be significant.

Environmental Matters

          Our operations are subject to a wide range of environmental laws and regulations in each of the locations in which we operate and compliance with these requirements involves significant capital and operating costs. Failure to comply with these environmental requirements can result in civil or criminal fines or sanctions, claims for environmental damages, remediation obligations, the revocation of environmental permits or restrictions on our operations. Future changes in environmental laws or in the interpretation of those laws, including stricter requirements affecting our operations, could result in increased capital and operating costs, which could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our shareholders.

          Under various United States federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the entire cost of investigating, removing and/or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the contamination. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for the entire clean-up cost.

          The presence of hazardous or toxic substances on our properties, or the failure to properly remediate contaminated properties, could give rise to liens in favor of the government for failure to address the contamination, or otherwise adversely affect our ability to sell or lease properties or borrow using our properties as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or how our businesses may be operated.

          Under environmental laws a property owner or operator is subject to compliance obligations, potential government sanctions for violations or natural resource damages, claims from private parties for cleanup contribution or other environmental damages and investigation and remediation costs. In connection with the acquisition, ownership or operation of our properties, we may be exposed to such costs. The cost of resolving environmental, property damage or personal injury claims, of compliance with environmental regulatory requirements, of paying fines, or meeting new or stricter environmental requirements or of remediating contaminated properties could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to our shareholders.

          In the future, our warehouse tenants may demand lower indirect emissions associated with the storage and transportation of refrigerated and frozen foods, which could lead customers to seek temperature-controlled storage from our competitors or increased demand for alternatives to refrigerated and frozen foods. Further, such demand could require us to implement various processes to reduce emissions from our operations in order to remain competitive, which could adversely affect our financial condition, results of operation and cash flows.

          Most of our warehouses utilize ammonia as a refrigerant. Ammonia is classified as a hazardous chemical regulated by the EPA and an accident or significant release of ammonia from one of our properties could result in injuries, loss of life and property damage. Releases of ammonia occur at our warehouses from time to time. For example, in 2009 our historical company identified, and reported when required, 13,500 pounds of released ammonia across 19 refrigeration systems. These releases resulted in one minor complaint of respiratory discomfort and no property or product damage. In addition, in January 2010, a release of approximately 2,000 pounds of ammonia occurred at our Portland, Maine warehouse, causing the temporary evacuation of some nearby residences and damage to some food products stored in the warehouse but no reported injuries. This incident is currently under investigation by the Maine Department of Environmental Protection, the Maine Department of Agriculture and the Maine OSHA. Although we cannot predict the extent of our liabilities as a result of this incident, and fines or other penalties arising from this accident may not be covered by our insurance policies, we expect any related product damage claims to be covered by insurance subject to applicable deductibles. Although our warehouses have EPA-required Risk Management Programs in place, we could incur significant liability in the event of a significant unanticipated release of ammonia from one of our refrigeration systems. Environmental laws and regulations subject us and our warehouse tenants to liability in connection with the storage, handling and use of ammonia and other hazardous substances used in our operations. Our warehouses also may have under-floor heating systems some of which utilize ethylene glycol or other hazardous substances; releases from these systems could pose a risk of soil and groundwater impacts.

          Nearly all of our properties have been the subject of environmental assessments conducted by environmental consultants at some point in the past. However, many of these assessments are not current and most have not been updated for purposes of this offering. Most of these assessments have not included soil sampling or subsurface investigations. Many of our older properties have not had asbestos surveys. In many instances we have not conducted further investigations of environmental conditions disclosed in these environmental assessments nor can we be assured that these environmental assessments have identified all potential environmental liabilities associated with our properties. Material environmental conditions, liabilities or compliance concerns may arise after the date of the environmental assessments on our properties. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose new material environmental obligations and/or costs, including the potential effects of climate change or new climate change regulations, (ii) we will not incur material liabilities in connection with known or undiscovered environmental conditions arising out of past activities on our properties or (iii) our properties will not be adversely affected by the operations of warehouse tenants, by environmental impacts or operations on neighboring properties (such as releases from underground storage tanks), or by the actions of parties unrelated to us.

          In connection with this offering, we have conducted environmental assessments on several of our facilities. These assessments indicate two sites with potential environmental liabilities that we reported to the appropriate environmental authorities. An assessment at our East Main Street warehouse in Gloucester, Massachusetts indicates potential liability arising from the existence of an underground storage tank and related soil contamination. An assessment at our Rogers Street warehouse in Gloucester, Massachusetts indicates potential liability arising from the prior operation of a gasification plant on or near the property. As of December 31, 2009, we have established a $500,000 reserve for environmental liability arising from the Rogers Street warehouse (of which a portion of any liability we believe we may be able to recover from prior owners of the property) and a $300,000 reserve for environmental liability arising from the East Main Street warehouse. There is no guarantee that the total environmental liability from either of these warehouses will not exceed our recorded reserves.

Food Safety Regulations

          Most of our warehouses are subject to compliance with federal regulations regarding food safety. Under the Bioterrorism Act of 2002, the United States Food and Drug Administration requires us to register all warehouses in which food is stored and further requires us to maintain records of sources of food (for purposes of food recalls). The United States Department of Agriculture ("USDA") also grants to some of our warehouses "ID status", which entitles us to handle products of the USDA. Our customers often require us to perform food safety audits and as a result we subject our warehouses to periodic food safety audits which are for the most part carried out by ASI Food Safety Consultants ("ASI"), a third-party provider of such audits. For a managed warehouse in which we do not own the warehouse, we also may use the services of AIB International, another third-party provider of such audits, as directed by the customer. We are also aware of the British Retail Consortium Standards ("BRC") governing food safety standards which we expect to become the norm in the near future. Although not dissimilar from the ASI standards, meeting the actual BRC standards which will encompass such things as site standards, product control, process control, personnel and Hazard Analysis Critical Control Point plans will likely be required of us in the future by our customers.

Americans with Disabilities Act

          The ADA generally requires that public buildings, including portions of our warehouses, be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the federal government or the award of damages to private litigants. If, under the ADA, we are required to make substantial alterations and capital expenditures in one or more of our warehouses, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as the amount of funds available for distribution to our shareholders.

Occupational Safety and Health Act

Our properties are subject to regulation under OSHA, which requires employers to provide employees with an environment free from hazards, such as exposure to toxic chemicals, excessive noise levels, mechanical dangers, heat or cold stress, and unsanitary conditions. The cost of complying with OSHA and similar laws enacted by states and other jurisdictions in which we operate is substantial and any failure to comply with these regulations could expose us to substantial penalties and potentially to liabilities to employees who may be injured at our warehouses. For example, in response to a targeted review of, among other facilities, the refrigerated cooling systems of a broad spectrum of companies, the Oregon state OSHA Division inspected our Milwaukee, Oregon facility. This inspection resulted in citations alleging a number of violations relating primarily to the facility's process safety management procedures and inspection and testing records, and proposed penalties of $740,000. We have begun the dispute resolution process to resolve the matter and are working to rectify areas of concern highlighted during the inspection process. We also recently received three OSHA citations from the U.S. Department of Labor, Occupational Safety and Health Administration on April 8, 2010 relating to maintenance, inspection testing and process safety management procedures at our Nampa, Idaho facility. We are reviewing the proposed assessment of approximately $150,000 and will undergo the dispute resolution process to resolve the matter.

International Regulations

  •
  China.    The Chinese government is in the process of developing refrigeration standards and food safety regulations that will be applicable as we develop our business in that country. In addition, the central government has released new food safety guidelines in June 2009, but implementation and specific policies will be left to the individual states to administer.

  •
  Argentina.    Our Argentine warehouses are subject to regulations at the national, municipal and provincial levels governing agricultural products, meat, fish, dairy products and other foods. In addition, our warehouse located in the Buenos Aires Central Market is subject to the regulations passed by its administrative entity Corporación del Mercado Central, the grantor of a public concession by which our company occupies the space where the warehouse is located. Additionally, as in other countries, our operations in Argentina are subject to a wide range of environmental laws and regulations at national, provincial and municipal levels, including specific rules governing ammonia refrigeration. We are also subject to national and local labor relations laws and regulations in Argentina.

  •
  Australia.    Australian federal and state laws will be applicable to our business in Australia. Australia has comprehensive food safety regulations which cover a wide range of food safety issues and set standards which require businesses to follow food safety practices and use food premises and food transport vehicles that meet specified requirements. Australia also has state and federal legislation governing occupational health and safety, environmental matters and employment. In many respects the occupational health and safety and environmental regulations, are similar to the regulations summarized above for our United States operations. A failure to comply with, or the cost of complying with these laws and regulations could materially adversely affect our business assets or results of operation and, consequently amounts available for distribution to our shareholders. (Additionally, under Australia's foreign investment regulations and policy, we are treated as a "foreign person" and we have filed a notification with the Australian Foreign Investment Office. In the future if we wish to acquire additional properties in Australia or undertake certain other transactions in Australia we may be required to provide notification to the Australian Federal Treasurer and seek approval. In addition, acquisitions by other persons of interests in us may require notification to and approval by the Australian Federal Treasurer under Australian foreign investment policy.) Mergers and acquisitions that would have the effect, or be likely to have the effect of substantially lessening competition in Australian markets require government approval.

  •
  New Zealand.    Our New Zealand facilities are subject to a number of local laws and regulations which govern a wide range of matters including building, environmental, health and safety, hazardous substances and new organisms, waste minimization, as well as specific requirements for the storage of meat, dairy products, fish, poultry, agricultural and other products. Any products destined for export must also satisfy the applicable export requirements. Additionally, the property located at 1 Smarts Road, Christchurch is classified as "sensitive land" as defined in the Overseas Investment Act 2005, meaning that a filing with, and approval by, the New Zealand Overseas Investment Office is required in connection with the formation transactions. This approval was granted in March 2010.

Other Regulations

          Our properties are also subject to various national, federal, state and local regulatory requirements such as fire and safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. We believe that our properties are currently in substantial compliance with all such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us, which expenditure could have an adverse effect on our financial condition, results of operations and cash flows.

Insurance

          We carry comprehensive general liability, fire, extended coverage, earthquake, business interruption, and umbrella liability coverage on all of our properties with limits of liability which we deem adequate. Similarly, we are insured against the risk of direct physical damage in amounts we believe to be adequate to reimburse us on a replacement basis for costs incurred to repair or rebuild each property, including loss of business profits during the reconstruction period. The cost of such insurance is passed through to warehouse tenants through regular rates for storage and handling.

          We are self-insured for workers' compensation and health insurance under a large-deductible program, meaning that we have accrued liabilities in amounts that we consider appropriate to cover losses in these areas. In addition, we maintain excess loss coverage to insure against losses in excess of the reserves that we have established for these claims in amounts that we consider appropriate. However, in the unlikely event that our loss experience exceeds our reserves and the limits of our excess loss policies, there could be material adverse effects on our financial condition and results of operations.

          We regularly evaluate risk in the organization in an attempt to identify and cover perils that are deemed potentially to have a material effect on the business liquidity if realized. From time to time we also identify risks that are considered highly theoretical in nature and consciously choose to self-insure these possibilities. In addition, we seek advice from professional brokers with respect to appropriate levels and forms of coverage to bind. We will select policy specifications and insured limits which we believe to be appropriate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our company's management, the properties in our portfolio are currently, and upon completion of this offering will be, adequately insured.

          We will not carry insurance for generally uninsured losses such as loss from riots, war or acts of God; however, we do include coverage for risks across all programs for acts of terrorism. We will carry earthquake insurance on our properties in areas known to be seismically active and flood insurance on our properties in areas known to be flood zones, in an amount and with deductibles which we believe are commercially reasonable.

Legal Proceedings

          From time to time, we may be party to a variety of legal proceedings arising in the ordinary course of our business. We are not a party to any material litigation or legal proceedings or, to the best of our knowledge, any threatened litigation or legal proceedings which, in the opinion of management, individually or in the aggregate, would have a material impact on our financial condition, results of operations or cash flows.

          A subsidiary of Versacold, Versacold USA, Inc. (the "Versacold tenant"), leases and operates eleven warehouses in four states which are leased from affiliates of Inland American Real Estate Trust, Inc. ("Inland American"). We intend to acquire these leased facilities from Versacold in connection with the formation transactions. These leases are currently subject to pending legal actions in both federal and state courts in Minnesota. Although the Versacold tenant has consistently paid all of its rent and other payments due under its leases, on September 29, 2009 Inland American sued the Versacold tenant in Minnesota state court seeking to evict it from one of the four warehouses located in Minnesota on the basis that its ultimate parent company, which is an Icelandic company and the guarantor under the leases, filed a petition to seek a court approved reorganization called a "composition" under the laws of Iceland on July 1, 2009 (from which it emerged in August 2009). The Minnesota state court has issued a stay of Inland American's eviction action pending resolution of all matters pending in two related federal actions brought by Versacold. The Versacold tenant filed two actions (one in federal court in Minnesota, and the other in Minnesota state court that was removed to federal court by Inland American) seeking a declaration that it is not in default or breach of its leases with Inland American. In both federal actions, Inland American has asserted counterclaims seeking a declaration that the leases are in default and the landlord is entitled to remedies, including rent payment for the remainder of the term. Additionally, Inland American has amended its counterclaim to assert two fraud claims and to seek an award of damages. The Versacold tenant believes it has meritorious defenses to any claim that a material breach of the leases has occurred and to any claim of fraud and does not believe that Inland American has the legal right to terminate the leases or evict the Versacold tenant or that it is otherwise entitled to any other relief in its lawsuit against the Versacold tenant. We do not believe that an adverse ruling on the cases would have a material adverse effect on the business of our company taken as a whole.

          As previously described, we received a number of citations from the Oregon state OSHA Division on January 13, 2010 following the completion of an inspection of our refrigerated cooling system at our Milwaukee, Oregon facility. These violations relate to this facility's process safety management procedures and inspection testing records. The proposed aggregate penalties for such citations is approximately $740,000. We have begun the dispute resolution process to resolve the matter and we are working to rectify areas of concern highlighted during the inspection process. We also recently received three OSHA citations from the U.S. Department of Labor, Occupational Safety and Health Administration on April 8, 2010 relating to maintenance, inspection testing and process safety management procedures at our Nampa, Idaho facility. We are reviewing the proposed assessment of approximately $150,000 and will undergo the dispute resolution process to resolve the matter.

Competition

          In our industry, the principal competitive factors are warehouse location, warehouse size, breadth and interconnectivity of warehouse networks, quality, type of service and price. For refrigerated food customers, transportation costs are typically significantly greater than warehousing costs and, accordingly, location and transportation capabilities are also major competitive factors. The size of a warehouse is important in part because large warehouse tenants generally prefer to have all of their products needed to serve a given market in a single location and to have the flexibility to increase storage at that single location during seasonal peaks. In areas with direct local competition, warehouse tenants generally will select a temperature-controlled warehouse based upon service level, price and the quality of the warehouse. In addition, some food producers, processors and distributors attend to their own warehousing and distribution needs by either building or leasing warehouses, creating a private warehousing market which may compete with the public warehouse industry. Many warehouse tenants, including those for whom private warehousing is a viable option, will select distribution services based upon service level and price, provided that an appropriate network of related storage facilities is available. The breadth and quality of information and integrated logistics management services provided is an additional and increasingly important basis upon which we compete in the marketplace.

          In addition, we compete for the business of warehouse tenants and potential warehouse tenants who may choose to provide temperature-controlled warehousing in-house.

United States

          The United States temperature-controlled warehouse industry is highly fragmented among numerous owners and operators. We believe that our main competitors include United States Cold Storage, Inc. (a subsidiary of Swire Cold Storage), Millard Refrigerated Services, Preferred Freezer Services, LLC, Henningsen Cold Storage Co., Inland Cold Storage Inc., and Terminal Freezers Inc., in addition to numerous other local, regional and national temperature-controlled warehouse owners and operators.

Australia

          Our main competitor in Australia is Swire Cold Storage, which operates warehouses and services all of the major Australian markets, representing approximately 32% of total temperature-controlled warehouse space in Australia. Generally, our other competitors operate in only one region and do not compete in the retail market that comprises the majority of our revenue.

New Zealand

          Our management believes that our main competitor in New Zealand is Polarcold Stores, which operates an estimated nine warehouses and is the largest public warehouse operator in New Zealand. Polarcold Stores specializes in bulk storage and focuses on the commodity market with warehouses located near New Zealand's export ports. Generally, our other competitors also service the commodity market and operate in only one region.

Argentina

          We have several competitors in the Buenos Aires market, which in the past tended to be small operations. However, JBS S.A., a Brazilian beef and agricultural products firm and the owner of Swift Refrigeration, has recently begun operations in Argentina. JBS owns and operates a distribution center in Pilar, Argentina, and has stated its intention to expand its operations in terms of food distribution and related investments and financing activities. Our management expects JBS to become a significant competitor in the future.

China

          The competitive environment of China is extremely fragmented and largely consists of large regional or city-based, state-owned providers of warehousing or small, private single-facility owners. Currently there are a limited number of temperature-controlled warehouse and logistics providers with multi-market or national distribution capabilities. The largest multi-client warehouse managers include HAVI Logistics, Beijing Er Shang Group Co., Ltd., and Shanghai Jin Jiang International Investment Co., Ltd. The specific service capabilities and quality of each of these providers vary significantly by operator, location and market. We believe that many warehouse operations in China today are relatively inefficient and out-dated, multi-story facilities, with a smaller number of modern, racked single-story facilities.

Seasonality

          We are involved in providing services to food producers, distributors and retailers whose businesses, in some cases, are seasonal or cyclical. The involvement of our warehouse tenants in a cross-section of the food industry has mitigated the impact of seasonalities, as peak demand for various products occurs at different times in the year (for example, demand for ice cream is typically highest in the summer while demand for frozen turkeys usually peaks in the late fall). The addition of the southern hemisphere operations in Australia, New Zealand and Argentina through the formation transactions should somewhat reduce the impact of seasonality in our world-wide operations, as their growing and harvesting cycles are complementary to North America. Each of the warehouses sets its own operating hours based on demand, which is heavily driven by growing seasons and seasonal consumer demand for certain products.

Employees

          Upon completion of the formation transactions, we will employ approximately 11,700 people (based on information as of December 31, 2009). Seventy of our 173 operational warehouses are unionized, governed by 66 different collective agreements. We successfully renegotiated 16 collective bargaining agreements which expired in 2009, and are currently negotiating four, without any labor disputes. We are also currently negotiating the termination of one collective bargaining agreement, and expect to negotiate the termination of a second collective bargaining agreement during 2010, in connection with the closure of two of our warehouses. Thirteen collective bargaining agreements are scheduled for re-negotiation in 2010 and we do not anticipate any disruption of services due to contract negotiations. We have a good working relationship with our unions and there has been no labor dispute at any of our warehouses in over a decade.

MANAGEMENT

Trustees and Executive Officers

          Pursuant to our declaration of trust, each of our trustees is elected by our shareholders to serve until the next annual meeting or until his or her successor is duly elected and qualifies. The first annual meeting of our shareholders after this offering will be held in 2011. Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of trustees.

          The following table sets forth certain information concerning the individuals who will be our trustees and executive officers upon the completion of this offering:

Name	Age	Position
Executive Officers
Jozef Opdeweegh	44	Trustee and Executive Chairman
H. Brent Sugden	62	Chief Executive Officer
Ronald B. Hutchison	60	Chief Financial Officer and Executive Vice President
Neal J. Rider	48	Chief Operating Officer and President of U.S. Business
Timothy L. Oglesby	53	Chief Information Officer and Executive Vice President of Process & Technology
Chris E. Hughes	43	Executive Vice President of Business Development
Gregory A. Bryan	46	Executive Vice President of Transportation
Susan C. Haley	52	Executive Vice President of Human Resources
Non-Employee Trustees
Frederic F. Brace*	52	Trustee
Stephen R. Sleigh	54	Trustee
Ira Tochner	48	Trustee
George J. Alburger, Jr.*	62	Trustee Nominee
Richard d'Abo	53	Trustee Nominee
Jeffrey H. Schwartz*	50	Trustee Nominee

*
Indicates that such trustee or trustee nominee is considered independent under the NYSE independence standards as determined by our board of trustees.

          The following is a biographical summary of the experience of the individuals who will be our executive officers and trustees upon the completion of this offering:

          Jozef Opdeweegh.    Mr. Opdeweegh has served as a trustee of our company since April 2008 and served as our interim principal executive officer from September 1, 2008 through March 31, 2009, until being formally appointed as our Chief Executive Officer in April 2009. Upon consummation of this offering, he will serve as our Executive Chairman. Prior to joining our executive team, Mr. Opdeweegh acted as an advisor to Yucaipa. From 2000 to 2007, Mr. Opdeweegh was the Chief Executive Officer and President of TDS Logistics, Inc., a global provider of complex supply chain solutions, which merged with Walsh Western International to form syncreon, a specialized provider of integrated logistics services. From 1997 to 2000, Mr. Opdeweegh was the managing director for Europe of TDS Automotive. Mr. Opdeweegh has a Handelsingenieur, the Dutch equivalent of a Master of Applied Economic Sciences: Business Engineering, as well as an M.B.A., from the University of Limburg, Belgium. Mr. Opdeweegh previously served as a director of Allied System Holdings, Inc. from 2007 to 2009. Mr. Opdeweegh's years of experience with us and other logistics companies, his comprehensive knowledge of our business and inside perspective of our day-to-day operations led to the conclusion that he should serve as a trustee on our board.

          H. Brent Sugden.    Upon consummation of this offering, Mr. Sugden will serve as our Chief Executive Officer. He has served as the Chief Executive Officer and President of Versacold since January 2001 and was the Chairman of the Board of Versacold from May 2002 to May 2005. During his career in the supply chain management, distribution and logistics industry, Mr. Sugden has also held senior executive positions with Tibbett & Britten Group North America, Inc., a logistics and supply chain solutions provider; Overwaitea Food Group, a regional chain of supermarkets located in British Columbia, Canada; and the Associated Grocers, a retailers cooperative. Mr. Sugden has a B.A. from the University of Alberta, Canada.

          Ronald B. Hutchison.    Mr. Hutchison has served as our Chief Financial Officer and Executive Vice President since August 2007. From 2004 to 2007, Mr. Hutchison served as Chief Financial Officer and Executive Vice President of Interstate Bakeries Corp., a producer of baked goods which filed for bankruptcy protection in September 2004. From 2003 to 2004, Mr. Hutchison served as the Chief Restructuring Officer and Executive Vice President of Aurora Foods Inc. and directed its restructuring and emergence from bankruptcy in 2004. From 2002 to 2003, Mr. Hutchison served as Chief Restructuring Officer and Executive Vice President of Kmart Corp. and led its restructuring and emergence from bankruptcy in 2003. Mr. Hutchison earned a B.S. in Accounting from the University of Akron and he is a certified public accountant.

          Neal J. Rider.    Mr. Rider has been affiliated with the company since November 2004 and has been our Chief Operating Officer and President of International Business since September 2009. Prior to joining our executive team, he served as an advisor with Yucaipa. Mr. Rider previously worked for Fleming Companies, Inc., a distributor of consumer packaged goods, where he last served as the Executive Vice President of Business and Operations Development. In April 2003, Fleming Companies, Inc. filed for bankruptcy protection. Mr. Rider has also served as Chief Financial Officer, Senior Vice President of Healthcare Operations, Senior Vice President in the Procurement and Logistics division, Treasurer and Controller of American Stores Company, a large food and drug retailer. Mr. Rider earned a B.S. in Accounting at the University of Montana and earned an M.B.A. from the University of Utah.

          Timothy L. Oglesby.    Since joining our executive team in September 2008, Mr. Oglesby has served as our Chief Information Officer and Executive Vice President of Process and Technology. Prior to joining our executive team, Mr. Oglesby served as Executive Vice President and Chief Information Officer for syncreon from July 2004 through January 2008. Mr. Oglesby has held a variety of management positions at syncreon, Magna Donnelly Corporation, General Electric Capital Services, Inc., Trinity Industries Inc. and Northrop Grumman Corporation. Mr. Oglesby holds bachelor degrees in math and chemistry from McMurry University.

          Chris E. Hughes.    Mr. Hughes joined our executive team in October 2003, as our Vice President of Lead Logistics, and has served as our Executive Vice President of Business Development since December 2008. From June 2005 to December 2008, he served as our Senior Vice President of Supply Chain Solutions. He is responsible for new business development, marketing, business analysis and supply chain optimization services. Prior to joining our executive team, Mr. Hughes served as the Senior Director of Global Supply Chain and Senior Director of Logistics at Avon Products, Inc. Mr. Hughes has also served as a senior consultant with Coopers & Lybrand's supply chain strategy practice and as Manager of International Logistics for L.A. Gear, Inc. Mr. Hughes holds a B.A. from Princeton University.

          Gregory A. Bryan.    Mr. Bryan joined the company in May 2002, as our Senior Vice President of Transportation, and has served as our Executive Vice President of Transportation since December 2008. Prior to joining the company, Mr. Bryan served as the General Manager of Transportation at Ryder Integrated Logistics Inc. ("Ryder"), where he was responsible for leading Ryder's third-party non-asset-based global transportation group. Prior to his tenure at Ryder,

Mr. Bryan held management positions in LogiCorp, Inc., a start-up logistics management company that was acquired by Ryder. Mr. Bryan has also held management positions in transportation with Ford New Holland and Union Carbide Corporation. Mr. Bryan holds a B.S. in Logistics and an M.B.A. from Pennsylvania State University.

          Susan C. Haley.    Upon completion of the offering, Ms. Haley will serve as our Executive Vice President of Human Resources. She has served as Versacold's Senior Vice President of Human Resources and Risk Management since 2006. Prior to that, Ms. Haley served as Vice President of Strategic Alliances and Chief Administrative Officer with Compli Corporation. Before attending graduate school in 2002, Ms. Haley served as our Vice President of Human Resources. Ms. Haley holds a B.S. from Oregon State University and an M.B.A. from Portland State University.

          Frederic F. Brace.    Mr. Brace has served as a member of our board of trustees since January 2009. From August 2002 to November 2008, Mr. Brace served as the Chief Financial Officer and Executive Vice President of UAL Corporation, an airline holding company that owns and operates United Air Lines, Inc. Mr. Brace also served as a Senior Vice President from 1999 to 2001 and held various other management positions since 1988 at UAL Corporation. In December 2002, UAL Corporation filed for bankruptcy protection. Currently, Mr. Brace serves on the board of directors and is a member of the compensation, audit, and nominating and governance committees of Anixter International Inc., and he serves on the board of directors and is a member of the executive, audit and finance committees of The Great Atlantic & Pacific Tea Company, Inc. (A&P). From 2004 to 2008, Mr. Brace served as a director and chaired the finance and audit committees of Sirva, Inc. Mr. Brace earned a B.S. in Industrial Engineering from the University of Michigan and an M.B.A. from the University of Chicago. Mr. Brace's qualifications to serve on our board of trustees include his extensive experience with public and financial accounting matters during his years of service with UAL, including 20 years in various financial assignments, as well as his service on boards of directors and audit committees of a variety of public and private companies. Mr. Brace's experience with accounting principles, financial controls, financial reporting rules and financial and accounting regulations led to the conclusion that he should serve as a trustee on our board.

          Stephen R. Sleigh.    Dr. Sleigh has served as a member of our board of trustees since July 2008. Dr. Sleigh is a principal at Yucaipa. Prior to joining Yucaipa in 2006, Dr. Sleigh worked for fourteen years in senior research and strategic positions with the International Association of Machinists and Aerospace Workers and the International Brotherhood of Teamsters. In these research and strategic roles, Dr. Sleigh participated in numerous negotiations and corporate restructurings in the airline, aerospace and trucking industries. He is recognized nationally for his extensive knowledge in collective bargaining, health care, pension plans and corporate restructuring. Dr. Sleigh's academic background includes a Doctorate in Sociology from the City University of New York, a Master's degree in Public Administration from Harvard University and a B.A. in Labor Relations from the University of Massachusetts, Amherst. Dr. Sleigh has published two books, as well as numerous articles and policy reports on labor related matters. Dr. Sleigh's extensive knowledge of labor relations, collective bargaining, pension and health care issues led to the conclusion that he should serve as a trustee on our board.

          Ira Tochner.    Mr. Tochner has served as a member of our board of trustees since March 2008 and has served as the chairman of the board of trustees since April 2009. Mr. Tochner is a partner at Yucaipa. Prior to joining Yucaipa in 1990, Mr. Tochner was a manager in the audit division of Arthur Andersen & Co. In addition to serving on our board of trustees, Mr. Tochner has served as a director on a number food retail, food distribution and logistics companies, including Pathmark Stores, Inc., Dominick's Supermarkets, Inc., Golden State Foods and TDS Logistics, Inc. Mr. Tochner currently serves as a director of Allied Systems Holdings, Inc. and Simon Worldwide, Inc. and has previously served on the board of directors of Aloha Airlines, Inc.

Mr. Tochner is a graduate of the University of Southern California. Mr. Tochner's extensive experience in mergers and acquisitions, strategic planning and corporate finance led to the conclusion that he should serve as a trustee on our board.

          George J. Alburger, Jr.    Upon consummation of the offering, we will appoint Mr. Alburger to our board of trustees. Since 2004, Mr. Alburger has been an Executive Vice President and Chief Financial Officer of Liberty Property Trust, a multi-billion dollar REIT which owns office and industrial space in the U.S. and United Kingdom. Prior to joining Liberty Property Trust in 1995, Mr. Alburger served as Executive Vice President of EBL&S Property Management, Inc., an owner and manager of approximately 200 shopping centers aggregating approximately 30 million square feet of retail space. Prior to joining EBL&S Property Management, Inc., Mr. Alburger was a Senior Manager with Price Waterhouse LLP. Mr. Alburger's extensive experience in real estate led to the conclusion that he should serve as a trustee on our board.

          Richard d'Abo.    Upon consummation of the offering, we will appoint Mr. d'Abo to our board of trustees. Mr. d'Abo has been associated with our company since 2004 as the Yucaipa partner responsible for its initial investment in our company. In 2009, Mr. d'Abo led the Yucaipa sponsored restructuring of Eimskip and Yucaipa's acquisition of its interest in Versacold. Mr. d'Abo was a partner at Yucaipa from 1988 to 1994 and rejoined the firm as a partner in 2004 after a decade of acting as a private investor and entrepreneur investing in various media companies. Mr. d'Abo was involved with many of Yucaipa's original supermarket acquisitions, including: Jurgensen's Market, Falley's Markets, Food 4 Less, Boys Market, ABC Markets, Cala Foods, Alpha Beta and Almacs. Prior to joining Yucaipa in 1988, Mr. d'Abo was a banker at Union Bank of California, N.A. for ten years. Mr. d'Abo's extensive experience in mergers and acquisitions, strategic planning, corporate finance and the temperature controlled-warehouse and food retail industries led to the conclusion that he should serve as a trustee on our board.

          Jeffrey H. Schwartz.    Upon consummation of the offering, we will appoint Mr. Schwartz to our board of trustees. Since February 2009, Mr. Schwartz has been the Chairman and Co-Founder of Global Logistic Properties, which controls one of the largest platforms of logistic facilities in Asia. Mr. Schwartz was the Chief Executive Officer of ProLogis from January 2005 through November 2008 and served as the Chairman of the Board of ProLogis from May 2007 through November 2008. Mr. Schwartz was President of International Operations of ProLogis from March 2003 to December 2004 and was Asia President and Chief Operating Officer from March 2002 to December 2004. He had been associated with ProLogis in varying capacities since 1994. Currently, Mr. Schwartz serves on the board of directors of Las Vegas Sands Corp. and is a member of its audit committee. Mr. Schwartz's extensive experience in real estate and logistics companies led to the conclusion that he should serve as a trustee on our board.

          In addition to the information presented above regarding each trustee's specific experience, qualifications, attributes and skills, we also believe that all of our trustees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our board. Finally, we value their significant experience on other company boards of directors and board committees.

Controlled Company

          Our board of trustees currently consists of Messrs. Brace, Opdeweegh, Sleigh and Tochner. Upon completion of this offering, we intend to appoint Messrs. Alburger, d'Abo and Schwartz to our board of trustees.

          After the completion of this offering, Yucaipa will continue to control a majority of our outstanding common shares. As a result, we are a "controlled company" within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance standards, including:

  •
  the requirement that a majority of the board of trustees consist of independent trustees;

  •
  the requirement that we have a nominating and corporate governance committee that is composed entirely of independent trustees with a written charter addressing the committee's purpose and responsibilities;

  •
  the requirement that we have a compensation committee that is composed entirely of independent trustees with a written charter addressing the committee's purpose and responsibilities; and

  •
  the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

          Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent trustees, our nominating and corporate governance committee and our compensation committee will not consist entirely of independent trustees and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

Board Committees

          Upon the consummation of this offering, our board of trustees will appoint an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will have the composition and responsibilities described below. Our board of trustees may from time to time establish other committees to facilitate the management of our company. The composition of each committee will comply with the applicable listing requirements and other rules of the NYSE.

Audit Committee

          Our board of trustees has established an audit committee, which, upon completion of this offering, will be composed of three of our independent trustees, Messrs. Brace, Schwartz and Alburger, each of whom is "financially literate" as required by the NYSE. We expect that Mr. Brace will chair our audit committee and serve as our "audit committee financial expert" as that term is defined by the SEC. The committee assists the board in overseeing:

  •
  our accounting and financial reporting processes;

  •
  the integrity and audits of our consolidated financial statements;

  •
  our compliance with legal and regulatory requirements;

  •
  the qualifications and independence of our independent auditors; and

  •
  the performance of our independent auditors and any internal auditors.

          The committee is also responsible for engaging independent public accountants, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

          The principal functions of the compensation committee are to:

  •
  evaluate the performance and compensation of our chief executive officer;

  •
  review the compensation payable to our officers and members of our board of trustees;

  •
  administer our 2008 Equity Incentive Plan and 2010 Equity Incentive Plan and our short-term incentive plan; and

  •
  produce a report on executive compensation required to be included in the proxy statement for our annual meetings.

          Upon completion of this offering, our compensation committee will be comprised of Mr. d'Abo, Mr. Alburger and Mr. Tochner, who will act as its chair.

Nominating and Corporate Governance Committee

          The nominating and corporate governance committee will be responsible for seeking, considering and recommending to the full board of trustees qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the annual meeting of shareholders. It will also periodically prepare and submit to the board for adoption the committee's selection criteria for trustee nominees. It will review and make recommendations on matters involving general operation of the board and our corporate governance and annually recommend to the board nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of each member of the board of trustees and management and report thereon to the board. Upon completion of this offering, our nominating and corporate governance committee will be comprised of Mr. Tochner, Mr. Schwartz and Mr. Sleigh, who will act as its chair.

Board Leadership Structure

          Upon consummation of this offering, Mr. Opdeweegh will serve as our executive chairman of the board of trustees and principal executive officer, and will remain primarily responsible for the general direction and supervision of our business. Our Board of Trustees believes that it is most efficient and effective for a single individual to fulfill these two leadership roles at this time. Combining the executive chairman and principal executive officer roles facilitates clear leadership responsibility and accountability, effective decision-making, and a cohesive corporate strategy.

          Our amended and restated bylaws and Corporate Governance Guidelines, however, will provide us with the flexibility to separate these roles in the future, permitting the roles of principal executive officer and chairman to be filled by two individuals. This will provide our board of trustees with flexibility to determine whether the two roles should be separated in the future based on our needs and our board of trustees' assessment of our leadership structure from time to time. As a result of Mr. Opdeweegh's being an affiliated trustee, our Corporate Governance Guidelines will also allow for an independent lead trustee, who may preside over executive sessions of the independent trustees and assist in setting board agendas and facilitating interactions between the independent trustees and the senior management team. The board of trustees will re-evaluate its leadership structure on an ongoing basis and may change it as circumstances warrant.

Risk Oversight

          Our board of trustees plays an active role in overseeing management of our risks. Our board of trustees regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Effective upon the consummation of this offering, our compensation committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Effective upon consummation of this offering, our audit committee will oversee management of financial risks. Effective upon the listing of our common shares on the NYSE, our nominating and corporate governance committee will be responsible for managing risks associated with the independence of the board of trustees. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our full board of trustees plans to keep itself regularly informed regarding such risks through committee reports and otherwise.

Policy Regarding Restatements

          We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our board of trustees or compensation committee would evaluate whether compensation adjustments are appropriate based on the facts and circumstances surrounding the restatement.

Code of Ethics

          Upon consummation of this offering, our board of trustees will adopt a code of ethics that applies to all of our trustees, officers and employees, including our chief executive officer and chief financial officer. The code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under federal securities laws, confidentiality, trading on insider information and reporting of violations of the code of ethics. Upon adoption, a copy of our code of ethics will be posted on our web site at www.americoldrealty.com.

Compensation Committee Interlocks and Insider Participation

          None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of trustees or compensation committee.

Compensation Discussion and Analysis

          The following describes our compensation program for our named executive officers, including our chief executive officer, chief financial officer and three most highly compensated executive officers. This discussion and analysis should be read together with the tables and related footnote disclosures detailed below under the heading "— Executive Compensation".

          For 2009, our named executive officers were:

Name	Title
Jozef Opdeweegh	Chief Executive Officer
Neal J. Rider	Chief Operating Officer & President of International Business
Ronald B. Hutchison	Chief Financial Officer & Executive Vice President
Timothy L. Oglesby	Chief Information Officer & Executive Vice President of Process & Technology
Gregory A. Bryan	Executive Vice President, Transportation

Compensation Program Objectives

          The objectives of our executive compensation program are to attract, motivate and retain talented, high-caliber executives necessary to lead us in achieving business success. A key objective is to create a performance-oriented culture such that a significant portion of each executive officer's compensation is contingent on the achievement of corporate and individual performance goals. We aim to establish a compensation program that aligns the performance of our executive officers with our business plan and strategic objectives by focusing management on achieving strong short-term performance in a manner that supports and ensures our long-term success and profitability. We currently have a number of different components in our executive compensation program, including base salary, annual non-equity based incentive awards, equity-based incentive awards and retirement and health/welfare benefits, each of which is designed to support our objectives.

          We believe it is important to have a leadership team that is capable of successfully operating and maintaining our growth in our business. Consistent with this principle, we strive to establish an executive compensation program that enables us to attract and retain talented executives with extensive management experience within our industry. It is a key objective to ensure that compensation provided to executive officers remains reasonable and responsible yet competitive relative to the compensation paid to similarly situated executives at comparable companies. While it is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results, our executive compensation programs are intended to be consistent with our focus on managing costs.

          We appreciate the need for shareholders to have the opportunity to understand all of the elements of our executive compensation program and we are committed to providing disclosures on a timely basis, so shareholders can understand the rationale for, and objectives of, our executive compensation decisions.

  Compensation Committee

          Our compensation committee will ensure that our executive compensation program is consistent with our compensation objectives and corporate governance guidelines. It will review compensation and benefits practices and policies, will review and recommend to our board of trustees the compensation for our executive chairman and chief executive officer, and will review and approve the compensation for other executive officers, including base salary, cash bonuses, equity-based awards, employment agreements, severance agreements, and any other special or supplemental benefits or arrangements. Our compensation committee will also establish and approve performance goals and objectives for our executive chairman and chief executive officer and will evaluate our executive chairman's and chief executive officer's performance against such goals and objectives. Furthermore, our compensation committee will review and approve financial targets for our short-term incentive plan and will approve all payouts under the plan.

          Additionally, our compensation committee will approve, administer and interpret our executive compensation and benefit policies, including our 2008 Equity Incentive Plan and 2010 Equity Incentive Plan. Upon completion of this offering, our compensation committee will be comprised of Mr. Alburger, Mr. d'Abo and Mr. Tochner, who will act as its chair.

Evolution of our Compensation Program

          Our compensation approach is necessarily tied to our stage of development and growth as a company. Accordingly, the specific direction, emphasis and components of our executive compensation program will continue to evolve as our company and its underlying business strategy and performance expectations continue to grow and develop. Our compensation committee will continue to evaluate our compensation philosophy and make modifications to ensure an appropriate balance of compensation and incentives is maintained to drive the business.

Management's Role in the Compensation-Setting Process

          Our chief executive officer, Mr. Opdeweegh, has played a significant role in the compensation-setting process. In the past, Mr. Opdeweegh has evaluated the performance of our executive officers, developed business performance guidelines and determined salary and bonus levels and assisted in the determination of option awards.

          Following the consummation of this offering, we anticipate that our executive chairman and chief executive officer will assist our compensation committee in setting its agenda for meetings and participate in compensation committee meetings at the compensation committee's request. Each of our executive chairman and chief executive officer will also likely provide the compensation committee with background information regarding our strategic objectives, evaluate the performance of our executive officers, and make compensation recommendations for our executive officers (in each case, other than himself).

Current Executive Compensation Components

          Our current executive compensation strategy is based on compensating named executive officers at competitive levels, with the opportunity to impact their total annual compensation through performance-based incentive programs. Our approach to total executive compensation is designed to drive results that maximize our financial performance and deliver value to our shareholders. In light of our compensation philosophy, we believe that the total compensation package for our named executive officers should continue to consist of base salary, annual bonus awards, and long-term equity-based incentives, coupled with a competitive benefits package. In certain limited circumstances, we may award our executive officers discretionary bonuses based on their leadership and individual contributions to our achievement of our financial results.

          When evaluating our compensation strategy for our executive officers, our chief executive officer and board of trustees have historically drawn upon their experiences as directors and officers of similarly sized companies that employ executive officers with similar positions and responsibilities as compared to those of our executives officers. In addition, in the fall of 2009 we purchased an executive compensation software program which will provide our compensation committee with empirical data and available market studies for evaluating our executive compensation approach. In the future, our compensation committee may use such software for benchmarking purposes. In the event our compensation committee elects to use such software for benchmarking purposes, the committee will not rely exclusively on such benchmarking, but instead use benchmarking as one of a number of constructive tools available for formulating executive compensation packages. In the future, the compensation committee may also engage a compensation consultant to assist in reviewing and modifying our executive compensation philosophy.

  Base Salary

          Base salaries for executive officers have been established based on position-specific responsibilities, taking into account competitive market compensation for similar positions, the skills and experience of the individual, individual performance, and other subjective factors deemed relevant by the chief executive officer and the board of trustees. Base salaries have historically been reviewed annually by our chief executive officer with respect to all executive salaries other than his own and by the board of trustees in the case of the salary of the chief executive officer. In connection with such reviews, adjustments are made where deemed appropriate, or at other times to reflect significant changes in job responsibilities or market conditions. See "— Executive

Compensation — Employment Agreements and Potential Payments upon Termination" for more information regarding the base salaries of our named executive officers.

  Short-Term Incentive Plan

          Our Management Incentive Bonus Plan serves to motivate named executive officers to achieve certain pre-established financial performance measures and fulfills an important part of our compensation philosophy, while aligning the interests of our named executive officers towards the achievement of a common goal of maximizing our earnings and enhancing shareholder return.

          Under our Management Incentive Bonus Plan, our named executive officers are entitled to receive a cash bonus payment equal to a certain percentage of their respective base salaries based upon our achievement of a pre-established financial performance measure. As was the case in 2008, in 2009, the board of trustees selected as the Management Incentive Bonus Plan financial performance measure a measure based upon EBITDA with certain adjustments, including the exclusion for the impact of certain severance and reorganization expenses; consulting, travel reimbursement, and other related expenses associated with our international business development; and certain unplanned, non-operational expenses of a non-recurring or extraordinary nature.

          For each of the named executive officers other than Messrs. Opdeweegh and Rider, the board of trustees established the target financial performance level for purposes of the 2009 Management Incentive Bonus Plan at $165 million, which was slightly higher than the board approved budget target EBITDA of $160 million. Additionally, the board of trustees established the threshold financial performance level, below which no bonus would be paid under the Management Incentive Bonus Plan, at $155 million or approximately 94% of the target EBITDA for all executive officers other than Messrs. Opdeweegh and Rider.

          For Mr. Opdeweegh, the board of trustees established the target financial performance level for purposes of the 2009 Incentive Bonus Plan at $160 million. Under the terms of Mr. Opdeweegh's original employment agreement, the threshold financial performance level, at or below which no bonus would be paid under the Management Incentive Plan, is 90% of the target EBITDA approved by the board of trustees. In 2009, we achieved approximately 93.7% of the target EBITDA of $160 million, which resulted in Mr. Opdeweegh earning a bonus of $278,625, or approximately 37.15% of his base salary.

          The terms of Mr. Rider's employment agreement establish the target financial performance level for purposes of his incentive bonus at the board approved budget target EBITDA of $160 million. Under the terms of Mr. Rider's employment agreement, the threshold financial performance level, at which the minimum bonus payment would be paid, is 90% of the target EBITDA approved by the board of trustees. As a result of our achievement of approximately 93.7% of the target EBITDA of $160 million, Mr. Rider earned a bonus of $160,782, or approximately 32.16% of his base salary.

          For 2009, Management Incentive Bonus Plan payments for financial performance below or above the established performance target level for Messrs. Hutchison, Oglesby and Bryan were prorated on a graduated scale commensurate with performance levels in accordance with the following schedule:

% of Target Performance Level	Bonus as a Percent of Annual Base Salary
94%	0.00%
95%	10.00%
96%	20.00%
97%	30.00%
98%	40.00%
99%	50.00%
100%	60.00%
101%	66.00%
102%	72.00%
103%	78.00%
104%	84.00%
105% (and beyond)	90.00%
          In 2009, we did not achieve our threshold EBITDA of approximately $155 million established for Messrs. Hutchison, Oglesby and Bryan. Even though we did not achieve our threshold EBITDA established for Messrs. Hutchison, Oglesby and Bryan, we determined that it was appropriate to award a discretionary bonus in the amount of $40,000 to each of Messrs. Hutchison, Oglesby and Bryan based on their leadership and individual contributions to our achievement of our financial results.

          For 2009, Management Incentive Bonus Plan payments for financial performance below or above the established performance target level for Messrs. Opdeweegh and Rider were prorated on a graduated scale commensurate with performance levels in accordance with the following schedule.

	Bonus as a Percent of Annual Base Salary
% of Target Performance Level
	Mr. Opdeweegh	Mr. Rider
90%	0.00%	6.83%
91%	10.00%	13.64%
92%	20.00%	20.46%
93%	30.00%	27.28%
94%	40.00%	34.10%
95%	50.00%	40.91%

	Bonus as a Percent of Annual Base Salary
% of Target Performance Level
	Mr. Opdeweegh	Mr. Rider
96%	60.00%	47.73%
97%	70.00%	54.55%
98%	80.00%	61.37%
99%	90.00%	68.18%
100%	100.00%	75.00%
101%	110.00%	80.00%
102%	120.00%	85.00%
103%	130.00%	90.01%
104%	140.00%	95.01%
105%	150.00%	100.01%
106%	160.00%	105.01%
107%	170.00%	110.02%
108%	180.00%	115.02%
109%	190.00%	120.02%
110%	200.00%	125.02%
111%	200.00%	130.03%
112%	200.00%	135.03%
113%	200.00%	140.03%
114%	200.00%	145.03%
115% (and beyond)	200.00%	150.00%

  Long-Term Incentives and Equity Awards

          Long-term incentives motivate named executive officers to focus on long-term success for shareholders. These incentives provide a balance between short-term and long-term goals and are also important to our compensation program's recruiting and retention objectives. Our long-term incentives are designed to compensate named executive officers for a long-term commitment to us, while motivating sustained increases in our financial performance.

          Our long-term incentive program has historically consisted of stock options. In the future, in addition to stock options, we may award restricted stock, restricted stock units or other types of equity awards under our 2010 Equity Incentive Plan. See "2010 Equity Incentive Plan" below.

          In December 2008, we granted stock options to certain executives, including certain named executive officers, in connection with the adoption of our 2008 Equity Incentive Plan. The exercise price of the options granted in December 2008 was determined by our board of trustees after taking into account a variety of factors, including the quality and growth of our management team, the purchase price paid by Yucaipa-affiliated funds when they acquired the remaining 79.3% of our common shares that they did not already own and our company's performance since such acquisition. Based upon the recommendation of our board of trustees and taking into account the considerations described above, the December 2008 option grants have an exercise price of $6.47 per share.

          For the purpose of allocating stock options issued in December 2008 under the 2008 Equity Incentive Plan, each level of employment was assigned a fixed percentage of an established option pool ranging from 1.0%, or options to purchase 37,121 common shares, for certain vice presidents; 1.5%, or options to purchase 55,681 common shares, for more senior vice presidents; 5.0%, or options to purchase 185,606 common shares, for executive vice presidents; and 7.0%, or options to purchase 259,850 common shares, for the chief operating officer/president. The board of trustees used an initial option pool of options to purchase 3,712,140 common shares. The board determined the assigned fixed percentages after considering the duties and responsibilities inherent in each level of employment.

          In general, twenty percent (20%) of the options granted vest on each of the first, second, third, fourth and fifth anniversaries of the vesting date, as stated in the respective stock option agreement. With respect to the initial option grants in December 2008, our board of trustees determined that, for purposes of the vesting date, grant recipients that were employed by the company as of March 31, 2008 would have a vesting start date of March 31, 2008, and grant recipients who were not employed by the Company on March 31, 2008 would have a vesting start date of the date the grant recipient became an employee of the company.

          On December 15, 2008, we granted Mr. Rider options to purchase 259,850 common shares, of which 103,940 shares have vested as of March 31, 2010. On the same date, we also granted each of Messrs. Hutchison, Oglesby and Bryan options to purchase 185,606 common shares, of which 74,242 shares have vested as of March 31, 2010 for Messrs. Hutchison and Bryan, and 37,121 shares have vested for Mr. Oglesby. In May 2009, we granted Mr. Rider additional options to purchase 92,804 common shares at an exercise price of $6.47 per share based upon the recommendation of our board of trustees and taking into account the considerations described above. The additional options have a vesting start date of May 20, 2009. The additional grant was made to Mr. Rider in connection with his assumption of additional responsibilities related to our international business development efforts and represents an additional 2.5% of the initial option pool mentioned above.

          In June 2009, we granted Mr. Opdeweegh options to purchase 1,670,460 common shares, of which 668,184 shares have vested as of March 31, 2010. The per share exercise price for Mr. Opdeweegh's options is $6.47, based upon the recommendation of our board of trustees and taking into account the considerations described above. Mr. Opdeweegh's stock option agreement also provides that any unvested stock options will fully vest and become exercisable immediately prior to the date on which a change in control, as defined in the 2008 Equity Incentive Plan, occurs.

          Mr. Opdeweegh's stock option award was determined by our board of trustees and represents approximately 2.25% of the aggregate total of the number of outstanding common shares at the time of grant plus the number of shares authorized for issuance under our 2008 Equity Incentive Plan.

          Because our named executive officers have received options in 2008 and/or 2009, we do not anticipate granting further options to such officers in 2010 absent a job promotion or other special circumstance. Upon consummation of this offering, we will issue to certain management employees of Versacold who will join us following the formation transactions options to purchase an aggregate of approximately 1,487,500 of our common shares at an exercise price equal to the initial public offering price plus an aggregate of approximately 262,500 of our common shares in the form of restricted stock or restricted stock units.

  Benefits and Perquisites

          In accordance with their respective employment agreements, each named executive officer is entitled to participate in the retirement and health/welfare benefit plans generally available to similarly situated employees. In addition, each named executive officer and his respective family will be provided full health coverage including all expenses associated with medical, dental, and vision treatment and preventative maintenance. We have agreed to reimburse each named executive officer for any employee contributions, deductibles, co-pays, or other upfront out-of-pocket employee payments that are required from these benefit plans, and such reimbursements will be calculated on a fully grossed-up basis thereby neutralizing any applicable state or federal taxes with the result that there are no net costs to the named executive officers.

          In accordance with their respective employment agreements, we also provide named executive officers, other than Mr. Opdeweegh, with company-paid financial planning services, capped at $3,000 per year, and a car allowance of up to $1,200 per month. In addition we pay for all gas, oil, insurance, maintenance, repairs, and other expenses reasonably incurred by such executive officers in the operation and maintenance of their respective automobiles. Following a change of control or after our securities have been the subject of a public offering, Mr. Opdeweegh will be entitled to receive the company-paid financial planning services, car allowance and car maintenance reimbursement perquisites described above.

          Although our corporate headquarters are in Atlanta, Georgia, we do not require our executive officers to reside in the state of Georgia and certain of our named executive officers, including Messrs. Opdeweegh and Oglesby, do not reside in Georgia. When such executive officers are visiting our corporate headquarters, they may utilize a condominium that we own. In addition, we reimburse these executive officers for certain airfare, car rental and other travel-related expenses associated with such visits to our corporate headquarters. We agreed to provide these perquisites to these executive officers in order to attract them to join our executive team at a time when they did not live in Georgia.

401(k) Plan

          We maintain the AmeriCold Logistics Savings and Investment Plan, a defined contribution employee benefit plan, which covers all eligible employees. The plan also allows contributions by plan participants in accordance with Section 401(k) of the Code. Employees who are over age 50 are permitted to contribute additional amounts on a pre-tax basis under the catch-up provision of our 401(k) plan subject to limitations of the Code. For nonunion employees, the Company currently matches 50% of employee contributions up to 6% of the employee's pay. An employee's deferrals under our 401(k) plan are 100% vested and nonforfeitable when made to the plan and our matching contributions vest according to the following vesting schedule:

Years of Service	Vested Percentage
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%

          In the event that a participant dies, becomes disabled, or reaches retirement age while still employed by us, the participant will be 100% vested in any company matching contributions that have been credited to such participant's account.

Pension Plan

          We maintain the AmeriCold Retirement Income Plan, a defined benefit pension plan that covers certain nonunion employees. Effective as of April 1, 2005, we froze benefit accruals for nonunion employees in the AmeriCold Retirement Income Plan. Of our named executive officers, only Mr. Bryan participates in the AmeriCold Retirement Income Plan.

Supplemental Executive Retirement Plan & Pension Restoration Agreements

          We have a SERP in which certain executive officers are eligible to participate. The SERP provides for certain benefits at retirement or disability and also provides for survivor benefits in the event of the death of the executive. Prior to the implementation of our SERP on January 1, 2005, we maintained two deferred compensation plans for executives, one of which we assumed during a merger and pursuant to which we continue to provide certain benefits to retired managers. In the event an executive had existing balances in one or both of the deferred compensation plans at the time of implementation of our SERP, those balances were consolidated into and governed by the terms of our SERP.

          SERP participants may voluntarily defer from 3% to 80% of their base salary and 3% to 80% of their cash bonus compensation. Prior to April 1, 2009, we provided dollar-for-dollar matching credit with respect to salary and/or bonus deferrals of SERP participants that did not exceed 3% of such participant's aggregate compensation. We also have the right to make discretionary credits to SERP participants' accounts in such amounts and at such times as may be determined by us in our sole discretion. SERP participants are 100% vested in any salary or bonus deferral made under the SERP and our matching and discretionary credits that have been credited to a SERP participant's account (and any associated investment earnings) vest according to the following vesting schedule:

Years of Service	Vested Percentage
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%

          Notwithstanding the vesting schedule above, in the event of a change of control, or a participant's death, retirement or disability, such participants will be 100% vested in any company matching or discretionary credits that have been credited to such participant's SERP account. The consummation of this offering constitutes a change of control under our SERP.

          After each of Messrs. Rider and Bryan raised concerns regarding the effects of the freezing of our benefit accruals for nonunion employees in the Americold Retirement Income Plan, we entered into Pension Restoration Agreements with each of Messrs. Rider and Bryan in an attempt to restore any pension benefit that Mr. Rider would have received had he been permitted to participate in the Americold Retirement Income Plan, or in the case of Mr. Bryan, any pension benefit that Mr. Bryan would have received had we not froze our benefit accruals for nonunion employees.

          Under such agreements, we have agreed to credit their respective SERP accounts with a company discretionary credit. Such discretionary credits are equal to the respective executive's compensation (defined as the aggregate amount of the executive's salary compensation and bonus compensation earned during the plan year) multiplied by the applicable percentage associated with the executive's years of service as of January 1 of such plan year as set forth in the table below:

Years of Service	Applicable Percentage
1 - 5	3.0%
5 - 10	3.5%
10 - 15	4.0%
15 - 20	4.5%
20 or more	5.0%

          These company discretionary credits are deemed invested, will vest and will be distributed in the manner provided for under the SERP. In 2009, the discretionary credits for Messrs. Rider and Bryan equaled $25,065 and $11,522, respectively.

Executive Compensation

          The following table summarizes compensation paid or earned by named executive officers in the fiscal years ended December 31, 2008 and 2009.

Summary Compensation Table

Name and principal position	Year	Salary	Bonus(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Changes in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Jozef Opdeweegh,	2008	$216,667	$450,000	—	—	—	$14,327	$680,994
Chief Executive Officer, Trustee(6)	2009	686,456	—	$1,550,092	$278,625	—	27,572	2,542,745
Ronald B. Hutchison	2008	375,000	—	115,606	175,570	—	362,804	1,028,980
Chief Financial Officer and Executive Vice President	2009	375,000	40,000	—	—	—	20,610	435,610
Neal J. Rider	2008	500,000	—	161,850	$351,139	—	822,278	1,835,267
Chief Operating Officer and President of International Business	2009	500,000	—	69,041	160,782	—	62,578	792,401
Timothy L. Oglesby Chief Information Officer and Executive Vice President of Process & Technology	2009	325,000	40,000	—	—	—	76,636	441,636
Gregory H. Bryan	2008	272,369	—	115,606	75,947	847	36,960	501,729
	2009	275,000	40,000	—	—	1,349	39,504	355,853

(1)
Each of Messrs. Hutchison, Oglesby and Bryan received discretionary bonuses in the amount of $40,000 in 2009.

(2)
On December 16, 2009, the SEC adopted amendments to the compensation disclosure rules that, in relevant part, require disclosure of the aggregate grant date fair value of stock awards and option awards granted in the fiscal year calculated in accordance with FASB Topic 718, rather than the dollar amount recognized for financial statement purposes for the fiscal year, as previously required. As required by this rule, this table includes the aggregate grant date fair value of option awards granted in 2009 and 2008 to our named executive officers. Note 15 "Stock Based Compensation" of our audited consolidated financial statements included elsewhere in this prospectus describes the assumptions used to determine the grant date fair value for the option awards granted.

(3)
In 2008, Mr. Opdeweegh did not participate in our short-term incentive plan. Under the terms of Mr. Rider's employment agreement, Mr. Rider was entitled to a maximum short-term incentive plan payment of 150% of his base salary if we achieved 115% of the established target EBITDA, a short-term incentive plan payment of 6.83% of his base salary if we achieved 90% of the established target EBITDA, and a short-term incentive plan payment of 75% of his base salary if we achieved 100% of the established target EBITDA. In 2008, Mr. Hutchison had an employment agreement which provided for a maximum short-term incentive plan payment of 150% of his base salary if we achieved 115% of the established EBITDA target, a minimum short-term incentive plan payment of 6.83% of his base salary if we achieved 90% of the established target EBITDA, and a target short-term incentive plan payment of 50% of his base salary if we achieved 100% of the established target EBITDA. In 2008, Mr. Bryan was entitled to a short-term incentive payment of 35% of his base salary if our established target EBITDA was achieved and a maximum payment of 52.5% of his base salary if 105% of the established target EBITDA was achieved. Mr. Bryan would not receive a short-term incentive plan payment if only the threshold EBITDA was achieved. In 2008, our target EBITDA was $149.3 million and we achieved approximately 99.3% of our target. For a description of our 2009 short-term incentive plan payments, see "— Compensation Discussion and Analysis — Management's Role in the Compensation-Setting Process — Current Executive Compensation Components — Short-Term Incentive Plan" above.

(4)
We do not provide above-market or preferential earnings on deferred compensation.

(5)
All Other Compensation includes:

Name	Year	Registrant Contributions to Savings & Investment 401(k) Plan	Registrant SERP Contributions in Last Fiscal Year	Tax Gross Up(a)	Value of Registrant Paid Life Insurance Premiums	Perquisites and Other Personal Benefits(b)	Other Compensation(c)	Total Other Compensation
Jozef Opdeweegh	2008	—	—	—	—	$14,327	—	$14,327
	2009	—	—	—	$1,744	25,828	—	27,572
Ronald B. Hutchison	2008	—	—	—	1,404	11,400	350,000	362,804
	2009	—	—	—	1,539	19,071	—	20,610
Neal J. Rider	2008	$4,327	$52,212	$1,267	1,872	12,600	$750,000	822,278
	2009	6,125	39,061	—	1,744	15,648	—	62,578
Timothy L. Oglesby	2009	750	2,250	—	1,334	72,302	—	76,636
Gregory H. Bryan	2008	5,750	17,415	1,365	1,030	11,400	—	36,960
	2009	6,125	15,704	—	1,129	16,546	—	39,504

(a)
This column includes the tax gross-up payments that each of Messrs. Rider and Bryan received in connection with our SERP.

(b)
This column relates to perquisites and other personal benefits. In 2008 and 2009, Mr. Opdeweegh received perquisites including use of our condominium in Atlanta, Georgia, and reimbursement of airfare, car rental and other travel-related expenses, which did not individually equal the greater of $25,000 or 10% of his total perquisites. In 2009, Mr. Oglesby received perquisites including use of our condominium in Atlanta, Georgia, reimbursement of airfare, car rental and other travel-related expenses, reimbursement of certain living expenses, automobile allowance, reimbursement for automobile maintenance expenses and reimbursement for fees incurred in connection with tax and long-term financial planning, none of which individually equal the greater of $25,000 or 10% of his total perquisites. In 2008 and 2009, Messrs. Rider, Hutchison and Bryan received perquisites including automobile allowances, reimbursement for automobile maintenance expenses and reimbursement for fees incurred in connection with tax and long-term financial planning, none of which individually equal the greater of $25,000 or 10% of their respective total perquisites.

(c)
This column includes payments in the amount of $750,000 and $350,000 that Messrs. Rider and Hutchison received, respectively, in May 2008 following the acquisition by four Yucaipa investment funds of the remaining 79.3% of our common shares from Vornado and Crescent on March 31, 2008.
(6)
Mr. Opdeweegh served as our interim principal executive officer from August 31, 2008 through March 31, 2009, before being officially appointed as chief executive officer in April 2009. During the period Mr. Opdeweegh served as our interim principal executive officer, we reimbursed Yucaipa for Mr. Opdeweegh's salary, of which such reimbursements totaled $216,667 in 2008 and $152,790 in 2009. In 2008, Mr. Opdeweegh did not participate in our Management Incentive Bonus Plan under which cash bonuses were awarded to our executive officers. In light of this fact, and as a result of our financial performance in 2008 and the board's recognition of the leadership and executive management skills Mr. Opdeweegh demonstrated as both an advisor to us and our interim principal executive officer from March 31, 2008 through December 31, 2008, the board believed it was appropriate to award Mr. Opdeweegh a discretionary bonus in the amount of $450,000, which represented the approximate bonus he would have received under the terms of our former chief executive officer's employment agreement and our Management Incentive Bonus Plan.

Grants of Plan-Based Awards

          The following table sets forth, for each named executive officer, the threshold, target and maximum annual short term incentive bonus payments that such named executive officers could have earned in fiscal year 2009 as a result of our EBITDA performance. See "— Compensation Discussion and Analysis — Management's Role in the Compensation-Setting Process — Current Executive Compensation Components — Short-Term Incentive Plan" above for further discussion of our short-term incentive plan.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold	Target	Maximum
Jozef Opdeweegh(1)	—	$750,000	$1,500,000
Ronald B. Hutchison(2)	—	225,000	337,500
Neal J. Rider(3)	$34,150	375,000	750,000
Timothy L. Oglesby(2)	—	195,000	292,500
Gregory A. Bryan(2)	—	165,000	247,500

(1)
Under the terms of Mr. Opdeweegh's employment agreement, the maximum bonus payment that he could receive in 2009 was 200% of his base salary upon the company achieving 110%

  of the target EBITDA. If the board approved target EBITDA was achieved, Mr. Opdeweegh was entitled to receive a bonus payment equal to 100% of his base salary. Mr. Opdeweegh would not receive a bonus if only 90% of the board approved target EBITDA was achieved.

(2)
Under the terms of their respective employment agreements, Messrs. Hutchison, Oglesby and Bryan were entitled to a bonus payment equal to 60% of their respective base salaries if our established target EBITDA was achieved. Under our short-term incentive plan, Messrs. Hutchison, Oglesby and Bryan were entitled to receive a maximum bonus payment equal to 90% of their respective base salaries if 105% of the established target EBITDA was achieved. Messrs. Hutchison, Oglesby and Bryan would not receive a bonus if only threshold EBITDA was achieved.

(3)
Under the terms of Mr. Rider's employment agreement, the maximum bonus payment that Mr. Rider could receive in 2009 was 150% of his base salary upon the company achieving 115% of the board approved target EBITDA. The minimum bonus payment that Mr. Rider could receive was 6.83% of his base salary upon the company achieving 90% of the board approved target EBITDA. If 100% of the board approved target EBITDA was achieved, Mr. Rider was entitled to receive a bonus payment of 75% of his base salary.

          The following table presents summary information regarding grants of plan-based awards to named executive officers during the year ended December 31, 2009. The options included in the table below were issued under our 2008 Equity Incentive Plan.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards(1)
Jozef Opdeweegh	June 8, 2009	1,670,460	$6.47	$1,550,092
Ronald B. Hutchison	—	—	—	—
Neal J. Rider	May 20, 2009	92,804	6.47	69,041
Timothy L. Oglesby	—	—	—	—
Gregory A. Bryan	—	—	—	—

(1)
On December 16, 2009, the SEC adopted amendments to the compensation disclosure rules that, in relevant part, require disclosure of the aggregate grant date fair value of stock awards and option awards granted in the fiscal year calculated in accordance with FASB Topic 718, rather than the dollar amount recognized for financial statement purposes for the fiscal year, as previously required. As required by this rule, this table includes the aggregate grant date fair value of option awards granted in 2009 and 2008 to our named executive officers. Note 15 "Stock Based Compensation" of our audited consolidated financial statements included elsewhere in this prospectus describes the assumptions used to determine the grant date fair value for the option awards granted.

Outstanding Equity Awards at Fiscal Year End

          The following table presents summary information regarding the outstanding equity awards held by our named executive officers as of the year ended December 31, 2009. The options included in the table below were issued under our 2008 Equity Incentive Plan.

	Option Awards
	Number of Securities Underlying Unexercised Options
			Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
Jozef Opdeweegh	334,092	1,336,368	$6.47	December 15, 2018
Ronald B. Hutchison	37,121	148,485	6.47	December 15, 2018
Neal J. Rider	51,970	207,880	6.47	December 15, 2018
	—	92,804	6.47	December 15, 2018
Timothy L. Oglesby	37,121	148,485	6.47	December 15, 2018
Gregory A. Bryan	37,121	148,485	6.47	December 15, 2018

Option Exercises and Stock Vested

          As of December 31, 2009, none of the stock options that were exercisable had been exercised.

          Of the options granted to Messrs. Rider, Hutchison and Bryan on December 15, 2008, twenty percent of such options vested on March 31, 2009 and the remaining eighty percent of such options vest in twenty percent increments on each of the second, third, fourth and fifth anniversaries of March 31, 2008, in accordance with the terms of their respective stock option agreements. Of the options granted to Mr. Oglesby on December 15, 2008, twenty percent of such options vested on September 1, 2009 and the remaining eighty percent of such options vest in twenty percent increments on each of the second, third, fourth and fifth anniversaries of September 1, 2008, in accordance with the terms of his respective stock option agreement.

          On May 20, 2009, we granted Mr. Rider additional options to purchase 92,804 common shares in connection with his assumption of additional responsibilities related to our international business development efforts. Twenty percent of the additional options granted to Mr. Rider vest on each of the first, second, third, fourth and fifth anniversaries of May 20, 2009, in accordance with the terms of his stock option agreement.

          Of the options granted to Mr. Opdeweegh on June 8, 2009, twenty percent of the options granted to Mr. Opdeweegh vested immediately upon grant and the remaining eighty percent of such options vest in twenty percent increments on each of the second, third, fourth and fifth anniversaries of March 31, 2008, in accordance with the terms of Mr. Opdeweegh's stock option agreement. Mr. Opdeweegh's stock option agreement also provides that any unvested stock options will fully vest and become exercisable immediately prior to the date on which a change in control, as defined in the 2008 Equity Incentive Plan, occurs.

Pension Benefits

          Mr. Bryan is the only named executive officer that participates in the AmeriCold Retirement Income Plan. Effective April 1, 2005, we froze benefit accruals for nonunion employees in the AmeriCold Retirement Income Plan. The following table presents summary information regarding the only named executive officer that participates in the AmeriCold Retirement Plan.

 Pension Benefits

Name	Plan Name	Number of Years of Credited Service at December 31, 2009	Present Value of Accumulated Benefit at December 31, 2009	Payments During Last Fiscal Year
Gregory A. Bryan	AmeriCold Retirement Income Plan	7	$4,142	—

Nonqualified Deferred Compensation

          The following table presents information regarding our named executive officers that participate in our SERP. Material terms of the SERP are described above under the heading "— Compensation Discussion and Analysis — Supplemental Executive Retirement Plan & Pension Restoration Agreements".

Nonqualified Deferred Compensation

Name	Executive Contributions in 2009	Registrant Contributions in 2009(1)	Aggregate Earnings in 2009	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2009
Jozef Opdeweegh	—	—	—	—	—
Ronald B. Hutchison	—	—	—	—	—
Neal J. Rider	$57,272	$39,061	$77,825	—	$310,791
Timothy L. Oglesby	32,500	2,250	7,727	—	42,477
Gregory A. Bryan	32,874	15,704	63,350	—	277,665

(1)
Includes pension restoration payments to Messrs. Rider and Bryan in the amount of $25,065 and $11,522, respectively, in accordance with their respective Pension Restoration Agreement.

Employment Agreements and Potential Payments upon Termination

          We have entered into employment agreements with certain other executive officers. These agreements help secure each of the executive's services on a long-term basis and help maintain consistency in our management for subsequent years. The agreements also protect us by requiring each executive to maintain our confidential information and not to compete with us or solicit our employees, customers and suppliers during his or her employment with us and for a period following the executive's termination of employment.

Employment Agreements with Messrs. Opdeweegh, Hutchison, Oglesby and Bryan

          We are party to an employment agreement effective as of April 1, 2009 with Mr. Opdeweegh, our current Chief Executive Officer. Mr. Opdeweegh's current annual base salary is $750,000 and he is entitled to participate in our short-term management incentive plan, whereby he can earn an additional payment of up to 200% of his base salary upon our achievement of 110% of target EBITDA (after corporate expenses). Upon consummation of this offering, Mr. Opdeweegh will become our Executive Chairman and his base salary will increase to $825,000.

          We are party to an employment agreement effective as of December 30, 2008 with Mr. Hutchison, our Executive Vice President and Chief Financial Officer. Mr. Hutchison's current annual base salary is $375,000 and he is entitled to participate in our short-term management incentive plan, whereby he can earn an additional payment of 60% of his base salary upon our achievement of target EBITDA (after corporate expenses).

          We are party to an employment agreement effective as of September 20, 2008 with Mr. Oglesby, our Chief Information Officer and Executive Vice President of Process & Technology. Mr. Oglesby has a current annual base salary of $325,000 and he is entitled to participate in our short-term management incentive plan, whereby he can earn an additional payment of 60% of his base salary upon our achievement of target EBITDA (after corporate expenses).

          We are party to an employment agreement effective as of December 29, 2008 with Mr. Bryan, our Executive Vice President of Transportation. Mr. Bryan has a current annual base salary of $275,000 and is entitled to participate in our short-term management incentive plan, whereby he can earn an additional payment of 60% of his base salary upon our achievement of target EBITDA (after corporate expenses).

          Each of the employment agreements for Messrs. Opdeweegh, Hutchison, Oglesby and Bryan provides that the term of the agreement will be indefinite, commencing on the execution of their respective agreements, and remaining in effect until terminated in accordance with the termination provisions therein.

          Each of Messrs. Opdeweegh, Hutchison, Oglesby and Bryan is entitled to participate in all insurance and other benefit plans that we offer to our U.S. employees at a commensurate level. Each of the executive officers and his respective family will be provided full health coverage including all expenses associated with medical, dental, and vision treatment and preventative maintenance. We have agreed to reimburse each executive officer for any employee contributions, deductibles, co-pays, or other upfront out-of-pocket employee payments that are required from these benefit plans. Such reimbursements will be calculated on a fully grossed-up basis thereby neutralizing any applicable state or federal taxes with the result that there are no net costs to the executive officers.

          In the event that any of Messrs. Hutchison, Oglesby or Bryan is required to relocate to any other specific location, we have agreed to reimburse such relocated executive for all costs incurred in connection with such relocation, and, if the relocated executive has not sold his residence within six months after his decision to relocate, we have agreed to purchase such residence for cash upon the relocated executive's written request. The purchase price for such residence will be the average of two independent appraisals. All costs associated with the selling of such executive's residence will be borne by us.

          Each of the employment agreements provides that in the event the executive is required to reside outside the U.S. for an extended period of time, the parties intend that the executive's net tax effects on compensation and benefits payable under the employment agreement will be no worse, from the executive's perspective, than the net tax effects he would incur if he resided in and performed all services under the employment agreement in the U.S. at his last address before any assignment to a locale outside the U.S.

          If Mr. Opdeweegh is terminated without "cause" following a change of control or after our securities have been the subject of a public offering, he will be entitled to receive $1,500,000 payable in equal monthly installments for a period of 12 months after the date of termination. If any of Messrs. Hutchison or Bryan is terminated without "cause", he will be entitled to receive continued base salary for a period of 12 months after the date of termination. In addition, each of Messrs. Hutchison and Bryan, if terminated without "cause", and Mr. Opdeweegh, if terminated without "cause" following a change of control or after our securities have been the subject of a public offering, will be entitled to receive: (i) continued full participation in our benefit programs (including full reimbursement for all health, dental, and vision expenses) for a period of 12 months after the date of termination, (ii) continuation of automobile allowance as well as automobile operating expense reimbursement for a period of 12 months after the date of termination, (iii) reimbursement for long-term financial planning expenses of up to $3,000, and (iv) the prorated amount of any monies earned in any bonus programs in which he participated. In the event Mr. Opdeweegh is terminated without "cause" prior to a change of control or before our securities have been the subject of a public offering, we must give Mr. Opdeweegh 60 days prior written notice of such termination and he is entitled to receive the prorated amount of any monies earned in any bonus program in which he participated.

          If Mr. Oglesby is terminated without "cause", Mr. Oglesby is entitled to receive: (i) continued base salary for a period of 18 months after the date of termination, (ii) continued full participation in our benefit programs (including full reimbursement for all health, dental, and vision expenses) for a period of 18 months after the date of termination, (iii) continuation of automobile allowance as well as automobile operating expense reimbursement for a period of 18 months after the date of termination and (iv) the prorated amount of any monies earned in any bonus programs in which he participated.

          For purposes of each of the executive officers' employment agreements, "cause" is defined to include termination as a result of (i) the commission of any act of gross negligence, fraud or willful misconduct, causing harm to us; (ii) the conviction of such executive officer of an offense that adversely affects us; (iii) intentionally obtaining any material for personal gain, profit or enrichment at the expense of us or from a transaction in which the executive officer has an interest which is adverse to our interests, subject to certain limitations; (iv) abuse of non-prescription medication, narcotics, or other controlled or intoxicating substances, and such abuse materially impairs such executive's ability to perform his normal duties; (v) failure to perform his duties and responsibilities, including reasonable directives from us, in good faith to the best of his ability and failure to cure such non-performance within 30 days after notice of such failure from us to him; or (vi) acting in a manner which is intended to be materially detrimental or damaging to our reputation, business operations or relations with our other employees, customers or suppliers.

          Each of the employment agreements contains noncompetition provisions which prevent the executive from directly or indirectly competing with us, subject to certain limited exceptions. The noncompetition period is in effect during each executive's employment with us, and will last for a period of 12 months after such executive's termination of employment, except with respect to Mr. Oglesby, in which case the additional period lasts for 18 months after his termination. Each of the employment agreements also contains a non-solicitation covenant that applies to our employees, customers and suppliers, and the non-solicitation covenant lasts for a period of such executive's respective employment plus an additional 12 month period after such executive's termination of employment, except with respect to Mr. Oglesby, in which case the additional period is 18 months after his termination.

Employment Agreement with Mr. Rider

          We are party to an employment agreement effective as of November 1, 2005 with Mr. Rider, our Chief Operating Officer and President of International Business. Mr. Rider's current annual base salary is $500,000 and he is entitled to participate in our short-term management incentive plan, whereby he can earn an additional payment of up to 150% of his base salary upon our achievement of 115% of the board approved budget target EBITDA.

          Mr. Rider's employment agreement had an initial three year term and continues to renew automatically for successive one year terms unless notice to terminate the agreement is given by either party no later than 90 days prior to the end of the then current term. Mr. Rider is entitled to participate in all insurance and other benefit plans that we offer to other employees in his classification or in a similar position.

          In the event Mr. Rider is terminated for any reason other than for "cause", as a result of his death or disability, or as a result of a termination by him for any reason, he will be entitled to receive his base salary and reimbursement of COBRA premiums for a period of 12 months, provided he executes and does not revoke a general release in favor of the company. A termination for "any other reason" includes a constructive termination as a result of a demotion in rank or 20% reduction in salary without his approval or a change of control. A change of control occurs when the owners of the company as of the date of Mr. Rider's employment agreement no longer own at least 51% of the company after a merger, reorganization, asset purchase agreement, or any similar transaction.

          For purposes of Mr. Rider's employment agreement, "cause" is defined to include, but is not limited to, termination of Mr. Rider due to (i) a material breach or violation of any of his covenants, duties, or obligations under his employment agreement; (ii) a serious violation of any of our rules or policies about which he had notice; (iii) failure to correct unsatisfactory job performance within a reasonable period after he has been placed on notice of such deficiency; (iv) failure or refusal by Mr. Rider to obey the lawful directives or reasonable instructions of the board; and (v) engaging in conduct which causes or would tend to cause embarrassment to or reflect negatively upon us.

          Mr. Rider's employment agreement also contains a non-solicitation covenant that applies to our employees and customers, and the non-solicitation covenant lasts for a period of his employment plus an additional 24 month period after his termination of employment.

Expected Employment Agreements with Mr. Sugden and Ms. Haley

          We expect to enter into employment agreements with Mr. Sugden and Ms. Haley upon the consummation of this offering.

          As our Chief Executive Officer, we expect that Mr. Sugden's base salary will be $772,500 and he will be entitled to participate in our short-term management incentive plan. As our Executive Vice President of Human Resources, we expect that Ms. Haley's base salary will be $225,000 and she will be entitled to participate in our short-term management incentive plan. We expect that each employment agreement will provide that the term of the agreement will be indefinite, commencing on the execution of their respective agreements, and remaining in effect until terminated in accordance with the termination provisions therein. Mr. Sugden and Ms. Haley will be entitled to participate in insurance and certain other benefit plans that we offer to our U.S. executives at commensurate levels.

          The employment agreements will provide that we may terminate the executive officer's employment with or without cause. In the event we terminate his or her employment without cause, Mr. Sugden and Ms. Haley, as the case may be, will be entitled to (i) continued base salary for a period of 18 or 12 months, respectively, after the date of termination; (ii) continued full participation in our benefit programs (including full reimbursement for all health, dental, and vision expenses) for a period of 18 or 12 months, respectively, after the date of termination and (iii) the prorated amount of any amounts earned in any bonus programs in which such executive participated, and, in the case of Ms. Haley, continuation of automobile allowance as well as automobile operating expense reimbursement for a period of 12 months after the date of termination and reimbursement for long-term financial planning expenses of up to $3,000.

          For purposes of Mr. Sugden's and Ms. Haley's respective employment agreements, cause will be defined to include termination as a result of (i) the commission of any act of gross negligence, fraud or willful misconduct, causing harm to us; (ii) the conviction of such executive officer of an offense that adversely affects us; (iii) intentionally obtaining any material for personal gain, profit or enrichment at the expense of us or from a transaction in which the executive officer has an interest which is adverse to our interests, subject to certain limitations; (iv) abuse of non-prescription medication, narcotics, or other controlled or intoxicating substances, and such abuse materially impairs such executive's ability to perform his normal duties; (v) failure to perform his duties and responsibilities, including reasonable directives from us, in good faith to the best of his ability and failure to cure such non-performance within 30 days after notice of such failure from us to him; or (vi) acting in a manner which is intended to be materially detrimental or damaging to our reputation, business operations or relations with our other employees, customers or suppliers.

          Upon consummation of this offering, we also expect to award Mr. Sugden options to purchase approximately 743,750 common shares, with an exercise price equal to the initial public offering price, plus an aggregate of approximately 131,250 of our common shares as restricted stock units. In accordance with the terms of Mr. Sugden's option agreement, 20% of the options granted will vest on each of the first, second, third, fourth and fifth anniversaries of the grant date.

          Upon consummation of this offering, we expect to award Ms. Haley options to purchase approximately 157,675 common shares, with an exercise price equal to the initial public offering price, plus an aggregate of approximately 27,825 of our common shares as restricted stock or restricted stock units. In accordance with the terms of Ms. Haley's option agreement, 20% of the options granted will vest on each of the first, second, third, fourth and fifth anniversaries of the grant date.

          In addition, we expect to assume the existing retention bonus obligations of Versacold, whereby Mr. Sugden will receive a retention bonus in the amount of $400,000 in August 2011 and Ms. Haley will receive a retention bonus in the amount of $25,000 in August 2010 and August 2011.

Termination Payments

          Regardless of the termination scenario, each named executive officer will receive earned but unpaid base salary through the employment termination date, along with any other payment or benefits owed under any of our plans or agreements covering the named executive officer as governed by the terms of those plans or agreements.

          The following table presents summary information regarding payments our named executive officers would have received if their employment had been terminated without cause on December 31, 2009. Certain of the amounts identified below are merely estimates and we cannot determine the actual amounts to be paid until the named executive officer seeks reimbursement for such costs.

Name	Benefit	Amount Payable upon Termination
Jozef Opdeweegh	Cash Payment(1)	$278,625

Ronald B. Hutchison	Cash Payment(2)	$411,057
	Health Benefits(3)	15,000
	Perquisites(4)	21,800

	Total	$447,857
Neal J. Rider	Cash Payment(5)	$1,005,343
	Health Benefits(6)	14,250
	Perquisites	—

	Total	$1,019,593
Timothy L. Oglesby	Cash Payment(7)	$566,410
	Health Benefits(8)	19,500
	Perquisites(9)	32,700

	Total	$618,610
Gregory A. Bryan	Cash Payment(10)	$571,538
	Health Benefits(3)	17,300
	Perquisites(11)	21,500

	Total	$610,338

(1)
Represents short-term incentive plan compensation payment. This amount assumes that 60 days prior written notice was given to Mr. Opdeweegh in accordance with the terms of his employment agreement.

(2)
Includes 12 months of base salary equal to $375,000 and accrued but unused vacation equal to $36,057.

(3)
Represents estimated costs of 12 months participation in our health benefit programs.

(4)
Includes 12 months of automobile allowance equal to $14,400, estimated automobile reimbursement in the amount of $2,000 for gas, oil, insurance, maintenance, repairs and other expenses reasonably incurred by the executive, reimbursement for expenses associated with an annual consultation with a tax consultant for long-term financial planning equal to $3,000 and estimated cost of 12 months of life insurance and disability insurance premiums equal to $2,400.

(5)
Includes 12 months of base salary equal to $500,000, accrued but unused vacation equal to $38,461, short-term incentive plan compensation equal to $160,782 and estimated SERP payment of base salary equal to $306,100.

(6)
Represents estimated reimbursement for COBRA expenses for a period of 12 months.

(7)
Includes 18 months of base salary equal to $487,500, accrued but unused vacation equal to $39,000 and estimated SERP payment equal to $39,910.

(8)
Represents estimated costs of 18 months of participation in our health benefit programs.

(9)
Includes 18 months of automobile allowance equal to $21,600, estimated automobile reimbursement in the amount of $5,100 for gas, oil, insurance, maintenance, repairs, and other expenses reasonably incurred by the executive, reimbursement for expenses associated with an annual consultation with a tax consultant for long-term financial planning equal to $3,000 and estimated cost of 18 months of life insurance and disability insurance premiums equal to $3,000.

(10)
Includes 12 months of base salary equal to $275,000, accrued but unused vacation equal to $21,153 and estimated SERP payment equal to $275,385.

(11)
Includes 12 months of automobile allowance equal to $14,400, estimated automobile reimbursement in the amount of $2,100 for gas, oil, insurance, maintenance, repairs and other expenses reasonably incurred by the executive, reimbursement for expenses associated with an annual consultation with a tax consultant for long-term financial planning equal to $3,000 and estimated cost of 12 months of life insurance and disability insurance premiums equal to $2,000.

2008 Equity Incentive Plan

          Under the 2008 Equity Incentive Plan, we may provide equity incentives, in the form of stock options and stock appreciation rights, to officers, trustees, employees, consultants, advisers or other bona fide service providers of our company and our majority-owned subsidiaries. The purpose of the 2008 Equity Incentive Plan is to attract and retain qualified personnel for positions of substantial responsibility and to provide additional incentives to employees, trustees and other service providers by providing them with an opportunity for investment in the company.

          Administration.    Our 2008 Equity Incentive Plan may be administered by our board of trustees or a committee appointed by the board of trustees. The plan administrator has the authority to determine the terms and conditions of any agreements evidencing any awards granted under our 2008 Equity Incentive Plan, including, among other things, the time or times at which awards may be exercised and whether and under what circumstances an award may be exercised, subject to tax and regulatory requirements and the terms of the 2008 Equity Incentive Plan.

          The plan administrator has full discretion to construe and interpret the 2008 Equity Incentive Plan and to establish, amend and rescind rules and regulations relating to our 2008 Equity Incentive Plan, subject to tax and regulatory requirements and the terms of the 2008 Equity Incentive Plan.

          Eligibility and Types of Awards.    The plan administrator may grant awards of incentive stock options, nonqualified stock options, or stock appreciation rights. All of our officers, trustees, employees, consultants, advisers or other bona fide service providers, and those of our majority-owned direct or indirect subsidiaries, are eligible to receive nonqualified stock options and stock appreciation rights. Only our employees or employees of our subsidiary companies are eligible to receive incentive stock options. The plan administrator has the sole and complete authority to determine who will be granted an award under the 2008 Equity Incentive Plan.

          Only nonqualified stock options have been granted under the 2008 Equity Incentive Plan.

          Available Shares; Adjustments.    The 2008 Equity Incentive Plan provides for an aggregate of 4,900,024 common shares to be available for awards. The number of shares available under the 2008 Equity Incentive Plan may be further increased by certain shares awarded under the 2008 Equity Incentive Plan that are surrendered, forfeited, or reacquired by us. If there are certain changes in our capitalization, the board will make certain adjustments, which may include adjustments to the number of shares reserved for issuance under our 2008 Equity Incentive Plan, the number of shares covered by awards then outstanding under our 2008 Equity Incentive Plan, the limitations on awards under our 2008 Equity Incentive Plan, the exercise price of outstanding options or strike price of outstanding stock appreciation rights, and such other equitable substitutions or adjustments as it may determine appropriate.

          Options.    The board has granted options to purchase common shares that are "nonqualified stock options", meaning they are not intended to satisfy the requirements of Section 422 of the Code. Nonqualified stock options granted under the 2008 Equity Incentive Plan are subject to such terms, including the exercise price, the number of shares subject to the option, the term of the option, and the conditions and timing of exercise, as established by the board and specified in the applicable award agreement. Under the terms of our 2008 Equity Incentive Plan, the exercise price of nonqualified stock options may not be less than the fair market value of our common shares at the time of grant. The maximum term of a nonqualified stock option granted under the 2008 Equity Incentive Plan is ten years from the date of grant. Payment in respect of the exercise of a nonqualified stock option may be made in cash or by bank cashier's check, or by surrender of common shares having a fair market value at the time the option is exercised equal to the aggregate exercise price of the option. In addition, at the discretion of the board and to the extent permitted by law, payment in respect of the exercise of a nonqualified stock option may be made by means of a net exercise procedure approved by the board in its discretion or by means of a broker-assisted cashless exercise program.

          Certain Change in Control Provisions.    A change in control occurs in two circumstances. First, a change in control occurs when we are merged, consolidated or reorganized into or with another entity, or sell or otherwise transfer all or substantially all of our assets, and 50% or more of the voting power of the surviving entity or acquirer is not owned by persons who beneficially owned at least 20% of our outstanding common shares immediately prior to the transaction. A change in control also occurs when a transaction takes place, following which Yucaipa or its affiliates beneficially owns less than 50% of our common shares outstanding and reserved for issuance immediately prior to the transaction. Notwithstanding the foregoing, any public offering of our securities will not be or result in a change in control. Accordingly, this offering and any future public offering of our securities will not be considered a change in control under the 2008 Equity Incentive Plan.

          In the event of a change in control, the board may, in its discretion, (1) cancel outstanding awards as of the date of consummation of such transaction and either accelerate the vesting of the awards and provide the participants with the opportunity to exercise their awards immediately prior to such transaction or purchase all or a portion of outstanding awards for cash in an amount equal to the fair market value of the underlying common shares, less the applicable exercise or strike price and any tax withholding liability, or (2) require the entity acquiring control to assume outstanding awards or substitute other awards.

          In the event of any proposed dissolution or liquidation, the board will notify the participants as soon as practicable prior to such proposed action. The committee may, but is not required to, provide in its discretion for participants to have the right to exercise their awards until ten (10) days prior to such transaction, including (at the discretion of the committee) any unvested portion of an award. To the extent a participant does not exercise an award, the award will terminate immediately prior to the dissolution or liquidation.

          Amendment and Termination.    Our board of trustees may amend, suspend or discontinue the 2008 Equity Incentive Plan at any time; however, shareholder approval to amend our 2008 Equity Incentive Plan may be necessary if the law so requires. No amendment, suspension or discontinuation will adversely affect the rights, or increase the obligations, of any participant under an award without the consent of the participant. Prior to consummation of this offering, our board of trustees will terminate the 2008 Equity Incentive Plan, and no further grants will be made under the

2008 Equity Incentive Plan after such date. However, awards that were outstanding on that date remain in effect, to the extent not subsequently exercised or forfeited.

2010 Equity Incentive Plan

          Prior to the consummation of this offering, our board of trustees will adopt, and our shareholders will approve, the 2010 Equity Incentive Plan. Under the 2010 Equity Incentive Plan, we may provide (i) equity incentives in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards and dividend equivalents with respect to our common shares, (ii) cash bonus awards and (iii) performance compensation awards to officers, trustees, employees, consultants, advisers or other bona fide service providers of our company and our majority-owned subsidiaries. The purpose of the 2010 Equity Incentive Plan is to attract and retain qualified personnel for positions of substantial authority and to provide additional incentives to employees, trustees and other service providers by providing them with an opportunity for investment in the company, and to align their interests with those of our shareholders through performance-based compensation.

          Administration.    Our compensation committee will administer our 2010 Equity Incentive Plan. The committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under our 2010 Equity Incentive Plan, including, among other things, the time or times at which awards may be exercised and whether and under what circumstances an award may be exercised, subject to tax and regulatory requirements and the terms of the 2010 Equity Incentive Plan.

          The committee will have full discretion to construe and interpret the 2010 Equity Incentive Plan and to establish, amend and rescind rules and regulations relating to our 2010 Equity Incentive Plan, subject to tax and regulatory requirements and the terms of the 2010 Equity Incentive Plan.

          Eligibility and Types of Awards.    The committee may grant awards consisting of nonqualified stock options, incentive (qualified) options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards, dividend equivalents, cash bonus awards and performance compensation awards. All of our officers, trustees, employees, consultants, advisers or other bona fide service providers, and those of our majority-owned direct or indirect subsidiaries, are eligible to receive awards, except that only our employees or employees of our subsidiary companies are eligible to receive incentive stock options. The committee has the sole and complete authority to determine who will be granted an award under the 2010 Equity Incentive Plan.

          Available Shares; Adjustments.    The 2010 Equity Incentive Plan provides for an aggregate of 3,849,975 common shares to be available for awards. The number of shares available under the 2010 Equity Incentive Plan may be further increased by certain shares awarded under the 2008 Equity Incentive Plan or 2010 Equity Incentive Plan that are forfeited or expire. No participant may be granted awards representing more than 1,750,000 common shares in any 36-month period. The maximum amount that may be paid to any participant with respect to a performance compensation award (other than an award denominated in common shares) in any 36-month period is $4,500,000. If there are certain changes in our capitalization, the committee will make certain adjustments, which may include adjustments to the number of shares reserved for issuance under our 2010 Equity Incentive Plan, the number of shares covered by awards then outstanding under our 2010 Equity Incentive Plan, the limitations on awards under our 2010 Equity Incentive Plan, the exercise price of outstanding options or strike price of outstanding stock appreciation rights, the performance measures applicable to an outstanding award, and such other equitable substitutions or adjustments as it may determine appropriate.

          Options.    The committee will be authorized to grant options to purchase common shares that are either "incentive stock options", meaning they are intended to satisfy the requirements of Section 422 of the Code, or "nonqualified stock options", meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the 2010 Equity Incentive Plan will be subject to such terms, including the exercise price, the number of shares subject to the option, the term of the option, and the conditions and timing of exercise, as may be established by the committee and specified in the applicable award agreement. Under the terms of our 2010 Equity Incentive Plan, the exercise price of the options will not be less than the fair market value of our common shares at the time of grant (or 110% of the fair market value in the case of an incentive stock option granted to a more than 10% shareholder). The maximum term of an option granted under the 2010 Equity Incentive Plan will be ten years from the date of grant (or five years from the date of grant in the case of an incentive stock option granted to a more than 10% shareholder). Payment in respect of the exercise of an option may be made in cash or by bank cashier's check. In addition, at the discretion of the committee and to the extent permitted by law, payment in respect of the exercise of an option may be made by surrender of common shares not subject to any pledge or other security interest, by means of a net exercise procedure approved by the committee in its discretion, by means of a broker-assisted cashless exercise, or by such other method as the committee may determine to be appropriate.

          Stock Appreciation Rights.    The committee will be authorized to award stock appreciation rights, or SARs, under the 2010 Equity Incentive Plan. An SAR is a contractual right that allows a participant to receive, in the form of cash, common shares, or any combination of cash and common shares, the appreciation, if any, in the value of a share over a certain period of time. SARs granted under the 2010 Equity Incentive Plan will be subject to such terms, including the strike price, the number of shares subject to an SAR, the term of an SAR, and the conditions and timing of exercise, as may be established by the committee and specified in the applicable award agreement. Under the terms of our 2010 Equity Incentive Plan, the strike price of the SARs will not be less than the fair market value of our common shares at the time of grant. The maximum term of an SAR granted under the 2010 Equity Incentive Plan will be ten years from the date of grant.

          Restricted Stock.    The committee will be authorized to award restricted stock under the 2010 Equity Incentive Plan. Awards of restricted stock will be subject to the terms and conditions established by the committee. Shares of restricted stock are common shares that generally are non-transferable and are subject to other restrictions determined by the committee for a specified period. Unless the committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited.

          Restricted Stock Units.    The committee will be authorized to award restricted stock unit awards, or RSUs, under the 2010 Equity Incentive Plan. Awards of RSUs will be subject to the terms and conditions established by the committee. An RSU is a right to receive, at the election of the committee, a number of common shares equal to the number of units earned or an amount in cash equal to the fair market value of that number of common shares, or a combination of common shares and cash, at the expiration of the period over which the units are to be earned or at a later date selected by the committee. Unless the committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited.

          Stock Bonus Awards.    The committee will be authorized to grant awards of unrestricted common shares, or other awards denominated in common shares, under the 2010 Equity Incentive Plan, under such terms and conditions as the committee may determine.

          Performance Compensation Awards.    The committee may grant any award under the 2010 Equity Incentive Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. In addition, the committee may grant cash bonus awards under the 2010 Equity Incentive Plan that are conditioned on the satisfaction of certain performance goals or are otherwise intended to be exempt from Section 162(m) of the Code. The committee may establish these performance goals with reference to one or more of the following:

  •
  net earnings or net income (before or after taxes);

  •
  basic or diluted earnings per share (before or after taxes);

  •
  net revenue or net revenue growth;

  •
  gross profit or gross profit growth;

  •
  net operating profit or net operating profit growth (before or after taxes);

  •
  return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

  •
  cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital);

  •
  earnings before or after taxes, interest, depreciation, and/or amortization;

  •
  gross or operating margins;

  •
  productivity ratios;

  •
  share price (including, but not limited to, growth measures and total shareholder return); and

  •
  expense targets.

          Certain Change in Control Provisions.    A change in control occurs in three circumstances. First, a change in control occurs when we are merged, consolidated or reorganized into or with another entity, or sell or otherwise transfer all or substantially all of our assets, and 50% or more of the voting power of the surviving entity or acquirer is not owned by persons who beneficially owned at least 20% of our outstanding common shares immediately prior to the transaction. A change in control also occurs when a transaction takes place, following which the private equity funds that currently own, of record, the majority of our outstanding common shares beneficially own less than 50% of our common shares outstanding and reserved for issuance immediately prior to the transaction. Finally, a change in control occurs if there is a dissolution or liquidation. A public offering of our securities will not be a change in control.

          In the event of a change in control, the committee may, in its discretion, (1) cancel an outstanding award as of the date of consummation of such transaction and either accelerate the vesting or exercisability of the award, (2) purchase all or a portion of the award, including any unvested portion if the Board so determines in its discretion, for an amount to be determined based on fair market value at the time of the purchase, for cash, (3) in the case of a performance compensation award, cause the participant to receive full or partial payment of the award based on actual or target performance, or (4) require the entity acquiring control to assume outstanding awards or substitute other awards.

          In the event of a dissolution or liquidation, any award that has not previously been exercised or settled will terminate immediately prior to the dissolution or liquidation.

          Amendment and Termination.    Our board of trustees may amend, suspend or discontinue the 2010 Equity Incentive Plan at any time; however, shareholder approval to amend our 2010 Equity Incentive Plan may be necessary if the law so requires. No amendment, suspension or discontinuation will adversely affect the rights, or increase the obligations, of any participant under an award without the consent of the participant. Unless earlier terminated by our board of trustees, the 2010 Equity Incentive Plan will expire on the tenth anniversary of the date on which the plan was approved by our shareholders.

Trustee Compensation

          Prior to January, 2009, none of our trustees received any compensation from us for their services as members of our board of trustees, except for reimbursement for reasonable travel expenses with attendance at trustee meetings. Currently, Mr. Brace is the only trustee who receives cash compensation for his services as a member of our board of trustees. Cash fees payable to Mr. Brace consist solely of a $75,000 annual retainer fee, payable in quarterly installments, and reimbursement for reasonable travel expenses with attendance at trustee meetings.

          The following table and text discuss the compensation of individuals who served as members of our board of trustees during all or part of the year ended December 31, 2009, other than Mr. Opdeweegh, whose compensation is discussed under "Executive Compensation" above and who was not separately compensated for his service on our board of trustees.

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Frederic F. Brace	$75,000	$20,197	$95,197
Stephen R. Sleigh	—	—	—
Marc J. Smernoff(2)	—	—	—
George A. Schnug(3)	—	—	—
Ira Tochner	—	—	—

(1)
In August 2009, we granted Mr. Brace options to purchase 17,500 common shares at an exercise price of $6.47 per share. Of the options granted to Mr. Brace, twenty percent of such options vested on January 22, 2010, and the remaining eighty percent of such options vest in twenty percent increments on each of the second, third, fourth and fifth anniversaries of January 22, 2009, in accordance with the terms of his stock option agreement. The options granted to Mr. Brace were granted under the 2008 Equity Incentive Plan. This amount represents the aggregate grant date fair value of option awards calculated in accordance with FASB Topic 718. Note 15 "Stock Based Compensation" of the notes to our audited consolidated financial statements included elsewhere in this prospectus describes the assumptions used to determine the grant date fair value for the option awards granted.

(2)
Mr. Smernoff resigned from our board of trustees on December 11, 2009.

(3)
Mr. Schnug resigned from our board of trustees on February 1, 2009. On August 13, 2008, we entered into a severance agreement and complete release of all claims ("Release Agreement") with Mr. Schnug in connection with the termination of his employment, effective as of August 31, 2008. Under the terms of Release Agreement, Mr. Schnug received (i) $600,000 payable over a period of 12 months commencing on September 1, 2008; (ii) reimbursement of the equivalent of his COBRA health insurance premiums for a period of 12 months commencing on September 1, 2008; (iii) payment in the amount $125,275 payable under our SERP; and (iv) payment in the amount of $73,846 for all accrued but unused vacation. In accordance with the Release Agreement, we also incurred expenses totaling $17,556 in connection with his move from Atlanta, Georgia to Los Angeles, California, and we purchased his Atlanta, Georgia condominium for $610,828. The Release Agreement contains a confidentiality covenant, a 36 month non-solicitation covenant and a complete release of claims in our favor by Mr. Schnug.

          Our board of trustees will adopt a trustee compensation program to be effective upon the completion of this offering that will provide a mix of cash and equity-based compensation, with the goal of paying more of such compensation in the form of equity and a smaller portion in cash. Pursuant to this program, each of our independent trustees will receive an annual retainer of $40,000 for services as a trustee, payable in quarterly installments. Independent trustees who serve on our audit, compensation and/or nominating and corporate governance committees will receive an annual retainer of $7,500, each payable in quarterly installments. Independent trustees who serve as the chair of our audit committee will receive an additional annual retainer of $12,000, and independent trustees who serve as the chair of our compensation and nominating and corporate governance committees will receive an additional annual retainer of $9,000, each payable in quarterly installments. Affiliated trustees, however, will not be separately compensated by us. In addition, Mr. Brace is expected to receive an additional annual retainer of $15,000 in connection with his service on the board of directors of the notes issuer.

          Upon completion of this offering, we intend to award each independent trustee a one-time grant of restricted share units having a market value of $100,000, vesting in equal installments over three years, with the underlying shares deliverable upon termination of board service. In addition to any cash annual retainer amounts, we intend to award each independent trustee a subsequent grant of restricted shares, restricted share units, stock options or any combination thereof, at the board's election, valued in the aggregate at approximately $60,000 upon re-election.

Share Ownership Guidelines

          Independent trustees are expected to own or acquire, by the later of June 30, 2012 or the second annual meeting after being elected, shares having a market value of at least $200,000.

Limitation of Liability and Indemnification

          The Maryland REIT law permits a Maryland REIT to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

          Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to obligate our company to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, trustee or officer or (b) any individual who, while a trustee or officer of the company and at the request of our company, serves or has served another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, member, manager, employee or agent of such REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, member, manager, or partner of such REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The rights to indemnification and advancement of expenses provided by our declaration of trust and bylaws vest immediately upon election of a trustee or officer. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

          The Maryland REIT law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Indemnification Agreements with Trustees and Executive Officers

          Upon the consummation of the offering, we will have entered into indemnification agreements with each of our trustees and executive officers. We refer to each person that is party to an indemnification agreement as an indemnitee. In general, each indemnification agreement will provide that we will indemnify and advance expenses to the indemnitee to the fullest extent permitted by applicable law and our declaration of trust in effect as of the date of the agreement or to such extent as applicable law and our declaration of trust thereafter from time to time may permit. However, no change in Maryland law or our declaration of trust will have the effect of reducing the benefits available to the indemnitee under the agreement.

          If, by reason of being a trustee, officer, employee or agent of our company, the indemnitee is, or is threatened to be made, a party to any threatened, pending or completed proceeding, the indemnitee is entitled to be indemnified against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such proceeding or any other issue or matter related to the proceeding. However, we are not required to provide this indemnification if it is established that:

  •
  the act or omission of the indemnitee was material to the matters giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty;

  •
  the indemnitee actually received an improper benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

          However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or, in a suit charging receipt of an improper personal benefit, a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses.

          Under such indemnification agreements, we are obligated to advance all expenses reasonably incurred by or on behalf of each indemnitee in connection with any threatened, pending or completed proceeding. In order to be advanced expenses, the indemnitee must affirm in writing his good-faith belief that he has met the standard of conduct necessary for indemnification, and provide an undertaking to repay any expenses advanced if it is ultimately determined that the indemnitee has not met the standard of conduct necessary for indemnification.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PRINCIPAL SHAREHOLDERS

          The following table sets forth certain information regarding the beneficial ownership of our common shares, as of March 31, 2010, by (1) each of our trustees, (2) each of our named executive officers, (3) all of our trustees and executive officers as a group and (4) each holder of five percent or more of our common shares, immediately prior to and as of the completion of this offering. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 2010 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 69,370,609 common shares outstanding as of March 31, 2010.

          Except as indicated in the footnotes below, we believe, based on information furnished to us and subject to community property laws where applicable, that the persons and entities named in the table below have sole voting and investment power with respect to all common shares shown as beneficially owned by them.

          Unless otherwise indicated, the address for each of the shareholders in the table below is c/o Americold Realty Trust, 10 Glenlake Parkway, South Tower, Suite 800, Atlanta, Georgia 30328.

Name of beneficial owner	Shares beneficially owned prior to this offering		Shares beneficially owned after this offering (assuming no exercise of the option to purchase additional shares)		Shares beneficially owned after this offering (assuming full exercise of the option to purchase additional shares)
	Number	Percent	Number	Percent	Number	Percent
5% Shareholders
Yucaipa American Management, LLC(1)	78,733,626	89.53%	78,733,626	60.13%	78,733,626	57.30%
Yucaipa Corporate Initiative Fund I, LLC(2)	9,183,762	13.24%	9,183,762	8.17%	9,183,762	7.73%
Named Executive Officers and Trustees
Jozef Opdeweegh(3)	668,184	*	668,184	*	668,184	*
Neal J. Rider(3)	122,500	*	122,500	*	122,500	*
Ronald B. Hutchison(3)	74,242	*	74,242	*	74,242	*
Timothy L. Oglesby(3)	37,121	*	37,121	*	37,121	*
Gregory A. Bryan(3)	74,242	*	74,242	*	74,242	*
Frederic F. Brace(3)	3,500	*	3,500	*	3,500	*
Stephen R. Sleigh	—	—	—	—	—	—
Ira Tochner	—	—	—	—	—	—
All Trustees and Executive Officers as a group(3)	1,054,032	1.50%	1,054,032	*	1,054,032	*

*
Less than 1%.

(1)
Consists of 18,169,093 shares held directly by Yucaipa American Alliance Fund I, LP ("YAAF I"), 9,016,619 shares held directly by Yucaipa American Alliance (Parallel) Fund I, LP ("YAAF I Parallel"), 32,333,516 common shares held directly by Yucaipa American Alliance Fund II, L.P. ("YAAF II"), which includes 11,197,634 common shares subject to a warrant that is currently exercisable, and 19,214,398 common shares held directly by Yucaipa American Alliance (Parallel) Fund II, L.P. ("YAAF II Parallel"), which includes 7,376,985 common shares subject to a warrant that is currently exercisable. Yucaipa American Alliance Fund I, LLC ("YAAF I LLC") is the general partner of each of YAAF I and YAAF I Parallel. Yucaipa American Alliance Fund II, LLC ("YAAF II LLC") is the general partner of each of YAAF II and YAAF II Parallel. Yucaipa American Funds, LLC ("Yucaipa American Funds") is the managing member of each of

  YAAF I LLC and YAAF II LLC. Yucaipa American Management, LLC ("Yucaipa American") is the managing member of Yucaipa American Funds. Ronald W. Burkle is the managing member of Yucaipa American and Mr. Burkle disclaims beneficial ownership of the securities held by each of YAAF I, YAAF I Parallel, YAAF II, and YAAF II Parallel, except to the extent of his pecuniary interest therein. Yucaipa American's address is 9130 West Sunset Boulevard, Los Angeles, California, 90069.

(2)
Consists of 9,183,762 common shares held directly by Yucaipa Corporate Initiatives Fund I, LP ("YCI"). Yucaipa Corporate Initiatives Fund I, LLC ("YCI LLC") is the general partner of YCI. Ronald W. Burkle is the managing member of YCI LLC and Mr. Burkle disclaims beneficial ownership of the securities held by YCI, except to the extent of his pecuniary interest therein. YCI's address is 9130 West Sunset Boulevard, Los Angeles, California, 90069.

(3)
Consists of shares issuable upon exercise of options which are currently exercisable or which will become exercisable within 60 days after March 31, 2010.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In addition to the executive and trustee compensation arrangements discussed above under the heading "Executive Compensation", the following is a description of certain relationships or transactions since January 1, 2007, to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our trustees, executive officers, beneficial holders of more than 5% of our common shares or entities affiliated with them had or will have a direct or indirect material interest.

Agreements with Certain of Our Trustees and Officers

          Upon consummation of this offering, we will enter into indemnification agreements with each of our executive officers and trustees. These indemnification agreements are described in "Management — Indemnification Agreements with Trustees and Executive Officers".

Certain Relationships and Related Transactions with Affiliated Entities

          Versacold is currently 49% owned by certain investment funds managed by Yucaipa, which also manages our controlling shareholders. Affiliates of Yucaipa also have an option to acquire the remaining 51% of Versacold, which they may exercise shortly after the completion of the formation transactions. After the completion of the formation transactions, Versacold will, subject to the non-competition and services agreement, be a potential competitor of our company in certain markets and may in the future expand into other markets in which we have warehouses. In connection with the closing of the formation transactions, we are entering into a non-competition and services agreement with Versacold pursuant to which:

  •
  we and Versacold will provide one another with transitional services, including services relating to financial and accounting matters for up to three years;

  •
  Versacold and our company will cooperate to provide warehouse space and related logistics and other services on a preferred basis to the two companies' warehouse tenants and customers in their respective zones of operations; and

  •
  for so long as Yucaipa controls our company and holds its option to acquire 51% of Versacold's common stock or controls Versacold, Versacold will not pursue any temperature-controlled warehouse activities outside of Canada, and for so long as Yucaipa holds its option to acquire 51% of Versacold's common stock or controls Versacold, our company agrees it will not pursue any new temperature-controlled warehouse activities in Canada without providing Versacold the first opportunity to pursue such activities, except, in each case, in accordance with and subject to the terms and conditions of the non-competition and services agreement; and

  •
  our company and Versacold may share certain administrative and operational services and functions, such as information technology, human resources, engineering, process improvement resources, group insurance, equipment purchasing and payroll.

          Notwithstanding the existence of the non-competition and services agreement, for as long as Yucaipa exerts a controlling influence over the business and affairs of our company and to the extent that it exerts a controlling influence over the business and affairs of Versacold, Yucaipa will have the ability to cause our company or Versacold to take actions that may be adverse to the interests of other shareholders of our company, including, without limitation, with respect to the acquisition and disposition of properties and other assets and the exploitation of business opportunities.

          On December 10, 2009, we issued to Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P., warrants to purchase 11,197,634 and 7,376,985, respectively, additional common shares at an exercise price of $9.81 per share, which are exercisable at any time by the funds through December 2016.

          In connection with the 2008 acquisition by certain Yucaipa investment funds of the 79.3% of our common shares not already owned by Yucaipa investment funds, our company paid a financial advisory fee of $18,080,000 to Yucaipa American Management, LLC, an affiliate of Yucaipa. See Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

          We have structured the formation transactions so as to minimize potential conflicts of interest. However, we did not conduct arm's-length negotiations with respect to the terms of the formation transactions and agreements related thereto, including, without limitation, the non-competition and services agreement. In the course of structuring the formation transactions, our controlling shareholders had the ability to influence the type and forms of consideration given and received. As a result, the price to be paid by us for the acquisition of the assets included in the formation transactions may exceed the fair market value of such assets. Neither Yucaipa, any of its affiliate funds, nor any existing shareholder of our company is selling any common shares in this offering.

          In connection with this offering and the formation transactions, we are entering into a registration rights agreement with certain Yucaipa-affiliated funds. The registration rights agreement permits such funds and certain of their affiliates to cause us, in certain instances, at our own expense, to file registration statements under the Securities Act covering sales of our common shares held by them. These common shares will represent approximately 14.2% of our common shares outstanding after this offering, or 13.5% if the underwriters exercise their option to purchase additional common shares in full. These shares may also be sold under Rule 144 under the Securities Act, depending on their holding period and subject to certain restrictions in the case of common shares held by persons deemed to be our affiliates. See "Shares Eligible for Future Sale — Rule 144" and "Shares Eligible for Future Sale — Registration Rights".

          Upon the consummation of the offering, an entity controlled by Yucaipa will receive an advisory fee in the amount of $30 million from the proceeds of this offering for services rendered to our company in connection with the structuring of this offering and the formation transactions. See "Use of Proceeds".

Statement of Policy Regarding Transactions With Related Parties

          Upon the consummation of this offering, we will adopt a Statement of Policy Regarding Transactions with Related Parties that will require that a Related Party (defined as any person described in paragraph (a) of Item 404 of Regulation S-K) to promptly disclose to our general counsel any proposed Related Party transaction in which we are to be a participant and the amount involved exceeds $120,000 and in which such Related Party has or will have a direct or indirect material interest and all material facts with respect thereto. Our general counsel will then communicate that information to our board of trustees. No Related Party transaction will be consummated without the approval of the audit committee. It will be our policy that trustees interested in a Related Party transaction will recuse themselves from any vote of a Related Party transaction in which they have an interest.

 POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

          The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of trustees and, in general, may be amended or revised from time to time by our board of trustees without notice to, or a vote, of our shareholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

          We will conduct substantially all of our investment activities through our operating partnership and its subsidiaries. Our investment objectives are to maximize the cash flow of our portfolio, provide quarterly cash distributions and achieve long-term capital appreciation for our shareholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our portfolio and other strategic objectives, see "Our Business and Properties".

          We expect to pursue our investment objectives primarily through the ownership by our operating partnership of the warehouses in our portfolio and other acquired properties and assets. We currently intend to invest primarily in industrial real estate in the form of temperature-controlled warehouses. Subject to the non-competition and services agreement, future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for United States federal income tax purposes. In addition, we may purchase or lease income-producing temperature-controlled warehouses and other types of properties for long-term investment, expand and improve the warehouses we presently own or other acquired properties, or dispose of such warehouses, in whole or in part, when circumstances warrant.

          We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

          Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be in acquired properties incurred in connection with acquiring or refinancing these investments.

Investments in Mortgages

          We have not, prior to this offering, engaged in any significant investments in mortgage loans and do not presently intend to invest in mortgage loans. However, we may do so at the discretion of our board of trustees, without a vote of shareholders, subject to the investments restrictions applicable to REITs. The mortgage loans in which we may invest may be secured by either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. If we choose to invest in mortgages, we would expect to invest in mortgages secured by temperature-controlled warehouses. However, there is no restriction on the proportion of our assets which may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that collateral therefor may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

          Subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We currently do not have any set criteria with respect to these potential investments. We may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with our investment policies. In any event, we do not intend that our investments in securities will require us to register as an "investment company" under the Investment Company Act of 1940 (the "1940 Act"). During the past three years, we have not invested in the securities of other issuers for purposes of exercising control.

Investment in Other Securities

          Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stock or common stock.

Dispositions

          We continuously evaluate our properties to identify which are most suitable to meet our long-term business objectives. In addition, we may elect to enter into joint ventures or other types of co-ownership with respect to properties that we already own in connection with acquiring interests in other properties.

          For a discussion of our investment and disposition activity over the past three years, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the notes to our audited consolidated financial statements included elsewhere in this prospectus.

Financing Policies

          We do not have a policy limiting the amount of debt we incur, nor do our declaration of trust and our bylaws limit the amount or percentage of indebtedness that we may incur. We are, however, subject to certain indebtedness limitations pursuant to the restrictive covenants of our outstanding indebtedness. For example, under certain mortgage loan agreements, we have agreed not to further finance or encumber the properties that are mortgaged thereunder, and under our MWT credit facility, we have agreed to limit the ability of the obligors thereunder to incur additional indebtedness or to encumber their respective assets. Our board of trustees may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common shares, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt to total market capitalization. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our shareholders.

          To the extent our board of trustees determines to obtain additional capital, we may issue equity securities, debt securities, or retain earnings (subject to provisions in the Code requiring distributions of taxable income to maintain REIT status), or a combination of these methods.

          To the extent that our board of trustees determines to obtain debt financing in addition to our existing indebtedness, we intend to do so generally through mortgages on our properties, or under our MWT credit facility or issuing additional debt securities in the future. Such indebtedness may be recourse, non-recourse or cross-collateralized and may contain cross-default provisions. We do not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but our mortgage financing agreements limit additional indebtedness on such properties. In the future, we may seek to extend, expand, reduce, refinance or renew our mortgage loan agreements, MWT credit facility and Senior Secured Notes, or obtain new credit facilities or lines of credit for the purpose of making acquisitions or capital improvements or providing working capital or meeting the taxable income distribution requirements for REITs under the Code.

          For a discussion of the debt we have issued and money we have borrowed during the past three years, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the notes to our audited consolidated financial statements as of and for the year ended December 31, 2008.

Lending Policies

          We may consider offering purchase money financing in connection with the sale of our properties where the provision of such financing will increase the value received by us for the property sold.

Conflict-of-Interest Policies

          We have adopted policies that are designed to eliminate or minimize certain potential conflicts of interest. We have also adopted a code of business conduct and ethics that prohibits conflicts of interest between our employees, officers and trustees and our company. In addition, our board of trustees is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts.

          However, there can be no assurance that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Interested Trustee and Officer Transactions

          Pursuant to the MGCL, a contract or other transaction between a Maryland corporation and one of its directors or between the Maryland corporation and any other corporation or other entity in which any of its directors has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof, provided that:

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  the fact of the common directorship or interest is disclosed or known to the board of directors of the Maryland corporation or a committee of the board of directors, and such board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

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  the fact of the common directorship or interest is disclosed or known to the stockholders of the Maryland corporation, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

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  the transaction or contract is fair and reasonable to the Maryland corporation.

          Although this provision of the MGCL is not specifically applicable to Maryland REITs, such as our company, a Maryland court would likely look to this provisions by analogy. Moreover, our bylaws specifically provide that the safe harbor for interested director transactions under the MGCL shall be available for and apply to any contract or other transaction between us and any of our trustees or between us and any other trust, corporation, firm or other entity in which any of our trustees is a trustee or director or has a material financial interest.

          Under Delaware law (where our operating partnership will be formed), we, as general partner, have a fiduciary duty to our operating partnership and, consequently, transactions between our operating partnership and our trustees and executive officers or between our operating partnership and any other corporation or entity in which any of our trustees is a trustee or director or has a material financial interest, are subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement. Under the terms of the partnership agreement, we are under no obligation to consider the separate interests of the limited partners in deciding whether to cause our operating partnership to take any actions. Furthermore, in the event of a conflict of interest between the interests of our shareholders and the limited partners, the partnership agreement provides that we must endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners; provided, however, that for so long as we directly own a controlling interest in our operating partnership, any such conflict that we, in our sole discretion, determine cannot be resolved in a manner not adverse to either our shareholders or the limited partners, will be resolved in favor of our shareholders. We will adopt a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our trustees or executive officers or any entity in which such trustee or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested trustees even if less than a quorum. Where appropriate in the judgment of the disinterested trustees, our board of trustees may obtain a fairness opinion or engage independent counsel to represent the interests of nonaffiliated security holders, although our board of trustees will have no obligation to do so.

Business Opportunities

          In order to address potential conflicts of interest between us and Yucaipa, our declaration of trust contains provisions regulating and defining the conduct of our affairs as they may involve Yucaipa (including its affiliates) and any of their respective officers, trustees, directors, partners, members, managers, employees or other agents ("related persons"), and our powers, rights, duties and liabilities and those of our officers, trustees, or employees in connection with our relationship with Yucaipa, its affiliates and related persons. In general, these provisions recognize that we and Yucaipa, its affiliates and related persons may engage in the same, similar or related business activities and lines of business, have an interest in the same areas of business opportunities and will continue to have contractual and business relations with each other, including officers and/or directors of Yucaipa, its affiliates and related persons serving as our trustees.

          Under our declaration of trust, to the extent permitted by law:

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  Yucaipa and its affiliates have the right to (and have no obligation or duty to abstain from exercising such right to) engage or invest, directly or indirectly, in the same or similar or related business or lines of business as us, do business with any of our customers, suppliers and lessors, and/or employ or otherwise engage any of our officers, trustees or employees; and

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  If Yucaipa (or any of its affiliates and related persons) acquires knowledge of a potential transaction that could be a business opportunity, we will have no interest or expectancy in such opportunity, and they will have no obligation or duty to present, communicate or offer such corporate opportunity to us, our shareholders or affiliates. Rather, they will have the right to hold and exploit such opportunity for their own account or to direct, recommend, sell, assign or otherwise transfer such opportunity to any person or entity.

          Notwithstanding the foregoing, our declaration of trust provides that we do not renounce any interest or expectancy that we may have under applicable law in any business opportunity that is expressly offered to a related person solely in, and as a direct result of, his or her capacity as our trustee, officer, or employee. If our Chief Executive Officer, Chief Operating Officer or Chief Financial Officer shall be a related person by virtue of his or her respective relationship with Yucaipa, then any corporate opportunity offered to such officer shall be deemed to have been offered solely in, and as a direct result of, such officer's capacity as an officer of our company unless such offer clearly and expressly is presented to such officer solely in, and as a direct result of, his or her capacity as an officer, trustee, director, partner, member, manager, employee or other agent of Yucaipa. For purposes of the foregoing sentence, "business opportunity" is defined as a business opportunity that we are financially able to undertake, that we are not prohibited by contract or applicable law from pursuing or undertaking, that, from its nature, is in our line of business, that is of practical advantage to us, and in which we have an interest or a reasonable expectancy.

          Any amendment to these provisions of our declaration of trust requires the affirmative vote of two-thirds of our common shares entitled to vote on the matter. On the date of this prospectus, two of our trustees and one of our trustee nominees — Messrs. Sleigh, Tochner and d'Abo, respectively — are related persons of Yucaipa.

          Independent of the provisions of our declaration of trust, the treatment of business opportunities in certain geographic areas will be governed in part by the non-competition and services agreement, into which we are entering with Versacold in connection with the closing of the formation transactions, pursuant to which (a) we and Versacold will provide one another with transitional services, including services relating to financial and accounting matters, (b) we and Versacold will cooperate to provide warehouse space and related logistics and other services on a preferred basis to our respective warehouse tenants and customers worldwide, (c) for so long as Yucaipa controls our company and holds its option to acquire 51% of Versacold's common stock or controls Versacold, Versacold will not pursue any temperature-controlled warehouse activities outside of Canada, and for so long as Yucaipa holds its option to acquire 51% of Versacold's common stock or controls Versacold, our company agrees it will not pursue any new temperature-controlled warehouse activities in Canada without providing Versacold the first opportunity to pursue such activities, except, in each case, in accordance with and subject to the terms and conditions of the non-competition and services agreement, and (d) we and Versacold may share certain administrative and operational services and functions, such as information technology, human resources, engineering, process improvement resources, group insurance, equipment purchasing and payroll.

Repurchase of Shares

          We have authority to repurchase or otherwise acquire our common shares or other securities in the open market or otherwise, and we may engage in such activities in the future. In March 2008, we redeemed 657,231 common shares held by our prior shareholder in connection with the purchase by certain Yucaipa-affiliated investment funds of the 79.3% of our common shares not already owned by Yucaipa and its affiliates as of such date. See "Formation and Structure of Our Company". In January 2009, we redeemed all of our outstanding preferred stock. Concurrent with such redemption, we issued a new series of preferred shares designated as 12.5% Series A

Cumulative Non-Voting Preferred Shares ("Series A Preferred Shares"). Our board of trustees will evaluate the possibility of redeeming our currently outstanding Series A Preferred Shares based on a variety of factors, including, without limitation, maintenance of our status as a REIT for United States federal income tax purposes and the current redemption price of such repurchases. See "Description of Shares of Beneficial Interest". Except as described above, we have not repurchased any common shares or preferred shares over the past three years and our board of trustees has no present intention of causing us to repurchase any common shares upon completion of this offering.

Policies With Respect to Other Activities

          We have the authority to offer common shares, preferred shares or options to purchase common shares or preferred shares in exchange for property. We have not issued any common shares or preferred shares in exchange for property over the past three years and our board of trustees has no present intention of causing us to issue any common shares or preferred shares in exchange for property upon completion of this offering.

          Our board of trustees has the power, without further shareholder approval, to amend our declaration of trust to increase or decrease the number of authorized common shares or preferred shares and issue additional common shares or preferred shares, in one or more series, in any manner, and on the terms and for the consideration, it deems appropriate. See "Description of Shares of Beneficial Interest". We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless, because of circumstances or changes in the Code or the Treasury Regulations, our board of trustees determines that it is no longer in our best interest to qualify as a REIT. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

          We intend to make available to our shareholders our annual reports, including our audited financial statements. In accordance with the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

FORMATION AND STRUCTURE OF OUR COMPANY

Background

          Through our predecessor entities we have been in the temperature-controlled warehouse business since 1931, and from 1997 to 2004 all of our common shares were indirectly wholly owned by Vornado and Crescent, two REITs. In 2004, three Yucaipa investment funds acquired 20.7% of our common shares from Vornado and Crescent, and Yucaipa began to oversee our day-to-day management through its participation in a newly formed operating committee. On March 31, 2008, four Yucaipa investment funds (including two of the original Yucaipa fund purchasers) acquired from Vornado and Crescent the remaining 79.3% of our common shares. As of December 31, 2009, prior to the formation transactions, our historical company owned, leased or managed 99 operational warehouses aggregating approximately 623 million cubic feet, consisting of 98 warehouses located in the United States and one warehouse located in Canada.

          In 2007, Eimskip, an Icelandic publicly traded transportation and logistics company, acquired Versacold, a leading Canadian-based temperature-controlled warehouse company, with warehouses located in the United States, Canada, Australia, New Zealand and Argentina. Eimskip combined Versacold with Atlas Cold Storage Inc., its existing temperature-controlled warehouse subsidiary, to form what is now Versacold. In 2008, Eimskip began to encounter financial difficulty at the company parent level. In the fall of 2008, Yucaipa, in collaboration with our company, began to explore a possible acquisition of Versacold. In order to reduce its total indebtedness and solidify its finances, Eimskip underwent a restructuring in the summer of 2009. In connection with this restructuring, investment funds affiliated with Yucaipa acquired certain indebtedness owed by Eimskip to third parties. These funds agreed to forgive a portion of this indebtedness in return for, among other things, (i) a 49% equity interest in Versacold, together with an option to acquire the remaining 51% equity interest and (ii) a subordinated note payable by Versacold to Eimskip in the outstanding principal amount of $150 million secured by certain real property assets owned by Versacold. The consideration required to exercise the option to acquire the remaining 51% equity interest in Versacold is additional debt forgiveness. In December 2009, in return for an exclusive negotiating commitment concerning the acquisition of the Versacold warehouses, we issued to the Yucaipa investment funds that own the 49% equity interest in Versacold warrants to purchase 18,574,619 additional common shares of our company at an exercise price of $9.81 per share.

The Formation Transactions

          Prior to or simultaneous with the completion of this offering, we will engage in certain formation transactions, which are designed to (i) consolidate our existing portfolio of temperature-controlled warehouses and related businesses with the warehouses and operations we will acquire from Versacold located in the United States, Australia, New Zealand, and Argentina, (ii) raise necessary funds to finance such consolidation, (iii) fund certain taxes and fees created by the formation transactions, and (iv) retain our status as a REIT. Pursuant to the formation transactions and in conjunction with this offering:

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  We will sell 43,000,000 common shares in this offering and an additional 6,450,000 common shares if the underwriters exercise their option to purchase additional common shares in full.

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  A subsidiary of our operating partnership will issue $300 million of new senior secured notes.

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  A substantial portion of the net proceeds of this offering and the issuance of the senior secured notes will be used to finance the acquisition and consolidation into our company of Versacold's warehouses and operations in the United States, Australia, New Zealand and

    Argentina, consisting of 74 warehouses of which 42 are owned (including 2 that are partly owned and partly leased), 24 are leased and 8 are managed on behalf of third parties.

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  The cash proceeds paid to Versacold will consist of (i) the amount equal to certain of Versacold's outstanding third-party indebtedness and prepayment penalties held by lenders not affiliated with Yucaipa; (ii) the amount equal to Versacold's transaction expenses and certain tax liabilities incurred in connection with the formation transactions; and (iii) the amount of cash and cash equivalents necessary to provide Versacold with CAD $45 million immediately following the closing of the formation transactions. Assuming a closing as of the pro forma date, the consideration for the formation transactions would have been approximately $729 million, consisting of (i) approximately $694 million of Versacold's outstanding third-party indebtedness (based on exchange rates and related derivative liabilities as of that date), accrued interest and prepayment penalties as of that date, (ii) approximately $9 million of transaction expenses and covered tax liabilities, and (iii) approximately $26 million necessary to capitalize Versacold with CAD $45 million after giving effect to the transaction. Assuming a closing date of April 2, 2010, the aggregate amount would increase to approximately $744 million primarily as a result of foreign currency fluctuations and additional third-party indebtedness.

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  Versacold will deliver the warehouses included in the formation transactions unencumbered by indebtedness. All of Versacold's warehouses located on owned and ground leased land in the United States will then be mortgaged by us as security for the senior secured notes on a first lien basis and the credit facility of the notes issuer on a second lien basis. Certain leases and other contractual obligations related to Versacold's warehouses will continue unaffected.

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  We will, pursuant to contribution and related agreements, contribute substantially all of our assets and liabilities, as well as direct and indirect interests in our warehouses to our operating partnership, and our operating partnership will issue 100% of its limited partner units to a subsidiary of our company and 100% of its general partner units to our company.

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  Upon completion of this offering and consummation of the formation transactions, purchasers of our common shares in this offering will own approximately 38.3% of our outstanding common shares, or approximately 31.3% of our common shares on a fully exercised basis, and we will be the sole general partner of our operating partnership and will own 100% of its outstanding OP units.

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  On a pro forma basis presented herein, as of December 31, 2009, we would have had total consolidated indebtedness of approximately $1.52 billion and liquidity of $256 million, comprised of $200 million in cash and $56 million available under our revolving credit facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Outstanding Indebtedness".

          We will issue to certain management employees of Versacold who will join us following the formation transactions options to purchase an aggregate of approximately 1,487,500 of our common shares at an exercise price equal to the initial public offering price plus an aggregate of approximately 262,500 of our common shares in the form of restricted stock or restricted stock units. See "Formation and Structure of Our Company".

Excluded Assets

          We have excluded Versacold's Canadian warehouses and operations from the warehouses being acquired in connection with the formation transactions because their inclusion in the combined company would adversely impact our ability to continue to meet the REIT taxation requirements relating to the nature and diversification of our assets. For more information, see "United States Federal Income Tax Considerations — Taxation of Our Company". After the consummation of this offering, Versacold will continue to operate in Canada as an independent company, with separate management and a separate board of directors. We have structured the formation transactions to minimize potential conflicts of interest. In connection with the closing of the formation transactions, Versacold and our company are entering into a non-competition and services agreement, which provides for, among other things, transitional services for up to three years and certain non-competition and right of first offer covenants with respect to the markets in which our company and Versacold conduct business.

Our Operating Partnership

          Following completion of this offering and the formation transactions, substantially all of our assets will be held by, and our operations conducted by, a newly formed operating partnership. This structure is commonly referred to as an UPREIT. We intend to use this UPREIT structure generally to effectuate our acquisition strategy by enabling us to acquire real property in exchange for OP units from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their property to us in exchange for our common shares or cash. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. We will be the sole general partner of our operating partnership. See "The Partnership Agreement".

Our Taxable REIT Subsidiaries

          We and our wholly owned subsidiaries, AL Holding and ART Quarry, have jointly elected to treat AL Holding and ART Quarry as TRSs. Our TRSs undertake certain activities that we (and our pass-through subsidiaries) might otherwise be precluded from undertaking under the REIT qualification rules of the Code. We intend to form additional TRSs in connection with our acquisition of Versacold's United States and international warehouse management and transportation businesses. AmeriCold Logistics, LLC, which together with its subsidiaries and other subsidiaries of our company conducts our warehouse management and transportation businesses, is a subsidiary of AL Holding. See "United Stated Federal Income Tax Considerations — Taxation of Our Company — Ownership of Interests in Taxable REIT Subsidiaries".

 THE PARTNERSHIP AGREEMENT

General

          We have qualified, and intend to continue to qualify, as a REIT for United States federal income tax purposes. Upon consummation of this offering and the completion of the formation transactions, we will be structured as an UPREIT, under which substantially all of our current and future business will be conducted through Americold Realty Operating Partnership L.P., which is referred to herein is our "operating partnership". Our operating partnership was formed under Delaware law on April 5, 2010 to acquire, own and lease properties on our behalf. Substantially all of our real estate assets are being transferred to the operating partnership in connection with the formation transactions. We intend to utilize this UPREIT structure generally to enable us to acquire real property in exchange for OP units in our operating partnership from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their property or the transfer of their property to us in exchange for common shares or cash. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for United States federal income tax purposes, the REIT's proportionate share of the assets and income of our operating partnership will be deemed to be assets and income of the REIT. See "United States Federal Income Tax Considerations — Federal Income Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies".

          The property owner's goals are accomplished because the owner may contribute property to our operating partnership in exchange for OP units on a tax deferred basis. Further, our operating partnership is structured to make distributions with respect to OP units which are equivalent to the dividend distributions made to our common shareholders. Finally, a limited partner in our operating partnership may later redeem his, her or its OP units for common shares (in a taxable transaction) or cash and achieve liquidity for his, her or its investment. We intend to hold substantially all of our assets in our operating partnership or in subsidiary entities in which our operating partnership owns an interest, and we intend to make future acquisitions of real properties using the UPREIT structure. We are the sole general partner of our operating partnership. As the sole general partner of our operating partnership, we have the exclusive power to manage and conduct the business of our operating partnership. Upon consummation of this offering, we will not have any third-party holders of OP units; we will own directly and indirectly 100% the OP units of our operating partnership as of the date of this offering.

          The following is a summary of certain provisions of the limited partnership agreement of our operating partnership. This summary is not complete and is qualified by the specific language in the partnership agreement. You should refer to the actual partnership agreement, a copy of which we have filed as an exhibit to the registration statement of which this prospectus is a part, for more detail.

Capital Contributions

          In connection with this offering, we will transfer substantially all of our interests in our subsidiaries as well as any of the net offering proceeds to our operating partnership in exchange for OP units.

          If our operating partnership requires additional funds at any time in excess of capital contributions made by us, we may borrow funds from a financial institution or other lender, and we may lend such funds to our operating partnership. In addition, we are authorized to cause our operating partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of our operating partnership and our company.

Fiduciary Duties

          For a description of the fiduciary duties that we, as general partner, owe to limited partners in our operating partnership pursuant to Delaware law and the terms of the partnership agreement, see "Policies With Respect to Certain Activities — Interested Trustee and Officer Transactions".

Operations

          The partnership agreement requires that our operating partnership be operated in a manner that will enable us to (1) satisfy the requirements for being classified as a REIT for United States federal income tax purposes, unless we otherwise cease to be eligible for qualification and taxation as a REIT, (2) avoid United States federal income or excise tax liability, and (3) ensure that our operating partnership will not be classified as a "publicly traded partnership" for purposes of Section 7704 of the Code, which classification could result in our operating partnership being taxed as a corporation, rather than as a partnership. See "United States Federal Income Tax Considerations".

Redemption Rights

          The limited partners of our operating partnership (other than our company) will generally have the right to cause our operating partnership to redeem all or a portion of their OP units for, at our sole discretion, common shares or cash, or a combination of both. If we elect to redeem OP units for common shares, we will generally deliver one common share for each OP unit redeemed. If we elect to redeem OP units for cash, we will generally deliver cash to be paid in an amount equal to, for each redeemed OP unit, the average of the daily market price of our common shares for the ten consecutive trading days immediately preceding the date we receive a notice of redemption by a limited partner. In connection with the exercise of these redemption rights, a limited partner must make certain representations, including that the delivery of common shares upon redemption would not result in such limited partner owning shares in excess of our ownership limits in our declaration of trust.

          Subject to the foregoing, limited partners may exercise their redemption rights at any time after one year following the date of issuance of their OP units; provided, however, that a limited partner may not deliver more than two redemption notices each calendar year and may not exercise a redemption right for fewer than 1,000 OP units, unless the limited partner holds fewer than 1,000 OP units, in which case it must exercise its redemption right for all of its OP units.

Transferability of Interests

          We may not (1) voluntarily withdraw as the general partner of our operating partnership, (2) engage in any merger, consolidation or other business combination, or (3) transfer our general partnership interest in our operating partnership (except to a wholly owned subsidiary), unless such withdrawal, business combination or transfer results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their redemption rights immediately prior to such transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to our operating partnership in return for an interest in our operating partnership and expressly agrees to assume all our obligations as the general partner of our operating partnership. We may also enter into a business combination or we may transfer our general partnership interest upon the receipt of the consent of a majority-in-interest of the limited partners of our operating partnership. With certain exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent as general partner.

          The partnership agreement generally provides that our operating partnership will distribute cash flow from operations and net sales proceeds from disposition of assets to the partners of our operating partnership in accordance with their relative percentage interests, on at least a quarterly basis, in amounts determined by us as general partner. Similarly, the partnership agreement of our operating partnership provides that income of our operating partnership from operations and income of our operating partnership from disposition of assets normally will be allocated to the partners of our operating partnership in accordance with their relative percentage interests such that a holder of one OP unit will be allocated income for each taxable year in an amount equal to the amount of taxable income allocated to us in respect of a holder of one common share, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our operating partnership, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Upon the liquidation of our operating partnership, after payment of debts and obligations, any remaining assets of our operating partnership will be distributed in accordance with the distribution provisions of the partnership agreement to the extent of each partner's positive capital account balance.

          In addition to the administrative and operating costs and expenses incurred by our operating partnership in acquiring and operating real properties, our operating partnership will pay all administrative costs and expenses of our company, and such expenses will be treated as expenses of our operating partnership.

Tax Matters Partner

          We are the tax matters partner of our operating partnership, and, as such, we have authority to make tax elections under the Code on behalf of our operating partnership.

Term

          Our operating partnership will continue in full force and effect until December 31, 2040, or until sooner dissolved in accordance with its terms or as otherwise provided by law.

Amendment

          The partnership agreement may not be amended without our consent as general partner. As general partner, we may, without the consent of the limited partners, amend the partnership agreement in any respect or merge or consolidate our operating partnership with or into any other partnership or business entity in certain transactions pursuant to the partnership agreement; provided, however, that the following amendments and any other merger or consolidation of our operating partnership shall require the consent of limited partners holding more than 50% of the ownership interests of all limited partners: (a) certain amendments affecting the operation of the redemption rights for OP units, or the mechanism for converting OP units into common shares, in a manner adverse to the limited partners; (b) any amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them under the partnership agreement, other than with respect to the issuance of additional OP units pursuant to certain provisions of the partnership agreement; (c) any amendment that would alter our operating partnership's allocations of profit and loss to the limited partners, other than with respect to the issuance of additional OP units pursuant to certain provisions of the partnership agreement; or (d) any amendment that would impose on the limited partners any obligation to make additional capital contributions to our operating partnership.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

          The following summary of the terms of the shares of beneficial interest of our company does not purport to be complete and is subject to and qualified in its entirety by reference to our declaration of trust and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find Additional Information".

General

          Our declaration of trust provides that our company may issue up to 250,000,000 common shares of beneficial interest, $0.01 par value per share ("common shares"), and 25,000,000 preferred shares of beneficial interest, $0.01 par value per share ("preferred shares"). One hundred twenty-five preferred shares are currently classified and designated as Series A Preferred Shares. Upon completion of this offering, 112,370,609 common shares will be issued and outstanding and 125 Series A Preferred Shares will be issued and outstanding. Under the Maryland REIT law, shareholders generally are not liable for the REIT's debts or obligations.

Common Shares

          All common shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on the transfer of shares of beneficial interest, holders of common shares are entitled to receive dividends on such shares if, as and when authorized by our board of trustees and declared by us out of assets legally available therefor and to share ratably in the assets of our company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

          Subject to the provisions of our declaration of trust regarding the restrictions on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees.

          Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, common shares will have equal dividend, liquidation and other rights.

          Under the Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in its declaration of trust. Our declaration of trust provides that any such actions may be approved by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, except for amendments related to the removal of trustees, the waiver of certain business opportunities and certain amendments related thereto, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits such action by our board of trustees.

          Our declaration of trust authorizes our board of trustees to reclassify any unissued common shares into other classes or series of shares of beneficial interest and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. In addition, our declaration of trust authorizes our board of trustees, without shareholder vote, to approve an amendment to our declaration of trust to increase or decrease the authorized number of any class or series of shares of beneficial interest.

Preferred Shares

          Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any series from time to time, in one or more series, as authorized by our board of trustees. Prior to issuance of shares of each series, our board of trustees is required by the Maryland REIT law and our declaration of trust to set, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board could authorize the issuance of preferred shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of common shares or otherwise be in their best interest.

          As of the date hereof, 125 preferred shares are outstanding, all of which are designated as Series A Preferred Shares. The Series A Preferred Shares have a $1,000 liquidation preference and a cumulative 12.5% per annum dividend preference. The Series A Preferred Shares are non-voting and may be redeemed at our option for consideration equal to $1,000 per share, plus accrued dividends, plus a redemption premium currently equal to $200 per share. The redemption premium will be reduced in $50 annual increments beginning in 2011. The Series A Preferred Shares are not convertible or exchangeable for any other property or securities of our company.

Power to Issue Additional Common Shares and Preferred Shares

          We believe that the power of our board of trustees to issue additional authorized but unissued common shares or preferred shares and to classify or reclassify unissued common or preferred shares and thereafter to cause us to issue such classified or reclassified shares of beneficial interest will provide our company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common shares, will be available for issuance without further action by our company's shareholders, unless such action is required by applicable law or the rules of any stock exchange on which our company's securities may be listed or traded. Although our board of trustees has no intention at the present time of doing so, it could authorize our company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of common shares or otherwise be in their best interest.

Restrictions on Transfer

          For our company to qualify as a REIT under the Code, its shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT was made). Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT was made). See "United States Federal Income Tax Considerations — Taxation of Our Company — Organizational Requirements".

          Our declaration of trust, subject to certain exceptions, contains certain restrictions on the number of shares of beneficial interest of our company that a person may own. Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Aggregate Share Ownership Limit") in value of the aggregate outstanding shares of beneficial interest of our company. In addition, our declaration of trust prohibits any person from owning, or being deemed to own by virtue of the attribution provisions of the Code, common shares in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding common shares (the "Common Share Ownership Limit"). However, under our declaration of trust, certain "look-through entities", which generally include pension plans described in Section 401(a) of the Code and mutual funds registered under the Investment Company Act of 1940, may own up to 15% in value of the aggregate outstanding shares of beneficial interest of our company and up to 15% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding common shares (the "Look-Through Ownership Limits" and, together with the Aggregate Share Ownership Limit and the Common Share Ownership Limit, the "Ownership Limits").

          Our board of trustees, in its sole discretion, may exempt a proposed transferee from the Ownership Limits (an "Excepted Holder"). However, the board may not grant such an exemption to any person if such exemption would result in our company being "closely held" within the meaning of Section 856(h) of the Code or otherwise would result in our company failing to qualify as a REIT. In order to be considered by our board of trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of our company (or a tenant of any entity owned or controlled by our company) that would cause our company to own, directly or indirectly, more than a 9.8% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of our board of trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the Trust (as defined below). The Ownership Limits do not apply to the common shares owned, directly or indirectly, by Yucaipa and its affiliates, which may own up to 80% of the value of our outstanding shares of beneficial interest and 80% of the aggregate number or value of our outstanding common shares. Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees, in its sole discretion, in order to determine or ensure our company's status as a REIT.

          Our declaration of trust further prohibits (a) any person from beneficially or constructively owning shares of beneficial interest of our company that would result in our company being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of our company if such transfer would result in shares of beneficial interest of our company being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of beneficial interest of our company that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the beneficial interest of our company that resulted in a transfer of shares to the Trust, is required to give notice immediately to our company and provide our company with such other information as our company may request in order to determine the effect of such transfer on our company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in the best interests of our company to attempt to qualify, or to continue to qualify, as a REIT.

          Pursuant to our declaration of trust, if any transfer of our shares of beneficial interest would result in our shares being owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any transfer of shares of beneficial interest of our company occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest of our company in excess or in violation of the other transfer or ownership limitations described above (a "Prohibited Owner"), then that number of shares of beneficial interest of our company the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the declaration of trust) prior to the date of such violative transfer. Shares of beneficial interest held in the Trust shall be issued and outstanding shares of beneficial interest of our company. The Prohibited Owner shall not benefit economically from ownership of any shares of beneficial interest held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in the Trust. The trustee of the Trust (the "Trustee") shall have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by our company that shares of beneficial interest have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of beneficial interest held in the Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Trust, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by our company that such shares have been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if our company has already taken irreversible trust action, then the Trustee shall not have the authority to rescind and recast such vote.

          Within 20 days of receiving notice from our company that shares of beneficial interest of our company have been transferred to the Trust, the Trustee shall sell the shares of beneficial interest held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our declaration of trust) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by our company that shares of beneficial interest have been transferred to the Trust, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Trustee upon demand.

          In addition, shares of beneficial interest of our company held in the Trust shall be deemed to have been offered for sale to our company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date our company, or its designee, accepts such offer. The company shall have the right to accept such offer until the Trustee has sold the shares of beneficial interest held in the Trust. Upon such a sale to our company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

          To the extent shares of beneficial interest of our company are certificated, all certificates representing common shares and preferred shares will bear a legend referring to the restrictions described above.

          Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our company's shares of beneficial interest, including common shares, within 30 days after the end of each taxable year, is required to give written notice to our company stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of our company which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to our company such additional information as our company may request in order to determine the effect, if any, of such beneficial ownership on our company's status as a REIT and to ensure compliance with the Ownership Limits. In addition, each shareholder shall, upon demand, be required to provide to our company such information as our company may request in order to determine our company's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

          These ownership limitations could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common shares or otherwise be in the best interest of the shareholders.

Listing

          Our common shares have been approved for listing on the NYSE under the symbol "ACRE".

Transfer Agent and Registrar

          The transfer agent and registrar for our common shares is Wells Fargo Bank, N.A.

 MATERIAL PROVISIONS OF MARYLAND LAW AND
OF THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

          The following is a summary of certain provisions of Maryland law and our declaration of trust and bylaws. Our declaration of trust originally became effective on December 27, 2002 and has been subsequently amended, including concurrently with the consummation of this offering.

Removal of Trustees

          Our declaration of trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

No Shareholder Rights Plan

          We do not have a shareholder rights plan. We do not intend to adopt a shareholder rights plan in the future unless our shareholders approve in advance the adoption of a plan or, if adopted by our board of trustees, we submit the shareholder rights plan to our shareholders for a ratification vote within 12 months of adoption or the plan will terminate.

Business Combinations

          Under the MGCL, as applicable to Maryland REITs, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. A person is not an Interested Shareholder under the statute if the board of trustees approved in advance the transaction by which he otherwise would have become an Interested Shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board. Our board of trustees previously approved the transactions pursuant to which Yucaipa and its affiliates would have become an Interested Shareholder which resulted, pursuant to the MGCL, in Yucaipa not being an Interested Shareholder and our board of trustees has exempted any business combination between our company and Yucaipa or any of its affiliates or associates. In addition, our board of trustees has exempted any business combination between us and any person, provided that such business combination is first approved by our board of trustees (including a majority of our trustees who are not affiliates or associates of such person). Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between any of them and our company. As a result, any person described above may be able to enter into business combinations with our company, that may not be in the best interest of its shareholders, without compliance by our company with the super-majority vote requirements and the other provisions of the statute. Our board of trustees has adopted resolutions which provide that the aforementioned exemptions may not be rescinded by the board of trustees without the approval of our shareholders by the affirmative vote of a majority of the votes cast on the matter.

Control Share Acquisitions

          The MGCL, as applicable to Maryland REITs, provides that "control shares" of a Maryland REITs acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. "Control shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

          A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

          If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

          The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

          Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our company's shares of beneficial interest. Any amendment to this provision would require the approval of our shareholders by the affirmative vote of a majority of the votes cast on the amendment at a duly called meeting. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.

Subtitle 8

          Subtitle 8 of Title 3 of the MGCL permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions of the MGCL, which provide for:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a trustee;

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  a requirement that the number of trustees be fixed only by vote of the trustees;

  •
  a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of shareholders.

          Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (a) require the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees to remove a trustee from our board of trustees, (b) vest in our board of trustees the exclusive power to fix the number of trustees, by vote of a majority of the entire board, and (c) require, unless called by our chairman of our board of trustees, our chief executive officer, our president or our board of trustees, the request of shareholders entitled to cast a majority of votes entitled to be cast on a matter at the meeting to call a special meeting to act on the matter. Our declaration of trust provides that, at such time as we become eligible to make the election provided for under Subtitle 8, vacancies on our board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees then in office, and trustees elected to fill a vacancy will serve for the full term of the trusteeship in which the vacancy occurred. We have not elected to create a classified board. In the future, our board of trustees may elect, without shareholder approval, to create a classified board or elect to be subject to any of the other provisions of Subtitle 8.

Amendment to the Declaration of Trust

          Under the Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust. Our declaration of trust provides for the approval of such actions by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, except for amendments related to the removal of trustees, the waiver of certain business opportunities and certain amendments related thereto, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT law without the affirmative vote of the shareholders. Our declaration of trust permits such action by our board of trustees. In addition, our declaration of trust authorizes our board of trustees, without shareholder vote, to approve an amendment to our declaration of trust to increase or decrease the authorized number of any class or series of shares of beneficial interest.

Dissolution of the Company

          Pursuant to our declaration of trust, the dissolution of our company must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

          Our bylaws provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our company's notice of the meeting, (ii) by or at the direction of the board of trustees or (iii) by a shareholder who is a shareholder of record both at the time of giving of notice by the shareholder and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws and (b) with respect to special meetings of shareholders, only the business specified in our company's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the board of trustees may be made only (i) by or at the direction of the board of trustees or (ii) provided that the board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who is a shareholder of record both at the time of giving of notice by the shareholder and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws

          The business combination provisions and, if the applicable provision in the bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of our declaration of trust on removal of trustees, the advance notice provisions of the bylaws and the restrictions in our declaration of trust on ownership and transfer of shares could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of common shares or otherwise be in their best interest.

Business Opportunities

          For a description of certain provisions of our declaration of trust concerning the allocation of certain business opportunities, see "Policies with Respect to Certain Activities — Business Opportunities".

 SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this offering, there has been no established trading market for our common shares. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common shares prevailing from time to time. Sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common shares.

          Prior to this offering, we have 69,370,609 shares of our common shares outstanding as of March 31, 2010. Upon completion of this offering, we will have outstanding an aggregate of approximately 112,370,609 shares of our common shares. All of these shares, including the             common shares sold in this offering, will be freely tradeable without restriction or further registration under the Securities Act unless the shares are held by any of our "affiliates", as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. All shares of our common shares held by our affiliates, including our officers and trustees, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

          In general, under Rule 144 as currently in effect, beginning 90 days after this offering, our affiliates who own shares for at least six months or own shares purchased in the open market are entitled to sell these shares as follows. Within any three-month period, each such person may sell a number of shares that does not exceed the greater of 1% of our then-outstanding common shares, which will equal approximately 1,123,706 shares immediately after this offering, or the average weekly trading volume of our common shares on the NYSE during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 by affiliates will also be subject to manner of sale provisions, notice requirements and the availability of current public information about us.

          A person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 that were purchased from us, or any affiliate, at least six months previously, would, beginning 90 days after this offering, also be entitled to sell shares under Rule 144. Such sales would be permitted without regard to the volume limitations, manner of sale provisions or notice requirements described above and, after one year, without any limits, including the public information requirement.

          We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common shares, the personal circumstances of the shareholder and other factors.

Registration Rights

          In connection with this offering and the formation transactions, we are entering into a registration rights agreement with certain Yucaipa-affiliated funds. The registration rights agreement permits such funds and certain of their affiliates to cause us, in certain instances, at our own expense, to file registration statements under the Securities Act covering sales of our common shares held by them. These common shares will represent approximately 64.0% of our common shares outstanding after this offering, or 61.1% if the underwriters exercise their option to purchase additional common shares in full, in each case, on a fully exercised basis. These shares may also be sold under Rule 144 under the Securities Act, depending on their holding period and subject to certain restrictions in the case of common shares held by persons deemed to be our affiliates. See "— Rule 144" and "Certain Relationships and Related Transactions — Certain Relationships and Related Transactions with Affiliated Entities".

Stock Options and Equity Incentive Plan

          Upon completion of this offering, 4,656,051 stock options will be outstanding that were previously granted under our 2008 Equity Incentive Plan. In conjunction with this offering, we intend to award a combination of approximately 1,750,000 stock options and restricted stock or restricted stock units to former management employees of Versacold under our 2010 Equity Plan. Under our 2010 Equity Incentive Plan, key employees, trustees, officers, consultants, advisors or other personnel of ours and our subsidiaries will be eligible to be granted stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards or any combination of the foregoing.

          We will file a registration statement on Form S-8 with respect to the shares of our common shares issuable under the 2010 Equity Incentive Plan. Shares of our common shares covered by such registration statement will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following general summary of material United States federal income tax considerations regarding our company and the ownership of our common shares is based on the Code; the current, temporary, and proposed Treasury Regulations promulgated under the Code; the legislative history of the Code; current administrative interpretations and practices of the IRS; and court decisions, in each case as of the date of this prospectus, all of which are subject to change either prospectively or retroactively. The administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT in connection with this prospectus, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary also assumes that we and our subsidiaries and affiliated entities will operate in accordance with the applicable organizational documents or operating agreements.

          This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary is for general information only, and does not purport to address all aspects of federal income taxation that may be relevant to you in light of your particular investment circumstances, or if you are a type of investor subject to special treatment under the federal income tax rules (except as specifically provided below), including without limitation:

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  financial institutions, banks and thrifts;

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  insurance companies;

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  tax-exempt organizations;

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  S corporations;

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  traders in securities that elect to mark to market;

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  partnerships and pass-through entities;

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  persons holding our stock indirectly through other vehicles, such as partnerships, trusts, or other entities;

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  regulated investment companies and REITs;

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  foreign corporations, partnerships, and other entities, and persons who are not residents or citizens of the United States;

  •
  broker dealers and dealers in securities or currencies;

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  United States expatriates;

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  trusts and estates;

  •
  holders who receive our stock through the exercise of employee stock options or otherwise as compensation;

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  persons holding our stock as part of a "straddle", "hedge", "conversion transaction", "synthetic security", or other integrated investment or risk reduction or constructive sale transaction;

  •
  persons beneficially or constructively holding a 10% or more (by vote or value) beneficial interest in us; and

  •
  United States shareholders whose functional currency is not the United States dollar.

          This summary assumes that you will hold our common shares as a "capital asset" (generally, property held for investment within the meaning of Section 1221 of the Code). In addition, this summary does not address the alternative minimum tax provisions of the Code (except where specifically noted), state, local, or non-United States tax considerations, or taxes other than income taxes (except where specifically noted). The United States federal income tax treatment of holders of our common shares depends in some instances on determinations of fact and interpretations of complex provisions of United States federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding our common shares will depend upon the shareholder's particular tax circumstances.

          We urge you, as a prospective shareholder, to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and sale or other disposition of our common shares and of our election to be taxed as a REIT for United States federal income tax purposes, including the federal, state, local, foreign and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

Taxation of Our Company

General

          We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended December 31, 1999. We believe that, beginning with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code and intend to continue to be organized and operate in such a manner. However, qualification and taxation as a REIT depend upon our continuing ability to satisfy the numerous asset, income, stock ownership and distribution tests imposed under the Code, the satisfaction of which depends, in part, on our operating results. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT.

          The provisions of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the provisions of the Code and the corresponding Treasury Regulations that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the express language of the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

          Arnall Golden Gregory LLP has acted as our United States federal income tax counsel in connection with this prospectus. Arnall Golden Gregory LLP will render an opinion, to be delivered prior to the effectiveness of our registration statement, subject to the qualifications and limitations described below, to us to the effect that:

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  commencing with our taxable year ended December 31, 1999, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code;

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  the acquisition of certain warehouses and operations of Versacold as a result of the transactions described in "Formation and Structure of Our Company — The Formation Transactions" will not adversely affect our ability to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

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  the statements set forth in this prospectus under the caption "United States Federal Income Tax Considerations" fairly summarize the United States federal income tax considerations that are likely to be material to U.S. shareholders (as defined herein) of our common shares.

          It must be emphasized, however, that the opinion of Arnall Golden Gregory LLP will be based upon customary assumptions, conditioned upon certain representations made by us as to factual matters, including representations as to the nature of our properties and the future conduct of our business and certain factual representations made by us in this prospectus. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, the numerous asset, income, stock ownership and distribution tests, discussed below, the satisfaction of which depend in part on our operating results, the results of which have not been and will not be reviewed by Arnall Golden Gregory LLP.

          Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will satisfy such requirements for any particular taxable year. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative, or judicial action at any time. Arnall Golden Gregory LLP has no obligation to update its opinion subsequent to the date thereof. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. The opinion of Arnall Golden Gregory LLP does not foreclose the possibility that we may have to utilize one or more of the relief provisions discussed below, which could require us to pay an excise or penalty tax (which could be significant in amount) in order to retain our REIT qualification.

          If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that we distribute currently to our shareholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to shareholders. This treatment substantially eliminates the "double taxation" of earnings (meaning taxation at both the corporate level and shareholder level) that ordinarily results from investment in a regular corporation (a C corporation that does not qualify as a REIT or for other special classification under the Code). In general, income generated by a REIT is taxed only at the shareholder level upon a distribution of dividends by the REIT to its shareholders. We will, however, be subject to federal income taxation as follows:

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  We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

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  We may be required to pay the "alternative minimum tax" on our items of tax preference under some circumstances.

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  We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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  If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property", we may avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

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  If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (B) the amount by which 95% of our gross income (90% for our taxable years beginning after December 31, 2000 but before October 23, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

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  If we fail to satisfy any of the REIT asset tests as described below (other than a de minimis failure of the 5% or 10% asset test) due to reasonable cause and not due to willful neglect, but we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax in an amount equal to the greater of $50,000 per failure or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

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  If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

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  If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

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  If we acquire appreciated assets from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the highest regular corporate rate, unless the C corporation made an election to treat the asset as if it were sold for its fair market value at the time of our acquisition.

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  We will be required to pay a 100% tax on any transactions with our taxable REIT subsidiaries that are not conducted on an arm's length basis. See "— Penalty Tax".

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  We may elect to retain and pay federal income tax on our net long-term capital gain. See "— Taxation of Taxable U.S. Shareholders — Retention of Net Capital Gains".

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  The earnings of any subsidiaries that are C corporations, including any TRSs, are subject to federal corporate income tax.

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's shareholders, as described below in "— Organizational Requirements".

          In addition, we and our subsidiaries may be subject to a variety of taxes not discussed here, including payroll taxes and state, local, and foreign income, property, and other taxes on our assets and operations. Other countries may impose taxes on our or our subsidiaries' operations within their jurisdictions. To the extent possible, we will structure our activities to minimize our foreign tax liability. However, there can be no complete assurance that we will be able to eliminate our foreign tax liability or reduce it to a specified level. Furthermore, as a REIT, neither we nor our shareholders will derive a significant benefit from foreign tax credits arising from those taxes. However, our TRSs may benefit from foreign tax credits arising from those taxes.

Organizational Requirements

          The Code defines a REIT as a corporation, trust or association:

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  that is managed by one or more trustees or directors;

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  that issues transferable shares or transferable certificates to evidence its beneficial ownership;

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  that would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;

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  that is not a financial institution or an insurance company subject to special provisions of the federal income tax laws;

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  that is beneficially owned by 100 or more persons;

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  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities treated as individuals for this purpose, during the last half of each taxable year;

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  that makes an election to be taxed as a REIT, or has made such an election for a previous taxable year which has not been revoked or terminated,

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  that uses a calendar year for federal income tax purposes and satisfies all relevant filing and other administrative requirements of the federal tax laws to maintain its REIT status;

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  that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

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  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

          We must meet conditions (1) through (4), inclusive, and (8) and (10) during our entire taxable year and we must meet condition (5) during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a "look-through" exception applies with respect to pension funds.

          To monitor compliance with the stock ownership requirements for a REIT, we are generally required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our capital stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A shareholder that fails or refuses to comply with this demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the stock and other information.

          We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (10), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in "Description of Shares of Beneficial Interest — Restrictions on Transfer". These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See the section below entitled "— Failure to Qualify".

Ownership of Interests in Partnerships and Limited Liability Companies

          An entity organized as a partnership or limited liability company under state law and wholly owned by a REIT will generally be treated as a disregarded entity for federal income tax purposes unless it elects otherwise. The assets, liabilities and items of gain, loss, deduction and credit of any such disregarded entity are attributed entirely to the parent REIT for all purposes under the Code, including all REIT qualification tests.

          An unincorporated domestic entity that has two or more owners will be treated as a partnership for federal income tax purposes, unless it elects otherwise. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests.

          Thus, our proportionate share (initially 100%) of the assets and items of income, gain, loss, deduction and credit of our operating partnership, including our operating partnership's share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, will be treated as our assets and items of income, gain, loss, deduction and credit for the purpose of applying the requirements described in this discussion, including the income and asset tests described below.

          We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company in which we own an interest could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

Ownership of Interests in Qualified REIT Subsidiaries

          We may from time to time own and operate certain properties through wholly owned corporate subsidiaries that we intend to be treated as "qualified REIT subsidiaries" under the Code. A corporation will qualify as our qualified REIT subsidiary if we own, directly or indirectly, 100% of the corporation's outstanding stock, and if we do not elect with the subsidiary to treat it as a TRS, as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the federal income tax requirements described in this prospectus, any corporations in which we own a 100% interest (other than any TRSs) are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under "— Asset Tests".

Ownership of Interests in Taxable REIT Subsidiaries

          We currently hold an interest in two TRSs, AL Holding LLC and ART Quarry, and may acquire securities in additional TRSs in the future, in order to engage in certain activities indirectly as necessary or convenient to avoid obtaining the benefit of income or services we provide to tenants that would jeopardize our REIT status if we engaged in these activities directly. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. A TRS also includes any corporation other than a REIT with respect to which a TRS owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to federal corporate income tax as a regular C corporation. This may reduce the cash flow generated by us and our subsidiaries, in the aggregate, and may reduce our ability to make distributions to our shareholders. In addition, a TRS may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the TRS's debt to equity ratio and interest expense are not satisfied. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's length basis. See "— Penalty Tax". A REIT's ownership of securities of TRSs will not be subject to the 10% or 5% asset test described below. See "— Asset Tests".

Gross Income Tests

          We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008) from investments relating to real property or mortgages on real property and from qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

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  "rents from real property";

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  gain on the disposition of real property;

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  dividends or other distributions on, and gain from the sale of, shares in other REITs (excluding dividends from our TRSs);

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  income and gain derived from "foreclosure property",

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  interest on obligations secured by mortgages on real property or on interests in real property; and

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  income derived from the temporary investment of new capital that is attributable to the issuance of share of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date we receive such new capital.

          Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions entered into on or after January 1, 2005, and certain foreign currency gains recognized after July 30, 2008) from sources that qualify for purposes of the 75% gross income test and from dividends (including dividends from our TRSs), interest, and gain from the sale or disposition of stock or securities, or any combination of these. For these purposes, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents from Real Property

          Rents that we receive from a tenant will qualify as "rents from real property" for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

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  The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of gross receipts or sales.

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  In general, neither we nor an actual or constructive owner of 10% or more of our capital stock may actually or constructively own 10% or more of a tenant or a subtenant of a tenant (the "10% tenant rule"). Otherwise, the rent received from such a tenant (or subtenant) may be nonqualifying income unless the tenant or subtenant is a TRS and certain other requirements are met, as discussed below.

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  Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as rents from real property.

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  We normally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are "usually or customarily rendered" in connection with the rental of space only and are not otherwise considered "rendered to the occupant" of the property. In addition, we may provide services through an independent contractor who is adequately compensated and from whom we do not derive or receive any income or through a TRS. Such services will not cause the rent we receive from those tenants to fail to qualify as rents from real property.

          We currently do not receive any rents from any of our TRSs; however, in the future we may lease space to one or more of our TRSs. In such a case, for purposes of the 10% tenant rule discussed above, rents received from one of our TRSs will not be excluded from the definition of "rents from real property" if at least 90% of the leased space at the property to which the rents relate is rented to qualifying third parties and the rents paid by the TRS are comparable to rents paid by our other tenants for comparable space. Whether rents paid by the TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS is modified and such modification results in an increase in rents payable by such TRS, any such increase will not qualify as rents from real property.

          We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

          Substantially all of the rental income that we have received in the past and that we anticipate receiving in the future is derived from providing space to customers in our temperature-controlled storage facilities. Our management, trucking, and logistics businesses are carried out by AL Holding, our TRS, and its subsidiaries. We received a private letter ruling from the IRS in 2004 substantially to the effect that (1) amounts we receive for providing space in our temperature-controlled warehouses will constitute rents from real property for purposes of the gross income tests and (2) the provision of product handling, transportation, and other supply chain services to our customers by a TRS will not cause otherwise qualifying amounts we receive for providing space in our temperature-controlled warehouses to be nonqualified for purposes of the gross income tests. However, the arrangements between us and AL Holding are subject to the restrictions described in "— Penalty Tax" below.

Income from Hedging Transactions

          From time to time, we intend to enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income we derive from a hedging transaction that is clearly identified as a hedging transaction as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of (and thus will be exempt from) the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income for purposes of (and thus will be exempt from) the 75% gross income test to the extent that such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction entered into on or prior to July 30, 2008, including gain from the sale or disposition of such a transaction, will, however, be treated as nonqualifying income for purposes of the 75% gross income test. In addition, income and gain from a hedging transaction entered into prior to January 1, 2005, including gain from the sale or disposition of such a transaction, will be treated as nonqualifying income for purposes of the 95% gross income test. The term "hedging transaction", as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate or price changes or currency fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests.

          We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging transactions (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Foreign Currency Gains

          We have investments in entities and properties located outside the United States and will acquire additional properties outside the United States as a result of the transactions described in "Formation and Structure of Our Company — The Formation Transactions". In addition, in the future we may acquire or invest in additional entities or properties located outside the United States. These acquisitions could cause us to incur foreign currency gains or losses. Prior to July 30, 2008, the characterization of foreign currency gain for purposes of the REIT gross income tests was unclear, though the IRS had indicated that REITs could apply the principles of proposed Treasury Regulations to determine whether foreign currency gain constituted qualifying income under the REIT gross income tests. As a result, we anticipate that any foreign currency gains we recognized on or prior to July 30, 2008 with respect to rents from any property located outside the United States were qualifying income for purposes of the 75% and 95% gross income tests.

          Certain foreign currency gains recognized after July 30, 2008, to the extent attributable to specified assets or items of qualifying income or gain for purposes of the 75% or 95% gross income test, however, generally will not constitute gross income for purposes of the applicable test, and therefore will be exempt from such test, provided we do not deal in or engage in substantial and regular trading in securities, which we do not intend to do. While we may recognize foreign currency gains that will be nonqualifying income for purposes of the 75% and 95% gross income tests, we do not expect that any such foreign currency gains will adversely affect our ability to comply with such tests.

Ownership of Interests in Controlled Foreign Corporations

          In addition, from time to time we may own interests in entities that are "controlled foreign corporations" for United States federal income tax purposes under applicable tax rules. We will be deemed to receive our allocable share of certain income earned by such controlled foreign corporations through our interest in our operating partnership, whether or not such income is actually distributed to our operating partnership. This income will not qualify for the 75% gross income test, and it is unclear whether it will qualify for the 95% gross income test.

          We will monitor the amount of nonqualifying income, including dividends and other income from our TRSs, and will take actions intended to keep this income within the limitations of the REIT gross income tests. While we expect these actions will prevent a violation of the REIT gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

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  our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

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  following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with applicable Treasury Regulations.

          It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "— General", even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income

          Any gain (including any net foreign currency gain recognized after July 30, 2008) that we realize on the sale of property (other than foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe-harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership's investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax

          Any "redetermined rents", "redetermined deductions" or "excess interest" we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our TRSs, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted if the amounts were determined on an arm's-length basis. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

          Our TRSs provide certain services to our tenants. We set the fees paid to our TRSs for such services at arm's-length rates, although the fees paid may not satisfy the safe-harbor provisions contained in the Code. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect income. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of the amount of an arm's-length fee for tenant services over the amount actually paid.

Asset Tests

          At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets. For purposes of these tests, we will be deemed to own our proportionate share of the assets of any partnership or limited liability company treated as a partnership for federal income tax purposes based on our capital interest in such entity, subject to special rules relating to the 10% value test described below.

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  First, at least 75% of the value of our total assets must be represented by real estate assets, cash and cash items, and certain government securities. The term "real estate assets" includes real property (including interests in real property and interests in mortgages on real property), shares (or transferable certificates of beneficial interest) in other REITs, and property attributable to the temporary investment of new capital as described above.

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  Second, not more than 25% of the value of our total assets may be represented by securities other than those securities includable in the 75% asset test.

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  Third, except for investments in other REITs, our qualified REIT subsidiaries and TRSs and securities includible in the 75% asset test, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the "straight debt" safe-harbor, debt securities issued by a partnership in which the REIT holds a partnership interest (to the extent of such partnership interest), or debt securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

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  Fourth, not more than 25% (or 20%, for taxable years ending on or before December 31, 2008) of the value of our total assets may be represented by the securities of one or more TRSs.

          Our operating partnership owns 100% of the stock of AL Holding and ART Quarry. So long as each of these companies qualifies as a TRS, we will not be subject to the 5% asset test, the 10% voting securities limitation, or the 10% value limitation with respect to our ownership of their stock. We intend to acquire securities in other TRSs in the future, including as part of the transactions described in "Formation and Structure of Our Company — The Formation Transactions". We believe that the aggregate value of our TRSs has not exceeded 20% of the aggregate value of our gross assets in any taxable year ending on or before December 31, 2008 or 25% of the aggregate value of our gross assets in our taxable year ending December 31, 2009, and we believe that in the future it will not exceed 25% of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will agree with our determinations of value.

          The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our operating partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer. For example, our indirect ownership of securities of each issuer may increase as a result of our capital contributions (whether directly or through our operating partnership) or as any limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including, for our taxable year beginning on January 1, 2009, and all taxable years thereafter, a change caused by changes in the foreign currency exchange rate used to value foreign assets). If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. However, there can be no assurance that the IRS will agree with our determinations as to value and the IRS could assert that a different value is applicable. If we failed to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

          Commencing with our taxable year beginning January 1, 2005, certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter and (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT, after the 30-day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

          Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance we will always be successful, or will not require a reduction in our operating partnership's overall interest in an issuer (including in a TRS). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

          To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an amount at least equal to the sum of:

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  90% of our "REIT taxable income" computed without regard to the dividends paid deduction and our net capital gain or loss; and

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  90% of our after tax net income, if any, from foreclosure property; minus

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  the excess of the sum of certain items of non-cash income over 5% of our "REIT taxable income". For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

          If we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we could be required to pay tax at the highest corporate rate on the gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case on the date we acquired the asset. Such gain is taken into account in determining our taxable income and capital gains, and the amount of tax paid is taken into account as a loss, for purposes of the distribution requirements. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury Regulations on its federal income tax return.

          We generally must pay the distributions described above in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year or (b) we declare the distribution in October, November, or December of the taxable year, payable to shareholders of record on a specified date in any such month, and we actually pay the dividend before the end of January of the following year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement. The amount distributed must not be preferential — i.e., every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than according to its dividend rights as a class.

          To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. Furthermore, if we fail to distribute during a calendar year, or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. Any REIT taxable income and net capital gain that was subject to income tax for any year is treated as an amount distributed during that year for purposes of calculating the 4% excise tax.

          We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

          We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash.

          Certain stock dividends, including dividends partially paid in our capital stock and partially paid in cash that comply with IRS Revenue Procedure 2010-12, will be taxable to the recipient U.S. shareholder to the same extent as if paid in cash.

          Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. However, we will be required to pay interest and, in some cases, penalties to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Like-Kind Exchanges

          We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

          Commencing with our taxable year beginning January 1, 2005, specified cure provisions are available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our shareholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the funds available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to shareholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction, and individuals may be eligible for the preferential rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Federal Income Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General

          Substantially all of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies, each of which we expect will be classified for federal income tax purposes as a partnership or, if the entity has only one owner or member, as an entity that is disregarded for federal income tax purposes (a "disregarded entity") rather than as a corporation or an association taxable as a corporation.

          Our operating partnership will be classified as a disregarded entity for federal income tax purposes until such time as additional limited partners are admitted to the operating partnership, at which time the operating partnership will be classified as a partnership for federal income tax purposes. This prospectus does not address all of the federal income tax consequences resulting from such a change in classification or from the treatment of the operating partnership as a partnership for federal income tax consequences. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership, and any subsidiary partnerships or limited liability companies held, formed or acquired by our operating partnership that are treated as either partnerships or disregarded entities for federal income tax purposes and not as associations taxable as corporations. The following discussion does not address state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership or Disregarded Entity

          We will be required to include in our income our distributive share of the operating partnership's income (including its share of any subsidiary partnership's or limited liability company's income) and to deduct our distributive share of the operating partnership's losses (including its share of any subsidiary partnership's or limited liability company's losses) but only if the entity is classified for federal income tax purposes as a partnership or a disregarded entity. Under applicable Treasury Regulations, an unincorporated domestic entity may elect to be classified either as an association taxable as a corporation or as a partnership (or disregarded entity if it has a single owner or member). If the entity fails to make an election, it generally will be classified as a partnership (or disregarded entity if it has a singe owner or member) for federal income tax purposes. Our operating partnership will be classified as a disregarded entity for federal income tax purposes until such time as additional limited partners are admitted to the operating partnership, at which time the operating partnership will be classified as a partnership for federal income tax purposes. We have not made, nor do we intend to make, an election to treat the operating partnership as a corporation for federal income tax purposes. Other than our TRSs, we have not made an election to treat any of our subsidiary partnerships or limited liability companies as entities taxable as corporations for federal income tax purposes.

          Even though our operating partnership or any of our subsidiary partnerships and limited liability companies treated as partnerships for federal income tax purposes will not elect to be treated as an association taxable as a corporation for United States federal income tax purposes, such an entity may be taxed as a corporation if it is deemed to be a "publicly traded partnership".

A publicly traded partnership is a partnership (or a limited liability company that is treated as a partnership for federal income tax purposes) whose interests are traded on an established securities market or are readily tradable on a secondary market (or substantial equivalent thereof). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year which it was classified as a publicly traded partnership, at least 90% of the partnership's gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the REIT gross income tests, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, dividends or certain other gains from property held for the production of income qualifying for the 90% passive income exception.

          Applicable Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. If any partnership (or limited liability company treated as a partnership for federal income tax purposes) in which we own a direct or indirect interest, including our operating partnership, does not qualify for these safe harbors and is treated as a publicly traded partnership, we believe that such partnership or limited liability company would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be taxed as a corporation.

          If for any reason our operating partnership or a subsidiary partnership or limited liability company were treated as an association taxable as a corporation, rather than a partnership or disregarded entity, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT gross income tests. See "— Taxation of Our Company — Asset Tests" and "— Taxation of Our Company — Gross Income Tests". This, in turn, could prevent us from qualifying as a REIT. See "— Failure to Qualify" for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions. See "—Taxation of Our Company — Annual Distribution Requirements". Further, items of income and deduction of such partnership (or limited liability company) would not pass through to its partners, and its partners would be treated as shareholders of a corporation for tax purposes. Consequently, such partnership (or limited liability company) would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership's (or limited liability company's) taxable income.

Allocations of Income, Gain, Loss and Deduction

Partners, Not Partnership, Subject to Tax

          Once our operating partnership becomes treated as a partnership for federal income tax purposes, we will be required to take into account our allocable share of our operating partnership's income, gains, losses, deductions and credits for any taxable year of our operating partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from our operating partnership. In addition, to the extent any subsidiary partnership or limited liability company of our operating partnership is treated as a partnership for federal income tax purposes, our operating partnership will be required to take into account the operating partnership's allocable share of such entity's income, gains, losses, deductions and credits for any taxable year of such entity ending within or with our operating partnership's taxable year, without regard to whether our operating partnership has received or will receive any distributions from such entity. Among other consequences, these allocations may result in our recognizing taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "— Taxation of Our Company — Organizational Requirements" and "— Taxation of Our Company — Annual Distribution Requirements".

Partnership Allocations

          Although the allocation of income and loss among partners is generally determined by the applicable partnership agreement or operating agreement, such allocations will be disregarded for federal income tax purpose under Section 704(b) of the Code if they do not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to such allocation will be reallocated in accordance with the partner's interest in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Allocations under the operating agreements of our operating partnership or any subsidiary partnership or limited liability company are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to Contributed Properties

          Under Section 704(c) of the Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. Under applicable Treasury Regulations, partnerships are required to use a "reasonable method" for allocating items subject to Section 704(c) of the Code and several reasonable allocation methods are described therein. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

          At the time the operating partnership becomes a partnership for federal income tax purposes, we will be deemed to contribute all of the assets held by the operating partnership to a new partnership in exchange for a partnership interest. Accordingly, at such time the requirements of Section 704(c) will apply to us. As a result, (i) this could cause us to be allocated lower amounts of depreciation deductions for federal income tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of their contribution, and (ii) in the event of the sale of such properties, this could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale. We may therefore recognize taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Taxable U.S. Shareholders

          For purposes of our discussion, the term "U.S. shareholder" means a holder of our common shares who, for United States federal income tax purposes, is:

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  a citizen or resident of the United States;

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  a corporation, including an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

          If a partnership or other entity treated as a partnership for federal income tax purposes holds our common shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

Distributions Generally

          Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax discussed below, will be taxable to our taxable U.S. shareholders as ordinary income when actually or constructively received. See "— Tax Rates" below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations or, except to the extent described in "— Tax Rates" below, the preferential rates on qualified dividend income applicable to individuals. For purposes of determining whether distributions to holders of our stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

          To the extent that we make a distribution on our common shares in excess of our current and accumulated earnings and profits allocable to such common shares, the distribution will be treated first as a tax-free return of capital to a U.S. shareholder, reducing the U.S. shareholder's adjusted tax basis in its common shares, and the amount of each distribution in excess of a U.S. shareholder's adjusted tax basis in its common shares will be taxable as gain from the sale of its common shares. Such gain will be taxable as a long-term capital gain if the common shares were held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

          To the extent that we have available net operating losses carried forward from prior years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. However, U.S. shareholders may not include in their own federal income tax returns any of our net operating losses or capital losses.

          We expect to have sufficient earnings and profits to treat any distribution by us as a dividend up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any "deficiency dividend" will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result a U.S. shareholder may be required to treat some distributions that would otherwise result in a tax-free return of capital as taxable dividends.

          The IRS has recently issued Revenue Procedure 2010-12 pursuant to which certain stock dividends paid with respect to our taxable years 2010 and 2011 may be treated as if such stock dividends were equivalent to taxable cash dividends. Under this Revenue Procedure, if we declare a stock dividend and each shareholder has an option to elect to receive all or a portion of such dividend in cash, provided that the cash portion of such dividend represents at least 10% of the total dividend payment to be made to all shareholders and certain other requirements are satisfied, then taxable shareholders receiving such dividends will be required to include the full amount of the dividend, including the portion of the dividend that is paid in stock, as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. Accordingly, if we pay a stock dividend with a cash election feature in accordance with this Revenue Procedure, a shareholder's tax liability with respect to such dividend may be significantly greater than the amount of cash such shareholder actually receives. If a U.S. shareholder sells the common shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount the U.S. shareholder is required to include in income with respect to the dividend, depending on the market price of our shares at the time of the sale.

Capital Gain Dividends

          Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. shareholders as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. shareholder held the common shares. A corporate U.S. shareholder may be required to treat up to 20% of certain capital gains dividends as ordinary income. Except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of our common shares in proportion to the amount that our total dividends, as determined for federal income tax purposes, paid or made available to the holders of common shares for the year bears to the total dividends, as determined for federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year.

Retention of Net Capital Gains

          We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. shareholder generally would:

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  include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

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  be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. shareholder's long-term capital gains;

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  receive a credit or refund for the amount of tax deemed paid by it;

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  increase the adjusted basis of its common shares by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

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  in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations

          Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our common shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. A U.S. shareholder may elect to treat capital gain dividends, capital gains from the disposition of our common shares and income designated as qualified dividend income, as described in "— Tax Rates" below, as investment income for purposes of computing the investment interest limitation, but in such case, the U.S. shareholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

          Dispositions of Our Common Shares.    If a U.S. shareholder sells or disposes of common shares to a person other than us, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder's adjusted basis in the shares for federal income tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the common shares for more than one year. However, if a U.S. shareholder recognizes loss upon the sale or other disposition of common shares that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. shareholder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates

          The maximum federal income tax rate for non-corporate taxpayers for long-term capital gains, including certain "capital gain dividends", has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate), and the maximum federal income tax rate for non-corporate taxpayers for "qualified dividend income" has generally been reduced to 15%. In general, dividends payable by REITs to non-corporate U.S. shareholders are not eligible for the reduced tax rate on qualified dividend income, except to the extent that (1) the REIT designates a dividend as qualified dividend income, (2) certain holding requirements have been met, and (3) the REIT's dividends are attributable to qualified dividend income received by the REIT from taxable corporations (such as its TRSs) or to income that was subject to tax at the corporate/REIT level (for example, taxable income from a prior taxable year that was retained and subject to tax). The currently applicable provisions of the federal income tax laws relating to the 15% tax rate are currently scheduled to "sunset" or revert to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.

Information Reporting Requirements and Backup Withholding for U.S. Shareholders

          We will report to U.S. shareholders of our common shares and the IRS the amount of distributions made or deemed made during each calendar year, and the amount of any tax withheld. Under some circumstances, a U.S. shareholder may be subject to backup withholding with respect to dividends paid with respect to, or cash proceeds from a sale or exchange of, our common shares. Backup withholding will only apply if the shareholder:

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  fails to furnish its taxpayer identification number (which, for an individual, would be his or her Social Security number);

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  furnishes an incorrect taxpayer identification number;

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  is notified by the IRS that the shareholder has failed to properly report payments of interest or dividends and is subject to backup withholding; or

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  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that it has not been notified by the IRS that the shareholder is subject to backup withholding for failure to report interest or dividend payments or has been notified by the IRS that the shareholder is no longer subject to backup withholding for failure to report these payments.

          Backup withholding generally will not apply with respect to payments made to some shareholders, such as corporations in certain circumstances and tax-exempt organizations. A U.S. shareholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be allowed as a credit against the shareholder's federal income tax liability and may entitle the U.S. shareholder to a refund provided the required information is furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status. See "— Taxation of

Non-U.S. Shareholders". U.S. shareholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Taxation of Tax-Exempt Shareholders

          Tax-exempt entities, including employee pension benefit trusts and individual retirement accounts, generally are exempt from United States federal income taxation. These entities are subject to taxation, however, on any "unrelated business taxable income", or "UBTI", as defined in the Code. The IRS has issued a published ruling that distributions from a REIT to a tax-exempt pension trust did not constitute UBTI. Based on that ruling, distributions from us and gain arising upon a sale of common shares generally will not be UBTI to a tax-exempt shareholder. However, all or a portion of this income or gain will be UBTI if a tax-exempt shareholder finances its acquisition of our common shares with debt under the "debt financed property" rules under the Code or if the shares are used in a trade or business of the tax-exempt shareholder.

          For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our common shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these "set aside" and reserve requirements.

          Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of the value of our stock could be required to treat a certain percentage of the dividends it receives from us as unrelated business taxable income if we are a "pension-held REIT". We will not be a "pension-held REIT" unless (1) we are required to "look through" one or more of our qualified trust shareholders in order to satisfy the REIT "closely-held" test, and (2) either (i) one qualified trust owns more than 25% of the value of our stock, or (ii) one or more qualified trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock. Tax-exempt shareholders should consult their tax advisors regarding the potential impact of these rules.

          Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of our common shares.

Taxation of Non-U.S. Shareholders

          For purpose of our discussion, the term "non-U.S. shareholder" means a holder of our common shares that is neither a U.S. shareholder nor a partnership (or an entity treated as a partnership for federal income tax purposes). The rules governing the United States federal income taxation of non-U.S. shareholders are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances.

          We urge non-U.S. shareholders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the purchase, ownership and disposition of our common shares, including any reporting requirements.

Distributions Generally

          Distributions (including any taxable stock dividends) to non-U.S. shareholders that are not attributable to gain from our sale or exchange of a "United States real property interest", or "USRPI", and that we do not designate as capital gain dividends (except as described below) will be taxable to such non-U.S. shareholder as ordinary income to the extent that we pay such distributions out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, distributions received by a non-U.S. shareholder that are treated as effectively connected with the non-U.S. shareholder's United States trade or business will be subject to federal income tax on a net basis at graduated rates, in the same manner as U.S. shareholders are taxed on distributions, and are generally not subject to withholding. In general, non-U.S. shareholders will not be considered to be engaged in a United States trade or business solely as a result of their ownership or our common stock. Distributions received by a non-U.S. shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

          Except as otherwise provided below, we plan to withhold United States federal income tax at a rate of 30% on any distributions made to a non-U.S. shareholder unless:

  •
  a lower treaty rate applies and the non-U.S. shareholder submits to us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

  •
  the non-U.S. shareholder submits to us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. shareholder's United States trade or business.

Non-Dividend Distributions

          Distributions to a non-U.S. shareholder in excess of our current and accumulated earnings and profits will not be taxable to the extent that such distributions do not exceed the U.S. shareholder's basis in its common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of such common shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder would otherwise be subject to tax on gain from the sale or disposition of our common shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the applicable rate. However, a non-U.S. shareholder may obtain a refund of amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests

          Distributions to a non-U.S. shareholder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to United States federal income taxation, unless:

  •
  the investment in our common shares is treated as effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, except that a non-U.S. shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

  •
  the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

          Pursuant to FIRPTA, distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by us of USRPIs within the meaning of FIRPTA, whether or not designated as capital gain dividends, will cause the non-U.S. shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. shareholders would generally be taxed at the same rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax. We will be required to withhold and to remit to the IRS 35% (or lower rate to the extent provided in Treasury Regulations) of any distribution to a non-U.S. shareholder that is designated as a capital gain dividend or, if greater, 35% of any distribution to a non-U.S. shareholder that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability. However, any distribution with respect to any class of stock which is "regularly traded" on an established securities market located in the United States is not subject to FIRPTA, and therefore not subject to the 35% United States withholding tax described above, if the non-U.S. shareholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will be treated as ordinary dividend distributions and will be subject to withholding in the manner described above with respect to ordinary dividends.

Retention of Net Capital Gains

          Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common shares held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability their proportionate share of the tax paid by us on such retained capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeded their actual United States federal income tax liability.

Disposition of Our Common Shares

          Gain recognized by a non-U.S. shareholder upon the sale, exchange or other taxable disposition of common shares generally will not be subject to United States federal income taxation unless our common shares constitute a USRPI within the meaning of FIRPTA. Our common shares will not be treated as a USRPI if, throughout a prescribed testing period, less than 50% of our real estate assets and other assets used in a trade or business consist of interests in real property located within the United States (including shares of a domestic corporation that would be a USRPI), excluding, for this purpose, interests solely in a capacity as a creditor.

          Even if the foregoing test is not met, our common shares nonetheless will not constitute a USRPI if we are a "domestically controlled qualified investment entity". A "domestically controlled qualified investment entity" includes a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders. No assurance can be given that we have been or will be a domestically controlled qualified investment entity. If we do not qualify as a domestically controlled qualified investment entity at the time a non-U.S. shareholder sells our common shares, gain arising from the sale, exchange or other taxable disposition by a non-U.S. shareholder of common shares would not be subject to United States federal income taxation under FIRPTA as a sale of a USRPI if: (1) the common shares are "regularly traded", as defined by applicable Treasury Regulations, on an established securities market; and (2) the selling non-U.S. shareholder owned, actually and constructively, 5% or less of our common shares throughout the five-year period ending on the date of the sale, exchange or other taxable disposition. We believe that, following this offering, our common shares will be regularly traded on an established securities market.

          Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our common shares not otherwise subject to FIRPTA will be taxable to a non-U.S. shareholder in two cases: (a) if the non-U.S. shareholder's investment in our common shares is treated as effectively connected with a United States trade or business conducted by the non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain; and (b) if the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

          In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our common shares (subject to the 5% exception applicable to "regularly traded" stock described above), a non-U.S. shareholder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. shareholder (1) disposes of such common shares within a 30-day period preceding the ex-dividend date of a distribution any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI, and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire other common shares during the 61-day period beginning with the first day of the 30-day period described in (1).

          If gain on the sale, exchange or other taxable disposition of common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would generally be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax. In addition, if the sale, exchange or other taxable disposition of common shares were subject to taxation under FIRPTA, and if shares of our common shares were not "regularly traded" on an established securities market, the purchaser of the common shares would be required to withhold and remit to the IRS 10% of the gross purchase price.

Information Reporting and Backup Withholding

          Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. shareholder, such holder's name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. shareholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. shareholder's country of residence.

          Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. shareholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. shareholder is a United States person.

          Backup withholding is not an additional tax. Rather, the United States federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the IRS.

Other Tax Consequences

          State, local and foreign income tax laws may differ substantially from the corresponding United States federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. You should consult your tax advisor regarding the effect of state, local and foreign tax laws with respect to our tax treatment as a REIT and on an investment in our common shares.

ERISA CONSIDERATIONS

          The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). Moreover, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party-in-Interest with respect to a Plan by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between such a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

          The United States Department of Labor (the "DOL") has issued a regulation (29 C.F.R. § 2510.3-101) concerning the definition of what constitutes the assets of a Plan (the "Plan Asset Regulations"). These regulations provide that, as a general rule, the underlying assets and properties of corporations, partnerships, trusts and certain other entities in which a Plan purchases an "equity interest" will be deemed for purposes of ERISA to be assets of the investing Plan unless certain exceptions apply. The Plan Asset Regulations define an "equity interest" as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Our common shares included in this offering should be treated as "equity interests" for purposes of the Plan Asset Regulations.

          The Plan Asset Regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a "real estate operating company" or a "venture capital operating company". Under the Plan Asset Regulations, a "real estate operating company" is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

  •
  invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

  •
  which, in the ordinary course of its business, is engaged directly in real estate management or development activities.

          According to those same regulations, a "venture capital operating company" is defined as an entity that on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost invested in one or more operating companies with respect to which the entity has management rights; and that, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

          Another exception under the Plan Asset Regulations applies to "publicly offered securities", which are defined as securities that are:

  •
  freely transferable;

  •
  part of a class of securities that is widely held; and

  •
  either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act, or sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

          Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Under the Plan Asset Regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes or which would violate any state or federal statute, regulation, court order, judicial decree, or rule of law will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security that are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

          A class of securities is considered "widely held" if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control.

          We expect that our common shares will meet the criteria of the publicly offered securities exception to the look-through rule. First, the common shares should be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon transfer of our common shares are those generally permitted under the Plan Asset Regulations, those required under federal tax laws to maintain the REIT's status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to a registered public offering and those owned by officers, directors and other affiliates, and voluntary restrictions agreed to by a selling shareholder regarding volume limitations.

          Second, we expect (although we cannot confirm) that our common shares will be held by 100 or more investors and that at least 100 or more of these investors will be independent of the REIT and of one another.

          Third, our common shares included in this offering will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common shares will be registered under the Exchange Act.

          If, however, none of the exceptions under the Plan Asset Regulations were applicable to the REIT and the REIT were deemed to hold Plan assets subject to ERISA or Section 4975 of the Code, such Plan assets would include an undivided interest in the assets held in the REIT. In such event, such assets and the persons providing services with respect to such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA and the prohibited transaction provisions of ERISA and Section 4975 of the Code.

          In addition, if the assets held in the REIT were treated as Plan assets, certain of the activities of the REIT could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., the extension of credit between a Plan and a Party in Interest or Disqualified Person). Such transactions may, however, be subject to a statutory or administrative exemptions such as Prohibited Transaction Class Exemption ("PTCE") 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager".

          Each Plan fiduciary should consult with its counsel with respect to the potential applicability of ERISA and the Code to such investment or similar rules that may apply to Plans not subject to ERISA or Code Section 4975, such as governmental plans, church plans or plans maintained outside of the United States. Each Plan fiduciary should also determine on its own whether any exceptions or exemptions are applicable (including the publicly offered securities exception) and whether all conditions of any such exceptions or exemptions have been satisfied.

          Moreover, each Plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, participation in the formation transactions is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

          This Statement is in no respect a representation that any of the transactions contemplated herein meet all relevant legal requirements with respect to investments by Plans generally or that any such transaction is appropriate for any particular Plan.

 UNDERWRITING

          The company and the underwriters named below have entered into an underwriting agreement with respect to the common shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of common shares indicated in the following table. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Common Shares
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Deutsche Bank Securities Inc.
RBC Capital Markets Corporation
Wells Fargo Securities, LLC

Total	43,000,000

          The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 6,450,000 additional common shares.

Paid by Our Company	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

          Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The company and its officers, trustees, and controlling shareholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

          Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among the company and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company's historical performance, estimates of the business potential and earnings prospects of the company, an assessment of the company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

          Our common shares have been approved for listing on the NYSE under the symbol "ACRE". In order to meet one of the requirements for listing the common shares on the NYSE, the underwriters have undertaken to sell a minimum number of common shares to a minimum number of beneficial owners as required by the NYSE.

          In connection with the offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

          The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

          The company estimates that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $6,000,000.

          The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

          In December 2006, JPMorgan Chase Bank, N.A. and German American Capital Corporation, affiliates of J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., two underwriters in this offering, acted as lenders for Pool 2 of our mortgage loans for which they received customary fees. Goldman, Sachs & Co., Deutsche Bank Securities Inc. and RBC Capital Markets Corporation, each of which is an underwriter of this offering, will participate as initial purchasers in the concurrent issuance of the senior secured notes by a subsidiary of our operating partnership for which they will receive customary fees. Wells Fargo Capital Finance, LLC, an affiliate of Wells Fargo Securities, LLC, an underwriter in this offering, acts as arranger, administrative agent and lender under our MWT credit facility and will act as arranger, administrative agent and lender under our subsidiary credit facility upon completion of this offering. Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, an underwriter in this offering, will act as trustee for the senior secured notes and as transfer agent and registrar for our common shares upon completion of this offering. Royal Bank of Canada, the parent company of RBC Capital Markets Corporation, is a lender and administrative agent under certain Versacold revolving and term loan facilities as well as a counterparty to certain hedging arrangements with Versacold. Goldman, Sachs & Co. is also a lender under two of Versacold's loan facilities. The underwriters and their respective affiliates may in the future perform various financial advisory and investment banking services for the company for which they will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the company.

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

            (a)     to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

            (b)     to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

            (c)     to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

            (d)     in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          Each underwriter has represented and agreed that:

          it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

          it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of which is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

 VALIDITY OF COMMON SHARES

          The validity of the common shares offered hereby will be passed on for us by Venable LLP, Baltimore, Maryland. The statements relating to certain United States federal income tax matters under the caption "United States Federal Income Tax Considerations" will be reviewed by and the qualification of our company as a REIT for United States federal income tax purposes will be passed upon by Arnall Golden Gregory LLP, Atlanta, Georgia. Certain legal matters relating to this offering will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the company by Munger, Tolles & Olson LLP, Los Angeles, California.

EXPERTS

          The consolidated financial statements and financial statement schedules of Americold Realty Trust and subsidiaries as of December 31, 2009 and 2008, and for the year ended December 31, 2009 and for the periods January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008, and for the year ended December 31, 2007 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements and financial statement schedules are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The consolidated financial statements of Versacold International Corporation (formerly Eimskip Holdings Inc.) as of October 31, 2009 and 2008, and for the four months ended October 31, 2009, the eight months ended June 30, 2009, and the years ended October 31, 2008 and 2007, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the financial statements refers to a change in accounting for uncertain tax positions effective November 1, 2007.

          The "Overview of the Global Temperature-Controlled Warehouse Industry", which has been included herein, was prepared for us by the Global Cold Chain Alliance. Information set forth in "Prospectus Summary—Industry Overview" and "Overview of the Global Temperature-Controlled Warehouse Industry" is included in reliance upon the Global Cold Chain Alliance's authority as an expert on such matters.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the common shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission's Web site, www.sec.gov.

          AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND REPORTING REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND WILL FILE ANNUAL, QUARTERLY AND OTHER PERIODIC REPORTS AND PROXY STATEMENTS AND WILL MAKE AVAILABLE TO OUR SHAREHOLDERS QUARTERLY REPORTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR CONTAINING UNAUDITED INTERIM FINANCIAL INFORMATION.

INDEX TO FINANCIAL STATEMENTS

Americold Realty Trust and Subsidiaries

Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2009 and 2008	F-3

Consolidated Statements of Income for the Year Ended December 31, 2009, the Periods January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008, and the Year Ended December 31, 2007

F-5

Consolidated Statements of Shareholders' Equity for the Year Ended December 31, 2009, the Periods January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008, and the Year Ended December 31, 2007

F-6

Consolidated Statements of Cash Flows for the Year Ended December 31, 2009, the Periods January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008, and the Year Ended December 31, 2007

F-8

Notes to Consolidated Financial Statements as of December 31, 2009 and 2008 and for the Year Ended December 31, 2009, the Periods January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008, and the Year Ended December 31, 2007

F-9
Schedule II — Valuation and Qualifying Accounts	F-46
Schedule III — Real Estate and Accumulated Depreciation as of December 31, 2009	F-47
Versacold International Corporation
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accountant	F-50
Consolidated Balance Sheets as of October 31, 2009 and 2008	F-51
Consolidated Statements of Operations for the Periods July 1, 2009 through October 31, 2009, November 1, 2008 through June 30, 2009, and Years Ended October 31, 2008 and October 31, 2007	F-52

Consolidated Statements of Change in Shareholder's Equity for the Periods November 1, 2008 through June 30, 2009 and July 1, 2009 through October 31, 2009 and for the Years Ended October 31, 2008 and October 31, 2007

F-53
Consolidated Statements of Cash Flows for the Periods July 1, 2009 through October 31, 2009, November 1, 2008 through June 30, 2009, and Years Ended October 31, 2008 and October 31, 2007	F-54
Notes to Consolidated Financial Statements	F-55
Unaudited Consolidated Financial Statements:
Consolidated Balance Sheet as of January 31, 2010 and October 31, 2009	F-91
Consolidated Statements of Operations for the three months ended January 31, 2010 and 2009	F-92
Consolidated Statements of Cash Flows for the three months ended January 31, 2010 and 2009	F-93
Notes to Unaudited Consolidated Financial Statements	F-94

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Americold Realty Trust and Subsidiaries:

          We have audited the accompanying consolidated balance sheets of Americold Realty Trust and subsidiaries (the "Company") as of December 31, 2009 (Successor) and 2008 (Successor), and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 2009 (Successor), the periods January 1, 2008 through March 31, 2008 Predecessor) and April 1, 2008 through December 31, 2008 (Successor), and the year ended December 31, 2007 (Predecessor). Our audit also included the consolidated financial statement schedules listed in the index on page F-1. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over consolidated financial reporting. Our audits included consideration of internal control over consolidated financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over consolidated financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2009 (Successor) and 2008 (Successor), and the results of its operations and its cash flows for the year ended December 31, 2009, for the periods January 1, 2008 through March 31, 2008 (Predecessor) and April 1, 2008 through December 31, 2008 (Successor), and the year ended December 31, 2007 (Predecessor), in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
March 17, 2010

          (except for the second paragraph of Note 23, as to which the date is April 22, 2010)

AMERICOLD REALTY TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND 2008

(Amounts in thousands, except share amounts)

	2009 Successor	2008 Successor
ASSETS
PROPERTY, PLANT, AND EQUIPMENT:
Land	$195,547	$195,540
Buildings and improvements	882,034	883,291
Machinery and equipment	246,781	214,422

	1,324,362	1,293,253
Accumulated depreciation and depletion	(152,059)	(64,068)

Property, plant, and equipment — net	1,172,303	1,229,185

CAPITALIZED LEASES:
Building and improvements	38,620	38,620
Machinery and equipment	22,211	24,761

	60,831	63,381
Accumulated depreciation	(10,979)	(3,353)

Capitalized leases — net	49,852	60,028

CASH AND CASH EQUIVALENTS	90,025	66,722
RESTRICTED CASH	5,591	3,408
ACCOUNTS RECEIVABLE — Net of allowance for doubtful accounts of $2,279 and $1,982 at December 31, 2009 and 2008, respectively	67,407	83,932
LEASEHOLD INTERESTS — Below market leases	7,628	8,943
IDENTIFIABLE INTANGIBLE ASSETS — Net	43,236	45,354
DEFERRED FINANCING COSTS — Net	1,685	2,100
GOODWILL	124,700	121,938
OTHER ASSETS	22,943	18,550

TOTAL	$1,585,370	$1,640,160

AMERICOLD REALTY TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND 2008

(Amounts in thousands, except share amounts)

	2009 Successor		2008 Successor
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Borrowings under revolving line of credit	$		$30
Accounts payable and accrued expenses		77,237	97,871
Due to related party		8,521
Mortgage notes — net of debt discount of $16,912 and $18,935 at December 31, 2009 and 2008, respectively		1,033,088	1,031,065
Sale-leaseback financing obligation		5,695	5,695
Capitalized lease obligations		53,813	58,390
Leasehold interests — above market leases		2,306	3,923
Unearned revenue		11,170	12,418
Pension and postretirement benefits		20,961	22,845
Deferred tax liability — net		4,004	7,722

Total liabilities		1,216,795	1,239,959

COMMITMENTS AND CONTINGENCIES (Note 18)
SHAREHOLDERS' EQUITY:

Preferred shares of beneficial interest, $0.01 par value — authorized 1,000 Series A Cumulative Non-Voting Preferred shares; liquidation preference $1,000 per share — issued and outstanding 125 shares at December 31, 2009

Preferred shares of beneficial interest, $0.01 par value — authorized 700 Series A shares; liquidation preference $1,000 per share — issued and outstanding 632 at December 31, 2008
Common shares of beneficial interest, $0.01 par value — authorized shares — 100,000,000 shares; issued and outstanding 69,342,769 shares at December 31, 2009 and 2008		693	693
Paid-in capital		512,903	504,804
Accumulated deficit		(133,011)	(90,194)
Accumulated other comprehensive loss		(12,010)	(15,102)

Total shareholders' equity		368,575	400,201

TOTAL		$1,585,370	$1,640,160

See notes to consolidated financial statements.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008
THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008,
AND THE YEAR ENDED DECEMBER 31, 2007
(Amounts in thousands, except share and per share data)

	2009 Successor	April 1, 2008 through December 31, 2008 Successor	January 1, 2008 through March 31, 2008 Predecessor	2007 Predecessor
REVENUES:
Rent and storage revenue	$246,617	$199,453	$63,773	$271,594
Warehouse services	242,980	191,397	63,758	254,636
Transportation and warehouse management services	262,725	256,030	85,734	311,368
Other revenues	8,695	7,100	2,367	9,428

Total revenues	761,017	653,980	215,632	847,026

OPERATING EXPENSES:
Rent, storage and warehouse cost of operations	320,205	259,732	89,084	373,696
Transportation and warehouse management cost of operations	243,829	240,934	81,558	295,459
Cost of operations related to other revenue	5,456	4,510	1,256	5,124
Depreciation, depletion and amortization	98,209	68,993	20,998	83,651
Impairment of intangible and long-lived assets	12,820
General and administrative	62,594	37,992	11,628	44,260

Total operating expenses	743,113	612,161	204,524	802,190

OPERATING INCOME	17,904	41,819	11,108	44,836
OTHER (EXPENSE) INCOME:
Interest and debt expense	(65,517)	(49,361)	(16,122)	(65,168)
Interest income	168	572	275	2,607
Other income (expense) — net	284	827	8	(72)

LOSS BEFORE INCOME TAX AND GAIN ON SALE OF REAL ESTATE	(47,161)	(6,143)	(4,731)	(17,797)
INCOME TAX BENEFIT (EXPENSE)	4,363	(796)	79	(775)

LOSS BEFORE GAIN ON SALE OF REAL ESTATE	(42,798)	(6,939)	(4,652)	(18,572)
GAIN ON SALE OF REAL ESTATE — Net of $0 in income taxes				1,161

NET LOSS	(42,798)	(6,939)	(4,652)	(17,411)
LESS PREFERRED SHARE DIVIDENDS	19	63	63	63

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(42,817)	$(7,002)	$(4,715)	$(17,474)

NET LOSS PER COMMON SHARE
Basic	$(0.62)	$(0.10)	$(0.07)	$(0.25)

Diluted	$(0.62)	$(0.10)	$(0.07)	$(0.25)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	69,342,769	69,342,769	70,000,000	70,000,000
Diluted	69,342,769	69,342,769	70,000,000	70,000,000

See notes to consolidated financial statements.

AMERICOLD REALTY TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008
THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008,
AND THE YEAR ENDED DECEMBER 31, 2007
(Amounts in thousands, except share amounts)

		Preferred Shares of Beneficial Interest		Common Shares of Beneficial Interest
	Comprehensive (Loss) Income	Number of Shares	Par Value	Number of Shares	Par Value	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
PREDECESSOR BALANCE — December 31, 2006		632	—	70,000,000	$700	$848,410	$(586,421)	$(352)	$262,337
Net loss	$(17,411)						(17,411)		(17,411)
Other comprehensive income — net of tax:
Adjustment to minimum pension liability	545							545	545
Change in unrealized net gain on foreign currency	545							545	545
Change in unrealized net gain on securities available for sale	12							12	12

Comprehensive loss	$(16,309)

Dividends paid on preferred shares of beneficial interest							(63)		(63)
Dividends paid on common shares of beneficial interest							(12,000)		(12,000)
Adoption of interpretation over accounting for uncertainty income tax							(386)		(386)

PREDECESSOR BALANCE — December 31, 2007		632	—	70,000,000	700	848,410	(616,281)	750	233,579
Net loss	$(4,652)						(4,652)	—	(4,652)
Other comprehensive loss, net of tax:
Change in unrealized net loss on foreign currency	(97)							(97)	(97)
Change in unrealized net loss on securities available for sale	(54)							(54)	(54)

Comprehensive loss	$(4,803)

Dividends paid on preferred shares of beneficial interest							(63)		(63)
Dividends paid on common shares of beneficial interest							(6,000)		(6,000)

AMERICOLD REALTY TRUST AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008
THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008,
AND THE YEAR ENDED DECEMBER 31, 2007
(Amounts in thousands, except share amounts)

		Preferred Shares of Beneficial Interest		Common Shares of Beneficial Interest
	Comprehensive (Loss) Income	Number of Shares	Par Value	Number of Shares	Par Value	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
PREDECESSOR BALANCE — March 31, 2008		632	—	70,000,000	$700	$848,410	$(626,996)	$599	$222,713

Transaction and purchase accounting (Note 2)				(657,231)	(7)	(343,621)	561,239	(599)	217,012

SUCCESSOR BALANCE — April 1, 2008		632	—	69,342,769	693	504,789	(65,757)		439,725
Net loss	$(6,939)						(6,939)		(6,939)
Other comprehensive loss, net of tax
Adjustment to pension liability	(14,465)							(14,465)	(14,465)
Change in unrealized net loss on foreign currency	(624)							(624)	(624)
Change in unrealized net loss on securities available for sale	(13)							(13)	(13)

Comprehensive loss	$(22,041)

Dividends declared on preferred shares of beneficial interest							(63)		(63)
Dividends declared on common shares of beneficial interest							(17,435)		(17,435)
Deferred stock option compensation expense						15	—		15

SUCCESSOR BALANCE — December 31, 2008		632	—	69,342,769	693	504,804	(90,194)	(15,102)	400,201
Net loss	$(42,798)						(42,798)		(42,798)
Other comprehensive loss, net of tax
Adjustment to pension liability	2,650							2,650	2,650
Change in unrealized net loss on foreign currency	446							446	446
Change in unrealized net loss on securities available for sale	(4)							(4)	(4)

Comprehensive loss	$(39,706)

Dividends paid on preferred shares of beneficial interest							(19)		(19)
Dividends paid on common shares of beneficial interest									—
Preferred stock redemption		(632)				(636)			(636)
Preferred stock reissuance		125				35			35
Compensation expense for warrants						7,960			7,960
Compensation expense for stock options						740			740

SUCCESSOR BALANCE — December 31, 2009		125	—	69,342,769	$693	$512,903	$(133,011)	$(12,010)	$368,575

See notes to consolidated financial statements.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008
THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008,
AND THE YEAR ENDED DECEMBER 31, 2007

(Amounts in thousands)

	2009 Successor		April 1, 2008 through December 31, 2008 Successor	January 1, 2008 Through March 31, 2008 Predecessor	2007 Predecessor
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss		$(42,798)	$(6,939)	$(4,652)	$(17,411)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and amortization		98,209	68,993	20,998	83,651
Amortization of deferred financing costs and debt discount		2,426	1,593	208	941
Amortization of above/below market leases		(301)	(225)
Compensation expense for warrants		7,960
Compensation expense for options		740	15
Loss (gain) on sale of assets		209	(6)		(1,193)
Impairment on intangibles and long-lived assets		12,820
Provision for doubtful accounts receivable		1,355	537	621	2,791
Changes in operating assets and liabilities — net of changes related to acquisitions:
Accounts receivable		14,271	13,563	2,192	(15,523)
Accounts payable and accrued expenses		(13,808)	(16,659)	7,326	1,876
Other		6,354	1,859	(5,092)	(3,974)

Net cash provided by operating activities		87,437	62,731	21,601	51,158

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash outflows		44,082	2,449	394	7,348
Restricted cash inflows		(46,265)	(4,379)	(7)	(229)
Acquisition related costs		(40)	(19,555)
Proceeds from the sale of property, plant, and equipment		956	354		1,560
Additions to property, plant, and equipment		(36,360)	(14,689)	(3,724)	(104,172)

Net cash used in investing activities		(37,627)	(35,820)	(3,337)	(95,493)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid and redemptions of beneficial interest shares — preferred		(82)		(63)	(63)
Dividends paid and redemptions of beneficial interest shares — common		(17,435)		(6,000)	(12,000)
Debt issuance costs					(207)
Net borrowings on revolving line of credit		(19)	(1,117)	(26)	30
Repayment of capital lease obligations		(8,370)	(6,382)	(1,932)	(7,398)
Repayment of mortgages payable			(50)		(5,662)
Capital contribution (Note 1)			18,080
Preferred stock reissuance — net of issuance costs		35
Preferred stock redemption		(636)
Common stock redemption			(4,000)

Net cash provided by (used in) financing activities		(26,507)	6,531	(8,021)	(25,300)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS		23,303	33,442	10,243	(69,635)
CASH AND CASH EQUIVALENTS:
Beginning of period		66,722	33,280	23,037	92,672

End of period		$90,025	$66,722	$33,280	$23,037

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Acquisition of fixed assets under capital leases		$3,314	$2,681	$489	$7,245

Interest paid		$63,050	$47,751	$15,818	$60,658

Income taxes paid — net of refunds		$(4,047)	$1,780	$1,994	$319

Acquisition of property, plant, and equipment on account		$2,792	$167	$394	$541

Accrued acquisition and transaction fees		$10,784	$—	$—	$—

Dividends declared — preferred shares		$—	$63	$—	$—

Dividends declared — common shares	$		$17,435	$—	$—

See notes to consolidated financial statements.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

1. ORGANIZATION

          Americold Realty Trust (the "Company") is a real estate investment trust ("REIT") organized in the state of Maryland. The consolidated Company includes two wholly owned taxable REIT subsidiaries ("TRS"), ART AL Holding, LLC ("ART AL"), and ART Quarry TRS, LLC ("ART Quarry").

          As of December 31, 2007, Vornado Realty Trust ("VNO") owned 47.6%, Crescent ART Holdings ("CAH") (an affiliate of Morgan Stanley Real Estate) owned 31.7%, and three affiliates of The Yucaipa Companies ("Yucaipa") owned 20.7% of the Company's common stock. On March 31, 2008, two of the existing affiliates of Yucaipa, along with two additional affiliates of Yucaipa acquired the remaining 79.3% of the Company's common stock from VNO and CAH (Note 2).

          AmeriCold Logistics, LLC ("AmeriCold") is a wholly owned subsidiary of ART AL and Vornado Crescent Carthage and KC Quarry LLC ("QuarryCo") is a wholly owned subsidiary of ART Quarry.

          Business and Industry Information — AmeriCold is the largest provider of temperature controlled warehousing and distribution services in the United States. Located in 33 states, and headquartered in Atlanta, Georgia, the Company has approximately 5,200 associates.

          AmeriCold operates 101 facilities, of which 88 are wholly owned or leased, 12 are managed for outside owners, and one is partially owned. QuarryCo owns and operates limestone quarries.

          AmeriCold provides supply chain management solutions to food manufacturers and retailers who require multitemperature storage, handling, and distribution capability for their products. Service offerings include comprehensive transportation management, supply chain network modeling and optimization, consulting and grocery retail-based distribution strategies, such as multivendor consolidation, direct-store delivery, and seasonal product distribution. AmeriCold's technology provides food manufacturers with real-time detailed inventory information via the Internet. In addition, AmeriCold manages facilities owned by its customers for which it earns fixed and incentive fees.

          Customer Information — AmeriCold's customers consist primarily of national, regional, and local food manufacturers, distributors, retailers, and food service organizations. The segment footnote contains additional information regarding our significant customers (Note 19).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          Acquisition — The acquisition of the Company by Yucaipa was completed through two separate purchase transactions. In 2004, Yucaipa acquired 14,490,000 common shares of the Company, which comprised 20.7% of the total outstanding common shares. On March 31, 2008 ("Acquisition Date"), Yucaipa acquired 54,852,769 common shares of the Company, with the remaining 657,230 shares of the Company's common stock redeemed by the Company. All of the preferred shares owned by VNO and CAH were acquired by Yucaipa as of March 31, 2008. As of April 1, 2008, Yucaipa owned 100% of the Company's outstanding common stock. The two Yucaipa transactions resulted in a step acquisition whereby Yucaipa's basis is the summation of approximately $105,325,000 for the 2004 transaction and approximately $334,400,000 for March 31, 2008 transaction. Included as part of the basis of the Company was $19,595,000 of costs directly

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

attributable to the Acquisition, of which $18,080,000 was paid to Yucaipa Alliance Management, LLC, a nonshareholder related party, as advisory fees.

          The total consideration allocated to the assets acquired and liabilities assumed as of March 31, 2008, which was the date Yucaipa acquired effective control of the Company is as follows (amounts in thousands):

Allocation March 31, 2008
Property, plant, and equipment	$1,341,173
Accounts receivable	97,738
Leasehold interests — below market leases	9,930
Identifiable intangible assets	46,500
Goodwill *	121,938
Other assets	52,848
Accounts payable and accrued expenses	(96,108)
Mortgage payables	(1,035,375)
Capital lease obligations	(62,091)
Leasehold interests — above market leases	(5,135)
Other liabilities	(15,054)
Deferred tax liability	(16,639)

$439,725

*
Goodwill is not deductible for tax purposes.

          There were no changes to goodwill in 2008 subsequent to the recording of the Acquisition as of March 31, 2008.

          During 2009, the Company finalized its purchase price allocation for the Acquisition. As a result, goodwill increased by $2,762,000 related to final valuations of assets. The following table summarizes the goodwill by reportable segment (amounts in thousands).

	Goodwill By Segment
	Warehouse	Transportation	Warehouse Management	Other	Total
December 31, 2008	$95,095	$2,982	$23,861	$—	$121,938
Final Valuations	2,153	68	541	—	2,762

December 31, 2009	$97,248	$3,050	$24,402	$—	$124,700

          Basis of Presentation — As a result of the Acquisition, activity that occurred prior to March 31, 2008 has been reflected as the "Predecessor" and activity that occurred after March 31, 2008 has been reflected as the "Successor". The distinction between Predecessor and Successor

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

relates to the application of purchase accounting in accordance with accounting guidance for business combinations.

          The basis of the long-term assets and liabilities has been reflected under step acquisition accounting, whereby the Successor financial statements reflect 20.7% of Yucaipa's historical basis and 79.3% at fair market value as of April 1, 2008.

          The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

          Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

          Property, Plant, Equipment, and Leasehold Improvements — Property, plant, equipment, and leasehold improvements are stated at cost, less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets or, if less, the term of the underlying lease. Depreciation begins in the month an asset is placed into service. Useful lives range from 5 to 40 years for buildings and building improvements and 3 to 12 years for machinery and equipment. Depletion on the limestone quarries is computed by the units-of-production method based on estimated recoverable units. The Company periodically reviews the appropriateness of the estimated useful lives of its long-lived assets.

          Costs of normal maintenance and repairs and minor replacements are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation is removed and any resulting gain or loss is included in other income in the consolidated statements of income for personal property and in gain or loss on real property in the consolidated statements of income.

          Impairment of Long-Lived Assets — The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the carrying amounts may not be recoverable. A comparison is made of the expected future operating cash flows of the long-lived assets on an undiscounted basis to their carrying amounts. If the carrying amounts of the long-lived assets exceed the sum of the expected undiscounted cash flows, an impairment charge is recognized in an amount equal to the excess of the carrying amount over the estimated fair value of the long-lived assets. The Company determined that individual warehouse properties constitute the lowest level of independent cash flows for purposes of considering possible impairment. As a result of certain impairment indicators, including declines in revenue, decreases in occupancy, and the temporary idling of certain warehouses, the Company reviewed certain warehouses for impairment. The Company recorded an impairment charge in 2009 of $12,606,000 to reduce the carrying value of certain warehouse properties to their estimated fair values using primarily a market

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

approach based upon sales comparisons. The impairment charge relates to five warehouses included in our Warehouse segment. There were no impairment charges recorded in 2008 or 2007.

          Capitalized Leases — Capitalized leases are recorded at the lower of the present value of future minimum lease payments or the fair market value of the property. Capitalized leases are depreciated on a straight-line basis over the estimated asset life or lease term, whichever is shorter. Depreciation expense on capitalized leases is included in depreciation, depletion, and amortization expense in the consolidated statements of income.

          Cash and Cash Equivalents — Cash and cash equivalents consist of cash on hand, demand deposits, and short-term liquid investments purchased with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

          Restricted Cash — Restricted cash relates to cash on deposit and restricted for the payment of certain property repairs or obligations related to warehouse facilities collateralized by individual tranches (Note 9).

          Allowance for Doubtful Accounts — The Company periodically evaluates the collectability of amounts due from customers and maintains an allowance for doubtful accounts for estimated amounts collectible from customers. Management exercises judgment in establishing these allowances and considers the balance outstanding, payment history, and current credit status in developing these estimates.

          Identifiable Intangible Assets — Identifiable intangible assets consist of customer relationships, below market leases and trade name assets and above market lease liabilities. The trade name asset has an indefinite life, thus it is not amortized. The carrying amount of trade name was $15,939,000 at December 31, 2009 and 2008 and originated as a result of the Acquisition. Customer relationship assets are amortized using double-declining method beginning October 1, 2009 and the straight-line method prior to October 1, 2009 over 20 years. The change in amortization method was made as a result of revised customer attrition experience to reflect the pattern in which economic benefits of intangible assets are expected to be realized by the

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company. The following table describes the impact of this change in amortization method for the current year and future years (amounts in thousands):

For the Year Ended December 31,	Change in Amortization Expense
2009	$375
2010	1,397
2011	1,231
2012	1,065
2013	899
2014	733
Thereafter	(5,700)

Total	$—

          The gross carrying amount of customer relationships was $30,347,000 and $30,561,000 at December 31, 2009 and 2008, respectively. Customer relationship amortization expense for the year ended December 31, 2009 was $1,904,000. Customer relationship amortization expense for the periods of January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008 was $409,000 and $1,146,000, respectively. Customer relationship amortization expense for the year ended December 31, 2007 was $1,440,000. The weighted-average remaining life of the customer relationships is 15.3 years as of December 31, 2009. Above and below market leases are amortized on a straight line basis over the remaining lease terms in a manner that adjusts lease expense to the market rate in effect as of the Acquisition Date (Note 6).

          The Company reviews amortizable identifiable intangible assets for impairment when circumstances indicate the carrying amount may not be recoverable. As result of a change in market conditions in 2009, the Company performed an impairment analysis of its customer relationship assets based on an income approach and recorded an impairment charge of $214,000 related to the transportation segment customer relationship intangible. There was no impairment of identifiable intangible assets in 2008 or 2007.

          Trade name assets are evaluated for impairment annually in December. There were no indications of impairment of these assets in December 2009 or 2008.

          Deferred Financing Costs — Direct financing costs are deferred and amortized over the terms of the related agreements as a component of interest and debt expense. Deferred financing costs are amortized on a straight-line basis, which approximates the effective interest-rate method.

          Goodwill — The Company evaluates the carrying value of goodwill in December of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Reporting units are the Company's reportable segments. Goodwill represents the excess of the acquisition cost of

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

identifiable tangible and intangible assets over the fair market value as of the Acquisition Date. The Company has allocated goodwill to all reportable segments based on the purchase price allocation as of the Acquisition Date. When evaluating whether goodwill is impaired, the Company compares the fair value of its reporting units to its carrying amounts, including goodwill. The Company estimated the fair value of its reporting units based upon the net present value of future cash flows. Future cash flows were estimated based upon varying economic assumptions. Significant assumptions were revenue growth rates, operating costs, maintenance costs and a terminal value calculation. The assumptions are based on risk-adjusted growth rates and discount factors accommodating conservative viewpoints that consider the full range of variability contemplated in the current and potential future economic situations. The Company also assessed market-based multiples of other market-participant companies, further corroborating that the Company's discounted cash flow models reflect fair value assumptions appropriately aligned with market-participant valuation multiples. Because the estimated fair value of each of the reporting units exceeds the corresponding carrying value, no impairment of goodwill exists. If a reporting unit's carrying amount exceeds its fair value, an impairment loss would be calculated by comparing the implied fair value of goodwill to the reporting unit's carrying amount. The excess of the fair value of the reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. There were no goodwill impairment charges recorded in 2009, 2008 or 2007.

          Revenue Recognition — Revenues for the consolidated Company include storage and handling revenues, transportation fees, management fees for locations managed on behalf of customers, and revenue from the sale of limestone. Storage and handling revenues are recognized as services are provided. Customers may be charged in advance for storage and outbound handling. Storage revenue is initially deferred and recognized ratably over the storage period. Outbound handling revenue recognition is deferred until the service is provided. Management fees and related cost reimbursements are recognized as revenue as the management services are performed and the costs are incurred. Costs related to managed facilities and transportations are included in costs of operations. Revenues from the sale of limestone are recognized upon delivery to customers.

          Transportation revenue and expenses are recorded on the gross basis upon delivery of the product since the Company is the principal in the arrangement of transportation services for its customers for movement of product to and from various locations such as the Company's warehouses, third-party facilities and customers' facilities. The Company utilizes its network of carriers to match its customers' needs and is responsible for claims that result from any issues in the performance of this service. The Company is the primary obligor in the arrangements with carriers, has discretion in the carrier selection and is responsible for payment to the third-party carriers.

          Income Taxes — The Company operates in a manner intended to enable it to continue to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Under those sections, a REIT that distributes at least 90% of its REIT taxable income as a dividend to its shareholders each year and that meets certain other conditions will not be taxed on that portion of its taxable income that is distributed to its shareholders. The Company intends to declare and pay a dividend in 2010 that will be treated as if paid in 2009 as allowed under Section 858 of the Internal Revenue Code. In accordance with this provision of the Internal Revenue Code, the Company will be considered to have distributed dividends in an amount that it expects will be approximately equal to its taxable income for the year. Along with dividends declared in 2008, but not paid until 2009 (Note 8), the Company, for tax purposes, has distributed cash dividends in an amount that it expects will be approximately equal to its taxable income for the year. Through cash dividends, the Company, for tax purposes, has distributed an amount approximately equal to its taxable income in 2007. Thus, no provision for income taxes was made for the year ended December 31, 2009, the periods January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008, and the year ended December 31, 2007, except as needed for the Company's TRSs.

          The Company has elected to treat its wholly owned subsidiaries that own AmeriCold and QuarryCo as TRSs. A TRS is subject to income tax at regular corporate tax rates. Thus, income taxes for the Company's TRSs are accounted for using the asset and liability method, under which deferred income taxes are recognized for (i) temporary differences between the financial reporting and tax bases of assets and liabilities and (ii) operating loss and tax credit carry-forwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not they will be realized based on consideration of available evidence, including tax planning strategies.

          The Company recognizes interest and penalties related to unrecognized tax benefits within the provision for income taxes in the accompanying consolidated statements of income. Accrued interest and penalties are included with accounts payable and accrued expenses in the consolidated balance sheets.

          Recently Issued Accounting Standards — In December 2008, the FASB issued a staff position that requires enhanced disclosures about the plan assets of the Company's defined benefit pension and other postretirement plans. The enhanced disclosures required by this guidance are intended to provide users of financial statements with a greater understanding of: (1) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (2) the major categories of plan assets; (3) the inputs and valuation techniques used to measure the fair value of plan assets; (4) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (5) significant concentrations of risk within plan assets. This staff position was effective for the Company for the year ended December 31, 2009. The new disclosures required are included in Note 17.

          In June 2009, the FASB Accounting Standards Codification (Codification) was issued. The Codification is the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

U.S. GAAP. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification was effective for the Company for interim and annual reporting for the period ended September 30, 2009 and had no impact on our consolidated financial statements.

          New accounting pronouncements issued but not effective until after December 31, 2009 are not expected to have a material effect on the Company's consolidated financial statements.

3. PURCHASE OF WAREHOUSES AND EQUIPMENT

          On August 31, 2006, the Company entered into a definitive agreement to acquire from Con-Agra, equipment and four refrigerated warehouse facilities and the lease on a fifth facility, with an option to purchase. The aggregate purchase price was approximately $188,000,000, consisting of $151,000,000 in cash to Con-Agra and $37,000,000 representing the recording of a capital lease obligation for the leased facility. During the fourth quarter of 2006, the Company completed the acquisition of two of these facilities and assumed the leasehold on the leased facility. The acquisition of the remaining two facilities was completed in January 2007 and July 2007, respectively.

4. DISPOSITION OF REAL ESTATE

          In October 2007, the Company sold a warehouse and received proceeds of $1,559,000, recognizing a gain on the sale of $1,161,000.

5. RESTRUCTURING COSTS, ACQUISITION RELATED COSTS, AND TRANSACTION FEES

          In fourth quarter of 2008, the Company implemented a cost reduction plan, and in 2009, the Company continued and expanded upon this cost reduction plan. As a result, the Company recognized restructuring charges of approximately $3,213,000 and $1,810,000 in 2009 and 2008 respectively, as a component of general and administrative costs on the consolidated statement of income related to severance associated with warehouse consolidation, streamlined processes, and process reengineering recognized at the corporate level. The plan was substantially complete as of December 31, 2009. At December 31, 2009, the Company included $942,000 of restructuring liabilities within the accounts payable and accrued expenses line item in the consolidated balance sheet. The Company expects the final payments of the restructuring liabilities to be made in 2010. The total expense incurred related to the cost reduction plan during 2008 and 2009 was $5,023,000.

          For the year ended December 31, 2009, the Company incurred acquisition related costs of $5,346,000 is in connection with the anticipated acquisition of Versacold International Corporation ("Versacold") which are included in general and administrative expense line item on the consolidated statements of income. The unpaid portion of these expenses of $901,000 is recorded

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

5. RESTRUCTURING COSTS, ACQUISITION RELATED COSTS, AND TRANSACTION FEES (Continued)

as a liability in due to related party in the consolidated balance sheet as of December 31, 2009 (see Note 22).

          The Company also incurred incremental expenses of $10,350,000 in connection with a proposed initial public offering of Americold common shares that have been deferred and included in the other assets line item in the consolidated balance sheet as of December 31, 2009. The unpaid portion of these expenses of $7,620,000 is recorded as a liability in due to related party and $2,263,000 is recorded as a liability in accounts payables and accrued expenses line item in the consolidated balance sheet as of December 31, 2009. These costs attributed to the proposed offering of securities are expected to be charged against the gross proceeds of the offering (see Note 22).

          Restructuring and acquisition related costs are included as a component of general and administrative costs on the consolidated statements of income and are related to the warehouse segment.

6. INTANGIBLE ASSETS

          Amortized intangible assets and liabilities at December 31, 2009 and 2008, are summarized as follows (amounts in thousands):

	December 31, 2009			December 31, 2008
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer relationship intangible assets	$30,347	$(3,050)	$27,297	$30,561	$(1,146)	$29,415
Below market lease assets	9,930	(2,302)	7,628	9,930	(987)	8,943
Above market lease liabilities	(5,135)	2,829	(2,306)	(5,135)	1,212	(3,923)

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

6. INTANGIBLE ASSETS (Continued)

          The following table describes the estimated amortization of customer relationships intangibles for the next five years and thereafter. In addition, the table describes the net impact on lease expense due to the amortization of above and below market leases for the next five years and thereafter (amounts in thousands):

For the Year Ended December 31,	Estimated Net Amortization of Intangible Assets	Estimated Net Increase (Decrease) to Lease Expense Related to Above and Below Market Leases
2010	$2,925	$(741)
2011	2,759	330
2012	2,593	330
2013	2,427	442
2014	2,261	667
Thereafter	14,332	4,294

Total	$27,297	$5,322

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

          Accounts payable and accrued expenses at December 31, 2009 and 2008, are summarized as follows (amounts in thousands):

	2009	2008
Trade payables	$14,847	$22,505
Accrued workers' compensation expenses	10,825	10,306
Accrued payroll and related expenses	16,192	18,504
Accrued acquisition and transaction fees (Note 5)	2,263
Dividend payable		17,498
Other accrued expenses	33,110	29,058

	$77,237	$97,871

8. DIVIDENDS AND DISTRIBUTIONS

          On December 24, 2008, the Company declared a $0.25 cash dividend per share of each authorized and outstanding common share, payable to the holders of record at the close of business on December 24, 2008, to be paid in January 2009. As of December 31, 2008, the Company accrued $63,000 for dividends on the Series A Preferred shares and $17,435,000 for dividends on the common shares. The accrued dividends were paid in January 2009.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

9. DEBT

          The Company's outstanding borrowings at December 31, 2009 and 2008, are summarized as follows (amounts in thousands):

	Maturity	Interest Rate as of December 31, 2009	2009	2008
Revolving line of credit	10/2013	6.25%	$—	$30

Mortgage note on sale-leaseback facility as of December 31, 2009 and 2008	2/2011	11.45	$5,695	$5,695

Mortgage notes collateralized by:
4 warehouse facilities — Pool 1A tranche	12/2016	5.55%	$194,000	$194,000
4 warehouse facilities — Pool 1B tranche	12/2016	5.43	65,700	65,700
7 warehouse facilities — Pool 1C tranche	12/2016	5.43	115,300	115,300
20 warehouse facilities — Pool 2 tranche	2/2016	5.40	350,000	350,000
15 warehouse facilities — Pool 3 tranche	1/2014	5.46	325,000	325,000
Other notes	5/2008	N/A	—	—
Less debt discount			(16,912)	(18,935)

			$1,033,088	$1,031,065

          The Company had a $30,000,000 revolving credit facility, which originated in 2005, and matured in October 2008. This facility bore interest at prime or LIBOR plus 1.75% and included an unused facility fee of 0.25%. The amounts drawn under this facility were collateralized by the Company's transportation and managed contracts receivables and unencumbered property, plant, and equipment. The facility provided for letters of credit up to $30,000,000, which required a fee of 1.5%.

          On October 10, 2008, the Company entered into a new five-year revolving credit facility ("2008 Facility"), replacing the previous revolving credit facility. The 2008 Facility provides for borrowings of up to $50,000,000, including a $40,000,000 sub-limit for letters of credit, subject to a borrowing base, excess liquidity calculation, interest coverage ratio, and covenants, and is secured by accounts receivable attributable to the Company's managed and transportation businesses and by three of the Company's warehouse facilities (a fourth warehouse facility is subject to a negative pledge). The interest rate for both borrowings and outstanding letters of credit (Note 18) is based

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

9. DEBT (Continued)

upon the total outstanding usage of the facility and is summarized below. Additionally, the facility includes an unused facility fee of 0.25% and a LC fronting fee of 0.25%.

Total Usage	Borrowing at Prime or LIBOR Plus	Outstanding LC's at
Under $25,000,000	3.00%	2.50%
$25,000,000 - $40,000,000	3.50	3.00
Over $40,000,000	4.00	3.50

          On December 12, 2006, the Company entered into an interest-only mortgage financing in an aggregate principal amount of $1,050,000,000. The debt is in five separate tranches, with each tranche having its own borrowers to the debt. Each tranche has certain warehouse facilities which are pledged to secure the individual tranches' debt. The tranches mature separately in seven, nine, or ten years from the origination date. The interest rates on the tranches are fixed and range between 5.40% and 5.55%. The proceeds were mainly used to repay previous debt outstanding. There are a total of 50 warehouse facilities which secure the five tranches. The total net aggregate carrying value of these 50 warehouse facilities at December 31, 2009, is approximately $717,339,000. If the borrowers of an individual tranche do not maintain certain financial thresholds, including a debt coverage ratio and underwritable cash flow calculation, the cash generated by that tranche will be temporarily restricted and limited to the use for scheduled debt service and operating costs of that tranche. The tranches are not cross-collateralized or cross-defaulted.

          The Company's revolving credit facility and mortgage notes require financial statement reporting, periodic requirements to report compliance with established thresholds and performance measurements and affirmative and negative covenants that govern allowable business practices of the Company. The affirmative and negative covenants include continuation of insurance, maintenance of collateral or ability of the Company to enter into certain types of transactions or exposures in the normal course of business. The revolving credit facility requires compliance with other financial covenants including a borrowing base calculation and interest coverage ratio. The mortgage notes also require compliance with other financial covenants including a debt coverage ratio and underwritable cash flow calculation. The Company is in compliance with all financial covenants as of and for the years ended December 31, 2009, 2008 and 2007.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

9. DEBT (Continued)

          The aggregate maturities of the Company's mortgage notes for each of the next five years and thereafter at December 31, 2009 are as follows (amounts in thousands):

Years Ending December 31,
2010	$—
2011	5,695
2012	—
2013	—
2014	325,000
Thereafter	725,000

$1,055,695

10. LEASE COMMITMENTS

          The Company has entered into capital and operating lease agreements for equipment and warehouse facilities. The lease terms generally range from 5 to 20 years with renewal or purchase options.

          In 1996, the Company entered into a sale-leaseback agreement for one warehouse facility. The transaction was accounted for as a financing and resulted in no gain. The current lease term runs until April 2011 with two subsequent five-year renewals. The minimum annual lease payments are included in the schedule of future minimum lease payments under capital leases below. The building was capitalized at the present value of the minimum lease payments.

          As of December 31, 2009, future minimum lease payments under capital leases are as follows (amounts in thousands):

Years Ending December 31,
2010	$11,324
2011	7,481
2012	5,529
2013	4,388
2014	3,087
Thereafter	36,354

Total minimum lease payments	68,163
Interest portion	(14,350)

Present value of net minimum payments	$53,813

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

10. LEASE COMMITMENTS (Continued)

          As of December 31, 2009, future minimum lease payments under operating leases are as follows (amounts in thousands):

Years Ending December 31,	Operating Lease Commitments
2010	$7,667
2011	4,460
2012	4,394
2013	2,471
2014	1,625
Thereafter	5,664

$26,281

          Rent expense for the year ended December 31, 2009 was $10,932,000. Rent expense for the periods of January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008 for operating leases was $2,867,000 and $8,083,000, respectively. Rent expense for operating leases for the year ended December 31, 2007 was $13,012,000.

11. FAIR VALUE MEASUREMENTS

          The carrying values of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses approximate their fair values due to the short-term maturities of the instruments. The carrying amount of the mortgage notes were $1,038,783,000 and $1,036,760,000 at December 31, 2009 and 2008, respectively. Carrying amounts are net of $16,913,000 and $18,935,000 of unamortized debt discount at December 31, 2009 and 2008, respectively. The fair value of mortgage notes approximates $1,096,000,000 and $1,165,104,000 at December 31, 2009 and 2008, respectively. The mortgage notes are reported as liabilities on the consolidated balance sheets. The fair value of the mortgages notes is estimated by discounting the fixed future cash flows using the current market rates available to the Company.

          The Company categorizes assets and liabilities that are reconciled at fair values into one of three tiers based upon fair value hierarchy. These tiers include: Level 1, defined as quoted market prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, model-based valuation techniques for which all significant assumptions are observable in the market, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and Level 3, defined as unobservable inputs that are not corroborated by market data.

          The Company's financial assets and liabilities recorded at fair value on a recurring basis include certain investments included in cash equivalent money market funds and restricted assets. The Company's cash equivalent money market funds and restricted assets are valued at quoted

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

11. FAIR VALUE MEASUREMENTS (Continued)

market prices in active markets for identical assets, which the Company receives from the financial institutions that hold such investments on its behalf.

          The following table sets forth information regarding the Company's assets that are measured at fair value on a nonrecurring basis (amounts in thousands):

	Fair Value at December 31, 2009	Quoted Prices in Active Markets for Identical Assets/ Liabilities (Level 1)	Signifcant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
Assets:
Customer relationship intangible — transportation segment	$1,792	$—	$—	$1,792	$(214)
Long-lived assets	30,474	—	30,474	—	(12,606)

          In accordance with the Company's impairment review process described in Note 2, customer relationship intangible asset related to the transportation segment with a carrying amount of $2,006,000 was written down to fair value of $1,792,000, resulting in a loss on impairment of intangible assets of $214,000. The fair value of the customer relationship intangible was valued using a customer relationship valuation model.

          In accordance with the Company's impairment review process described in Note 2, long-lived assets held and used with carrying amount of $43,080,000 were written down to their estimated fair value of $30,474,000, resulting in a loss on impairment of real estate of $12,606,000.

12. NET LOSS PER COMMON SHARE

          Basic loss per common share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares outstanding during the period. Diluted loss per common share are computed using the weighted-average number of shares outstanding during the period. For periods in which we record a net loss, we calculate net loss per common share as the net loss during the period divided by the weighted average number of common shares outstanding during the period. There was no potentially issuable common stock outstanding during

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

12. NET LOSS PER COMMON SHARE (Continued)

any periods presented, as such common stock equivalents were antidilutive (amounts in thousands, except share and per share information).

	2009	April 1, 2008 through December 31, 2008	January 1, 2008 through March 31, 2008	2007
	Successor	Successor	Predecessor	Predecessor
Net loss	$(42,798)	$(6,939)	$(4,652)	$(17,411)
Amount allocated to preferred shareholders	19	63	63	63

Net loss available to common shareholders	$(42,817)	$(7,002)	$(4,715)	$(17,474)

Weighted average common shares outstanding — Basic and Diluted	69,342,769	69,342,769	70,000,000	70,000,000
Net loss attributable per common share — Basic and Diluted	$(0.62)	$(0.10)	$(0.07)	$(0.25)

13. REDEEMABLE PREFERRED SHARES

          In January 2009, the Company issued 125 Series A Cumulative Non-Voting Preferred Shares of beneficial interest, par value $0.01 per share ("Series A Preferred Shares") for proceeds of $125,000. The preferred stock may be redeemed by the Company for a price, payable in cash on the redemption date, equal to 100% of the share's liquidation value of $1,000, plus all accrued and unpaid dividends plus a redemption premium. The redemption premium is $200 per share if redemption occurs before December 31, 2010 and reduces by $50 per share for each year from 2011 to 2013. Concurrent with the issuance of the Series A Preferred Shares, the Company redeemed for $632,000 all preferred shares of beneficial interest that were issued and outstanding at that time.

14. WARRANTS

          On December 10, 2009, the Company issued Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P., warrants to purchase 11,197,634 and 7,376,985, respectively, additional common shares at an exercise price of $9.81 per share, which are exercisable at any time at the option of the funds through December 2016. The Company has recorded these warrants at fair value as general and administrative expense and an increase in additional paid-in capital for $7,960,000. The Company estimated the fair values of these warrants using the Black-Scholes valuation model.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

15. STOCK-BASED COMPENSATION

          During December 2008, the Company approved an Equity Incentive Plan, whereby it may issue either stock options or stock appreciation rights based upon a reserved pool of 4,900,025 common shares. Under this plan, the Company awarded a total of 3,041,294 and 2,078,790 stock options in 2009 and 2008, respectively.

          The weighted-average grant date fair value per share was $5.61 and $5.41 in 2009 and 2008, respectively. The weighted-average grant date fair value per option was $0.89 and $0.62 in 2009 and 2008, respectively. The weighted-average exercise price for options granted was $6.82 and $6.47 in 2009 and 2008, respectively.

          The Company's calculations of the fair value of stock options granted during the years ended December 31, 2009 and 2008, was made using the Black-Scholes option-pricing model. The fair value of the Company's stock option grants was estimated assuming the following assumptions for the years ended December 31, 2009 and 2008, were as follows:

	2009	2008
Weighted average expected life	5.90 years	6.28 years
Risk-free interest rate	2.4% - 3.3%	2.4% - 2.6%
Expected volatility	33.0% - 45.6%	35.7%
Expected dividend yield	7.5%	8.0%

          Expected life is calculated based on the "Plain Vanilla" option under Staff Accounting Bulletin ("SAB") No. 107 and SAB No. 110. Risk-free interest rate is based on the U.S. Treasury yield curve for the period of the expected life of the stock option. Expected volatility is calculated using an index of publicly traded peer companies over the expected term years from each grant date.

          All share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized on a straight-line basis as expense over the employee's requisite service period.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

15. STOCK-BASED COMPENSATION (Continued)

          A summary of option activity under the Plan as of December 31, 2009, and changes during the year then ended is presented below:

Options	Shares(000)	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Outstanding at January 1, 2009	2,079	$6.47	6.24	$—
Granted	3,041	6.82
Exercised	—
Forfeited or expired	(436)

Outstanding at December 31, 2009	4,684	$6.66	5.26	$455

Exercisable at December 31, 2009	730	$6.47	5.25	$209

          Stock-based compensation expense recognized during the year ended December 31, 2009 was $740,000 and during the period of April 1, 2008 through December 31, 2008 was $15,000. The Company records stock-based compensation expense in general and administrative expenses in the consolidated statements of income. The total unrecognized compensation cost at December 31, 2009 and 2008, related to unvested stock options, was $2,305,000 and $981,000, respectively and that future expense will be recognized over the remaining vesting period of the stock option, which currently extends to 2014. The weighted-average remaining vesting period of those awards is 4.17 years.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

16. INCOME TAXES

          The provision (benefit) for income taxes for the year ended December 31, 2009, the periods ended January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008, and the year ended December 31, 2007 consisted of the following (amounts in thousands):

	2009	April 1, 2008 through December 31, 2008	January 1, 2008 through March 31, 2008	2007
	Successor	Successor	Predecessor	Predecessor
Current:
Federal	$(1,927)	$(1,371)	$94	$(1,389)
State	142	143	12	649
Foreign	168	149	63	338

Total current provision	(1,617)	(1,079)	169	(402)

Deferred:
Federal	(2,457)	1,678	(222)	1,053
State	(289)	197	(26)	124

Total deferred provision	(2,746)	1,875	(248)	1,177

(Benefit) provision for income taxes	$(4,363)	$796	$(79)	$775

          Income tax expense attributable to earnings before income taxes differs from the amounts computed by applying the U.S. statutory federal income tax rate to earnings before income taxes as follows:

	2009	2008	2007
	Successor	Successor	Predecessor
Computed "expected" income tax expense (benefit) rate	(34.0)%	(34.0)%	(34.0)%
Loss from REIT — not subject to tax	28.0	39.3	42.7
State and local taxes — net of federal income tax benefit	(0.4)	0.1	1.0
Other — net	(2.9)	1.2	(5.0)

Effective tax rate	(9.3)%	6.6%	4.7%

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

16. INCOME TAXES (Continued)

          The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities as of December 31, 2009 and 2008 are as follows (amounts in thousands):

	2009	2008
Deferred tax assets:
Pension and postretirement benefit	$7,479	$8,367
Accrued expenses	8,304	7,716
Net operating loss carryforward	1,850	—
Other	4,520	3,211

Deferred tax assets	22,153	19,294

Deferred tax liabilities:
Basis difference of intangibles	(8,123)	(8,206)
Property, plant, and equipment	(18,034)	(18,810)

Deferred tax liabilities	(26,157)	(27,016)

Net deferred income tax liability	$(4,004)	$(7,722)

          The Company has recorded a deferred tax asset of $1,850,000 reflecting the benefit of $4,868,000 in net operating loss carryforwards. Such federal and state net operating loss carryforwards will expire, unless utilized, in 2029. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are reduced.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

16. INCOME TAXES (Continued)

          The following table summarizes the activity related to our gross unrecognized tax benefits from January 1, 2007 to December 31, 2009 (amounts in thousands):

	Tax	Interest	Penalties	Total
Balance at January 1, 2007	$292	$56	$38	$386
Increases related to current-year tax positions	56	83	56	195

Balance at December 31, 2007	348	139	94	581

Increases related to current-year tax positions	2,194	761	0	2,955
Decreases related to prior-year tax positions	(2)	(3)	0	(5)
Decreases due to settlements with tax authorities	(188)	(43)	(38)	(269)
Decreases due to statute of limitations	(15)	(27)	0	(42)

Balance at December 31, 2008	2,337	827	56	3,220

Increases related to current-year tax positions	661	310	61	1,032
Decreases related to prior-year tax positions	(80)	0	(56)	(136)
Decreases due to settlements with tax authorities	0	0	0	0
Decreases due to statute of limitations	(633)	(634)	0	(1,267)

Balance at December 31, 2009*	$2,285	$503	$61	$2,849

*
Balance would favorably affect the Company's effective tax rate if recognized.

          In the normal course of business, the Company's tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities and the Company has accrued a liability when it believes it is more likely than not that the tax position claimed on tax returns will not be sustained by the taxing authorities on the technical merits of the position. During 2007, the Internal Revenue Service began an examination of one of ART AL's income tax return. The examination concluded during 2008, resulting in no adjustments to the tax return. The Company has substantially concluded all U.S. federal and state income tax matters for calendar years through 2006 and does not expect any changes in unrecognized tax benefits over the next 12 months to have a significant impact on the consolidated results of operations or the financial position of the Company. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the Company's consolidated financial position, but could possibly be material to the Company's consolidated results of operations or cash flow in a given quarter or annual period.

17. EMPLOYEE BENEFIT PLANS

          Defined Benefit Pension and Postretirement Plans — The Company has defined benefit pension plans that cover certain nonunion employees and participates in union defined benefit pension plans under collective bargaining agreements for certain union employees. Benefits under

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

17. EMPLOYEE BENEFIT PLANS (Continued)

these plans are based on years of credited service and compensation during the years preceding retirement or on years of credited service and established monthly benefit levels. The Company also has a postretirement plan that provides life insurance coverage to eligible retired employees collectively with the defined benefit plans (the "Plans"). The Company froze benefit accruals for the Plans for nonunion employees effective April 1, 2005, and these employees no longer earn additional pension benefits.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

17. EMPLOYEE BENEFIT PLANS (Continued)

          As a result of the March 31, 2008 acquisition of the Company, purchase accounting was applied, which resulted in the recognition of $116,000 of net previously unrecognized pension items.

	December 31, 2009
	Pension Benefits
	Retirement Income Plan	National Service Related Pension Plan	Other Postretirement Benefits
Change in benefit obligation:
Benefit obligation — January 1, 2009	$(45,929)	$(17,214)	$(725)
Service cost	(63)	(415)	—
Interest cost	(2,724)	(1,041)	(42)
Actuarial (loss) gain	(2,422)	(1,009)	1
Benefits paid	4,583	608	8

Benefit obligation — end of year	(46,555)	(19,071)	(758)

Change in plan assets:
Fair value of plan assets — January 1, 2009	30,953	10,071	—
Actual return on plan assets	6,514	2,328	—
Employer contributions	63	686	8
Benefits and settlements paid	(4,583)	(608)	(8)

Fair value of plan assets — end of year	32,947	12,477	—

Funded status	$(13,608)	$(6,594)	$(758)

Amounts recognized in the consolidated balance sheet as of December 31, 2009:
Pension and post-retirement benefits	$(13,608)	$(6,594)	$(758)
Accumulated other comprehensive loss (gain)	13,928	5,256	(117)
Amounts included in accumulated other comprehensive income consist of:
Net loss (gain)	$13,928	$5,256	$(117)
Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss:
Net loss (gain)	$(1,747)	$(506)	$(1)
Prior service cost	—	—	—
Amortization of net (loss) gain	(1,510)	(507)	6
Recognized settlement loss			—

Total recognized in other comprehensive loss (income)	$(3,257)	$(1,013)	$5

Information for plans with an accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$46,555	$19,071	$758

Accumulated benefit obligation	$46,372	$19,071	$758

Fair value of plan assets	$32,947	$12,477	$—

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

17. EMPLOYEE BENEFIT PLANS (Continued)

          The Company uses a December 31 measurement date for the Plans. Actuarial information regarding the defined benefit pension plans and postretirement benefits other than pensions is as follows (amounts in thousands):

	December 31, 2008
	Pension Benefits
	Retirement Income Plan	National Service Related Pension Plan	Other Postretirement Benefits
Change in benefit obligation:
Benefit obligation — January 1, 2008	$(47,419)	$(15,590)	$(817)
Service cost	(58)	(405)	—
Interest cost	(2,701)	(917)	(35)
Actuarial (loss) gain	(662)	(836)	122
Settlements	3,349	—	—
Benefits paid	1,562	534	5

Benefit obligation — end of year	(45,929)	(17,214)	(725)

Change in plan assets:
Fair value of plan assets — January 1, 2008	49,735	13,874	—
Actual return on plan assets	(13,871)	(4,243)	—
Employer contributions	—	974	5
Benefits and settlements paid	(4,911)	(534)	(5)

Fair value of plan assets — end of year	30,953	10,071	—

Funded status	$(14,976)	$(7,143)	$(725)

Amounts recognized in the consolidated balance sheet as of December 31, 2008:
Pension and post-retirement benefits	$(14,976)	$(7,143)	$(725)
Accumulated other comprehensive loss (gain)	17,185	6,270	(122)
Amounts included in accumulated other comprehensive income consist of:
Net loss (gain)	$17,185	$6,270	$(122)
Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss:
Net loss (gain)	$18,256	$7,105	$(122)
Prior service cost	—	(470)	—
Amortization of net (loss) gain	(17)	72	—
Recognized settlement loss	(1,254)	(40)	—

Total recognized in other comprehensive loss (income)	$16,985	$6,667	$(122)

Information for plans with an accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$45,929	$17,215	$725

Accumulated benefit obligation	$45,769	$17,215	$725

Fair value of plan assets	$30,953	$10,071	$—

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

17. EMPLOYEE BENEFIT PLANS (Continued)

	December 31, 2009 (Successor)
	Pension Benefits
	Retirement Income Plan	National Service Related Pension Plan	Other Postretirement Benefits
Components of net periodic benefit cost:
Service cost	$63	$414	$—
Interest cost	2,724	1,041	42
Expected return on plan assets	(2,345)	(814)	(6)
Recognized settlement loss	1,510	508

Net pension benefit cost	$1,952	$1,149	$36

	April 1, 2008 through December 31, 2008 (Successor)
	Pension Benefits
	Retirement Income Plan	National Service Related Pension Plan	Other Postretirement Benefits
Components of net periodic benefit cost:
Service cost	$44	$304	$—
Interest cost	2,026	688	35
Expected return on plan assets	(2,929)	(893)
Recognized settlement loss	1,253

Net pension benefit cost	$394	$99	$35

	January 1, 2008 through March 31, 2008 (Predecessor)
	Pension Benefits
	Retirement Income Plan	National Service Related Pension Plan	Other Postretirement Benefits
Components of net periodic benefit cost:
Service cost	$15	$101	$—
Interest cost	675	229	12
Expected return on plan assets	(976)	(297)
Amortization of net loss (gain)	4	(18)
Amortization of prior service cost		10

Net pension benefit (gain) cost	$(282)	$25	$12

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

17. EMPLOYEE BENEFIT PLANS (Continued)

	December 31, 2007 (Predecessor)
	Pension Benefits
	Retirement Income Plan	National Service Related Pension Plan	Other Postretirement Benefits
Components of net periodic benefit cost:
Service cost	$77	$386	$—
Interest cost	2,717	899	46
Expected return on plan assets	(4,119)	(1,061)
Amortization of net (gain) loss	(22)	47	2
Recognized settlement loss	24

Net periodic benefit (gain) cost	$(1,323)	$271	$48

	December 31, 2009 (Successor)
	Pension Benefits
	Retirement Income Plan	National Service Related Pension Plan	Other Postretirement Benefits
Weighted-average assumptions used to determine benefit obligations as of December 31, 2009:
Discount rate	5.75%	5.75%	5.75%
Rate of compensation increase	3.50	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost as of December 31, 2009:
Discount rate	6.15%	6.15%	6.15%
Expected return on plan assets	8.00	8.00	N/A
Rate of compensation increase	3.50	N/A	N/A

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

17. EMPLOYEE BENEFIT PLANS (Continued)

	December 31, 2008 (Successor)
	Pension Benefits
	Retirement Income Plan	National Service Related Pension Plan	Other Postretirement Benefits
Weighted-average assumptions used to determine benefit obligations as of December 31, 2008:
Discount rate	6.15%	6.15%	6.15%
Rate of compensation increase	3.50	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost as of December 31, 2008:
Discount rate	6.00%	6.00%	6.00%
Expected return on plan assets	8.25	8.25	N/A
Rate of compensation increase	3.50	N/A	N/A

	December 31, 2007 (Predecessor)
	Pension Benefits
	Retirement Income Plan	National Service Related Pension Plan	Other Postretirement Benefits
Weighted-average assumptions used to determine net periodic benefit cost as of December 31, 2007:
Discount rate	5.80%	5.80%	5.80%
Expected return on plan assets	8.50	8.50	N/A
Rate of compensation increase	3.50	N/A	N/A

          The estimated net loss, transition obligation, and prior service cost for the defined benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2010 is $1,685,000, $0, and $0, respectively.

          The estimated net gain, transition obligation, and prior service cost for the other postretirement benefit plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost during 2010 is $5,000, $0, and $0, respectively.

          Plan Assets — The Company's overall investment strategy is to achieve a mix of investments for long-term growth and near-term benefit payments. The Company invests in both U.S. and

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

17. EMPLOYEE BENEFIT PLANS (Continued)

non-U.S. equity securities, fixed-income securities and real estate. The allocations of the Plans' investments by fair value at December 31, 2009 and 2008 are as follows:

	Actual
			Target Allocation
	2009	2008
Domestic equities	35%	34%	25% - 55%
Non-U.S. equities	25	25	15 - 45
Fixed-income securities	36	35	15 - 40
Real estate	4	6	0 - 5

          To develop the assumption for the long-term rate of return on assets, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the Plans' assets and the effect of periodic rebalancing, consistent with the Plans' investment strategies. The Company assumed a long-term rate of return of 8%. The Plans are invested to maximize the return on the Plans' assets while minimizing risk by diversifying across a broad range of asset classes.

          As discussed in Note 2, the Company adopted the new accounting guidance on fair value measurements as it relates to pension plan assets that are measured and reported at fair value. The fair value of the Company's pension plan assets at December 31, 2009, by category are as follows (amounts in thousands).

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2009
Assets:
Domestic equities
Large cap(1)	$—	$11,873	$—	$11,873
Medium cap(1)		2,273		2,273
Small cap(1)	928	937		1,865
Non-U.S. equities
Large cap(2)		8,681		8,681
Emerging markets(3)		2,758		2,758
Fixed-income securities
Money markets(4)		2,841		2,841
Domestic Bonds(5)		9,050		9,050
Non-U.S. Bonds(5)	4,447			4,447
Real estate(6)			1,636	1,636

Total assets	$5,375	$38,413	$1,636	$45,424

(1)
Includes funds that invest primarily in U.S. common stock.

(2)
Includes funds that invest primarily in foreign equity and equity-related securities.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

17. EMPLOYEE BENEFIT PLANS (Continued)

(3)
Includes funds that invest primarily in equity securities of companies in emerging market countries.

(4)
Includes funds that invest primarily in short term securities such as commercial paper.

(5)
Includes funds that invest primarily in debt and fixed income securities.

(6)
Includes funds that invest primarily in commercial real estate and includes mortgage loans which are backed by the associated properties.

          The pension assets are in commingled funds that are valued using net asset values. The net asset values are based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding. The pension assets were classified as level 1 when the net asset values are based on a quoted price in an active market.

          The pension assets were classified as level 2 when the net asset value is based on a quoted on a private market that is not active and the underlying investments are traded on an active market.

          The level 3 pension assets are comprised of commercial real estate investments. The valuations of these assets require significant judgment due to the absence of quoted market prices, lack of liquidity and the scarcity of observable sales of similar assets. The net asset value is based on underlying real estate investments valued using valuation models. These assets are classified as level 3 due to the use of significant unobservable inputs and judgment to estimate fair value.

          The summary of changes in the fair value of the Company's pension plan level 3 assets for the year ended December 31, 2009 are as follows (amounts in thousands):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Real Estate
Beginning Balance at January 1, 2009	$2,379
Actual return on plan assets
Relating to assets still held at the reporting date	(752)
Purchases, sales, and settlements	9

Ending Balance at December 31, 2009	$1,636

          Cash Flow — The Company expects to contribute $2,252,000 to the Plans in 2010.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

17. EMPLOYEE BENEFIT PLANS (Continued)

          Estimated Future Benefit Payments — The following benefit payments, which reflect expected future services, as appropriate, at December 31, 2009 are expected to be paid for all plans (amounts in thousands):

Years Ending December 31,
2010	$4,108
2011	3,708
2012	3,927
2013	4,336
2014	3,814
Thereafter	21,360

$41,253

          Multi-Employer Plans — The Company contributes to defined benefit multi-employer plans that cover substantially all union employees. The amount charged to expense in the consolidated financial statements for the year ended December 31, 2009, the periods January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008, and the year ended December 31, 2007 was approximately $1,781,000, $447,000, $1,558,000, and $1,760,000, respectively.

          Defined Contribution Plan — The Company has a defined contribution employee benefit plan, which covers all eligible employees. The plan also allows contributions by plan participants in accordance with Section 401(k) of the Internal Revenue Code. The Company matches a percentage of each employee's contributions consistent with the provisions of the plan. The amount charged to expense in the consolidated financial statements for the year ended December 31, 2009, the periods January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008, and the year ended December 31, 2007 was approximately $1,812,000, $550,000, $1,596,000, and $1,959,000, respectively.

          Deferred Compensation — The Company has deferred compensation and supplemental retirement plan agreements with certain of its executives. The agreements provide for certain benefits at retirement or disability and also provide for survivor benefits in the event of death of the employee. The amount charged to expense in the consolidated financial statements for the year ended December 31, 2009, the periods January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008, and the year ended December 31, 2007 was approximately $102,000, $136,000, $264,000, and $509,000, respectively.

          The Company has deferred compensation and supplemental retirement plan agreements with certain of its former executives under a previous plan. The agreements provide for certain benefits at retirement or disability and also provide for survivor benefits in the event of death of the participant. The amount charged to expense in the consolidated financial statements for the year ended December 31, 2009, the periods January 1, 2008 through March 31, 2008 and April 1, 2008

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

17. EMPLOYEE BENEFIT PLANS (Continued)

through December 31, 2008, and the year ended December 31, 2007 was approximately $80,000, $30,000, $87,000, and $91,000, respectively.

18. COMMITMENTS AND CONTINGENCIES

          Legal Proceedings — The Company is from time to time involved in legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the outcome of such matters will not have a material impact on the Company's financial condition, results of operations, or cash flows. The Company had outstanding letters of credit for certain self-insured liabilities totaling $19,813,000 and $17,329,000 at December 31, 2009 and 2008, respectively. The fee related to these letters of credit approximated 2.5% annually of the issued amount for the years ended December 31, 2009 and 2008. These letters of credit are either issued under a revolving credit facility or secured by restricted cash.

          Environmental Matters — The Company is subject to a wide range of environmental laws and regulations in each of the locations in which the Company operates. Compliance with these requirements involves significant capital and operating costs. Failure to comply with these requirements can result in civil or criminal fines or sanctions, claims for environmental damages, remediation obligations, the revocation of environmental permits or restrictions on the Company's operations.

          The Company records accruals for environmental matters when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. The Company adjusts these accruals periodically as assessment and remediation efforts progress or as additional technical or legal information become available. Environmental liabilities that totaled $2,373,000 and $2,808,000 as of December 31, 2009 and 2008, respectively, are included in our consolidated balance sheets in accounts payable and accrued expenses. Accruals for environmental liabilities are stated at undiscounted amounts. We believe that we are in compliance with applicable environmental regulations in all material respects.

          Under various United States federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the entire cost of investigating, removing and/or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the contamination. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for the entire clean-up cost. The Company believes that adequate accruals for remediation of warehouse facilities have been recorded and are included in our environmental liability accrual. There are no individually material remediation accruals.

          Most of Company's warehouses utilize ammonia as a refrigerant. Ammonia is classified as a hazardous chemical regulated by the Environmental Protection Agency and an accident or significant release of ammonia from a warehouse could result in injuries, loss of life and property damage. In 2009 the Company had releases of 13,500 pounds of ammonia across 19 refrigeration

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

18. COMMITMENTS AND CONTINGENCIES (Continued)

systems. These releases resulted in one minor complaint of respiratory discomfort and no property or product damage. There are no material accruals related to Ammonia releases as of December 31, 2009.

          Occupational Safety and Health Act ("OSHA") — The Company's warehouse facilities are subject to regulation under OSHA, which requires employers to provide employees with an environment free from hazards, such as exposure to toxic chemicals, excessive noise levels, mechanical dangers, heat or cold stress, and unsanitary conditions. The cost of complying with OSHA and similar laws enacted by states and other jurisdictions in which we operate is substantial and any failure to comply with these regulations could expose us to substantial penalties and potentially to liabilities to employees who may be injured at our warehouses. The Company records accruals for OSHA matters when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The Company believes that compliance with all OSHA regulations is maintained and that no material liabilities exist.

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

19. ACCUMULATED OTHER COMPREHENSIVE LOSS

          The Company incurs activity in accumulated other comprehensive income ("AOCI") for unrealized holding gains and losses on available-for-sale securities, foreign currency translation adjustments, and minimum pension liability adjustments. The activity in AOCI is as follows (amounts in thousands):

	2009	April 1, 2008 to December 31, 2008	January 1, 2008 to March 31, 2008	2007
	Successor	Successor	Predecessor	Predecessor
Adjustment in minimum pension liability:
Balance at beginning of period	$(14,465)	$116	$117	$(428)
Transaction and purchase accounting (net of tax effect of $0)		(116)
Current period change (net of tax effect of $1,624, $(8,866), $0, and $0)	2,650	(14,465)	(1)	545

Balance at end of period (net of tax effect of $1,624, $(8,866), $0, and $0)	(11,815)	(14,465)	116	117

Foreign currency translation gain (loss):
Balance at beginning of period	(624)	449	545	—
Transaction and purchase accounting (net of tax effect of $0)		(449)
Current period change (net of tax effect of $0)	446	(624)	(96)	545

Balance at end of period (net of tax of $0)	(178)	(624)	449	545

Unrealized gain (loss) on available-for-sale securities, net of tax:
Balance at beginning of period	(13)	34	88	76
Transaction and purchase accounting (net of tax effect of $0)		(34)
Current period change (net of tax effect of $0)	(4)	(13)	(54)	12

Balance at end of period (net of tax of $0)	(17)	(13)	34	88

Accumulated other comprehensive loss	$(12,010)	$(15,102)	$599	$750

20. SEGMENT INFORMATION

          The Company reports its operations in three segments: Warehouse, Transportation, and Warehouse Management. Other represents all other operations which do not meet the quantitative thresholds for separate reporting. Warehouse operations include the Company's storage and handling operations throughout North America. Transportation operations include the Company's comprehensive transportation management services. Warehouse Management operations include the Company's operation and management of customer owned facilities. The Company's reportable segments are strategic business units separated by product and service offerings. Each reportable segment is managed separately and requires different operational and marketing strategies. The Company's chief operating decision maker uses revenue and earnings before interest expense, tax, depreciation, and amortization ("EBITDA") to evaluate segment performance. Corporate general

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

20. SEGMENT INFORMATION (Continued)

and administrative expenses are not allocated to segments, as the chief operating decision maker does not use them to evaluate segment performance.

          The following table sets forth the revenues and EBITDA of the Company's operating segments along with a reconciliation of EBITDA to net loss for the year ended December 31, 2009, the periods January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008, and the year ended December 31, 2007 (amounts in thousands):

	2009	April 1, 2008 through December 31, 2008	January 1, 2008 through March 31, 2008	2007
	Successor	Successor	Predecessor	Predecessor
Revenue
Warehouse	$489,597	$390,850	$127,531	$526,230
Transportation	181,176	195,046	65,259	233,345
Warehouse management	81,549	60,984	20,475	78,023
Other	8,695	7,100	2,367	9,428

Total Revenue	$761,017	$653,980	$215,632	$847,026

EBITDA
Warehouse	$169,393	$131,118	$38,447	$152,534
Transportation	12,291	9,721	2,301	8,845
Warehouse management	6,604	5,377	1,874	7,063
Other	3,239	2,590	1,111	4,304
Unallocated Corporate Costs	(62,142)	(36,595)	(11,344)	(40,563)
Impairment of intangible and long-lived assets	(12,820)

Total EBITDA	116,565	112,211	32,389	132,183

Depreciation, depletion, and amortization	(98,209)	(68,993)	(20,998)	(83,651)
Interest and debt expense	(65,517)	(49,361)	(16,122)	(65,168)
Income tax benefit (expense)	4,363	(796)	79	(775)

Net loss	$(42,798)	$(6,939)	$(4,652)	$(17,411)

          The following table is a reconciliation of the Company's total assets for reportable segments to the reported "Total Assets" as of December 31, 2009 and 2008 (amounts in thousands).

	As of December 31, 2009
	Warehouse	Transportation	Warehouse Management	Other	Total
Total assets excluding goodwill	$1,375,612	$30,153	$23,700	$31,205	1,460,670
Goodwill	97,248	3,050	24,402	—	124,700

Total assets	$1,472,860	$33,203	$48,102	$31,205	$1,585,370

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

20. SEGMENT INFORMATION (Continued)

	As of December 31, 2008
	Warehouse	Transportation	Warehouse Management	Other	Total
Total assets excluding goodwill	$1,414,601	$48,530	$22,582	$32,509	1,518,222
Goodwill	95,095	2,982	23,861	—	121,938

Total assets	$1,509,696	$51,512	$46,443	$32,509	$1,640,160

          Major Customers — For the year ended December 31, 2009, two customers accounted for more than 10% of total revenues each and approximately $113 million and $84 million, respectively, and approximately $197 million of total revenues combined. For the period of January 1, 2008 through March 31, 2008, two customers accounted for more than 10% of total revenues each and approximately $40 million and $22 million, respectively, and approximately $62 million of total revenues combined. For the period of April 1, 2008 through December 31, 2008, one customer accounted for more than 10% of total revenues with approximately $113 million total revenue. For the year ended December 31, 2007, two customers accounted for more than 10% of total revenues each and approximately $157 million and $94 million, respectively, and approximately $251 million of total revenues combined. These two customers generated revenues in the Company's warehouse, transportation and warehouse management segments. No other customer accounted for more than 10% of total revenues for the year ended December 31, 2009, the periods January 1, 2008 through March 31, 2008 and April 1, 2008 through December 31, 2008, and the year ended December 31, 2007.

          Geographic Information — The following tables provide geographic information for the Company's revenues and assets (amounts in thousands).

	2009	April 1, 2008 through December 31, 2008	January 1, 2008 through March 31, 2008	2007
	Successor	Successor	Predecessor	Predecessor
United States	$758,323	$651,725	$214,768	$844,048
Canada	2,694	2,255	864	2,978

Total Revenue(a)	$761,017	$653,980	$215,632	$847,026

(a)
Revenues are attributed to countries based on location of warehouse facility.

	December 31, 2009	December 31, 2008
	Successor	Successor
United States	$1,581,540	$1,637,232
Canada	3,830	2,928

Total Assets	$1,585,370	$1,640,160

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

21. QUARTERLY RESULTS (UNAUDITED)

          Unaudited quarterly financial information for fiscal years 2009 and 2008 is as follows (amounts in thousands, except per share amounts.)

	For the Quarter Ended
					For the Year Ended December 31, 2009
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
	Successor	Successor	Successor	Successor	Successor
Revenues	$196,456	$191,722	$192,832	$180,007	$761,017
Total operating expenses	188,402	184,815	186,622	183,274	743,113

Operating income (loss)	8,054	6,907	6,210	(3,267)	17,904
Net (loss) income applicable to common shareholders	$(8,026)	$(8,109)	$(8,439)	$(18,243)	$(42,817)

(Loss) income per common share:
Basic	$(0.12)	$(0.12)	$(0.12)	$(0.26)	$(0.62)
Diluted	$(0.12)	$(0.12)	$(0.12)	$(0.26)	$(0.62)

	For the Quarter Ended
					April 1 to December 31, 2008
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
	Predecessor	Successor	Successor	Successor	Successor
Revenues	$215,632	$211,959	$220,952	$221,069	$653,980
Total operating expenses	204,524	201,675	210,396	200,090	612,161

Operating income	11,108	10,284	10,556	20,979	41,819
Net (loss) income applicable to common shareholders	$(4,715)	$(6,048)	$(5,623)	$4,669	$(7,002)

(Loss) income per common share:
Basic	$(0.07)	$(0.09)	$(0.08)	$0.07	$(0.10)
Diluted	(0.07)	(0.09)	(0.08)	0.07	(0.10)

          Third quarter 2009 operating expenses and operating income included transportation segment customer relationship total impairment charge of $214,000 as discussed in Note 2. There were no tax benefits related to this charge, therefore, third quarter 2009 net loss applicable to common shares was increased by $214,000.

          Fourth quarter 2009 operating expenses and operating income included impairment charges of $12,606,000 to reduce the carrying value of certain warehouses as discussed in Note 2 and general and administrative expense of $7,960,000 in connection with issuing warrants on December 10, 2009 as discussed in Note 14. There were no tax benefits related to this charge, therefore, fourth quarter 2009 net loss applicable to common shares was increased by $20,566,000, which increased basic and diluted loss per common share by $0.30.

22. RELATED PARTY TRANSACTIONS

          As of December 31, 2009, the Company owes $7,620,000 to Versacold for incremental costs directly attributable to the proposed initial public offering of common shares. The Company expects

AMERICOLD REALTY TRUST AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF DECEMBER 31, 2009 AND 2008 AND FOR THE YEAR ENDED DECEMBER 31, 2009, THE PERIODS JANUARY 1, 2008 THROUGH MARCH 31, 2008 AND APRIL 1, 2008 THROUGH DECEMBER 31, 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2007

22. RELATED PARTY TRANSACTIONS (Continued)

to use the proceeds of the proposed initial public offering to combine with Versacold. Additionally, as of December 31, 2009, the Company owes Versacold $901,000 as a reimbursement for expenses related to the internal restructuring of Versacold in anticipation of the combination and costs related to planning the combination. Versacold and the Company are under common control by Yucaipa. The Company has recorded these payables as a due to related party for $8,521,000, as an increase in other assets for $7,620,000 for the deferred costs related to the proposed initial public offering, and as an increase in general and administrative expense for $901,000 related to the expenses associated with the internal restructuring in anticipation of the combination.

23. SUBSEQUENT EVENTS

          In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through March 17, 2010, the date the financial statements were issued.

          On April 11, 2010, the Company's board of trustees approved a 1.75-for-1 split of the Company's common shares of beneficial interest in the form of a dividend of 0.75 common shares for each outstanding common share effected April 22, 2010. All share and per share amounts have been retroactively restated in the accompanying financial statements and financial statement footnotes for all periods presented. Also on April 11, 2010, the Company's board of trustees declared a dividend of $7,373,407 which was paid to common shareholders on April 12, 2010.

* * * * * *

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
December 31, 2009
(Amounts in Thousands)

Description	Balance at Beginning of Year	Additions Charged Against Operations	Uncollectible Accounts Written-off	Balance at End of Year
Year Ended December 31, 2009:
Successor
Allowance for doubtful accounts	$1,982	$1,355	$(1,058)	$2,279
April 1, 2008 through December 31, 2008
Successor
Allowance for doubtful accounts	2,619	537	(1,174)	1,982
January 1, 2008 through March 31, 2008
Predecessor
Allowance for doubtful accounts	4,302	1,252	(2,935)	2,619
Year Ended December 31, 2007:
Predecessor
Allowance for doubtful accounts	1,862	2,791	(351)	4,302

AMERICOLD REALTY TRUST
SCHEDULE III REAL ESTATE AND ACCUMULATED DEPRECIATION
As of December 31, 2009
(IN THOUSANDS)

			Initial Cost to Americold Realty Trust			Gross amount at which carried as of December 31, 2009							Life on which depreciation in latest income statement is computed
					Costs Capitalized Subsequent to Acquisition
Property	# of Bldgs.	Encumbrances(2)	Land	Buildings and Improvements		Land	Buildings and Improvements	Total(5)	Accumulated Depreciation and Depletion(1)(5)	Date of Construction	Date of Last Renovation	Date of Acquisition
Albertville, Alabama	1	$—	$1,251	$12,385	$155	$1,281	$12,511	$13,791	$937	1993	2006	2008	(4)
Birmingham, Alabama	1	2,810	1,002	957	(217)	938	804	1,742	140	1963, 1984	1986, 1987	2008	(4)
Gasden, Alabama	1	—	—	315	38	—	353	353	226	1991	1994	2008	(4)
Montgomery, Alabama	1	—	—	3,862	151	—	4,013	4,013	1,417	1989	1999	2008	(4)
Phoenix, Arizona	1	9,400	3,360	7,506	230	3,360	7,736	11,096	703	1985	1995	2008	(4)
Fort Smith, Arkansas	1	8,760	308	2,231	91	329	2,302	2,631	160	1958	1982	2008	(4)
Russellville (El Mira), Arkansas	1	—	1,261	9,910	315	1,261	10,225	11,486	1,025	1986	1991	2008	(4)
Russellville (Valley), Arkansas	1	18,865	708	15,832	2	708	15,834	16,542	819	1995	—	2008	(4)
Springdale, Arkansas	1	13,640	844	10,754	58	844	10,812	11,656	716	1982	1993	2008	(4)
Texarkana, Arkansas	1	19,250	842	11,169	20	861	11,170	12,030	608	1992	1996	2008	(4)
West Memphis, Arkansas	1	19,096	1,460	12,300	246	1,479	12,527	14,006	838	1985	1995	2008	(4)
Ontario, California	3	—	16,050	2,255	179	7,355	11,129	18,484	2,104	1983, 1984, 1987	-, -, 1990	2008	(4)
Turlock I, California	1	14,751	944	4,056	69	956	4,113	5,069	491	1955	1986	2008	(4)
Turlock II, California	1	—	3,091	7,004	19	3,091	7,023	10,114	804	1985	—	2008	(4)
Victorville, California	1	—	2,810	22,811	—	2,810	22,811	25,621	1,272	2004	—	2008	(4)
Watsonville, California	1	—	—	7,991	11	—	8,001	8,001	1,808	1984	—	2008	(4)
Denver, Colorado	1	—	—	1,724	280	—	2,004	2,004	1,266	1974	1988	2008	(4)
Bartow, Florida	1	—	—	2,428	28	—	2,456	2,456	671	1962	1964	2008	(4)
Plant City, Florida	1	—	1,165	1,185	10	1,165	1,195	2,360	319	1956	—	2008	(4)
Tampa 50th, Florida	1	—	3,745	5,750	78	3,745	5,829	9,573	846	1950	1973	2008	(4)
Atlanta (Tradewater), Georgia	1	—	—	36,966	189	—	37,155	37,155	1,227	2004	—	2008	(4)
Atlanta (Gateway), Georgia	1	25,000	3,271	19,693	388	3,271	20,082	23,352	1,498	1972	1985	2008	(4)
Atlanta (Lakewood), Georgia	1		4,297	3,369	23	4,297	3,391	7,689	313	1963	1968	2008	(4)
Atlanta (Skygate), Georgia	1	21,000	1,851	12,731	0	1,851	12,731	14,582	662	2001	—	2008	(4)
Atlanta (Southgate), Georgia	1	20,000	1,623	17,652	213	1,837	17,651	19,488	1,008	1996	1999	2008	(4)
Atlanta (Westgate), Georgia	1	15,200	2,270	24,659	431	2,385	24,975	27,360	1,778	1990	1993	2008	(4)
Augusta, Georgia	1	2,400	2,678	1,943	103	2,734	1,990	4,724	233	1971	1983	2008	(4)
Montezuma, Georgia	1	—	93	5,437	41	123	5,447	5,571	376	1965	1990	2008	(4)
Thomasville, Georgia	1	21,868	1,731	16,914	(9,012)	1,601	8,032	9,633	999	1997	—	2008	(4)
Burley, Idaho	1	—	—	16,111	329	34	16,406	16,440	2,905	1959	1996	2008	(4)
Nampa, Idaho	1	12,782	1,588	11,864	28	1,588	11,893	13,481	2,245	1946	1990	2008	(4)
East Dubuque, Illinois	1	18,000	722	13,764	234	753	13,967	14,720	714	1993	—	2008	(4)
Rochelle, Illinois	1	—	1,860	18,178	129	1,860	18,307	20,167	1,562	1995	—	2008	(4)
Rochelle (Caron), Illinois	1	—	2,071	36,658	0	2,071	36,658	38,729	2,457	2004	—	2008	(4)
Indianapolis, Indiana	1	52,000	1,897	18,991	622	2,069	19,440	21,509	1,526	1979	1989	2008	(4)
Bettendorf, Iowa	1	6,600	1,281	12,446	339	1,281	12,785	14,067	976	1973	1977	2008	(4)
Fort Dodge, Iowa	1	8,000	1,022	7,162	165	1,124	7,225	8,349	756	1979	1981	2008	(4)
Garden City, Kansas	1	18,400	446	4,721	48	446	4,769	5,215	391	1980	2006	2008	(4)
Wichita, Kansas	1	10,626	1,297	4,717	338	1,399	4,953	6,352	448	1972	1976	2008	(4)
Sebree, Kentucky	1	8,701	638	7,895	74	638	7,969	8,607	386	1998	—	2008	(4)
Portland, Maine	1	—	305	2,402	27	305	2,429	2,734	205	1952	1963	2008	(4)
Boston, Massachusetts	1	6,850	1,855	5,796	124	1,855	5,920	7,775	502	1969	—	2008	(4)
Gloucester (East Main), Massachusetts	1	—	2,557	3,806	56	2,569	3,850	6,418	540	1961	1973	2008	(4)
Gloucester (Rogers), Massachusetts	1	—	1,683	3,675	36	1,683	3,711	5,394	412	1967	—	2008	(4)
Gloucester (Rowe Square), Massachusetts	1	—	1,146	2,833	67	1,146	2,900	4,045	291	1955	1969	2008	(4)
West Point, Mississippi	1	19,920	774	7,576	(650)	704	6,996	7,700	469	1995	—	2008	(4)
Carthage, Missouri	1	128,000	61,446	33,880	2,824	61,632	36,517	98,149	4,840	1972	1999	2008	(4)

AMERICOLD REALTY TRUST
SCHEDULE III REAL ESTATE AND ACCUMULATED DEPRECIATION
As of December 31, 2009
(IN THOUSANDS)

			Initial Cost to Americold Realty Trust			Gross amount at which carried as of December 31, 2009							Life on which depreciation in latest income statement is computed
					Costs Capitalized Subsequent to Acquisition
Property	# of Bldgs.	Encumbrances(2)	Land	Buildings and Improvements		Land	Buildings and Improvements	Total(5)	Accumulated Depreciation and Depletion(1)(5)	Date of Construction	Date of Last Renovation	Date of Acquisition
Marshall, Missouri	1	8,650	741	10,304	106	741	10,410	11,151	759	1985	1992	2008	(4)
Fremont, Nebraska	1	17,530	629	3,109	138	643	3,233	3,877	503	1968	1999	2008	(4)
Grand Island, Nebraska	1	5,695	430	6,542	92	448	6,616	7,064	703	1995	—	2008	(4)
Syracuse, New York	2	16,170	2,177	20,056	381	2,189	20,426	22,615	1,546	1960, 1968	1968, 1978	2008	(4)
Charlotte (North), North Carolina	1	6,230	1,546	5,158	(910)	1,493	4,301	5,794	543	1968	1994	2008	(4)
Charlotte (South), North Carolina	1		—	2,558	8	—	2,566	2,566	560	1998	—	2008	(4)
Tarboro, North Carolina	1	26,570	1,078	9,567	(0)	1,078	9,566	10,645	618	1988	2000	2008	(4)
Massillon (17th), Ohio	1	—	175	15,322	28	175	15,350	15,525	1,083	2000	2001	2008	(4)
Massillon (Erie Ave), Ohio	1	—		1,988	224	—	2,212	2,212	512	1984	1999	2008	(4)
Oklahoma City, Oklahoma	1	—	742	2,411	146	742	2,557	3,298	231	1968	1971	2008	(4)
Hermiston, Oregon	1	26,650	1,322	7,107	156	1,322	7,264	8,586	840	1975	1996	2008	(4)
Milwaukie, Oregon	1	19,450	2,473	8,112	85	2,483	8,188	10,670	1,834	1958	1988	2008	(4)
Ontario, Oregon	1	—	—	13,791	428	—	14,219	14,219	5,255	1962	1991	2008	(4)
Salem, Oregon	1	42,230	3,055	21,096	666	3,071	21,745	24,817	3,181	1963	1981	2008	(4)
Woodburn, Oregon	1	11,781	1,552	9,860	232	1,552	10,092	11,644	872	1952	1979	2008	(4)
Allentown, Pennsylvania	2	—	5,780	47,807	1,217	5,780	49,024	54,803	4,750	1976, 1997	1996, -	2008	(4)
Leesport, Pennsylvania	1	25,790	1,206	14,112	164	1,206	14,275	15,481	908	1993	1994	2008	(4)
York, Pennsylvania	1	—	3,838	36,621	69	3,838	36,690	40,528	2,215	2004	—	2008	(4)
Columbia, South Carolina	1	—	768	1,429	151	768	1,580	2,348	157	1971	1991	2008	(4)
Sioux Falls (Public), South Dakota	1	—	856	4,263	433	939	4,613	5,552	421	1972	—	2008	(4)
Memphis, Tennessee	1	—	1,023	2,622	(1,169)	974	1,502	2,476	309	1957	1967	2008	(4)
Murfreesboro, Tennessee	1	32,400	1,094	10,936	123	1,094	11,059	12,152	1,219	1982	2000	2008	(4)
Amarillo, Texas	1	24,948	871	4,473	423	887	4,880	5,767	688	1973	1981	2008	(4)
Ft. Worth (Meacham), Texas	1	27,680	5,610	24,686	259	5,610	24,945	30,555	1,683	1998	—	2008	(4)
Ft. Worth (Public), Texas	1	—	1,857	8,536	71	1,893	8,570	10,463	616	2005	—	2008	(4)
Clearfield, Utah	1	43,840	2,881	14,945	377	2,881	15,322	18,203	1,767	1973	—	2008	(4)
Norfolk, Virginia	1	6,700	1,453	2,811	51	1,488	2,827	4,315	220	1971	—	2008	(4)
Strasburg, Virginia	1	27,600	1,551	15,038	102	1,551	15,140	16,690	822	1999	—	2008	(4)
Burlington, Washington	1	14,730	694	6,108	124	709	6,216	6,925	1,452	1965	1968	2008	(4)
Connell, Washington	1	29,414	497	8,728	309	508	9,026	9,534	681	1969	—	2008	(4)
Moses Lake, Washington	1	30,080	575	11,046	152	611	11,162	11,773	1,261	1967	—	2008	(4)
Pasco, Washington	1	18,850	557	15,809	88	557	15,897	16,454	788	1975	1996	2008	(4)
Walla Walla, Washington	1	4,810	215	4,693	356	215	5,049	5,264	950	1960	—	2008	(4)
Wallula, Washington	1	5,200	690	2,645	53	690	2,698	3,388	169	1982	—	2008	(4)
Babcock, Wisconsin	1	14,938	852	8,916	0	852	8,916	9,768	451	1999	—	2008	(4)
Plover, Wisconsin	1	43,320	1,390	18,298	624	1,612	18,699	20,312	1,314	1978	1981	2008	(4)
Tomah, Wisconsin	1	22,520	886	10,715	93	886	10,808	11,694	916	1989	1994	2008	(4)
Other (including TRS)			13,298	1,312	25	12,620	2,015	14,635	1,078	1989	1994	2008	(4)

Total	88	1,055,695	203,604	907,795	4,802	195,547	920,654	1,116,201	90,759

(1)
Reconciliation of total accumulated depreciation to consolidated balance sheet caption as of December 31, 2009 (in thousands)

Total per Schedule III	$90,759
Accumulated depreciation on investments in personal property	72,279

Total accumulated depreciation per consolidated balance sheet	$163,038

(2)
Reconciliation of total mortgage notes to consolidated balance sheet caption as of December 31, 2009 (in thousands)

Total per Schedule III	$1,055,695
Discounts, net of amortization	(16,912)

Total mortgage notes per consolidated balance sheet	$1,038,783

(3)
The aggregate cost for Federal tax purposes at December 31, 2009 of our real estate assets was approximately $1,076,887,328.

(4)
Depreciation is calculated over lives ranging from five to forty years for the buildings and improvements. Depletion on the limestone quarries which is included in the line item Other is compluted by the units-of-production method based on estimated recoverable units.

(5)
A summary of activity for real estate and accumulated depreciation for the year ended December 31, 2009 is as follows:

Investments in Properties (includes the following balance sheet line items: land; building and improvements under property, plant, and equipment; and building and improvements under capitalized leases)

Balance as of January 1, 2007	$1,508,511
Improvements	1,648
Assets sold and written-off	(45)

Balance as of March 31, 2008	1,510,114

Purchase accounting adjustments related to Yucaipa's acquisitions	(398,716)
Improvements	6,053

Balance as of December 31, 2008	1,117,451

Improvements	11,832
Assets sold and written-off	(961)
Impaired assets	(12,121)

Balance as of December 31, 2009	1,116,201

Accumulated Depreciation (includes balance sheet line items under property, plant, and equipment and capitalized leases):
Balance as of January 1, 2007	$580,332
Depreciation and depletion expense	20,548
Accumulated depreciation on assets sold and written-off	(23)

Balance as of March 31, 2008	600,857

Purchase accounting adjustments related to Yucaipa's acquisition	(600,857)
Depreciation and depletion expense	67,731
Accumulated depreciation on assets sold and written-off	(310)

Balance as of December 31, 2008	67,421

Depreciation and depletion expense	96,305
Accumulated depreciation on assets sold and written-off	(688)

Balance as of December 31, 2009	$163,038

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Versacold International Corporation (formerly Eimskip Holdings Inc.):

          We have audited the accompanying consolidated balance sheets of Versacold International Corporation (formerly Eimskip Holdings Inc.) (the "Company") as of October 31, 2009 and 2008, and the related consolidated statements of operations, change in shareholder's equity (deficiency) and cash flows for the four months ended October 31, 2009, the eight months ended June 30, 2009 and the years ended October 31, 2008 and 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Versacold International Corporation as of October 31, 2009 and 2008, and the results of its operations and its cash flows for the four month period ended October 31, 2009, the eight month period ended June 30, 2009 and the years ended October 31, 2008 and 2007 in conformity with U.S. generally accepted accounting principles.

          As discussed in note 3 to the consolidated financial statements, the accompanying consolidated balance sheet as of October 31, 2008 and the consolidated statement of cash flows for the year ended October 31, 2008 have been restated.

          As discussed in notes 3 and 14 to the consolidated financial statements, the Company has changed its method of accounting for uncertain tax positions effective November 1, 2007 as a result of adopting Financial Accounting Standards Board Interpretation No. 48.

/s/ KPMG LLP

Vancouver, Canada
February 11, 2010

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars except number of shares)

	October 31, 2009	October 31, 2008
	Successor	Predecessor (Restated— note 3)
Assets
Current assets
Cash and cash equivalents	$35,085	$24,878
Accounts receivable, (net of an allowance of $1,466 and $1,991 as of October 31, 2009 and 2008, respectively)	106,345	99,253
Other receivables	14,681	28,959
Due from related parties	5,311	5,258
Prepaid expenses	10,501	8,817
Deferred income taxes	24,477	8,481
Other current assets	11,110	8,431

Total current assets	$207,510	$184,077
Property, plant and equipment, net	1,319,543	1,336,994
Deferred income taxes	9,238	57,523
Other non-current assets	21,018	23,035
Intangible assets, net	20,834	63,527
Goodwill	70,028	6,693

Total assets	$1,648,171	$1,671,849

Liabilities and Shareholder's Equity (Deficiency)
Current liabilities
Accounts payable and accrued liabilities	$146,185	$132,094
Deferred revenue	15,547	13,529
Short-term debt	—	7,083
Current maturities of long-term debt	50,458	41,938
Derivative liabilities	9,761	—
Deferred income tax	—	96
Other current liabilities	—	3,003

Total current liabilities	$221,951	$197,743
Long-term debt, excluding current portion	1,152,382	1,222,711
Due to Hf. Eimskipafelag Islands	—	137,112
Due to Yucaipa	130,370	—
Deferred income taxes	133,143	131,227
Other non-current liabilities	24,018	36,484

Total liabilities	$1,661,864	$1,725,277
Commitments and contingencies (Note 17)
Shareholder's equity (deficiency)
Common shares, no par value; unlimited number of shares authorized; 122,395,487 shares issued and outstanding as of October 31, 2009 and 2008, respectively	—	383,500
Retained earnings (accumulated deficit)	5,932	(430,810)
Accumulated other comprehensive loss	(19,625)	(6,118)

Total shareholder's equity (deficiency)	$(13,693)	$(53,428)

Total liabilities and shareholder's equity (deficiency)	$1,648,171	$1,671,849

The accompanying notes are an integral part of these consolidated financial statements.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of US dollars)

	Four Months Ended October 31, 2009	Eight Months Ended June 30, 2009	Year Ended October 31, 2008	Year Ended October 31, 2007
	Successor	Predecessor	Predecessor	Predecessor
Revenues
Warehousing	$229,624	$418,039	$705,747	$335,262
Transportation	75,394	165,714	294,800	90,858
Third party logistics	77,860	149,991	199,689	168,210

Total revenues	$382,878	$733,744	$1,200,236	$594,330

Operating costs and expenses
Cost of operations	307,191	581,126	947,474	478,210
Depreciation and amortization	17,605	52,859	84,524	42,953
Facility rent	7,812	13,470	26,295	17,192
Selling, general and administrative expenses	13,349	24,160	45,349	27,938
Impairment of intangible assets	—	—	7,287	—
Impairment of goodwill	—	—	250,648	—
Other operating (income), net	(606)	(1,393)	(251)	(215)

Operating income (loss)	$37,527	$63,522	$(161,090)	$28,252

Interest income	—	—	(1,057)	(720)
Interest expense	41,081	83,160	240,055	104,665
Foreign exchange (gain) loss	(16,437)	(7,998)	61,821	(35,902)
Other non-operating (income) expense, net	(1,981)	153	1,905	717

Income (loss) before income taxes	$14,864	$(11,793)	$(463,814)	$(40,508)

Income tax (expense) benefit	(8,932)	(20,748)	52,194	21,318

Net income (loss)	$5,932	$(32,541)	$(411,620)	$(19,190)

The accompanying notes are an integral part of these consolidated financial statements.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

CONSOLIDATED STATEMENTS OF CHANGE IN SHAREHOLDER'S EQUITY (DEFICIENCY)

(in thousands of US dollars except number of shares)

	Owner's equity in Eimskip Atlas Canada Inc.	Common shares		Retained earnings (Accumulated deficit)	Accumulated Other comprehensive loss
		Shares	Amount			Total
Predecessor
Balance as of November 1, 2006	$1	—	$—	$—	$—	$1
Net increase in the parent's equity in Eimskip Atlas Canada Inc.	70,567					70,567
Issuance of common shares		98,017,378	90,579			90,579
Contribution from parent on forgiveness of interest obligations			5,540			5,540
Comphrehensive loss:
— Net loss				(19,190)		(19,190)
— Currency translation adjustment					(69,909)	(69,909)

Total comprehensive loss						(89,099)

Balance as of October 31, 2007	$70,568	98,017,378	$96,119	$(19,190)	$(69,909)	$77,588
Issuance of common shares		17,312,487	197,235			197,235

Re-allocation of owner's equity on acquisition of Eimskip Atlas Canada Inc.	(70,568)	7,065,622	70,568			—
Contribution from parent on forgiveness of interest obligations			19,578			19,578
Comphrehensive loss:
— Net loss				(411,620)		(411,620)
— Currency translation adjustment					63,791	63,791

Total comprehensive loss						(347,829)

Balance as of October 31, 2008	$—	122,395,487	$383,500	$(430,810)	$(6,118)	$(53,428)
Issuance of common shares
Comphrehensive loss:
— Net loss				(32,541)		(32,541)
— Currency translation adjustment					12,912	12,912

Total comprehensive loss						(19,629)

Balance as of June 30, 2009	$—	122,395,487	$383,500	$(463,351)	$6,794	$(73,057)
Increase in equity on substantial change in ownership of parent			(383,500)	463,351	(6,794)	73,057
Successor
Comphrehensive loss:
— Net income				5,932		5,932
— Currency translation adjustment					(19,625)	(19,625)

Total comprehensive loss						(13,693)

Balance as of October 31, 2009	$—	122,395,487	$—	$5,932	$(19,625)	$(13,693)

The accompanying notes are an integral part of these consolidated financial statements.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Four Months Ended October 31, 2009	Eight Months Ended June 30, 2009	Year Ended October 31, 2008	Year Ended October 31, 2007
	Successor	Predecessor	Predecessor (Restated— note 3)	Predecessor
Operating activities:
Net income (loss)	$5,932	$(32,541)	$(411,620)	$(19,190)
Adjustments to net income (loss):
Depreciation	16,878	46,601	72,195	35,174
Amortization and impairment of intangibles	727	6,258	270,264	7,779
Loss on debt prepayment	—	—	74,899	—
Amortization and write-off of deferred debt issuance costs	559	3,603	29,419	8,721
Other non-cash interest expense	9,053	13,908	35,938	19,359
(Gain) loss on derivative instruments	(5,323)	2,776	10,222	1,392
Deferred taxes	2,826	3,427	(76,986)	(26,674)
Foreign exchange (gain) loss	(16,437)	(7,998)	61,821	(35,902)
(Gain) loss on disposal of property, plant and equipment	71	(591)	328	17
Changes in non-cash operating assets and liabilities
Accounts receivable	624	20,455	(11,780)	(20,997)
Other current assets	1,729	(4,338)	(5,631)	(3,266)
Accounts payable and accrued liabilities	(12,554)	(2,385)	(30,244)	11,130
Other liabilities	(1,442)	2,800	9,479	14,251

Net cash provided by (used in) operating activities	$2,643	$51,975	$28,304	$(8,206)

Investing activities:
Purchase of property, plant and equipment	(18,005)	(24,469)	(40,103)	(35,610)
Purchase of Atlas Cold Storage Income Trust, net of cash acquired	—	—	—	(538,480)
Purchase of Versacold Income Fund, net of cash acquired	—	—	—	(715,896)
Cash paid for business combination	—	—	(7,574)	—
Proceeds from disposal of property, plant and equipment	—	792	2,625	364
Proceeds (payment) related to equity investment	(229)	450	(113)	(45)

Net cash used in investing activities	$(18,234)	$(23,227)	$(45,165)	$(1,289,667)

Financing activities:
Net change in short-term debt	(8,486)	570	6,056	2,265
Proceeds from issuance of long-term debt net of issuance costs	19,650	22,037	501,332	1,953,469
Repayment of long-term debt	(17,495)	(21,342)	(500,607)	(1,100,154)
Proceeds from loan from Parent	—	—	—	304,113
Payment on behalf of Related Parties	(1,899)	—	—	—
Issuance of equity by Eimskip Atlas to Eimskip	—	—	—	70,567
Issuance of common shares	—	—	—	90,579
Other	(215)	215	—	—

Net cash (used in) provided by financing activities	$(8,445)	$1,480	$6,781	$1,320,839

Effect of exchange rate changes on cash and cash equivalents	$7,235	$(3,220)	$10,698	$967

Net (decrease) increase in cash and cash equivalents	$(16,801)	$27,008	$618	$23,933
Cash and cash equivalents, beginning of period	$51,886	$24,878	$24,260	$327

Cash and cash equivalents, end of period	$35,085	$51,886	$24,878	$24,260
Supplemental information:
Cash paid for interest	$33,697	$52,045	$91,601	$66,337
Cash paid for taxes	$5,639	$5,143	$29,047	$3,973
Contribution from parent for forgiven interest	$—	$—	$19,578	$5,540
Exchange of shares for debt	$—	$—	$197,235	$—

The accompanying notes are an integral part of these consolidated financial statements.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US dollars unless otherwise noted)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION

Organization

          Versacold International Corporation (formerly Eimskip Holdings Inc.) (the "Company") was incorporated in Canada as a 100% indirect subsidiary of Hf. Eimskipafelag Islands (subsequently renamed A1988 Hf. In September 2009) ("Eimskip"), at the time an Icelandic public company, on May 23, 2007.

          The Company was formed to acquire all the outstanding public units of Versacold Income Fund (the "Versacold Fund"), a Canadian publicly traded income trust (Note 4). The acquisition was completed on August 1, 2007 and the results of the Versacold Fund have been included with those of the Company since that date.

          On January 30, 2008, the Company acquired Versacold Logistics Canada Inc. (formerly Eimskip Atlas Canada Inc.) ("Eimskip Atlas"), a 100% subsidiary of Eimskip. Eimskip Atlas was formed by Eimskip in 2006 to purchase all the outstanding public units of Atlas Cold Storage Income Trust ("Atlas"), a Canadian publicly traded income trust (Note 4). The results of Eimskip Atlas have been included in these financial statements since November 2, 2006, a date prior to their acquisition by the Company, as a result of Eimskip Atlas being held under common control by Eimskip since November 2, 2006.

          All references to the Company in these consolidated financial statements refer to the combined activities of the Company and Eimskip Atlas for all periods presented as described in Note 4.

Nature of Business

          The principal business activities of the Company include warehousing, freezing, processing and distributing food, and providing transportation and third party logistics ("3PL") services to customers.

Acquisition of 49% of Tango by Yucaipa and Predecessor and Successor Reporting

          As described in Note 2, on June 30, 2009, The Yucaipa Companies LLC ("Yucaipa") purchased a 49% interest in Eimskip Tango ehf ("Tango"), the Company's parent, and an option to purchase the remaining 51%. On this date, 100% of the fair value of the assets acquired and liabilities assumed by Yucaipa have been "pushed-down" to the Company as at that time the Company became substantially wholly-owned by Yucaipa. The adjustments have been made in accordance with FASB ASC 805-50, Business Combinations (Staff Accounting Bulletin No. 54, Application of "Pushdown" Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase ("SAB No. 54")), and replaced the historical basis of the assets and liabilities held by the Company. Due to the impact of push-down accounting, the Company's financial statements and certain note presentations for the year ended October 31, 2009 are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented: (1) the eight months up to, and including, the acquisition date (November 1, 2008 through June 30, 2009, labeled "Predecessor") and (2) the four months after that date (July 1, 2009 through October 31, 2009, labeled "Successor"). All financial periods prior to June 30, 2009 are

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION (Continued)

also labeled "Predecessor." The accompanying consolidated financial information includes a "black-line" division which indicates that the Predecessor and the Successor reporting entities shown are not comparable.

2. ACQUISITION OF 49% OF TANGO BY YUCAIPA

          On June 30, 2009, Yucaipa executed a purchase and sale agreement with Eimskip and Tango to acquire Tango's beneficial interest in loans receivable from the Company and certain equity interests in Tango.

          To facilitate this transaction, Yucaipa acquired a EUR 300 million credit facility to Eimskip from the London Branch of ABN Amro Bank (the "Credit Facility"). Neither the Company nor any of its subsidiaries had any obligations under this credit facility. The Credit Facility had a EUR 120 million outstanding balance and was in default. The Credit Facility maintained share pledges of certain material subsidiaries of Eimskip, including Eimskip's interests in Tango. On June 30, 2009, Yucaipa reached an agreement with Eimskip to exchange EUR 75 million of the outstanding balance of the Credit Facility for 1) Eimskip's interest in a loan from a subsidiary of the Company (the "Avion Loan"), 2) a 49% equity interest in Tango, and 3) a call option to acquire Eimskip's remaining 51% equity interest in Tango.

          The call option may be exercised by Yucaipa prior to June 30, 2016, subject to Yucaipa receiving all necessary regulatory and third party consents, approvals, exemptions and waivers that it reasonably determines to be material and applicable to it. Prior to the exercise of the call option, Eimskip is restricted from undertaking any actions that would preclude Yucaipa from receiving the material benefits pursuant to the call option agreement. These actions include Eimskip selling, transferring or encumbering in any way the shares subject to the call option, or permitting Tango to issue any shares, change the structure of Tango or make a dividend or distribution. The shares subject to the call option have been pledged as security for a loan owing by Eimskip to Yucaipa. Upon exercise of the option, the EUR 5 million loan balance will be released and discharged.

          This transaction resulted in Tango and the Company becoming "substantially wholly owned" by Yucapia, as defined in Rule 1-02(aa) of Regulation S-X, and therefore requires the Company to establish a new basis of accounting for the purchased assets and liabilities.

          At the transaction date, June 30, 2009, the consideration paid for the 49% interest in the Company by Yucapia and the resulting new basis for the remaining 51% interest has been "pushed-down" to the Company and 100% of the fair value of the assets and liabilities are reflected in the balance sheet as the new basis as of that date.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

2. ACQUISITION OF 49% OF TANGO BY YUCAIPA (Continued)

          The following table presents the purchase price allocation to the assets acquired and liabilities assumed at the date of the acquisition:

Assets acquired:
Cash	$51,886
Current assets	138,746
Property, plant and equipment	1,269,708
Goodwill	66,992
Intangible assets	21,100
Other long-term assets	20,588

Total assets acquired	1,569,020
Liabilities assumed:
Current liabilities	169,221
Non-current liabilities	26,937
Debt, including capital lease obligations	1,164,691
Loan payable to Yucaipa (Avion loan)	112,400
Deferred tax liabilities, net	95,771

Total liabilities assumed	1,569,020

Net equity at acquisition date	$—

          The Company allocated the total consideration to the assets and liabilities based on estimates of fair value using methodologies and assumptions that Management believed were reasonable. Net equity resulting from the push-down accounting is nominal as substantially all of the consideration paid by Yucaipa was for the acquisition of the Credit Facility and no consideration was allocated to the equity.

          At the transaction date, the Company had $31.6 million of tax deductible goodwill.

          The fair value and estimated life of the identified intangible assets is as follows:

	Fair Value	Estimated Life
Customer relationships	$15,000	7 years
Versacold brand	6,100	Indefinite

	$21,100

          The customer relationships intangible asset will be amortized on a straight-line basis over its estimated useful life.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

2. ACQUISITION OF 49% OF TANGO BY YUCAIPA (Continued)

          Goodwill was allocated to the following operating segments:

Operating Segment	Goodwill Allocated
USA PRW/Transport	$41,562
Australia	16,142
New Zealand	8,777
Argentina	511

Total	$66,992

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

          The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles ("US GAAP") and are presented in United States dollars ("$" or "USD") unless otherwise noted and include all subsidiaries and entities that are controlled by the Company. The results for operations of companies acquired are included in the consolidated financial statements from the effective date of the acquisition. The historical financial statements for the four months ended October 31, 2009, the eight months ended June 30, 2009 and the year ended October 31, 2008 include both the operations of Versacold and Atlas for the entire periods presented. The historical financial statements for the year ended October 31, 2007 include the operations of Versacold from August 1, 2007 and the operations of Atlas from November 2, 2006 combined as both companies were under common control for those periods.

          The consolidated financial statements for the period subsequent to the acquisition of the equity interest in Tango by Yucaipa (Note 1 and 2) have been labeled as "Successor" while periods prior to the acquisition have been labeled "Predecessor".

          The financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of the Company's financial position and operating results. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

          In June 2009, the FASB Accounting Standards Codification ("Codification") was issued. The Codification is the source of authoritative accounting principles recognized by the FASB to be applied by non-governmental entities in the preparation of financial statements in conformity with U.S. GAAP. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. The Codification is effective for the Company, for reporting, for the period ended October 31, 2009 and has no impact on our consolidated financial statements.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of estimates

          The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions. Management believes that the estimates and assumptions which are relied upon are reasonable based upon information available at the time these are made. These estimates and assumptions can affect the reported and disclosed amounts of assets and liabilities as of the date of the financial statements as well as the reported and disclosed amounts of revenues and expenses during the periods presented. Significant estimates made by management are discussed within the related notes and include: useful life of long-lived assets, expected future cash flows used in evaluating long-lived assets for impairment, reporting unit fair value in testing goodwill for impairment, allowances for accounts deemed uncollectible, provisions for loss contingencies and income taxes, realizability of deferred tax assets, allocation of purchase price for business acquisitions, fair value of financial instruments, and other provisions. On an on-going basis, management reviews its estimates to ensure that these estimates appropriately reflect changes in the Company's business and new information as it becomes available. Actual results may differ from these estimates.

Foreign currency

          The functional currency for each of the Company's operations is the applicable local currency. The functional currency of the Versacold International Corporation entity is the Canadian dollar. The translation from the applicable functional currencies into US dollars ("USD"), the Company's reporting currency, is performed for balance sheet accounts using exchange rates in effect at the balance sheet date, and for income statement accounts using average rates of exchange prevailing during the period. The resulting translation adjustments are excluded from the determination of earnings and are recognized in accumulated other comprehensive loss until the entity is sold, substantially liquidated or evaluated for impairment in anticipation of disposal. Foreign currency exchange gains and losses, such as those resulting from foreign currency denominated receivables or payables, are included in the determination of earnings, except as they relate to intra-Company loans that are equity-like in nature and that are not expected to be repaid in the foreseeable future, are recognized in accumulated other comprehensive loss.

Revenue recognition

          The Company generates revenue primarily from fees charged to customers associated with temperature-controlled warehousing, and handling of customers' goods. The Company also charges fees to provide freezing and processing of food products, transportation and transportation management services and third party logistics management services to its customers.

          When a sales arrangement involves multiple services, for handling and storage fees, the services included in the arrangement are evaluated pursuant to FASB ASC 605-25, Revenue Recognition (EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables), to determine whether they represent separate units of accounting, and therefore can be accounted for separately. Elements within an overall arrangement are accounted for separately utilizing the residual method. Warehousing storage revenue is recognized evenly over the period during which

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

storage is provided and warehousing handling revenue is recognized based on when the service is performed. Food processing, transportation management and third party logistics management revenues are recognized when services are provided.

          Revenue from the sale of goods and services is recognized only when the following criteria have been met: 1) there is persuasive evidence of an arrangement; 2) delivery has occurred or services have been rendered; 3) the price is fixed or determinable; and 4) collectability is reasonably assured.

          When the Company acts in the capacity of an agent rather than as a principal in the transaction, the revenue recognized is on a net basis in accordance with FASB ASC 605-45, Revenue Recognition (EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent).

          Amounts collected in advance for future services are recorded as deferred revenue and are recognized as revenue when the services are provided.

Cash and cash equivalents

          Cash and cash equivalents consist of cash on hand, demand deposits and short-term investments that are considered to be highly liquid securities with original maturities of three months or less when purchased.

Accounts receivable and allowances for doubtful accounts

          Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in existing accounts receivable. The Company determines the allowance based on historical write-off experience and customer economic data. The Company reviews the allowance for doubtful accounts regularly and past due balances are reviewed for collectability. Trade account balances are charged off against the allowance when the Company believes that the receivable will not be recovered.

Property, plant and equipment

          Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation of property, plant and equipment is computed on a straight-line basis over their estimated useful lives. Assets under capital leases are initially recorded at the lower of the present value of minimum lease payments at the inception of the lease or the fair value of the asset. Leased assets are amortized over the shorter of their useful life or the lease term including renewals that are reasonably assured and the resulting charge is included in depreciation expense. Land is not depreciated.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          The estimated useful lives of the assets are as follows:

Asset	Estimated Life
Property and plant	20 - 40 years
Equipment	3 - 20 years
Software	3 - 5 years

Goodwill and intangible assets

          Goodwill and intangibles assets resulting from the Company's acquisitions are accounted for using the purchase method of accounting. Intangible assets with definite lives are amortized on a straight-line basis over their estimated useful lives.

          Goodwill and indefinite-lived intangible assets are not amortized but are reviewed for impairment annually or more frequently if certain impairment indicators arise. The impairment test compares the fair value for each reporting unit to its associated net book value including goodwill. The Company's reporting units are determined in accordance with FASB ASC 350-35, Intangibles — Goodwill and Other (SFAS No. 142, Goodwill and Other Intangible Assets), which defines a reporting unit as an operating segment or one level below an operating segment. If the fair value of the reporting unit is less than its carrying value, then a hypothetical purchase price allocation is used to determine the amount of goodwill impairment. For purposes of the Company's annual impairment test of goodwill, goodwill is allocated to reporting units which are determined to be the same as the Company's reportable segments.

          As a result of the acquisition of Tango by Yucaipa on June 30, 2009 (as described in Note 2), the Company has changed its annual impairment test date from October 31 to June 30, effective for the period ended October 31, 2009. The Company believes that the fair values used as part of the purchase price allocation at June 30, 2009 provide a more reliable valuation of the Company's assets and liabilities given the short timeframe since the transaction.

          The estimated useful lives of the intangible assets are as follows:

Intangible asset	Estimated Life
Customer relationships	3 - 7 years
Brand names	Indefinite

Impairment of long-lived assets

          Long-lived assets, such as property, plant and equipment and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is generally measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized for

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the amount by which the carrying amount of the asset exceeds the fair value of the asset estimated using discounted cash flows.

Derivative instruments

          The Company has entered into interest rate swaps to manage exposures to interest rate risk of floating rate debt. The Company's policy is to not utilize derivative financial instruments for trading or speculative purposes. The fair value of the interest rate swaps are recognized at fair value as assets or liabilities on the balance sheet date with changes in fair value recognized in the statement of operations.

Income taxes

          The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the anticipated future tax consequences attributable to differences between financial statement amounts and their respective tax bases.

          On November 1, 2007, the Company adopted FASB ASC 740-10, Income Taxes (FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes — an Interpretation of Financial Accounting Standards Board Statement No. 109 ("FIN 48")). This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as criteria for subsequently recognizing, derecognizing, classifying and measuring tax positions for financial statement purposes. The impact of adopting FASB ASC 740-10 (FIN 48) is more fully described in Note 14. Prior to the adoption of FASB ASC 740-10 (FIN 48), the Company assessed tax matters as they arose and established reserves for tax contingencies when the Company believed an unfavorable outcome was probable and the liability could be easily estimated.

          The Company's deferred tax assets are reviewed periodically to determine whether their value can be realized based upon available evidence. A valuation allowance is established when management believes that it is more likely than not that some portion of its deferred tax assets will not be realized. Changes in valuation allowances from period to period are included in the Company's tax provision in the period of change. In addition to valuation allowances, the Company provides for uncertain tax positions when such tax positions meet the recognition and measurement standards prescribed by FASB ASC 740-10 (FIN 48). Amounts for uncertain tax positions are adjusted when new information becomes available or when positions are effectively settled.

          Canadian income tax expense and foreign withholding taxes are provided on unremitted foreign earnings that are not indefinitely reinvested at the time the earnings are generated. Where foreign earnings are indefinitely reinvested, no provision for Canadian income or foreign withholding taxes is made. When circumstances change and the Company determines that some or all of the undistributed earnings will be remitted in the foreseeable future, the Company accrues an expense in the current period for Canadian income taxes and foreign withholding taxes attributable to the anticipated remittance.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Financing Costs

          Direct financing costs are deferred and amortized over the contracted term to maturity of the related agreements as a component of interest expense utilizing the effective interest rate method. The amortization is included in interest expense in the statement of operations.

Recent accounting pronouncements

          Subsequent events:    In May 2009, the FASB issued FASB ASC 855-10, Subsequent Events (SFAS No. 165, Subsequent Events). FASB ASC 855-10 (SFAS No. 165) establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. FASB ASC 855-10 (SFAS No. 165) is effective for annual or interim periods ending after September 15, 2009. The Company has adopted FASB ASC 855-10 (SFAS No.165) and it did not have a material impact on its consolidated financial statements.

          Business combinations:    In December 2007, the FASB issued FASB ASC 805-10, Business Combinations (Revised SFAS No. 141, Business Combinations). Under FASB ASC 805-10 (SFAS No. 141R) an entity is required to recognize the assets acquired, liabilities assumed, contractual contingencies and contingent consideration at their fair value on the acquisition date. It further requires that acquisition-related costs are recognized separately from the acquisition and expensed as incurred, restructuring costs generally are expensed in periods subsequent to the acquisition date. Further FASB ASC 805-10 (SFAS No. 141 R) requires that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense in periods subsequent to the acquisition date. In addition, acquired in-process research and development is capitalized as an intangible asset and amortized over its estimated useful life. As described in Note 2, the Acquisition of 49% of Tango by Yucaipa was accounted for in accordance with FASB ASC 805-10 (SFAS No. 141 R) as Yucaipa had adopted this standard at the date of the transaction.

          Fair value measurements:    In September 2006, the FASB issued FASB ASC 820-10, Fair Value Measurements and Disclosures (SFAS No. 157, Fair Value Measurements). FASB ASC 820-10 (SFAS No. 157) defines fair value, establishes a framework for measuring fair value and expands fair value measurement disclosures. In February 2008, the FASB issued FASB Staff Position No. FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13, and FASB ASC 820-10 (FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157). Collectively, the Staff Positions defer the effective date of FASB ASC 820-10 (SFAS No. 157) to fiscal years beginning after November 15, 2008 for non-financial assets and non-financial liabilities except for items that are recognized or disclosed at fair value on a recurring basis at least annually, and amends the scope of FASB ASC 820-10 (SFAS No. 157).

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

          In October 2008, the FASB issued FASB ASC 820-10 (FASB Staff Position FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active), which clarified the application of how the fair value of a financial asset is determined when the market for that financial asset is inactive. FASB ASC 820-10 (FSP FAS 157-3) was effective upon issuance, including prior periods for which financial statements had not been issued. In April 2009, the FASB issued FASB ASC 820-10 (FASB Staff Position No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly).

          FASB ASC 820-10 (FSP FAS 157-4) amends SFAS No. 157 to provide additional guidance on determining fair value when the volume and level of activity for the asset or liability have significantly decreased when compared with normal market activity for the asset or liability. FASB ASC 820-10 (FSP FAS 157-4) is effective for interim and annual reporting periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The Company adopted FASB ASC 820-10 (SFAS No. 157) for the period beginning November 1, 2008 for financial assets and liabilities which are measured at fair value on a recurring basis. The Company considered the guidance in this standard when determining the fair value of the assets and liabilities of the Company for the purpose of the pushdown accounting as described in Note 2.

          Determination of the useful life of intangible assets:    In April 2008, the FASB issued FASB ASC 350-30 — Intangibles — Goodwill and Other (FASB Staff Position ("FSP") FAS 142-3, Determination of the Useful Life of Intangible Assets). FASB ASC 350-30 (FSP FAS 142-3) amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB ASC 350-30 (SFAS No. 142). FASB ASC 350-30 (FSP FAS 142-3) is effective for fiscal years beginning after December 15, 2008 and early adoption is prohibited. The Company does not believe that FASB ASC 350-30 (FSP FAS 142-3) will have a material impact on its consolidated financial statements upon adoption.

          Revenue recognition:    On September 23, 2009, FASB adopted Accounting Standards Update 2009-13, Revenue Recognition. This standard has amended the previous guidance contained within FASB ASC 605-25, Revenue Recognition (EITF 00-21). The new requirements are effective for fiscal years beginning after June 15, 2010, which is the Company's 2011 fiscal year. Early adoption of the standard is allowed and various options for prospective or retroactive adoption are available. Where vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a Company will be required to develop a best estimate of the selling price of separate deliverables and allocate arrangement consideration using the relative selling price method. These new requirements will not apply to many arrangements involving software, which will continue to require vendor specific objective evidence in assessing selling price. The Company is in the process of reviewing and evaluating these new requirements and therefore their ultimate impact is not yet known.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restatement

          Subsequent to the issuance of the July 31, 2009 consolidated financial statements, the Company determined that it did not eliminate an intercompany cash flow resulting in a gross-up between operating cash flows and investing cash flows that was not appropriate. As a result, $5,943 was included as a source of cash in investing activities and a use of cash in operating activities in the October 31, 2008 (Predecessor) consolidated statements of cash flows. This difference did not have any impact on the net increase in cash and cash equivalents. As a result, net cash provided by operating activities and net cash used in investing activities in the accompanying consolidated statement of cash flows for the year ended October 31, 2008 (Predecessor) have been restated from amounts previously reported as follows:

	As previously reported	As restated
Operating activities:
Changes in non-cash operating assets—accounts payable and accrued liabilities	$(36,187)	$(30,244)
Net cash provided by operating activities	22,361	28,304
Investing activities:
Other	8,455	2,512
Net cash used in investing activities	(39,222)	(45,165)

          The restated amount of $2,512 in other investing activities has been broken out as proceeds from disposal of property plant and equipment of $2,625 and proceeds (payment) related to equity investment of ($113).

          In addition, the Company determined that, for the same reason noted above, net cash provided from operating activities were understated and net cash used in investing activities were overstated by $860 for the year ended October 31, 2007 (Predecessor) and $789 for the eight months ended June 30, 2009 (Predecessor), respectively. The comparative figures have been revised from those amounts previously reported, but these periods are not considered to be restated as the impact of these adjustments are immaterial.

          The Company also determined that certain deferred tax assets and liabilities within the same jurisdiction were not appropriately netted. As a result, the deferred tax balances in the accompanying consolidated balance sheet as at October 31, 2008 (Predecessor) have been restated from amounts previously reported as follows:

	As previously reported	As restated
Deferred income tax assets—current portion	$5,280	$8,481
Deferred income tax assets—non-current portion	85,515	57,523
Deferred income tax liabilities—current portion	(350)	(96)
Deferred income tax liabilities—non-current portion	(155,764)	(131,227)

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

4. BUSINESS COMBINATIONS

Business Acquisition

          In May 2008, the Company acquired a cold-storage business based in New Zealand. Total consideration paid was $7.6 million and was allocated to the fair value of assets received and liabilities assumed with no goodwill resulting from the acquisition.

Acquisition of Versacold Logistics Canada Inc. (formerly Eimskip Atlas Canada Inc).

          On January, 30, 2008, the Company acquired 100% ownership of Eimskip Atlas from Tango by issuing 7,065,622 of the Company's common shares. As Eimskip Atlas and the Company were under common control of the Parent, the transaction has been accounted for similar to the pooling of interests method. Under this method, the combination is recorded at book values and the current and all comparative figures are recast to present the combined activities of both Eimskip Atlas and the Company during all periods in which the two companies were under the control of the Parent.

Acquisition of Versacold Income Fund

          On August 1, 2007, the Company acquired all the outstanding trust units of the Versacold Fund, an unincorporated, open-ended, limited purpose trust which owned a group of public refrigerated warehousing ("PRW") and transportation logistics businesses for total cash consideration of $745.1 million. Cash acquired in the acquisition was $29.2 million. This transaction has been accounted for by the purchase method in accordance with SFAS No. 141, Business Combinations ("SFAS No. 141"), and total consideration has been allocated to the fair value of the assets received and liabilities assumed as follows:

Net assets acquired and liabilities assumed:
Current assets	$115,698
Property, plant and equipment	978,712
Goodwill	187,044
Intangible assets
Versacold brand	17,835
Customer relationships	20,877
Other assets	7,708
Current liabilities	(112,600)
Debt	(347,217)
Deferred taxes	(121,893)
Other liabilities	(1,035)

Total purchase price	745,129
Less cash acquired	(29,233)

Purchase price, less cash acquired	$715,896

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

4. BUSINESS COMBINATIONS (Continued)

          The estimated useful lives of the intangible assets acquired were as follows:

Intangible asset	Estimated Life
Customer relationships	7 years
Versacold brand	Indefinite

          The excess of the purchase price paid over the fair value of the identifiable tangible and intangible net assets acquired has been assigned to goodwill of which $18.7 million is deductible for tax purposes. The finite-lived intangible assets have no significant residual value and are amortized straight-line over their useful lives. The goodwill recognized on the acquisition is attributable to the skills and technical talent of the acquired business's work force and the synergies expected to be achieved from the integration of the acquired company with other businesses owned by the Company. The operations of the Versacold Fund have been consolidated into the statement of operations from August 1, 2007.

          Goodwill was allocated to the following operating segments:

Operating Segment	Goodwill Allocated
Canada PRW/Transport	$22,884
USA PRW/Transport	127,268
Australia	17,861
New Zealand	19,031

Total	$187,044

Acquisition of Atlas Cold Storage Income Trust

          On November 2, 2006, the Company acquired all of the outstanding trust units of Atlas, an unincorporated, open-ended, limited purpose trust which owned a network of temperature-controlled storage, transportation services, and third-party logistic businesses for total cash consideration of $542.7 million. Cash acquired in the acquisition was $4.2 million. The acquisition of Atlas has been accounted for by the purchase method in accordance with SFAS No. 141 and total

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

4. BUSINESS COMBINATIONS (Continued)

consideration has been allocated to the fair value of the assets received and liabilities assumed as follows:

Net assets acquired and liabilities assumed:
Current assets	$52,130
Property, plant and equipment	491,864
Goodwill	82,528
Intangible assets
Atlas brand	8,204
Customer relationships	43,135
Current liabilities	(68,112)
Deferred taxes	(67,041)

Total purchase price	542,708
Less cash acquired	(4,228)

Purchase price, less cash acquired	$538,480

          The estimated useful lives of the intangible assets acquired were as follows:

Intangible asset	Estimated Life
Customer relationships	3 - 7 years
Atlas brand	Indefinite

          The excess of the purchase price paid over the fair value of the identifiable tangible and intangible net assets acquired and liabilities assumed has been assigned to goodwill of which $20.5 million is deductible for tax purposes. The finite-lived intangible assets have no significant residual value and are amortized straight-line in accordance with their useful lives. The goodwill recognized on the acquisition is attributable to the skills and technical talent of the acquired business's work force and the synergies expected to be achieved from the integration of the acquired company with Eimskip. The operations of Atlas have been consolidated into the statement of operations from November 2, 2006.

          Goodwill was allocated to the following operating segments:

Operating Segment	Goodwill Allocation
Canada PRW/Transport	$24,659
USA PRW/Transport	51,176
3PL	6,693

Total	$82,528

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

5. DEBT

Short-term debt

          The Company had a short-term $9.3 million borrowing facility with a Canadian bank guaranteed by a letter of credit issued by the lenders of the First Lien Revolving Credit Facilities. In August 2009, this facility expired. As at October 31, 2008, $7.1 million was drawn at an interest rate of 4.0%.

Long-term debt

          At October 31, 2009 and October 31, 2008 the Company's long-term debt consisted of the following:

	October 31, 2009	October 31, 2008
	Successor	Predecessor
First lien revolving credit facility:
Canadian dollar revolving facility	$35,363	$25,321
US dollar revolving facility	8,300	3,000
First lien term loans:
Canadian dollar term loans	135,593	121,780
US dollar term loans	215,080	219,949
Second lien term loans:
Canadian dollar term loans	46,408	41,510
US dollar term loans	123,081	122,129
Leased facility obligations (see Note 6)	499,655	595,405
Junior debt	126,905	122,923
Due to Hf. Eimskipafelag Islands	—	137,112
Due to Yucaipa	130,370	—
Other debt	12,455	12,632

Total long-term debt	1,333,210	1,401,761
Less: Current portion of long-term debt	50,458	41,938

Non-current portion of long-term debt	$1,282,752	$1,359,823

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

5. DEBT (Continued)

          The principal payments required to be made during the next five years and thereafter on debt outstanding as of October 31, 2009 are shown below:

Year ended October 31	Amount
2010	$50,458
2011	39,413
2012	746,684
2013	5,243
2014	5,975
Thereafter	485,437

Total	$1,333,210

Interest rates

          The "Canadian Prime Rate", "US Base Rate," and "Base Rate,"used in this note are defined as follows:

  •
  The Canadian Prime Rate is equal to the greater of the lead syndicate's bank prime rate and the average rate for Canadian dollar Banker's Acceptances ("BA") having a term of one month plus a margin of 1% per annum. This rate was 2.25% and 4.00% at October 31, 2009 and 2008 respectively.

  •
  The US Base Rate is defined as the greater of the lead syndicate's corporate US dollar borrowing rate for Canadian borrowers and the Federal Funds Rate plus 0.5% per annum. This rate was 3.75% and 4.5% at October 31, 2009 and 2008 respectively.

  •
  The Base Rate is defined as the greater of the lead syndicate's corporate US dollar borrowing rate for US borrowers and the Federal Funds Rate plus 0.5% per annum. This rate was 3.25% and 4.00% at October 31, 2009 and 2008 respectively.

The First Lien Revolving Credit Facilities

          The Company has two revolving credit facilities under the first lien credit facility. At October 31, 2009, $35.4 million was drawn in the CAD equivalent and $8.3 million was drawn in US dollars. Letters of credit entered into by the Company also are drawn against these facilities and at October 31, 2009, $24.8 million was drawn.

          The first revolving credit facility was entered into in November 2006 and provided for borrowings up to CAD 30.0 million ($27.8 million). The facility bore interest at a rate of prime plus 1.75% and was due November 2, 2009. In September 2007, the first revolving credit facility was amended. Canadian dollar advances from the revolver, as amended, bear interest at a rate of the Canadian Prime Rate plus a margin of 2.25% per annum and US dollar advances bear interest at the Base Rate plus a margin of 2.25% per annum. In October 2009, the maturity date on this debt facility was extended to November 2, 2010 with an interest rate of Canadian Prime Rate plus 4% or BA plus 5% depending on the type of advances made. As the maturity date of this revolver was

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

5. DEBT (Continued)

extended until November 2010, the amount has been classified as non-current as of October 31, 2009.

          The second revolving credit facility was entered into in August 2007 and provides for borrowings up to CAD 50.0 million ($46.3 million) and matures on August 2, 2012. The Canadian and US dollar advances bear interest at Canadian Prime, Base Rate and US Base Rates plus margins of 2% per annum. In January 2008 the terms of the second revolving credit facilities were amended such that Canadian dollar advances from the revolver now bear interest at rates of Canadian Prime Rate plus a margin of 2.50% in years one and two, 2.75% in year three and 3.00% in years four and five. US dollar advances from this revolving debt were amended to bear interest at rates of Base Rate and US Base Rate plus a margin of 2.50% in years one and two, 2.75% in year three and 3.00% in years four and five.

          At October 31, 2009, the total amount available for draw under the first and second revolving credit facilities is $0.5 million and $3.2 million, respectively.

The First Lien Term Loans

          During August 2007, the Company entered into a series of first lien term loan agreements for CAD 510.0 million ($472.7 million). These loans were drawn in CAD and USD. The CAD denominated term loan bears interest at a rate of Canadian Prime Rate or Canadian Bankers' Acceptances rate plus a margin ranging from 2% to 3% per annum and the USD denominated term loan bears interest at a rate of the Base Rate or LIBOR plus a margin ranging from 2% to 3% per annum depending on the type of funding selected by the Company. The term loans require quarterly principal payments of 1% of the original principal balance in years one and two, 4% in year three, and 5% in years four and five with the remaining principal due on August 2, 2012.

          In January 2008, the Company repaid CAD 137.0 million ($136.0 million) of the outstanding first lien term loan. Concurrent with this repayment, the terms of the loan were amended. After the amendment, the first lien term loans had a total principal amount of $350.9 million and of this amount CAD 149.9 million ($148.8 million) and $200.1 million was outstanding.

          The amended term loans bear interest at Canadian Prime Rate, US Base Rate or Base Rate plus a margin of 2.5% per annum or at the Canadian Bankers' Acceptances rate or LIBOR plus a margin of 3.5% per annum depending on the type of funding selected by the Company. These margins increase by 0.25% per annum on each of August 1, 2009 and August 1, 2010. The terms of the principal repayment were not changed under the amendment.

          An additional first lien term loan of $28.0 million was entered into during the year ended October 31, 2007 having an original maturity of September 30, 2008 and bearing interest at LIBOR plus a margin of 1.75%. The loan was last amended on July 17, 2009 and now matures on July 16, 2010 and has an interest rate of LIBOR plus a margin of 5% per annum.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

5. DEBT (Continued)

The Second Lien Term Loans

          In August 2007, the Company entered into a series of second lien term loans having a principal amount of $131.4 million. These loans were drawn in CAD and USD. The term loans were fully repayable on September 1, 2012. The CAD term loans bore interest at a rate of BA plus a margin of 5.5% per annum and the USD term loans bore interest at a rate of LIBOR plus a margin of 5.5% per annum.

          In January 2008, the second lien term loans were amended to increase the principal by $34.7 million. Of the amended borrowings of $169.6 million at January 30, 2008, CAD 50.0 million ($49.6 million) and $119.2 million was borrowed. Under this amended agreement, the loans denominated in Canadian dollars bear interest at a rate of BA plus a margin of 7.5% per annum and the loans denominated in US dollars bear interest at LIBOR plus a margin of 7.5% per annum. These margins increase by 0.25% per annum on each of August 1, 2009 and August 1, 2010. In the first 12 months, the interest incurred on the increased borrowings of $34.7 million is not paid in cash but is added to the principal of the loan and incurs interest at an additional 0.25% premium.

          If the loan is repaid prior to maturity, an interest prepayment penalty will be due based on when the prepayment is made (two-percent if prepaid before the second anniversary of the amendment, one-percent after the second anniversary and prior to the third anniversary, and none thereafter).

Junior debt

          During 2007, the Company entered into a junior debt agreement with two lenders. The debt originally had a principal amount of CAD 230.0 million ($213.2 million), required quarterly interest payments based on an annual fixed rate of 12%, and was due to be repaid in full on October 1, 2012. In the event that the junior loan was repaid prior to maturity, a prepayment penalty equal to 36% of the outstanding principal less any actual cash interest payments made on the debt to the prepayment date would be incurred.

          In January 2008, the Company repaid this junior debt in full and as a result, the Company incurred an early repayment penalty of $74.9 million which was recorded as additional interest expense. In addition, on the repayment date, all remaining unamortized deferred debt issuance costs of $20.8 million relating to this junior debt were expensed and are included within interest expense.

          Concurrent with the prepayment of the junior debt, a new junior debt agreement (the "New Junior Debt") was entered into. The New Junior Debt provided for borrowings of $111.7 million and until being amended in 2009 bore interest at an initial fixed rate of 13% per annum, was payable quarterly, and was due October 1, 2012. At the end of the first and second anniversaries of the loan, the rate of interest increases by 0.25% such that commencing in the fourth year, interest on the loan is 13.5% through maturity. Penalties of up to two-percent will also be incurred based on timing of the prepayment. In the first year, the calculated interest was not payable in cash but was deferred and added to the loan principal amount.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

5. DEBT (Continued)

          During 2009, the lenders for the New Junior Debt agreed to amend the interest payments on the loan. Under the terms of this amendment, the cash component of the interest was modified to be a flat rate of 5% beginning on July 31, 2009 for one year. Subsequent to this, beginning on August 1, 2010, the Company has the option to incur a 13% cash interest per annum or a 5% cash interest per annum plus an 8% interest charge per annum which is deferred and added to the principal amount of the debt, to be repayable upon maturity. Interest, including the impacts of any interest not paid in cash, compounds quarterly on the total debt balance. Assuming that the 8% non-cash interest is added to the principal, after considering this amendment, the amount due at maturity of the debt would increase to $148.7 million.

Due to Hf. Eimskipafelag Islands / Due to Yucaipa

          During fiscal 2007, the Company entered into a loan for CAD 196.0 million ($181.7 million) from Eimskip. This loan bore interest at 12% per annum and was due on July 29, 2010. Eimskip had the option to receive payment of principal in the form of cash if certain conditions have been met or through the issuance of common shares. Repayment of the loan was restricted by the terms of a subordination agreement in favor of the third party lenders. During fiscal 2008, the Company repaid the CAD 196.0 million ($197.2 million) through the issuance of 17.3 million common shares. In addition, all interest incurred on the loan was forgiven by Eimskip and during 2008 and 2007, $5,901 and $5,540, respectively, was recorded as a contribution from parent within equity.

          In fiscal 2007, the Company entered into a second loan (the "Avion Loan") with Eimskip for proceeds of CAD 150.2 million ($132.2 million) due on December 31, 2011. This loan bears interest at 10% per annum. Per the terms of the agreement, the accrued interest is not payable until the earliest of: the maturity date of the loan; two years after the fiscal year end of the year in which the interest was accrued; and the date that there exists available excess cash flow not otherwise applied to the first and second lien term loans. For interest calculating purposes, the unpaid interest is added to the outstanding principal annually. In addition to the stated interest rate, the Company is required to compensate any holder of the debt for Canadian withholding taxes up to a maximum withholding rate of 10%. If no cash interest is paid before the maturity, the total amount due at maturity of the loan will be CAD 223.5 million ($207.1 million). During fiscal 2008, Eimskip forgave the interest amounts which had accrued during fiscal 2007 and an amount totaling $13,677 was recorded as a contribution from parent within equity. At October 31, 2008, the carrying value of the loan was $137.1 million.

          As a result of the Yucaipa transaction as described in Note 2, Eimskip transferred its beneficial interest in the second loan to Yucaipa and all amounts due under this loan are now due to Yucaipa. On June 30, 2009, this Avion Loan was recorded in the balance sheet at its fair value of $112.4 million, as set out in note 2. This carrying value increased to $130.4 million as of October 31, 2009 due to accrued interest and the impact of the accretion, as the loan is being accreted over its remaining term to its face value plus unpaid interest.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

5. DEBT (Continued)

Security and priority

          The debt held by the Company is held by Versacold Logistics Canada Inc. and Versacold USA Inc. (collectively "VLC") and by Versacold International Corporation, VersaCold U.S. Inc., and Versacold Cascade Inc. (collectively "VIC"). VIC holds first lien revolving credit, first lien term loans, second lien term loans and junior debt, all in Canadian and US dollars. VLC holds first lien revolving credit in Canadian dollars and a first lien term loan in US dollars.

          The first lien revolving credit facilities and first lien term loans held by VIC are secured by a first ranking priority over VIC's real property, VIC's assets other than real property and VLC's real property (with the exception of real property at one location having a net book value of $31.9 million which has been separately pledged as collateral for a different borrowing). These facilities have a second ranking priority over VLC's assets other than real property. The VLC first lien term loan has first priority over the single above mentioned real property.

          The VLC first lien revolving debt has first priority over the assets other than real property owned by VLC. VIC's second lien facilities are secured by second and third ranking priorities and the VIC junior debt is secured by third and fourth ranking priorities over all assets of VLC and VIC.

Restrictions and covenants

          The Company's debt facilities (i) include certain restrictions and provide limits on payments of dividends, investments and capital expenditures, and (ii) require the compliance with certain financial covenants. The Company has complied with the restrictions described in clause (i) through the date of these statements, and was in compliance with all financial covenants referred to in clause (ii) as of October 31, 2009 (the most recent testing date therefore) and believes it will be in compliance with all of the foregoing covenants through October 31, 2010.

          Additionally, the Company's debt facilities contain covenants which require the company to be in compliance with material agreements. The debt facilities define material agreements as those agreements the breach, nonperformance or cancellation of which, or the termination, revocation or lapse of which could reasonably be expected to have a material adverse effect and which cannot promptly be replaced by alternative comparable contracts with comparable commercial terms. At October 31, 2009, the Company was in compliance with these provisions of its debt facilities, and believes that it will continue to be in compliance through October 31, 2010. However, the Company is not able to predict either the outcome of the landlord litigation or the impact of the outcome of the landlord litigation, if any, described in note 17 on its ability to remain in compliance with these provisions.

          The VLC term loan of $27 million at October 31, 2009 matures July 16, 2010. The Company expects to find replacement mortgage financing, arrange a sale and leaseback of the mortgaged property, or seek to extend the maturity of the loan with its existing lender. However, there is no assurance that financing acceptable to the Company can be arranged on terms substantially similar to the existing loan.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

6. SALE AND LEASEBACK OF PROPERTIES

          On January 30, 2008, the Company completed the sale and leaseback of land, building and refrigeration equipment for 21 of its Canadian facilities for gross proceeds of $302.1 million. Concurrent with the sale, the Company agreed to lease the properties for up to 20 years with an initial annual rent of CAD 24.5 million ($22.7 million), increasing by 2% each year throughout the term. The lease terms are extendable at the discretion of the seller-lessee, for periods of between 10 and 20 years. The leases are guaranteed by an unsecured indemnity from Eimskip. As a result of additions made to one property by the landlord during fiscal 2009, additional minimum lease payments of CAD 1.9 million ($1.8 million) per year (increasing at 2% each year throughout the term) are due through the remaining term of the lease.

          In September 2007, the Company completed the sale and leaseback of land, building and refrigeration equipment for 12 of its Canadian facilities and 11 of its United States facilities for gross proceeds of $386.0 million. Concurrent with the sale, the Company agreed to lease the properties for up to 20 years with an initial annual rent of CAD 16.8 million ($15.6 million) for the properties in Canada plus $11.8 million for the properties located in the United States. The rent related to the properties in the United States increases annually by 1.75%. The lease terms are extendable at the discretion of the Company, for periods of between 10 and 20 years. The leases are guaranteed by an unsecured indemnity from Eimskip.

          As these leases included guarantees for the lease payments by Eimskip, or because the Company has the ability to extend the lease through a period which exceeds 90% of the assets' remaining useful lives, the Company has concluded that it effectively has a continuing involvement in these properties. As a result, the Company determined that the transaction did not satisfy all the criteria set forth in FASB ASC 840-40, Leases (SFAS No. 98, Accounting for Sales of Real Estate) in determination of whether a sale has been consummated.

          As a result, the Company has accounted for the sales of these properties as a financing arrangement. This requires that the Company not recognize any profit until the sale is consummated. Accordingly, the properties continue to be reflected on the Company's balance sheet within property, plant and equipment, and continue to be depreciated over their remaining useful lives. Total proceeds received, less payments made as of the balance sheet dates, are reflected within long-term debt with monthly rental payments divided between reductions of principal and payments of interest expense, similar to scheduled debt payments. In connection with the application of push-down accounting as described in Note 2, the lease obligations have been re-measured at a discount rate of 10% which Management believes represented a fair market rate at that date.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

6. SALE AND LEASEBACK OF PROPERTIES (Continued)

          The following table details the amount of property, plant, equipment and land that was sold and subsequently leased-back by the Company and are currently recorded within property, plant, and equipment as of October 31, 2009, and October 31, 2008:

	October 31, 2009	October 31, 2008
	Successor	Predecessor
Property and plant	$356,220	$324,956
Land	111,762	95,849
Equipment	57,746	72,770

	525,728	493,575
Less accumulated depreciation	(5,492)	(11,819)

	$520,236	$481,756

7. DERIVATIVES AND FINANCIAL INSTRUMENTS

Interest rate swaps

          The Company has entered into interest rate swap arrangements to hedge both CAD and USD denominated floating rate debt in order to mitigate the risk of changes in interest rates. Interest rate swap contracts with a total notional amount of $303 million have a receipt of variable interest in exchange for a payment of fixed rate interest of rates that range from 4.74% to 4.77%. All interest rate swaps mature on July 31, 2010. The fair value of the interest rate swap liabilities recorded within the consolidated balance sheets as of October 31, 2009 and 2008 totaled $9.8 million and $11.0 million, respectively. As of October 31, 2008, the fair value of interest rate swap liabilities is included in other non-current liabilities on the consolidated balance sheet. Net gains (losses) due to the change in fair value of the interest rate swaps was $5.3 million and ($2.8 million), for the periods ended October 31, 2009 and June 30, 2009, respectively, and ($10.2 million) and ($1.4 million) for the years ended October 31, 2008 and 2007, respectively and has been recorded in interest expense in the statements of operations.

Risk concentrations

          Financial instruments that could subject the Company to concentrations of credit risk are primarily accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the number of customers in our customer base and dispersion across different geographic locations.

          55% of the Company's workforce is covered under collective bargaining agreements of which 2% will expire in the next year.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

8. FAIR VALUE MEASUREMENTS

          Effective November 1, 2008, the Company adopted FASB ASC 820-10, Fair Value Measurements and Disclosures (FASB Statement No. 157, Fair Value Measurements), which provides guidance on how to measure assets and liabilities recorded at fair value. FASB ASC 820-10 (SFAS No. 157) defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non-performance.

          FASB ASC 820-10 (SFAS No. 157) also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. FASB ASC 820-10 (SFAS No. 157) establishes three levels of inputs that may be used to measure fair value:

  •
  Level 1: quoted prices in active markets for identical assets or liabilities;

  •
  Level 2: inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

  •
  Level 3: unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

          The Company's financial instruments include cash and cash equivalents, trade and other receivables, long-term debt obligations, trade and other payables, lease obligations, due to and from related parties, and derivative instruments.

          Financial assets and liabilities measured and recorded at fair value on a recurring basis consisted of the following financial instruments:

	October 31, 2009 Successor
					October 31, 2008 Predecessor
	Fair Value
		Level 1	Level 2	Level 3	Fair Value
Interest rate swaps	$(9,761)	$—	$(9,761)	$—	$(10,969)

          The fair values of the interest rate swaps are determined using a discounted cash flow methodology taking into consideration the credit risk of the Company and the counterparty.

          The carrying amounts of the Company's cash and cash equivalents, trade and other receivables, trade and other payables, and current amounts due to and from related parties approximate fair value due to their relative short maturity dates.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

8. FAIR VALUE MEASUREMENTS (Continued)

          The fair value of the long-term debt is calculated based on the present value of future principal and interest cash flows discounted at estimated borrowing rates for similar debt instruments. At October 31, 2009, the carrying value and fair value of long-term debt was $1,333 million and $1,262 million respectively. At October 31, 2008 the carrying value and fair value was $1,402 million and $1,148 million, respectively.

9. GOODWILL AND INTANGIBLE ASSETS

Goodwill

          The changes in the carrying amount of goodwill and the amount allocated by operating segment for the period October 31, 2008 through October 31, 2009 is as follows:

Operating Segment (Successor)	Balance as of October 31, 2008	Impact of Purchase Price Allocation (refer to Note 2)	Balance as of June 30, 2009	Impact of Foreign Currency	Balance as of October 31, 2009
Canada PRW/Transport	$—	$—	$—	$—	$—
USA PRW/Transport	—	41,562	41,562	—	41,562
Third Party Logistics	6,693	(6,693)	—	—	—
Australia	—	16,142	16,142	1,966	18,108
New Zealand	—	8,777	8,777	1,070	9,847
Argentina	—	511	511	—	511

	$6,693	$60,299	$66,992	$3,036	$70,028

          The changes in the carrying amount of goodwill and the amount allocated by operating segment for the years ended October 31, 2007 and October 31, 2008 are as follows:

Operating Segment (Predecessor)	Balance as of October 31, 2007	Impact of Foreign Currency	Impairment Charge	Balance as of October 31, 2008
Canada PRW/Transport	$53,961	$(10,140)	$(43,821)	$—
USA PRW/Transport	178,444	—	(178,444)	—
Third Party Logistics	6,693	—	—	6,693
Australia	19,210	(5,468)	(13,742)	—
New Zealand	19,188	(4,547)	(14,641)	—
Argentina	—	—	—	—

	$277,496	$(20,155)	$(250,648)	$6,693

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

9. GOODWILL AND INTANGIBLE ASSETS (Continued)

          In fiscal 2008, the Company completed the first step of its goodwill impairment test on each of its five reporting units with goodwill and determined that the fair values of all reporting units, with the exception of 3PL, were below the carrying values. For the purpose of determining fair values of its reporting units, the Company utilized a discounted cash flow analysis which considered changes in business conditions that resulted from decreases in the business activities of the Company and an overall decline of economic conditions. As well, higher discount rates were used to reflect illiquid credit markets and additional risk and volatility in the equity markets exhibited by market participants as of the testing date.

          As a result, a hypothetical purchase price allocation, or Step 2 of the impairment test, was performed on the four reporting units by valuing the underlying tangible and intangible assets and liabilities of the reporting units to determine the amount, if any, of goodwill that was impaired. Based on the valuation of the tangible and intangible assets and liabilities and using the business enterprise values established in the Step 1 analysis as the hypothetical purchase price, it was determined that all of the goodwill within these four reporting units was impaired resulting in an impairment charge of $250.6 million in fiscal 2008 which is reflected in the above table.

Intangible Assets

          The carrying value of the Company's Versacold brand name is $6.3 million and $17.0 million at October 31, 2009, and October 31, 2008, respectively.

          In fiscal 2008, management concluded that its decision to combine the Versacold and Atlas operations under the Versacold brand resulted in a total impairment of the Atlas brand name which was recorded in connection with the purchase of Atlas as described in Note 4. As a result, the Company recorded an impairment charge in the amount of $7.3 million to fully write-off the asset. This impairment charge was recorded within the USA PRW/Transport segment.

          The Company's finite-lived intangible asset subject to amortization is as follows:

	October 31, 2009 (Successor)			October 31, 2008 (Predecessor)
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$15,296	$729	$14,567	$65,080	$18,598	$46,482

          The customer relationships have an expected useful live of 7 years and do not have a residual value. The estimated annual amortization expense related to the customer relationships for each of the next five years is $2.2 million. The weighted-average amortization period for the customer relationships is seven years.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

10. PROPERTY, PLANT AND EQUIPMENT

          Property, plant and equipment consist of the following:

	October 31, 2009	October 31, 2008
	Successor	Predecessor
Property and plant	$866,660	$956,121
Land	276,028	263,530
Equipment	183,400	192,211
Leasehold improvements	2,177	15,585
Software	8,185	5,492

	$1,336,450	$1,432,939
Less: accumulated depreciation	(16,907)	(95,945)

	$1,319,543	$1,336,994

11. SHAREHOLDER'S EQUITY

          The Company is authorized to issue an unlimited number of common shares without par value. As of October 31, 2009 and October 31, 2008, there were 122,395,487 shares issued and outstanding. There were no issuances affecting shareholder's equity during the periods ended October 31, 2009 or June 30, 2009.

          During the year ended October 31, 2008, the Company issued 17,312,487 common shares in exchange for CAD 196,000 ($197,235) of loans due to its Parent (Note 5). The Company also issued 7,065,622 common shares in order to effect the acquisition of Eimskip Atlas (See Note 4).

          During the year ended October 31, 2007, the Company issued 98,017,378 shares to its Parent for cash proceeds of CAD 98,018 ($90,579).

          During 2007, Atlas issued common shares to Eimskip for proceeds of $70,567.

          As a result of the push-down accounting described in Note 2, the amount reported as the balance of common shares has been reduced to a nominal amount.

12. OTHER RECEIVABLES

	October 31, 2009	October 31, 2008
	Successor	Predecessor
Non-trade receivable due from customer	$9,380	$13,254
Other	5,301	15,705

	$14,681	$28,959

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

13. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	October 31, 2009	October 31, 2008
	Successor	Predecessor
Trade payables	$17,677	$30,055
Accrued compensation and employee benefits	35,893	47,137
Income tax payables	3,739	5,953
Other accrued liabilities	88,876	48,949

	$146,185	$132,094

14. INCOME TAXES

a)
The provision for income taxes consists of the following:

	October 31, 2009	June 30, 2009	October 31, 2008	October 31, 2007
	Successor	Predecessor	Predecessor	Predecessor
Current
Canada	$143	$3,259	$6,184	$(5,289)
International	5,963	14,062	18,608	10,645

	6,106	17,321	24,792	5,356

Deferred
Canada	3,249	5,457	(58,558)	(13,482)
International	(423)	(2,030)	(18,428)	(13,192)

	2,826	3,427	(76,986)	(26,674)

Total income tax provision (benefit)	$8,932	$20,748	$(52,194)	$(21,318)

b)
Consolidated net income (loss) before taxes in Canada and internationally was as follows:

	October 31, 2009	June 30, 2009	October 31, 2008	October 31, 2007
	Successor	Predecessor	Predecessor	Predecessor
Canada	$(12,828)	$(35,063)	$(293,775)	$(59,737)
International	27,692	23,270	(170,039)	19,229

Net income (loss) before income taxes	$14,864	$(11,793)	$(463,814)	$(40,508)

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

14. INCOME TAXES (Continued)

c)
A reconciliation of the Canadian federal and provincial income tax rate to the Company's effective tax rate:

	October 31, 2009	June 30, 2009	October 31, 2008	October 31, 2007
	Successor	Predecessor	Predecessor	Predecessor
Net income (loss) before income taxes	$14,864	$(11,793)	$(463,814)	$(40,508)
Domestic tax rate	30.7%	30.7%	31.0%	35.6%

Income tax using the Company's domestic tax rate	4,560	(3,620)	(143,782)	(14,421)
Effect of different tax rates in foreign jurisdictions	976	1,740	2,866	4,371
Non-deductible expenses	(498)	1,432	1,589	200
Withholding and minimum taxes	351	1,191	5,648	754
Impairment of non-deductible goodwill	—	—	62,286	—
Effect of benefiting previously unrecognized tax losses	—	—	(4,173)	—
Non-taxable items	(3,418)	(575)	9,370	(10,826)
Increase (decrease) in tax contingency accrual	4,623	5,417	—	(5,065)
Effect of tax rate changes on opening balance	820	1,469	3,652	—
Adjustment to valuation allowance	1,802	9,106	10,797	—
Other	(284)	4,588	(447)	3,669

Total tax provision (benefit)	$8,932	$20,748	$(52,194)	$(21,318)

          Applicable Canadian income taxes and foreign withholding taxes of $5.6 million have been provided on undistributed earnings of certain foreign subsidiaries at October 31, 2009. There were no taxes provided for on undistributed earnings at October 31, 2008 as these earnings were considered indefinitely reinvested.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

14. INCOME TAXES (Continued)

d)
The components of the deferred tax assets and liabilities are as follows:

	October 31, 2009	October 31, 2008
	Successor	Predecessor (Restated— note 3)
Deferred tax assets
Intangible assets & goodwill	$13,163	$11,191
Property, plant and equipment	946	17,484
Other assets	8,877	632
Long-term liabilities	10,907	30,397
Current liabilities	14,504	3,744
Non operating loss carry forwards	46,156	30,668
Capital loss carry forwards	—	8,401
Unrealized gain	6,287	7,973

	100,840	110,490
Valuation allowance	(24,694)	(19,695)

Total deferred tax assets	76,146	90,795

Deferred tax liabilities
Intangible assets & goodwill	(8,321)	(20,233)
Property, plant and equipment	(146,599)	(122,895)
Other non-current assets	—	(820)
Current assets	(7,148)	—
Long-term liabilities	(13,506)	(11,816)
Current liabilities	—	(350)

Total deferred tax liabilities	(175,574)	(156,114)

Net deferred tax liabilities	(99,428)	(65,319)
The net deferred tax assets and liabilities are as follows:
Deferred tax assets, current	24,477	8,481
Deferred tax assets, long-term	9,238	57,523
Deferred tax liabilities, current	—	(96)
Deferred tax liabilities, long-term	(133,143)	(131,227)

	$(99,428)	$(65,319)

          The Company periodically reviews its deferred tax assets for recoverability. A valuation allowance is established when the Company believes it is more likely than not that some portion of its deferred tax assets will not be realized. Valuation allowances have been provided to reduce deferred tax assets to amounts considered recoverable. The valuation allowance balance increased

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

14. INCOME TAXES (Continued)

in both fiscal October 31, 2009 and 2008. The October 31, 2009 balance increased due to a full valuation allowance on all of Eimskip Atlas's deferred tax assets, while the October 31, 2008 balance increased due to a full valuation allowance being applied against the loss carry forward balances in Eimskip Atlas.

e)
Non-capital losses

          As of October 31, 2009 and 2008, the Company had approximately $156.1 million and $91.6 million, respectively, of net operating loss carry forwards. The losses are primarily in Canada and begin to expire in various years between 2010 and 2029.

f)
FASB ASC 740-10 (FIN 48):

          On November 1, 2007, the Company adopted FASB ASC 740-10, Income Taxes (FIN 48). The adoption did not result in any adjustment to opening retained earnings. FASB ASC 740-10 (FIN 48) requires uncertain tax positions to be classified as non-current income tax liabilities unless expected to be paid within one year. Upon adoption of FASB ASC 740-10 (FIN 48), there were no reclassifications of income tax liabilities from current to non-current on the Company's balance sheet.

          The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. As of October 31, 2009 and 2008, there was $5,034 and nil, respectively, of accrued interest and penalties related to uncertain tax positions.

          Following is a reconciliation of the beginning and ending amounts of the Company's gross unrecognized tax benefits:

	October 31 2009	October 31 2008
Unrecognized tax benefits, opening	$13,495	$11,264
Gross increases — tax positions in prior periods	11,323	1,257
Gross decreases — tax positions in prior periods	(907)	(1,507)
Gross increases — current period tax positions	326	2,481
Settlements	—	—

Unrecognized tax benefits, closing	$24,237	$13,495

          As of October 31, 2009 and 2008, the total amount of unrecognized tax benefits was $24,237 and $13,495, respectively, of which $22,845 and $13,495, respectively, would affect the effective tax rate, if recognized.

          The Company is subject to taxes in Canada, the United States and Australia, the tax years that remain subject to examination as of October 31, 2009 are as follows:

Canada	2002 to 2009
United States	2005 to 2009
Australia	2005 to 2009

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

15. EMPLOYEE BENEFIT PLANS

Defined contribution plans

          The Company sponsors defined contribution plans. The plans provide that under certain circumstances the Company makes matching contributions in addition to contributions made by the Company's employees. For the periods ended October 31, 2009, June 30, 2009 and the years ended October 31, 2008 and 2007, the Company's contributions to defined contribution plans were $4.9 million, $8.1 million, $13.4 million, and $10.6 million, respectively.

16. RESTRUCTURING COSTS

          Subsequent to the acquisition of Atlas and the Versacold Fund (Note 4), in fiscal 2007, Company management entered into a plan to restructure certain activities of the combined company, including closure of the Atlas head office facilities, and termination or relocation of 46 employees due to redundancy. The Company also determined that as a result of the plan, a loss on the sublease of the Atlas head office would also be incurred at the cease-use date (the date the plan was entered into). At the initiation of the plan, the Company estimated total restructuring costs of $7.7 million related to these actions would be incurred. The employee severance and relocation costs were recorded in selling, general and administrative, and the loss incurred on the sublease is included within cost of operations. The following table details the timing and recognition of the liability, payments, and adjustments relating to this action:

	Employee Severance and Relocation	Leased Facilities	Total
October 31, 2006	$—	$—	$—
Restructuring accrual	4,805	1,424	6,229
Cash payments	(3,675)	—	(3,675)
Translation adjustment	(86)	168	82

October 31, 2007	1,044	1,592	2,636
Restructuring accrual	1,113	—	1,113
Cash payments	(2,105)	(94)	(2,199)
Translation adjustment	(52)	(330)	(382)

October 31, 2008	—	1,168	1,168
Restructuring accrual	—	418	418
Cash payments	—	(518)	(518)
Translation adjustment	—	138	138

October 31, 2009	$—	$1,206	$1,206

          At October 31, 2009, the remaining restructuring provision of $1.2 million recorded in other liabilities relates to the expected loss on the sub-lease, which expires in 2013.

          The restructuring charges are included within the Canada PRW/Transport segment.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

17. COMMITMENTS AND CONTINGENCIES

Litigation, claims, and assessments

          In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company and its legal counsel evaluate the merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency suggests that a loss is probable, and the amount can be reliably estimated, then a loss is recorded.

          In addition to the matter discussed below, the Company may be subject to litigation and claims arising from the ordinary course of business. In the opinion of management, the outcome of these matters will not have a material impact on the Company's financial position, results of operations, or cash flows.

Atlas class action litigation

          A class action was commenced by former investors of Atlas against a former subsidiary of Eimskip Atlas Canada Inc. and others. In the amended Statement of Claim, the plaintiffs asserted that they were bringing the action on behalf of all persons in Canada who purchased or acquired units of the Atlas in the period from March 1, 2002 to August 29, 2003 and held them at the close of business on August 29, 2003 except for certain excluded individuals. In the class action, the plaintiffs claimed, on behalf of the class, punitive damages as well as other relief, alleging negligent and fraudulent misrepresentation, conspiracy, negligence and breach of the Ontario Securities Act relating to the restatement of the consolidated financial statements of the Atlas for 2002 and 2001. The class action litigation was settled for approximately $9.3 million in October 2008 at the amount accrued upon acquisition of Atlas.

Landlord litigation

          One landlord has commenced an eviction action in the state of Minnesota relating to one warehouse alleging that Eimskip's composition activities constitute a default entitling the landlord to dispossess the Company from the premises. The eviction action has been stayed pending the outcome of the federal court action. The Company has filed an action in federal court seeking a declaration that the Company is not in default and/or is not in material breach of this lease or 10 other leases with related landlords. The Company also filed an action in state court seeking a declaration that it is not in default and/or is not in material breach under the Minnesota lease, which action has been removed to and is now pending in federal court. In both federal actions, the landlords have asserted counterclaims asking for a declaration that Eimskip's composition activities are a default under the respective leases entitling the landlords to their remedies under the leases and have asked the court for permission to amend their counterclaim to add two new claims and seek award of unspecified damages. The Company is not able to predict the outcome of the landlord litigation or the impact, if any, of the outcome of the landlord litigation.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

17. COMMITMENTS AND CONTINGENCIES (Continued)

Avon Fire

          In October 2008 the Company's facility in Avon, Massachusetts was affected by a fire. As a result, certain customers, either directly or through their insurance companies, have made claims ($1.8 million) and filed suits ($8.0 million) for damages to products which were stored in the facility at the time of the fire. The cause of fire has not been definitively established.

          Consistent with industry practice, the Company limits its warehouse product liability to specified amounts per pound and has insured this exposure. No determination of liability for the losses has been made. The Company believes it is fully insured for the loss and the related suits and claims.

Letters of credit

          The Company has outstanding letters of credit for certain asset construction projects and for self-insured workers' compensation. At October 31, 2009 and October 31, 2008, the total letters of credit outstanding is $24.8 million and $33.5 million, respectively.

Operating leases

          Aggregate minimum lease payments under existing non-capitalized long-term leases are as follows for the 12 months ended October 31:

2010	$39,166
2011	29,099
2012	21,626
2013	17,844
2014	15,201
2015 and thereafter	19,205

          Total rental expense under operating leases was $13,606 and $20,683 for the four months ended October 31, 2009 and eight month period ended June 30, 2009, respectively, and $37,732, and $20,625 for the years ended October 31, 2008 and 2007, respectively.

18. SEGMENT INFORMATION

          The Company's businesses are organized, managed and internally grouped into segments based on geographical areas. The Company manages its operations in six operating business segments: Australia, Canada PRW/Transport, United States PRW/Transport, Third Party Logistics ("3PL") (Canada and the United States), New Zealand and Argentina. The principal business activities of the regional segments include warehousing, freezing, processing and distributing food and providing transportation and third party logistics to customers. In Canada and the United States, third party logistic operations are significant and are separately managed, therefore they have been disclosed as a separate segment from the operations of the respective countries.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

18. SEGMENT INFORMATION (Continued)

          The Company measures the profit of its segments as "profit contribution before rent" which is determined by consolidating the results of all components of the operating segment, which is defined as total revenues less cost of operations for each respective segment in accordance with policies and procedures described in Note 3. As a result of the transaction as described in Note 2, results are presented for predecessor and successor periods.

          There are no inter-segment transactions affecting profit contribution before rent. Revenues are attributed to business segments based on the warehouse location. Total assets are attributed to business segments based on asset location.

Selected segment financial information

Select operating results Four month period ended October 31, 2009	Canada PRW/ Transport	USA PRW/ Transport	3PL	Australia	New Zealand	Argentina	Total
Successor
Total revenues	$78,895	$155,809	$77,860	$55,113	$11,072	$4,129	$382,878
Profit contribution before rent	19,266	39,628	2,578	8,812	4,277	1,126	75,687
Capital expenditures	3,309	5,998	—	8,200	153	345	18,005
Property, plant & equipment	423,031	673,916	—	167,763	44,067	10,766	1,319,543
Total assets	$478,579	$810,035	$42,454	$233,713	$67,074	$16,316	$1,648,171

Select operating results Eight month period ended June 30, 2009	Canada PRW/ Transport	USA PRW/ Transport	3PL	Australia	New Zealand	Argentina	Total
Predecessor
Total revenues	$135,515	$329,883	$149,991	$90,489	$19,181	$8,685	$733,744
Profit contribution before rent	36,733	84,832	6,471	14,119	7,188	3,275	152,618
Capital expenditures	$11,251	$9,146	$—	$3,027	$344	$701	$24,469

Select operating results For year ended October 31, 2008	Canada PRW/ Transport	USA PRW/ Transport	3PL	Australia	New Zealand	Argentina	Total
Predecessor
Total revenues	$252,615	$533,496	$199,689	$170,158	$32,064	$12,214	$1,200,236
Profit contribution before rent	60,929	138,971	8,198	27,913	12,347	4,404	252,762
Capital expenditures	14,288	21,565	—	2,975	430	845	40,103
Property, plant & equipment	415,210	746,140	—	127,456	33,362	14,826	1,336,994
Total assets	$539,117	$847,524	$57,866	$155,193	$51,506	$20,643	$1,671,849

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

18. SEGMENT INFORMATION (Continued)

Select operating results For year ended October 31, 2007	Canada PRW/ Transport	USA PRW/ Transport	3PL	Australia	New Zealand	Argentina	Total
Predecessor
Total revenues	$120,955	$256,674	$168,210	$39,675	$6,110	$2,706	$594,330
Profit contribution before rent	29,976	67,617	9,031	6,048	2,556	892	116,120
Capital expenditures	$15,851	$12,236	$—	$6,976	$307	$240	$35,610

          The following table shows the reconciliation from total profit contribution before rent on a segmented basis to Net income (loss) before income taxes.

	Four Months Ended October 31, 2009	Eight Months Ended June 30, 2009	Year Ended October 31, 2008	Year Ended October 31, 2007
Profit contribution before rent	$75,687	$152,618	$252,762	$116,120
Depreciation and amortization	17,605	52,859	84,524	42,953
Facility rent	7,812	13,470	26,295	17,192
Selling, general and administrative expense	13,349	24,160	45,349	27,938
Impairment of intangible assets	—	—	7,287	—
Impairment of goodwill	—	—	250,648	—
Other operating income, net	(606)	(1,393)	(251)	(215)
Interest income	—	—	(1,057)	(720)
Interest expense	41,081	83,160	240,055	104,665
Foreign exchange (gain) loss	(16,437)	(7,998)	61,821	(35,902)
Other non-operating (income) expense, net	(1,981)	153	1,905	717

Net Income (loss) before income taxes	$14,864	$(11,793)	$(463,814)	$(40,508)

19. RELATED PARTY TRANSACTIONS

          In addition to the related party borrowings described in note 5, the Company maintains a lending relationship with Straumur-Burdaras Investment Bank hf ("Straumur"). This relationship consists of loans from Straumur totaling $126.9 million in junior debt and $38.6 million in second lien facilities at October 31, 2009 ($122.9 million and $37.7 million respectively at October 31, 2008). A former significant indirect shareholder of the Company was the chairman of Straumur until it was nationalized by the Republic of Iceland on March 9, 2009.

          The Company is owed $5.3 million from Americold Realty Trust ("Americold"), a subsidiary of Yucaipa as at October 31, 2009. These amounts relate to incremental third party costs incurred by the Company with respect to a proposed initial public offering of Americold and costs incurred by the Company related to the expected combination with Americold, which will be reimbursed by

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

19. RELATED PARTY TRANSACTIONS (Continued)

Americold. For the four months ended October 31, 2009 the Company paid $1.9 million in costs and recorded a liability for $3.4 million with respect to these costs.

          As at October 31, 2008, $5.3 million was owed to the Company from Eimskip.

20. EVENTS OCCURING SUBSEQUENT TO BALANCE SHEET DATE

          On December 14, 2009, Yucaipa, through its subsidiary Americold, filed a registration statement on Form S-11 relating to a proposed initial public offering of Americold common shares with the US Securities and Exchange Commission. This registration statement also contained the financial accounts of the Company as all assets of the Company, excluding Canada, will be consolidated into Americold upon the completion of this offering. The Company will continue to operate in Canada as an independent company. This transaction is anticipated to be completed prior to October 31, 2010.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(in thousands of US dollars except number of shares)

	January 31, 2010	October 31, 2009
	Successor	Successor
Assets
Current assets
Cash and cash equivalents	$18,477	$35,085
Accounts receivable, (net of an allowance of $1,381 and $1,466 as of January 31, 2010 and October 31, 2009 respectively)	108,543	106,345
Other receivables	9,992	14,681
Due from related parties	8,189	5,311
Prepaid expenses	9,883	10,501
Deferred income taxes	25,317	24,477
Other current assets	10,062	11,110

Total current assets	190,463	207,510
Property, plant and equipment, net	1,318,210	1,319,543
Deferred income taxes	8,762	9,238
Other non-current assets	19,977	21,018
Intangible assets, net	20,372	20,834
Goodwill	69,455	70,028

Total assets	$1,627,239	$1,648,171

Liabilities and Shareholder's Equity (Deficiency)
Current liabilities
Accounts payable and accrued liabilities	$140,356	$146,185
Deferred revenue	12,224	15,547
Current maturities of long-term debt	62,805	50,458
Derivative liabilities	6,737	9,761

Total current liabilities	222,122	221,951
Long-term debt, excluding current portion	1,134,574	1,152,382
Due to Yucaipa	140,294	130,370
Deferred income taxes	133,874	133,143
Other non-current liabilities	29,814	24,018

Total liabilities	$1,660,678	$1,661,864
Commitments and contingencies (Note 10)
Shareholder's equity (deficiency)
Common shares, no par value; unlimited number of shares authorized; 122,395,487 shares issued and outstanding as of January 31, 2010 and October 31, 2009	—	—
Retained earnings (accumulated deficit)	(1,204)	5,932
Accumulated other comprehensive loss	(32,235)	(19,625)

Total shareholder's equity (deficiency)	(33,439)	(13,693)

Total liabilities and shareholder's equity (deficiency)	$1,627,239	$1,648,171

The accompanying notes are an integral part of these consolidated financial statements.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands of US dollars)

	Three Months Ended January 31, 2010	Three Months Ended January 31, 2009
	Successor	Predecessor
Revenues
Warehousing	$167,088	$154,806
Transportation	48,237	63,285
Third party logistics	69,174	55,788

Total revenues	284,499	273,879

Operating costs and expenses
Cost of operations	223,497	212,455
Depreciation and amortization	13,035	19,125
Facility rent	5,781	4,736
Selling, general and administrative expenses	9,401	9,170
Other operating income, net	(1,023)	(748)

Operating income (loss)	33,808	29,141

Interest expense	34,246	35,004
Foreign exchange (gain) loss	(2,533)	5,791
Other non-operating (income) expense, net	238	(177)

Income (loss) before income taxes	1,857	(11,477)

Income tax (expense) benefit	(8,993)	48,786

Net income (loss)	$(7,136)	$37,309

The accompanying notes are an integral part of these consolidated financial statements.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands of US dollars)

	Three Months Ended January 31, 2010	Three Months Ended January 31, 2009
	Successor	Predecessor
Operating activities:
Net income (loss)	$(7,136)	$37,309
Adjustments to net income (loss):
Depreciation	12,485	16,753
Amortization and impairment of intangibles	550	2,372
Amortization of deferred debt issuance costs	84	1,304
Non-cash interest expense	8,505	8,261
(Gain) loss on derivative instruments	(3,141)	4,124
Deferred taxes	961	(56,075)
Foreign exchange (gain) loss	(2,533)	5,791
(Gain) loss on disposal of property, plant and equipment	232	(251)
Changes in non-cash operating assets and liabilities:
Accounts and other receivable	1,910	1,270
Other assets	935	(6,035)
Accounts payable and accrued liabilities	(8,176)	250
Other liabilities	2,835	(696)

Net cash provided by operating activities	7,511	14,377

Investing activities:
Purchase of property, plant and equipment	(10,818)	(6,724)
Proceeds from disposal of property, plant and equipment	89	76
Payment on behalf of equity investment	(105)	(536)

Net cash used in investing activities	(10,834)	(7,184)

Financing activities:
Proceeds of long-term debt	10,929	7,786
Repayment of long-term debt	(23,945)	(11,552)
Payment on behalf of related parties	(263)	—

Net cash from financing activities	(13,279)	(3,766)

Effect of exchange rate changes on cash and cash equivalents	(6)	(1,450)

Net (decrease) increase in cash and cash equivalents	(16,608)	(1,977)
Cash and cash equivalents, beginning of period	35,085	24,878

Cash and cash equivalents, end of period	$18,477	$26,855
Supplemental information:
Cash paid for interest	$21,665	$19,578
Cash paid for taxes	2,551	2,108

The accompanying notes are an integral part of these consolidated financial statements.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US dollars unless otherwise noted)

1. DESCRIPTION OF BUSINESS AND ORGANIZATION

Organization

          Versacold International Corporation (formerly Eimskip Holdings Inc.) (the "Company") was incorporated in Canada as a 100% indirect subsidiary of Hf. Eimskipafelag Islands (subsequently renamed A1988 Hf. In September 2009) ("Eimskip"), at the time an Icelandic public company, on May 23, 2007.

          The Company was formed to acquire all the outstanding public units of Versacold Income Fund (the "Versacold Fund"), a Canadian publicly traded income trust. The acquisition was completed on August 1, 2007 and the results of the Versacold Fund have been included with those of the Company since that date.

          On January 30, 2008, the Company acquired Versacold Logistics Canada Inc. (formerly Eimskip Atlas Canada Inc.) ("Eimskip Atlas"), a 100% subsidiary of Eimskip. Eimskip Atlas was formed by Eimskip in 2006 to purchase all the outstanding public units of Atlas Cold Storage Income Trust ("Atlas"), a Canadian publicly traded income trust. The results of Eimskip Atlas have been included with those of the Company since November 2, 2006, a date prior to their acquisition by the Company, as a result of Eimskip Atlas being held under common control by Eimskip since November 2, 2006.

          On June 30, 2009, The Yucaipa Companies LLC ("Yucaipa") purchased a 49% interest in Eimskip Tango ehf. ("Tango"), the Company's parent, and an option to purchase the remaining 51%. On this date, 100% of the fair value of the assets acquired and liabilities assumed by Yucaipa have been "pushed-down" to the Company as at that time the Company became substantially wholly-owned by Yucaipa.

Nature of Business

          The principal business activities of the Company include warehousing, freezing, processing and distributing food, and providing transportation and third party logistics ("3PL") services to customers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

          As a result of the June 30, 2009 transaction, activity that occurred prior to and including June 30, 2009 has been reflected as the "Predecessor" and activity that occurred after June 30, 2009 has been reflected as the "Successor". The distinction between Predecessor and Successor relates to the application of purchase accounting in accordance with accounting guidance relating to business combinations.

Interim Financial Information

          The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("GAAP") and with the instructions to Form 10-Q and Article 10 of Regulation S-X for interim financial information.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accordingly, these statements do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items necessary for their fair presentation in conformity with GAAP. Interim results are not necessarily indicative of results for a full year. The information included herein should be read in conjunction with the Company's audited consolidated financial statements as of October 31, 2009 and related notes.

Recent accounting pronouncements

          Determination of the useful life of intangible assets:    In April 2008, the FASB issued FASB ASC 350-30 — Intangibles — Goodwill and Other (FASB Staff Position ("FSP") FAS 142-3, Determination of the Useful Life of Intangible Assets). FASB ASC 350-30 (FSP FAS 142-3) amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB ASC 350-30 (SFAS No. 142). The Company has adopted FASB ASC 350-30 (FSP FAS 142-3) effective November 1, 2009 and it did not have a material impact on its consolidated financial statements.

          Revenue recognition:    On September 23, 2009, FASB adopted Accounting Standards Update 2009-13, Revenue Recognition. This standard has amended the previous guidance contained within FASB ASC 605-25, Revenue Recognition (EITF 00-21). The new requirements are effective for fiscal years beginning after June 15, 2010, which is the Company's 2011 fiscal year. Early adoption of the standard is allowed and various options for prospective or retroactive adoption are available. Where vendor specific objective evidence or third party evidence for deliverables in an arrangement cannot be determined, a Company will be required to develop a best estimate of the selling price of separate deliverables and allocate arrangement consideration using the relative selling price method. These new requirements will not apply to many arrangements involving software, which will continue to require vendor specific objective evidence in assessing selling price. The Company is in the process of reviewing and evaluating these new requirements and therefore their ultimate impact is not yet known.

3. DERIVATIVES AND FINANCIAL INSTRUMENTS

Interest rate swaps

          The Company has entered into interest rate swap arrangements to hedge both CAD and USD denominated floating rate debt in order to mitigate the risk of changes in interest rates. Interest rate swap contracts with a total notional amount of $303 million have a receipt of variable interest in exchange for a payment of fixed rate interest of rates that range from 4.74% to 4.77%. All interest rate swaps mature on July 31, 2010. The fair value of the interest rate swap liabilities recorded within the consolidated balance sheets as at January 31, 2010 and October 31, 2009 totaled $6.7 million and $9.8 million, respectively. Net gain (losses) due to the change in fair value of the interest rate swaps were $3.1 million and $(4.1) million for the three months ended January 31, 2010 and January 31, 2009, respectively, and have been recorded in interest expense in the statements of operations.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

3. DERIVATIVES AND FINANCIAL INSTRUMENTS (Continued)

Risk concentrations

          Financial instruments that could subject the Company to concentrations of credit risk are primarily accounts receivable. Concentrations of credit risk with respect to accounts receivable are limited due to the number of customers in our customer base and dispersion across different geographic locations.

          60% of the Company's workforce is covered under collective bargaining agreements of which 6% will expire in the next year.

4. FAIR VALUE MEASUREMENTS

          The Company categorizes assets and liabilities into one of three tiers based upon the following fair value hierarchy:

  •
  Level 1: quoted prices in active markets for identical assets or liabilities;

  •
  Level 2: inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

  •
  Level 3: unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company's financial instruments that are carried at fair value as of January 31, 2010 and October 31, 2009 are as follows:

	January 31, 2010 Successor
					October 31, 2009 Successor
	Fair Value
		Level 1	Level 2	Level 3	Fair Value
Interest rate swaps	$(6,737)	$—	$(6,737)	$—	$(9,761)

          The fair values of the interest rate swaps are determined using a discounted cash flow methodology taking into consideration the credit risk of the Company and the counterparty.

          The carrying amounts of the Company's cash and cash equivalents, trade and other receivables, trade and other payables, and current amounts due to and from related parties approximate fair value due to their relative short maturity dates.

          The fair value of the long-term debt is calculated based on the present value of future principal and interest cash flows discounted at estimated borrowing rates for similar debt instruments. At January 31, 2010, the carrying value and fair value of long-term debt was $1,337 million and $1,289 million respectively. At October 31, 2009 the carrying value and fair value was $1,333 million and $1,262 million respectively.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

5. GOODWILL AND INTANGIBLE ASSETS

Goodwill

          The changes in the carrying amount of goodwill and the amount allocated by operating segment for the period October 31, 2009 through January 31, 2010 is as follows:

Operating Segment (Successor)	Balance as of October 31, 2009	Impact of Foreign Currency	Balance as of January 31, 2010
Canada PRW/Transport	$—	$—	$—
USA PRW/Transport	41,562	—	41,562
Third Party Logistics	—	—	—
Australia	18,108	(320)	17,788
New Zealand	9,847	(247)	9,600
Argentina	511	(6)	505

	$70,028	$(573)	$69,455

Intangible Assets

          The carrying value of the Company's Versacold brand name is $6.3 million at January 31, 2010, and October 31, 2009.

          The Company's finite-lived intangible asset subject to amortization is as follows:

	January 31, 2010 (Successor)			October 31, 2009 (Successor)
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Customer relationships	$15,359	$1,279	$14,080	$15,296	$729	$14,567

          The customer relationships have an expected useful life of seven years and do not have a residual value. The estimated annual amortization expense related to the customer relationships for each of the next five years is $2.2 million. The weighted-average amortization period for the customer relationships is seven years.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

6. DEBT

          At January 31, 2010 and October 31, 2009 the Company's long-term debt consisted of the following:

	January 31, 2010	October 31, 2009
	Successor	Successor
First lien revolving credit facility:
Canadian dollar revolving facility	$32,958	$35,363
US dollar revolving facility	2,600	8,300
First lien term loans:
Canadian dollar term loans	135,856	135,593
US dollar term loans	214,007	215,080
Second lien term loans:
Canadian dollar term loans	46,948	46,408
US dollar term loans	123,081	123,081
Leased facility obligation	503,801	499,655
Junior debt	126,903	126,905
Due to Parent	0	0
Due to Yucaipa	140,294	130,370
Other debt	11,225	12,455

Total debt	1,337,673	1,333,210
Less: Current portion of long-term debt	62,805	50,458

Non-current portion of long-term debt	$1,274,868	$1,282,752

7. EMPLOYEE BENEFIT PLANS

Defined contribution plans

          The Company sponsors defined contribution plans. The plans provide that under certain circumstances the Company makes matching contributions in addition to contributions made by the Company's employees. For the three month periods ended January 31, 2010 and 2009, the Company's contributions to defined contribution plans were $3.3 million and $3.1 million, respectively.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

8. RESTRUCTURING COSTS

          The following table details the timing and recognition of the liability, payments, and adjustments relating to the 2007 restructuring plan. Company management entered into a plan to restructure certain activities of the combined company, including closure of the Atlas head office facilities, and termination or relocation of 46 employees due to redundancy. The loss incurred on the sublease is included within cost of operations.

	Leased Facilities	Total
October 31, 2009	$1,206	$1,206
Restructuring accrual	—	—
Cash payments	(172)	(172)
Translation adjustment	14	14

January 31, 2010	$1,048	$1,048

          At January 31, 2010, the remaining restructuring provision of $1.0 million recorded in other liabilities relates to the expected loss on the sub-lease, which expires in 2013.

9. INCOME TAXES

          The quarterly tax provisions were determined based upon the projected effective tax rate for the 2010 and 2009 fiscal years applied to the net income before taxes for each quarter, taking into account items specifically applicable to each respective quarter. The Company reported a profit for the first quarter 2010 and, as a result, tax expense was reported for the quarter. Conversely, since the Company recorded a loss for the first quarter 2009, the application of the projected effective tax rate as well as the items discussed above resulted in a tax benefit for the quarter.

          The effective tax rate for the periods presented is the result of the mix of the Company's income earned in various tax jurisdictions that apply a broad range of income tax rates. The effective tax rate was 484% and 425% for the three months ended January 31, 2010 and January 31, 2009 respectively. The effective tax rates varied from the expected tax rate of 29% and 31% for 2010 and 2009 respectively, primarily due to changes in valuation allowances and the provision for uncertain tax positions, as well as the effect of different tax rates in foreign jurisdictions, reduction in enacted tax rate changes applied to temporary differences, non-deductible expenses, and withholding taxes. For the three months ended January 31, 2010, the Company increased its provision for uncertain tax positions to reflect additional interest and penalties of $1.8 million (2009 — nil).

10. COMMITMENTS AND CONTINGENCIES

Litigation, claims, and assessments

          In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company and its legal counsel evaluate the merits of any legal proceedings or unasserted claims as well as the perceived

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

10. COMMITMENTS AND CONTINGENCIES (Continued)

merits of the amount of relief sought or expected to be sought. If the assessment of a contingency suggests that a loss is probable, and the amount can be reliably estimated, then a loss is recorded.

          In addition to the matters discussed below, the Company may be subject to litigation and claims arising from the ordinary course of business. In the opinion of management, the outcome of these matters will not have a material impact on the Company's financial position, results of operations, or cash flows.

Landlord litigation

          One landlord has commenced an eviction action in the state of Minnesota relating to one warehouse alleging that Eimskip's composition activities constitute a default entitling the landlord to dispossess the Company from the premises. The eviction action has been stayed pending the outcome of the federal court action. The Company has filed an action in federal court seeking a declaration that the Company is not in default and/or is not in material breach of this lease or 10 other leases with related landlords. The Company also filed an action in state court seeking a declaration that it is not in default and/or is not in material breach under the Minnesota lease, which action has been removed to and is now pending in federal court. In both federal actions, the landlords have asserted a counterclaim asking for a declaration that Eimskip's composition activities are a default under the respective leases entitling the landlords to their remedies under the leases.

          In the first-filed federal action, referenced above, the landlords also have asserted a counterclaim seeking an award of damages from the Company and a former officer for purported fraudulent concealment and omissions alleging that the Company and the former officer and other individuals acting on the Company's behalf did not disclose facts about the financial condition of the Guarantor. The Company denies and intends to vigorously defend against the landlord's counterclaims in both federal actions. The Company is not able to predict the outcome of the landlords' litigation or the impact, if any, of the outcome of the landlords' litigation.

Avon Fire

          In October 2008 the Company's facility in Avon, Massachusetts was affected by a fire. As a result, certain customers, either directly or through their insurance companies, have made claims ($1.8 million) and filed suits ($8.0 million) for damages to products which were stored in the facility at the time of the fire. The cause of fire has not been definitively established.

          Consistent with industry practice, the Company limits its warehouse product liability to specified amounts per pound and has insured this exposure. No determination of liability for the losses has been made. The Company believes it is fully insured for the loss and the related suits and claims.

Letters of credit

          The Company has outstanding letters of credit for certain asset construction projects and for self-insured workers' compensation. At January 31, 2010 and October 31, 2009, the total letters of credit outstanding are $24.8 million.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

11. ACCUMULATED OTHER COMPREHENSIVE LOSS

          The Company's incurs activity in accumulated other comprehensive loss ("AOCL") for foreign currency translation adjustments. The activity in AOCL for the three months ended January 31, 2010 and 2009 respectively is as follows:

	Three months Ended January 31, 2010	Three months Ended January 31, 2009
	Successor	Predecessor
Foreign currency translation gain (loss) contained In AOCL:
Balance at beginning of period	$(19,625)	$(6,118)
Current period change (net of tax effect of $0)	(12,610)	7,668

Balance at end of period	(32,235)	1,550

Comprehensive (loss) income for the period	$(19,746)	$44,977

12. SEGMENT INFORMATION

          The Company's businesses are organized, managed and internally grouped into segments based on geographical areas. The Company manages its operations in six operating business segments: Australia, Canada PRW/Transport, United States PRW/Transport, Third Party Logistics ("3PL") (Canada and the United States), New Zealand and Argentina. The principal business activities of the regional segments include warehousing, freezing, processing and distributing food and providing transportation and third party logistics to customers. In Canada and the United States, third party logistic operations are significant and are separately managed, therefore they have been disclosed as a separate segment from the operations of the respective countries.

          The Company measures the profit of its segments as "profit contribution before rent" which is determined by consolidating the results of all components of the operating segment, which is defined as total revenues less cost of operations for each respective segment. As discussed in Note 2, the results are presented for predecessor and successor periods.

          There are no inter-segment transactions affecting profit contribution before rent. Revenues are attributed to business segments based on the warehouse location.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

12. SEGMENT INFORMATION (Continued)

Selected segment financial information

Select operating results Three month period ended January 31, 2010	Canada PRW/ Transport	USA PRW/ Transport	3PL	Australia	New Zealand	Argentina	Total
Successor
Total revenues	$57,429	$98,846	$69,174	$46,795	$9,097	$3,158	$284,499
Profit contribution before rent	15,984	28,916	4,515	6,803	3,738	1,046	61,002
Capital Expenditures	1,559	3,482	0	5,429	66	282	10,818

Select operating results Three month period ended January 31, 2009	Canada PRW/ Transport	USA PRW/ Transport	3PL	Australia	New Zealand	Argentina	Total
Predecessor
Total revenues	$49,358	$125,664	$55,788	$32,512	$7,174	$3,383	$273,879
Profit contribution before rent	13,565	35,709	3,228	4,903	2,623	1,396	61,424
Capital Expenditures	3,434	2,316	0	512	75	387	6,724
          The following table shows the reconciliation from total profit contribution before rent on a segmented basis to Net income (loss) before income taxes.

	Three Months Ended January 31, 2010	Three Months Ended January 31, 2009
	Successor	Predecessor
Profit contribution before rent	$61,002	$61,424
Depreciation and amortization	13,035	19,125
Facility rent	5,781	4,736
Selling, general and administrative expense	9,401	9,170
Other operating income, net	(1,023)	(748)
Interest expense	34,246	35,004
Foreign exchange loss (gain)	(2,533)	5,791
Other non-operating (income) expense, net	238	(177)

Net Income (loss) before income taxes	$1,857	$(11,477)

13. RELATED PARTY TRANSACTIONS

          The Company is owed $8.2 million from Americold Realty Trust ("Americold"), a subsidiary of Yucaipa as at January 31, 2010 ($5.3 million at October 31, 2009). These amounts relate to incremental third party costs incurred by the Company, with respect to a proposed initial public offering of Americold and costs incurred by the Company related to the expected combination with Americold, which will be reimbursed by Americold. During the three months ended January 31, 2010 the company paid $0.3 million in costs and recorded a liability for $2.9 million with respect to these costs.

VERSACOLD INTERNATIONAL CORPORATION
(formerly Eimskip Holdings Inc.)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(in thousands of US dollars unless otherwise noted)

14. EVENTS OCCURING SUBSEQUENT TO BALANCE SHEET DATE

          On February 12, 2010, Yucaipa, through its subsidiary Americold, filed an amendment to a registration statement on Form S-11 relating to a proposed initial public offering of Americold common shares with the US Securities and Exchange Commission. This amendment to the registration statement also contained the financial accounts of the Company as all assets of the Company, excluding Canada, will be consolidated into Americold upon the completion of this offering. The Company will continue to operate in Canada as an independent company. This transaction is anticipated to be completed prior to October 31, 2010.

americold realty™

North America

Australia

New Zealand

Argentina

The circles on the above maps indicate the locations of our temperature-controlled warehouses upon the completion of the transactions described in this prospectus.

43,000,000 Shares

Americold Realty Trust

Common Shares

Goldman, Sachs & Co.

J.P. Morgan

Deutsche Bank Securities

RBC Capital Markets

Wells Fargo Securities

          Through and including                           , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

Information not required in prospectus

Item 31.    Other Expenses of Issuance and Distribution.

          The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$45,718	‡

FINRA filing fee	75,500	‡

NYSE listing fee	250,000
Printing and engraving fees	650,000
Legal fees and expenses	3,500,000
Accounting fees and expenses	1,250,000
Blue sky fees and expenses	20,000
Transfer agent and registrar fees	25,000
Miscellaneous expenses	183,782

Total	$6,000,000

‡
Previously paid.

Item 32.    Sales to Special Parties.

          None.

Item 33.    Recent Sales of Unregistered Securities.

          Since April 1, 2007, we have issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

          1.      In January 2009, we issued 125 shares of our 12.5% Series A Cumulative Non-Voting Preferred Shares for aggregate consideration of $125,000. These shares were issued to "accredited investors" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act ("Regulation D") in a transaction deemed exempt from the registration requirements of the Securities Act, in reliance on either or both of Regulation D or Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

          2.      Pursuant to our 2008 Equity Incentive Plan, since December 1, 2008, we have issued stock options to purchase an aggregate of 5,120,084 of our common shares, of which options to purchase 436,175 common shares terminated without issuance or were forfeited by the participant, at exercise prices between $6.47 and $9.93 to our trustees, officers, employees and other eligible plan participants. In February 2010, we issued 27,840 common shares to a former employee pursuant to an exercise of stock options under this plan. The issuance of such stock options and the issuance of common shares upon exercise thereof are deemed to be exempt from the registration requirements of the Securities Act, in reliance on either or both of Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation.

          3.      In December 2009, we issued to the Yucaipa investment funds that own the 49% equity interest in Versacold warrants to purchase 18,574,619 common shares of our company at an exercise price of $9.81 per share in a transaction deemed exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

          4.      In connection with the formation transactions, we will issue to certain management employees of Versacold who will join us following the formation transactions options to purchase an aggregate of approximately 1,487,500 of our common shares at an exercise price equal to the initial public offering price of our common shares plus an aggregate of approximately 262,500 of our common shares in the form of restricted stock or restricted stock units, in a transaction deemed exempt from the registration requirements of the Securities Act in reliance on Section 4(2) of the Securities Act.

Item 34.    Indemnification Of Trustees And Officers

          The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland law.

          Our declaration of trust authorizes our company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, trustee or officer or (b) any individual who, while a trustee or officer of our company and at the request of our company, serves or has served another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner, member, manager, employee or agent of such real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, member, manager or partner of such corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The rights to indemnification and advance of expenses provided by our declaration of trust and bylaws vest immediately upon election of a trustee or officer. Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity against reasonable expenses incurred in connection with such proceeding.

          The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the "MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses. In accordance with the MGCL, we are required, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by our company and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by our company if it shall ultimately be determined that the standard of conduct was not met.

Item 35.    Treatment of Proceeds from Stock Being Registered.

          None.

Item 36.    Financial Statements and Exhibits.

(a)
Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b)
Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein.

Exhibits
1.1‡	Form of Underwriting Agreement.
2.1‡
Contribution Agreement, dated as of April 8, 2010, by and among ART Icecap Holdings LLC, Versacold International Corporation (f/k/a Eimskip Holdings Inc.), Versacold Logistics Canada Inc. (f/k/a Eimskip Atlas Canada, Inc.), and, solely for purposes of Section 5.8(c)(ii), Americold Realty Trust.
3.1‡	Form of Third Amended and Restated Declaration of Trust of Americold Realty Trust.
3.2‡	Form of Amended and Restated Bylaws of Americold Realty Trust.
4.1‡	Form of stock certificate.
4.2*	Form of Indenture related to Senior Secured Notes.
5.1*	Opinion of Venable LLP as to the legality of the securities being offered.
8.1*	Opinion of Arnall Golden Gregory LLP regarding certain tax matters.
10.1‡	Loan Agreement, dated as of November 27, 2006, by and among ART Mortgage Borrower Propco 2006-1A L.P., ART Mortgage Borrower Opco 2006-1A L.P. and UBS Real Estate Securities Inc.
10.2‡	Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-1B L.P., ART Mortgage Borrower Opco 2006-1B L.P. and UBS Real Estate Securities Inc.
10.3‡	First Amendment to Loan Agreement, dated as of March 9, 2007, by and among ART Mortgage Borrower Propco 2006-1B L.P., ART Mortgage Borrower Opco 2006-1B L.P. and UBS Real Estate Securities Inc.

Exhibits
10.4‡	Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-1C L.P., ART Mortgage Borrower Opco 2006-1C L.P. and UBS Real Estate Securities Inc.
10.5‡	First Amendment to Loan Agreement, dated March 9, 2007, by and among ART Mortgage Borrower Propco 2006-1C L.P., ART Mortgage Borrower Opco 2006-1C L.P. and UBS Real Estate Securities Inc.
10.6‡
Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-2 L.P., ART Mortgage Borrower Opco 2006-2 L.P., German American Capital Corporation and JPMorgan Chase Bank, N.A.
10.7‡
First Amendment to Loan Agreement, dated February 28, 2007, by and among ART Mortgage Borrower Propco 2006-2 L.P., ART Mortgage Borrower Opco 2006-2 L.P., German American Capital Corporation and JPMorgan Chase Bank, N.A.
10.8‡	Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-3 L.P., ART Mortgage Borrower Opco 2006-3 L.P. and Citigroup Global Markets Realty Corp.
10.9‡
First Amendment to Loan Agreement, dated as of February 28, 2007, by and among ART Mortgage Borrower Propco 2006-3 L.P., ART Mortgage Borrower Opco 2006-3 L.P. and Citigroup Global Markets Realty Corp.
10.10*
Credit Agreement, dated as of October 10, 2008, by and among AmeriCold Logistics, LLC, Americold Logistics Managed, LLC, Americold Logistics Transportation, LLC, Cold Chain Transportation, LLC, ART Real Estate Borrower I, LLC and Wells Fargo Foothill, LLC.
10.11	Form of Amended and Restated Employment Agreement between AmeriCold Logistics, LLC and Jozef Opdeweegh.
10.12	Form of Employment Agreement between AmeriCold Logistics, LLC and H. Brent Sugden.
10.13	Form of Amended and Restated Employment Agreement between AmeriCold Logistics, LLC and Ronald B. Hutchison.
10.14
Employment and Non-Solicitation and Non-Disclosure Agreement by and between AmeriCold Logistics, LLC and Neal Rider, effective as of November 1, 2005, as amended by Amendment No. 1 dated April 12, 2010.
10.15	Amended and Restated Employment Agreement dated April 19, 2010 between AmeriCold Logistics, LLC and Timothy L. Oglesby.
10.16	Amended and Restated Employment Agreement dated April 21, 2010 between AmeriCold Logistics, LLC and Chris E. Hughes.
10.17	Amended and Restated Employment Agreement dated April 12, 2010 between AmeriCold Logistics, LLC and Gregory A. Bryan.
10.18*	Employment Agreement dated between AmeriCold Logistics, LLC and Susan C. Haley.
10.19‡	Americold Supplemental Executive Retirement Plan, effective as of January 1, 2005.
10.20‡	Americold Supplemental Executive Retirement Plan Pension Restoration Agreement dated July 7, 2005 between AmeriCold Logistics, LLC and Gregory A. Bryan.
10.21‡	Americold Supplemental Executive Retirement Plan Pension Restoration Agreement dated December 5, 2005 between AmeriCold Logistics, LLC and Neal J. Rider.
10.22‡	Americold Realty Trust 2008 Equity Incentive Plan.

Exhibits
10.23‡	Form of Stock Option Agreement in connection with stock option grants made pursuant to Americold Realty Trust 2008 Equity Incentive Plan.
10.24‡	Form of Stock Option Agreement between Americold Realty Trust and Jozef Opdeweegh.
10.25‡	Americold Realty Trust 2010 Equity Incentive Plan.
10.26‡	Form of Stock Option Agreement in connection with stock option grants made pursuant to Americold Realty Trust 2010 Equity Incentive Plan.
10.27‡	Warrant to purchase 11,197,634 common shares, dated December 10, 2009.
10.28‡	Warrant to purchase 7,376,985 common shares, dated December 10, 2009.
10.29‡	Form of Indemnification Agreement.
10.30‡	Form of Non-Competition and Services Agreement, between Versacold International Corporation and Americold Realty Trust.
10.31‡	Severance Agreement and Complete Release of All Claims dated August 13, 2008, by and among George A. Schnug, AmeridCold Logistics, LLC and the other parties named therein.
10.32‡
Form of Registration Rights Agreement by and among Americold Realty Trust and Yucaipa Corporate Initiatives Fund I, LP, Yucaipa American Alliance Fund I, LP, Yucaipa American Alliance (Parallel) Fund I, LP, Yucaipa American Alliance Fund II, LP and Yucaipa American Alliance (Parallel) Fund II, LP.
10.33‡	Form of Limited Partnership Agreement of Americold Realty Operating Partnership, L.P.
21.1‡	List of subsidiaries of the registrant.
23.1*	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1).
23.2*	Consent of Arnall Golden Gregory LLP (included in the opinion filed as Exhibit 8.1).
23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of KPMG LLP.
23.5‡	Consent of Global Cold Chain Alliance.
24.1‡	Powers of attorney (included on the signature pages of the original filing).
99.1‡	Consent of George J. Alburger, Jr.
99.2‡	Consent of Richard d'Abo.
99.3‡	Consent of Jeffrey H. Schwartz.

*
To be filed by amendment.

‡
Previously filed.

Item 37.    Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c)
The undersigned Registrant hereby further undertakes that:

            (1)     For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, as amended shall be deemed to be part of this registration statement as of the time it was declared effective.

            (2)     For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

Signatures

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 5 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on this 26th day April, 2010.

AMERICOLD REALTY TRUST
By:	/s/ JOZEF OPDEWEEGH
Name:	Jozef Opdeweegh
Title:	Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date
/s/ JOZEF OPDEWEEGH Jozef Opdeweegh	Chief Executive Officer, Trustee	April 26, 2010
/s/ RONALD B. HUTCHISON Ronald B. Hutchison	Chief Financial Officer and Principal Accounting Officer	April 26, 2010
* Frederic F. Brace	Trustee	April 26, 2010
* Ira Tochner	Trustee	April 26, 2010
* Stephen R. Sleigh	Trustee	April 26, 2010

*By:	/s/ JOZEF OPDEWEEGH Jozef Opdeweegh Attorney-in-fact

 EXHIBIT INDEX

Exhibits
1.1‡	Form of Underwriting Agreement.
2.1‡
Contribution Agreement, dated as of April 8, 2010, by and among ART Icecap Holdings LLC, Versacold International Corporation (f/k/a Eimskip Holdings Inc.), Versacold Logistics Canada Inc. (f/k/a Eimskip Atlas Canada, Inc.), and, solely for purposes of Section 5.8(c)(ii), Americold Realty Trust.
3.1‡	Form of Third Amended and Restated Declaration of Trust of Americold Realty Trust.
3.2‡	Form of Amended and Restated Bylaws of Americold Realty Trust.
4.1‡	Form of stock certificate.
4.2*	Form of Indenture related to Senior Secured Notes.
5.1*	Opinion of Venable LLP as to the legality of the securities being offered.
8.1*	Opinion of Arnall Golden Gregory LLP regarding certain tax matters.
10.1‡	Loan Agreement, dated as of November 27, 2006, by and among ART Mortgage Borrower Propco 2006-1A L.P., ART Mortgage Borrower Opco 2006-1A L.P. and UBS Real Estate Securities Inc.
10.2‡	Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-1B L.P., ART Mortgage Borrower Opco 2006-1B L.P. and UBS Real Estate Securities Inc.
10.3‡	First Amendment to Loan Agreement, dated as of March 9, 2007, by and among ART Mortgage Borrower Propco 2006-1B L.P., ART Mortgage Borrower Opco 2006-1B L.P. and UBS Real Estate Securities Inc.
10.4‡	Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-1C L.P., ART Mortgage Borrower Opco 2006-1C L.P. and UBS Real Estate Securities Inc.
10.5‡	First Amendment to Loan Agreement, dated March 9, 2007, by and among ART Mortgage Borrower Propco 2006-1C L.P., ART Mortgage Borrower Opco 2006-1C L.P. and UBS Real Estate Securities Inc.
10.6‡
Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-2 L.P., ART Mortgage Borrower Opco 2006-2 L.P., German American Capital Corporation and JPMorgan Chase Bank, N.A.
10.7‡
First Amendment to Loan Agreement, dated February 28, 2007, by and among ART Mortgage Borrower Propco 2006-2 L.P., ART Mortgage Borrower Opco 2006-2 L.P., German American Capital Corporation and JPMorgan Chase Bank, N.A.
10.8‡	Loan Agreement, dated as of December 8, 2006, by and among ART Mortgage Borrower Propco 2006-3 L.P., ART Mortgage Borrower Opco 2006-3 L.P. and Citigroup Global Markets Realty Corp.
10.9‡
First Amendment to Loan Agreement, dated as of February 28, 2007, by and among ART Mortgage Borrower Propco 2006-3 L.P., ART Mortgage Borrower Opco 2006-3 L.P. and Citigroup Global Markets Realty Corp.
10.10*
Credit Agreement, dated as of October 10, 2008, by and among AmeriCold Logistics, LLC, Americold Logistics Managed, LLC, Americold Logistics Transportation, LLC, Cold Chain Transportation, LLC, ART Real Estate Borrower I, LLC and Wells Fargo Foothill, LLC.
10.11	Form of Amended and Restated Employment Agreement between AmeriCold Logistics, LLC and Jozef Opdeweegh.
10.12	Form of Employment Agreement between AmeriCold Logistics, LLC and H. Brent Sugden.
10.13	Form of Amended and Restated Employment Agreement between AmeriCold Logistics, LLC and Ronald B. Hutchison.

Exhibits
10.14	Employment and Non-Solicitation and Non-Disclosure Agreement by and between AmeriCold Logistics, LLC and Neal Rider, effective as of November 1, 2005, as amended by Amendment No. 1 dated April 12, 2010.
10.15	Amended and Restated Employment Agreement dated April 19, 2010 between AmeriCold Logistics, LLC and Timothy L. Oglesby.
10.16	Amended and Restated Employment Agreement dated April 21, 2010 between AmeriCold Logistics, LLC and Chris E. Hughes.
10.17	Amended and Restated Employment Agreement dated April 12, 2010 between AmeriCold Logistics, LLC and Gregory A. Bryan.
10.18*	Employment Agreement dated between AmeriCold Logistics, LLC and Susan C. Haley.
10.19‡	Americold Supplemental Executive Retirement Plan, effective as of January 1, 2005.
10.20‡	Americold Supplemental Executive Retirement Plan Pension Restoration Agreement dated July 7, 2005 between AmeriCold Logistics, LLC and Gregory A. Bryan.
10.21‡	Americold Supplemental Executive Retirement Plan Pension Restoration Agreement dated December 5, 2005 between AmeriCold Logistics, LLC and Neal J. Rider.
10.22‡	Americold Realty Trust 2008 Equity Incentive Plan.
10.23‡	Form of Stock Option Agreement in connection with stock option grants made pursuant to Americold Realty Trust 2008 Equity Incentive Plan.
10.24‡	Form of Stock Option Agreement between Americold Realty Trust and Jozef Opdeweegh.
10.25‡	Americold Realty Trust 2010 Equity Incentive Plan.
10.26‡	Form of Stock Option Agreement in connection with stock option grants made pursuant to Americold Realty Trust 2010 Equity Incentive Plan.
10.27‡	Warrant to purchase 11,197,634 common shares, dated December 10, 2009.
10.28‡	Warrant to purchase 7,376,985 common shares, dated December 10, 2009.
10.29‡	Form of Indemnification Agreement.
10.30‡	Form of Non-Competition and Services Agreement, between Versacold International Corporation and Americold Realty Trust.
10.31‡	Severance Agreement and Complete Release of All Claims dated August 13, 2008, by and among George A. Schnug, AmeridCold Logistics, LLC and the other parties named therein.
10.32‡
Form of Registration Rights Agreement by and among Americold Realty Trust and Yucaipa Corporate Initiatives Fund I, LP, Yucaipa American Alliance Fund I, LP, Yucaipa American Alliance (Parallel) Fund I, LP, Yucaipa American Alliance Fund II, LP and Yucaipa American Alliance (Parallel) Fund II, LP.
10.33‡	Form of Limited Partnership Agreement of Americold Realty Operating Partnership, L.P.
21.1‡	List of subsidiaries of the registrant.
23.1*	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1).
23.2*	Consent of Arnall Golden Gregory LLP (included in the opinion filed as Exhibit 8.1).
23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of KPMG LLP.
23.5‡	Consent of Global Cold Chain Alliance.
24.1‡	Powers of attorney (included on the signature pages of the original filing).
99.1‡	Consent of George J. Alburger, Jr.
99.2‡	Consent of Richard d'Abo.
99.3‡	Consent of Jeffrey H. Schwartz.

*
To be filed by amendment.

‡
Previously filed.